   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 1999

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      HEALTH CARE PROPERTY INVESTORS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                MARYLAND                                   6798                                  33-0091377
      (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)

                        4675 MACARTHUR COURT, 9TH FLOOR
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 221-0600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                KENNETH B. ROATH
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        4675 MACARTHUR COURT, 9TH FLOOR
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 221-0600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:

          ALAN J. SINSHEIMER, ESQ.                       STEVEN A. ROSEMAN, ESQ.
             SULLIVAN & CROMWELL                 SENIOR VICE PRESIDENT & GENERAL COUNSEL
              125 BROAD STREET                      AMERICAN HEALTH PROPERTIES, INC.
          NEW YORK, NEW YORK, 10004            6400 S. FIDDLER'S GREEN CIRCLE, SUITE 1800
               (212) 558-4000                           ENGLEWOOD, COLORADO 80111
                                                             (303) 796-9793

          ALAN J. SINSHEIMER, ESQ.                         PAMELA B. KELLY, ESQ.
             SULLIVAN & CROMWELL                           JONN R. BEESON, ESQ.
              125 BROAD STREET                               LATHAM & WATKINS
          NEW YORK, NEW YORK, 10004                  633 WEST FIFTH STREET, SUITE 4000
               (212) 558-4000                       LOS ANGELES, CALIFORNIA 90071-2007
                                                              (213) 485-1234

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and the date of the effective time of the merger of American Health Properties, Inc., a Delaware corporation ("AHP") with and into Health Care Property Investors, Inc., a Maryland corporation ("HCPI"), under the Agreement and Plan of Merger dated as of August 4, 1999 between HCPI and AHP (as described in the Joint Proxy Statement/Prospectus herein).

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF            AMOUNT TO BE          OFFERING PRICE            AGGREGATE               AMOUNT OF
    SECURITIES TO BE REGISTERED          REGISTERED(2)            PER UNIT             OFFERING PRICE       REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per
  share(1)                               20,444,000(4)           $24.319(5)           $497,182,365(5)           $138,216.70
---------------------------------------------------------------------------------------------------------------------------------
Depositary shares, each representing
  a one-one-hundredth interest in a
  share of 8.60% Series C Cumulative
  Redeemable Preferred Stock, par
  value $1.00 per share                    4,000,000             $18.781(6)            $75,124,000(6)            $20,884.47
---------------------------------------------------------------------------------------------------------------------------------
8.60% Series C Cumulative Redeemable
  Preferred Stock, par value $1.00
  per share                                 40,000             Not Applicable          Not Applicable        Not Applicable(7)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes rights to acquire common stock of HCPI ("Rights"). The Rights are associated with and trade with the shares of common stock, par value $1.00 per share, of HCPI ("HCPI Common Stock"). The value, if any, attributable to the Rights is reflected in the market price of the HCPI Common Stock.

(2) This Registration Statement covers the maximum number of shares of HCPI Common Stock, Depositary Shares, each representing a one-one-hundredth in a share of 8.60% Series C Cumulative Redeemable Preferred Stock of HCPI (the "Depositary Shares"), and 8.60% Series C Cumulative Redeemable Preferred Stock, par value $1.00 per share, of HCPI that are issuable, or to be reserved for issuance, upon consummation of the merger (the "Merger") of AHP with and into HCPI, as described in the Joint Proxy Statement/Prospectus herein.

(3) Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Securities Act"), the prospectus included in this Registration Statement also relates to Registration Statement No. 333-87713 which relates to a proposed maximum aggregate price of securities of $466,519,250 and under which a filing fee of $129,693.00 was paid. Accordingly an additional fee of $29,408.17 is being paid with this Registration Statement. The registration fee for the securities registered hereby has been calculated pursuant to
    Section 6(b) of the Securities Act.

(4) Represents the number of shares of HCPI Common Stock issuable upon consummation of the Merger assuming that (i) the outstanding shares of common stock, par value $.01 per share, of AHP ("AHP Common Stock") are converted into shares of HCPI Common Stock, (ii) all options to purchase AHP Common Stock are exercised prior to the Merger and such shares of AHP Common Stock issuable thereunder are converted into HCPI Common Stock, and (iii) all deferred directors fees and any dividend equivalent rights appurtenant thereto, in each case, payable in AHP Common Stock are paid out in AHP Common Stock prior to the Merger and converted into HCPI Common Stock, each at an exchange ratio of 0.78.

(5) Estimated solely for the purpose of calculation of the registration fee pursuant to Rules 457(f) and 457(c) under the Securities Act and based upon the average ($24.319) of the high ($19 1/16) and low ($18 7/8) prices of the AHP Common Stock as reported on The New York Stock Exchange Composite Transactions Tape on September 22, 1999. The Proposed Maximum Offering Price Per Unit is calculated as the Proposed Maximum Aggregate Offering Price divided by the Amount To Be Registered.

(6) Estimated solely for the purpose of calculation of the registration fee pursuant to Rules 457(f) and 457(c) under the Securities Act and based upon the average ($18.781) of the high ($18 15/16) and low ($18 5/8) prices of the Depositary Shares representing the AHP Series B Preferred Stock, $.01 par value per share, as reported on The New York Stock Exchange Composite Transactions Tape on September 22, 1999. The Proposed Maximum Offering Price Per Unit is calculated as the Proposed Maximum Aggregate Offering Price divided by the Amount To Be Registered.

(7) Included in the fee payable with respect to the related Depositary Shares. No additional fee is payable.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8, may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

HEALTH CARE PROPERTY INVESTORS, INC.
                                                AMERICAN HEALTH PROPERTIES, INC.

               YOUR VOTE ON OUR PROPOSED MERGER IS VERY IMPORTANT

Dear Stockholders:

     The directors of Health Care Property Investors, Inc. and American Health Properties, Inc. have unanimously approved a proposal to merge AHP into HCPI. Holders of AHP common stock will receive 0.78 of a share of HCPI common stock for each share they own. Holders of AHP preferred stock will receive substantially similar HCPI preferred stock for their shares.

     The merger will create the country's leading healthcare real estate investment trust. The combined company will have substantially greater market capitalization and substantially better property and operator diversification than any other healthcare real estate investment trust. By combining the companies' portfolios, assets and balance sheets into a single corporation, the merger should give the combined company better access to capital on more attractive terms and a wider universe of potential investment opportunities than either company would have alone.

     The current holders of AHP common stock will hold approximately 38% of the common stock of the combined company following the merger. The combined company will retain the name Health Care Property Investors, Inc. and will be managed by HCPI's current management team.

     HCPI will issue up to approximately 20,444,000 shares of its common stock and 40,000 shares of its 8.60% series C cumulative redeemable preferred stock in the merger. HCPI common stock is listed on The New York Stock Exchange under the symbol "HCP." The depositary shares representing AHP's preferred stock, which are listed on The New York Stock Exchange, will become depositary shares representing HCPI series C preferred stock. HCPI intends to request that the depositary shares trade under the symbol "HCP PrC" after the merger.

     The merger is a very positive development for both AHP and HCPI. We are therefore asking for your support in voting for the merger. Please take the time to vote by completing and mailing the enclosed proxy card to us. If you do not vote, the effect will be the same as voting against the merger.

     This document provides you with detailed information about the proposed merger and the scheduled stockholders' meetings. We encourage you to read this entire document carefully. IN PARTICULAR, PLEASE SEE THE SECTION ENTITLED "RISK FACTORS" ON PAGE I-13 OF THIS DOCUMENT FOR A DISCUSSION OF RISKS ASSOCIATED WITH THE MERGER.

                                 Very truly yours,

/s/ KENNETH B. ROATH                     /s/ JOSEPH P. SULLIVAN
------------------------------------     -------------------------------------
Kenneth B. Roath                         Joseph P. Sullivan
Chairman of the Board, President and     Chairman of the Board, President
Chief Executive Officer                  and Chief Executive Officer
Health Care Property Investors, Inc.     American Health Properties, Inc.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated September 24, 1999 and is expected to be first mailed to stockholders on September 28, 1999.

INSIDE FRONT COVER

PRO FORMA COMBINED REVENUE BY OPERATOR

1    Tenet Healthcare Corp. (NYSE)                                 18.1%

2    HealthSouth Corp. (NYSE)                                       5.7%

3    Columbia/HCA Healthcare Corp. (NYSE)                           5.0%

4    Emeritus Corp. (ASE)                                           4.5%

5    Beverly Enterprises (NYSE)                                     4.2%

6    *Vencor, Inc. (OTC)                                            3.9%

7    Centennial Healthcare Corp. (NASDAQ)                           3.0%

8    Other Publicly Traded Operators                               11.9%

9    Non Public Operators & Tenants                                43.7%

* Most Rents Are Guaranteed by Tenet
 Healthcare Corp. and Ventas, Inc.

[Pie chart reflecting the percentages indicated in the foregoing table. Each section of the pie chart is marked with the number adjacent to the appropriate operator in the foregoing table]

PRO FORMA COMBINED ANNUALIZED REVENUE BY TYPE OF FACILITY

1    Long Term Care                                                  27%

2    Acute Care Hospitals                                            27%

3    Medical Office Buildings                                        18%

4    Congregate Care/Assisted Living Facilities                      16%

5    Physician Group Practice Clinics                                 7%

6    Rehabilitation Hospitals                                         5%

[Pie chart reflecting the percentages indicated in the foregoing table. Each section of the pie chart is marked with the number adjacent to the appropriate type of facility in the foregoing table.]

[A picture of a property currently owned by HCPI and a picture of a property currently owned by AHP]

PRO FORMA COMBINED REVENUE OF STATE

STATE        STATE %
-----        -------
AK             0.2%
AL             0.3%
AR             2.7%
AZ             2.5%
CA            18.0%
CO             2.4%
CT             0.2%
DE             0.2%
FL             8.7%
GA             3.0%
IA             0.2%
ID             0.5%
IL             0.1%
IN             7.2%
KS             1.9%
KY             0.2%
IA             3.3%
MA             0.8%
MD             1.1%
MI             0.5%
MN             0.8%
MO             1.7%

STATE        STATE %
-----        -------
MS             0.2%
MT             0.1%
NC             4.8%
ND             0.3%
NE             0.2%
NJ             1.4%
NM             1.3%
NV             0.6%
NY             0.8%
OH             2.8%
OK             1.7%
OR             0.4%
PA             0.8%
RI             0.6%
SC             2.0%
TN             3.0%
TX            13.5%
UT             5.3%
VA             0.3%
WA             0.5%
WI             2.3%
WV             0.6%

[A map of the United States identifying those states in which the combined company will own properties following the merger]

FRONT GATEFOLD

[Collage of seven pictures depicting properties currently owned HCPI and properties currently owned by AHP]

                      HEALTH CARE PROPERTY INVESTORS, INC.
                        4675 MACARTHUR COURT, 9TH FLOOR
                        NEWPORT BEACH, CALIFORNIA 92660

                           -------------------------

                NOTICE OF SPECIAL MEETING OF COMMON STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 3, 1999

                           -------------------------

To the Common Stockholders of Health Care Property Investors, Inc.:

     A special meeting of common stockholders of Health Care Property Investors, Inc., will be held on November 3, 1999, at 10:00 a.m., local time, at the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of August 4, 1999, between HCPI and American Health Properties, Inc., a Delaware corporation, and to approve the merger of AHP with and into HCPI as described in the joint proxy statement/prospectus, in which:

        - AHP will be merged with and into HCPI, with HCPI being the surviving corporation;

        - each issued and outstanding share of AHP common stock will be converted into 0.78 of a share of common stock of HCPI;

        - each issued and outstanding share of AHP series B preferred stock will be converted into one share of HCPI series C preferred stock with substantially the same rights and preferences as the AHP series B preferred stock; and

        - each existing depositary share representing AHP series B preferred stock will automatically be converted into one depositary share representing HCPI series C preferred stock.

     2. To transact such other business as may properly come before the HCPI special meeting or any adjournments or postponements of the HCPI special meeting, including potential adjournments or postponements of the HCPI special meeting for the purpose of soliciting additional proxies in order to approve and adopt the merger.

     HCPI'S BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED A RESOLUTION DECLARING THE MERGER ADVISABLE AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER.

     We have described the merger in more detail in the accompanying joint proxy statement/prospectus, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

     Only those stockholders whose names appear on our books as owning HCPI common stock at the close of business on September 23, 1999, are entitled to notice of, and to vote at, the HCPI special meeting or any adjournments or postponements of that meeting.

     The affirmative vote of holders of two-thirds of the HCPI common stock issued and outstanding on September 23, 1999 is necessary to approve the merger. If that vote is not obtained, the merger cannot be completed.

     All stockholders of HCPI are cordially invited to attend the HCPI special meeting in person. Given the significant proportion of votes required to approve the merger, it is particularly important that your shares be represented at the special meeting, whether or not you plan to attend in person. To ensure your representation at the HCPI special meeting, you are urged to complete, sign and return the enclosed proxy card in the enclosed postage-prepaid envelope as promptly as possible. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the HCPI special meeting.

                                          By Order of the Board of Directors

                                          /s/ EDWARD J. HENNING
                                          Edward J. Henning
                                          Corporate Secretary

Newport Beach, California
September 24, 1999

                        AMERICAN HEALTH PROPERTIES, INC.
                 6400 SOUTH FIDDLER'S GREEN CIRCLE, SUITE 1800
                           ENGLEWOOD, COLORADO 80111
                           -------------------------

                NOTICE OF SPECIAL MEETING OF COMMON STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 3, 1999
                           -------------------------

     NOTICE IS HEREBY GIVEN that a special meeting of common stockholders of American Health Properties, Inc., a Delaware corporation, will be held on November 3, 1999 at 11:00 a.m., local time, at American Health Properties, Inc., 6400 South Fiddler's Green Circle, Englewood, Colorado 80111, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of August 4, 1999, between Health Care Property Investors, Inc., a Maryland corporation, and AHP and to approve the merger of AHP with and into HCPI as described in the attached joint proxy statement/prospectus, in which:

       - AHP will be merged with and into HCPI, with HCPI being the surviving corporation;

       - each issued and outstanding share of common stock of AHP will be converted into 0.78 of a share of common stock of HCPI;

       - each existing depositary share representing AHP series B preferred stock will automatically be converted into one depositary share representing HCPI series C preferred stock; and

       - each issued and outstanding share of AHP series B preferred stock will be converted into one share of HCPI series C preferred stock with substantially the same rights and preferences as the AHP series B preferred stock.

     2. To transact such other business as may properly come before the AHP special meeting or any adjournments or postponements of the AHP special meeting, including potential adjournments or postponements of the AHP special meeting for the purpose of soliciting additional proxies in order to approve and adopt the merger.

     We have described the merger in more detail in the accompanying joint proxy statement/prospectus, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

     Only those stockholders whose names appear on our books as owning AHP common stock at the close of business on September 23, 1999 are entitled to notice of, and to vote at, the AHP special meeting and any adjournments or postponements of that meeting.

     It is important that your shares be represented at the meeting. Accordingly, you are urged to complete, sign and return the enclosed proxy card in the enclosed postage-prepaid envelope as promptly as possible even if you plan to attend the meeting. If you attend the meeting, you may vote shares registered in your name in person, even if you have previously returned your proxy card, so long as you do so before your proxy is voted at the meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of AHP common stock on September 23, 1999 is necessary to approve the merger. If that vote is not obtained, the merger cannot be completed.

     AHP'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER.

                                          By Order of the Board of Directors

                                          /s/ STEVEN A. ROSEMAN

                                          Steven A. Roseman
                                          Corporate Secretary

Englewood, Colorado
September 24, 1999

                               TABLE OF CONTENTS

                                                               PAGE
                                                              ------
CHAPTER ONE.................................................     I-1
  THE MERGER................................................     I-1
  QUESTIONS AND ANSWERS ABOUT THE MERGER....................     I-1
  SUMMARY...................................................     I-4
     The Companies..........................................     I-4
     The Combined Company...................................     I-4
     The Merger.............................................     I-4
     Votes Required.........................................     I-4
     Our Recommendations to Stockholders....................     I-5
     Opinions of Financial Advisors.........................     I-5
     Ownership of HCPI Following the Merger.................     I-5
     Conditions to the Merger...............................     I-5
     Treatment of AHP Stock Options, Dividend Equivalent
      Rights, Deferred Directors Fees.......................     I-5
     Interest of Executive Officers and Directors of AHP in
      the Merger............................................     I-6
     Accounting Treatment...................................     I-6
     Material Federal Income Tax Considerations.............     I-6
     No Appraisal or Dissenters' Rights.....................     I-6
     Dividend Reinvestment Plans............................     I-6
     The Rights of AHP Stockholders Will Change.............     I-6
  SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA
     COMBINED FINANCIAL DATA................................     I-7
     Selected Historical Financial Data of HCPI.............     I-7
     Selected Historical Financial Data of AHP..............     I-9
     Summary Pro Forma Combined Financial Information.......    I-11
     Comparative Per Share Data.............................    I-12
  RISK FACTORS..............................................    I-13
     Risk Factors Relating to the Merger....................    I-13
     Risk Factors Relating to the Combined Company Following
      the Merger............................................    I-14
  CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
     STATEMENTS.............................................    I-18
  THE MERGER................................................    I-20
     General................................................    I-20
     Background of the Merger...............................    I-20
     Recommendation of the Board of Directors of HCPI.......    I-23
     HCPI's Reasons for the Merger..........................    I-23
     Recommendation of the Board of Directors of AHP........    I-27
     AHP's Reasons for the Merger...........................    I-27
     Accounting Treatment of the Merger.....................    I-30

                                                               PAGE
                                                              ------
     Regulatory Matters.....................................    I-30
     Dividend Reinvestment Plans............................    I-30
     Delisting and Deregistration of AHP Common Stock;
      Listing of HCPI Common Stock Issued in Connection with
      the Merger............................................    I-31
     Resales of HCPI Common Stock Issued in Connection with
      the Merger; Affiliate Agreements......................    I-31
     Absence of Appraisal or Dissenters' Rights.............    I-32
  MATERIAL UNITED STATES FEDERAL INCOME TAX
     CONSIDERATIONS.........................................    I-32
     Tax Consequences of the Merger.........................    I-32
     HCPI's Qualification as a Real Estate Investment
      Trust.................................................    I-34
     Taxation of Taxable U.S. Stockholders..................    I-43
     Back up Withholding....................................    I-47
     Taxation of Tax-Exempt Stockholders....................    I-47
     Taxation of Non-U.S. Stockholders......................    I-47
     Other Tax Consequences.................................    I-48
  THE MERGER AGREEMENT......................................    I-48
     The Merger.............................................    I-48
     Closing and Effective Time of the Merger...............    I-48
     Conversion of Securities...............................    I-48
     Treatment of AHP Stock Options.........................    I-49
     Treatment of AHP Dividend Equivalent Rights............    I-50
     Treatment of AHP Deferred Directors Fees...............    I-50
     Exchange of Stock Certificates.........................    I-50
     Representations and Warranties.........................    I-52
     Covenants..............................................    I-53
     Conditions to Obligations to Effect the Merger.........    I-58
     Termination; Termination Fees and Expenses.............    I-60
     Amendment and Waiver...................................    I-62
  COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
     INFORMATION............................................    I-63
     Market Prices and Dividends............................    I-63
     Comparative Market Data................................    I-63
  UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION........    I-65
  OPINION OF FINANCIAL ADVISOR TO HCPI......................    I-72
  OPINION OF FINANCIAL ADVISOR TO AHP.......................    I-80
  INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF AHP IN
     THE MERGER.............................................    I-84
     Employment Agreements and Benefit Plans................    I-85
     Directors and Officers Insurance and Indemnification...    I-87

                                                               PAGE
                                                              ------
CHAPTER TWO.................................................    II-1
  INFORMATION ABOUT THE SPECIAL MEETINGS AND VOTING.........    II-1
  THE HCPI SPECIAL MEETING..................................    II-1
     Date, Time and Place...................................    II-1
     Purpose................................................    II-1
     HCPI Board of Directors' Recommendation................    II-1
     Record Date, Outstanding Shares and Voting Rights......    II-1
     Vote Required; Quorum; Shares Beneficially Owned by
      HCPI Directors and Officers...........................    II-1
     Voting of Proxies......................................    II-2
     Revocation of Proxies..................................    II-2
     Solicitation of Proxies; Expenses......................    II-3
  AMERICAN HEALTH PROPERTIES SPECIAL MEETING................    II-3
     Date, Time and Place...................................    II-3
     Purpose................................................    II-3
     AHP Board of Directors' Recommendation.................    II-3
     Record Date, Outstanding Shares and Voting Rights......    II-3
     Vote Required; Quorum; Shares Beneficially Owned by AHP
      Directors and Officers................................    II-3
     Voting of Proxies......................................    II-4
     Revocation of Proxies..................................    II-4
     Solicitation of Proxies; Expenses......................    II-5
CHAPTER THREE...............................................   III-1
  LEGAL INFORMATION.........................................   III-1
  COMPARISON OF RIGHTS OF STOCKHOLDERS OF HCPI AND AHP......   III-1
  DESCRIPTION OF HCPI CAPITAL STOCK.........................  III-17
     General................................................  III-17
     Common Stock...........................................  III-17
     Preferred Stock........................................  III-18
     HCPI Series A Preferred Stock..........................  III-18
     HCPI Series B Preferred Stock..........................  III-21
     HCPI Depositary Shares.................................  III-24
     HCPI Series C Preferred Stock..........................  III-27
     Transfer Restrictions and Redemptions Relating to HCPI
      Common Stock..........................................  III-33
     Restrictions on Ownership and Transfer Relating to HCPI
      Preferred Stock.......................................  III-34
     Stockholder Rights Plan................................  III-36
     Business Combination Provisions........................  III-37
  STOCKHOLDER PROPOSALS.....................................  III-38
  LEGAL MATTERS.............................................  III-38

                                                               PAGE
                                                              ------
  EXPERTS...................................................  III-39
  WHERE YOU CAN FIND MORE INFORMATION.......................  III-39
ANNEXES
A. Agreement and Plan of Merger, dated as of August 4, 1999, between American Health Properties, Inc. and Health Care
   Property Investors, Inc.
B. Opinion of Goldman, Sachs & Co., dated August 4, 1999
C. Opinion of Merrill Lynch & Co., dated August 3, 1999

                                  CHAPTER ONE

                                   THE MERGER

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY AM I RECEIVING THESE MATERIALS?

A: THE AHP BOARD AND HCPI BOARD HAVE EACH UNANIMOUSLY APPROVED THE MERGER OF AHP
   WITH AND INTO HCPI. The merger now requires the approval of HCPI's and AHP's common stockholders. We are sending you these materials to help you decide whether to approve the merger.

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: The companies are proposing to merge because they believe that the combination of their portfolios, assets and balance sheets into a single corporation will create a healthcare real estate investment trust which will be the leader among its peers.

   As compared to either company standing alone, the combined company:

   - will have a greater market capitalization, providing greater liquidity for investors;

   - will have better diversification of property investments;

   - should realize economies of scale and greater operating efficiencies; and

   - should be viewed by rating agencies and lenders as a better credit risk over the long term.

   As a result, the combined company:

   - should have increased funds from operations per share;

   - should have better access to capital in the equity and debt markets; and

   - should be able to compete more effectively for healthcare property investments on terms that are accretive.

Q: WHAT WILL HAPPEN TO AHP AS A RESULT OF THE MERGER?

A: Upon the completion of the merger, AHP will merge with and into HCPI and AHP will cease to exist as a separate company.
Q: WHAT WILL I RECEIVE IN THE MERGER?

A: Each share of AHP common stock will be converted into 0.78 of a share of HCPI common stock. HCPI common stock is publicly traded on The New York Stock Exchange under the symbol "HCP."

   Each share of AHP series B preferred stock will be converted into one share of HCPI series C preferred stock with substantially the same rights and preferences as the AHP series B preferred stock.

   Depositary shares representing the AHP series B preferred stock, which are publicly traded on The New York Stock Exchange under the symbol "AHE PrB," will be automatically converted into depositary shares representing HCPI series C preferred stock. The depositary shares will continue to be listed on The New York Stock Exchange. HCPI intends to request that the depositary shares trade under the symbol "HCP PrC" after the merger.

   The merger will not have an effect on the HCPI common stock. Of course, the number of shares of HCPI common stock outstanding will increase from approximately 32 million shares to approximately 51 million shares.

Q: WHAT DO I NEED TO DO NOW?

A: After you have read this document carefully, please indicate on the enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now, even if you expect to attend your special stockholders meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy and changing your vote at any time before it is voted at your special stockholders meeting and will ensure that your shares are voted if you later find you cannot attend your special stockholders meeting.

Q: WHAT SHOULD I DO IF MY BROKER HOLDS MY SHARES IN "STREET NAME"?

A: Please contact your broker to obtain instructions on how to vote your shares.

Q: CAN MY BROKER VOTE MY SHARES WHICH ARE HELD IN "STREET NAME"?

A: Your broker is not able to vote your shares that are held in "street name" without your instructions. If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares on the merger proposal being presented at your special stockholders meeting. You should therefore contact your broker to instruct him on how to vote your shares.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: You may change your vote in three ways:

   - by sending a written notice to the corporate secretary of your company, so that it is received prior to your special stockholders meeting, stating that you would like to revoke your proxy;

   - by signing a later-dated proxy card and returning it by mail so that it is received by the corporate secretary of your company prior to your special stockholders meeting; or

   - by attending your special stockholders meeting and voting in person; however, your attendance alone will not revoke your proxy or change your vote.

   If you have instructed a broker how to vote your shares, you must follow the directions provided by your broker to change those instructions.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A: In order to complete the merger, holders of two-thirds of the outstanding shares of HCPI common stock and holders of a majority of the outstanding shares of AHP common stock must approve the merger.

Q: SHOULD I SEND MY CERTIFICATES REPRESENTING MY AHP COMMON STOCK OR
   CERTIFICATES REPRESENTING MY AHP PREFERRED STOCK DEPOSITARY SHARES NOW?

A: No. After we complete the merger, HCPI will send holders of AHP common stock written instructions for exchanging their stock certificates.

   Existing depositary shares representing AHP series B preferred stock will automatically represent HCPI series C preferred stock and holders of certificates representing AHP depositary shares will not need to exchange those certificates.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working toward completing the merger as quickly as possible. We must first obtain the approval of AHP common stockholders at the AHP special meeting and the approval of HCPI common stockholders at the HCPI special meeting. These meetings are scheduled for November 3, 1999. We hope to complete the merger shortly after that date.

Q: WILL I RECEIVE DIVIDENDS ON MY AHP SHARES BEFORE THE MERGER?

A: The merger agreement permits AHP to pay, prior to the closing, regular quarterly cash dividends to its stockholders. The parties have agreed in the merger agreement to coordinate declaring dividends and the related record dates and payment dates so that AHP stockholders do not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their AHP shares and the HCPI shares to be received by them in the merger.

   AHP expects to pay one more quarterly dividend prior to the merger.

Q: WILL I RECEIVE DIVIDENDS ON MY HCPI SHARES BEFORE THE MERGER?

A: HCPI expects to declare its regular quarterly dividend for the fourth quarter of 1999 and to pay that dividend shortly following the merger to holders of record of HCPI common stock prior to the merger.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: Both companies file reports and other information with the Securities and Exchange Commission. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and at the offices of The New York Stock Exchange. You can also request copies of these documents from us. See "Where You Can Find More Information" on page III-39.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you are an AHP stockholder and you have more questions about the merger, or you would like additional copies of this joint proxy statement/prospectus, you can contact:

   Georgeson Shareholder Communications Inc.
   Church Street Station
   P.O. Box 840
   New York, New York 10277-1719
   (800) 223-2064

   or

   Attn: Investor Relations
   American Health Properties, Inc.
   6400 South Fiddler's Green Circle, Suite 1800
   Englewood, Colorado 80111
   Telephone: (303) 796-9793
   Facsimile: (303) 796-9708

   If you are an HCPI stockholder and you have more questions about the merger, or you would like additional copies of this joint proxy statement/prospectus, you can contact:

   Kissel-Blake Inc.
   Wall Street Station
   P.O. Box 1404
   New York, New York 10269-0266
   (800) 498-2628

   or

   Edward J. Henning
   Senior Vice President, General Counsel
   and Corporate Secretary
   Health Care Property Investors, Inc.
   4675 MacArthur Court, 9th Floor
   Newport Beach, California 92660
   Telephone: (949) 221-0600 or (888) 604-1990
   Facsimile: (949) 221-0607

                                    SUMMARY

     This summary highlights selected information from this document. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page III-39. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

THE COMPANIES

HEALTH CARE PROPERTY INVESTORS, INC.
4675 MacArthur Court, 9th Floor
Newport Beach, California 92660
(949) 221-0600 or (888) 604-1990

     HCPI is the second oldest real estate investment trust specializing in health care real estate. HCPI, which is a self-administered real estate investment trust, owns long-term care facilities, congregate care and assisted living facilities, acute care and rehabilitation hospitals, medical office buildings and physician group practice clinics. As of June 30, 1999, HCPI's gross investment in its properties, including partnership interests and mortgage loans, was approximately $1.7 billion. HCPI has 352 facilities in 42 states as of September 21, 1999.

     The market value of HCPI's common stock was approximately $809 million as of September 21, 1999. HCPI has paid regular quarterly dividends and has increased the dividend paid on its common stock each quarter for the 55 consecutive quarters since its initial public offering in May 1985. As a result, HCPI has paid $644 million in dividends on its common stock since May 1985. According to the 1999 edition of Moody's Handbook of Dividend Achievers, which includes public companies that have increased annual dividends in each of the past 10 years, HCPI has had the highest percentage dividend growth over the past 10 years among real estate investment trusts. HCPI also believes that it has had an excellent track record in attracting and retaining key employees. HCPI's five executive officers have been with the company for 13 years on average.

AMERICAN HEALTH PROPERTIES, INC.
6400 South Fiddler's Green Circle, Suite 1800
Englewood, Colorado 80111
(303) 796-9793

     AHP is a self-administered real estate investment trust. AHP owns and leases a diversified portfolio of healthcare properties with particular focus on acute care facilities, clinical and medical office properties and long-term care facilities. As of June 30, 1999, AHP's gross investment in its properties was approximately $806 million. AHP has 70 facilities in 22 states as of September 21, 1999.

THE COMBINED COMPANY

     Upon completion of the merger, the combined company is expected to be the largest health care oriented real estate investment trust in the nation, with a total market capitalization of approximately $2.7 billion based on the closing price of HCPI common stock, the outstanding principal amount of indebtedness and the liquidation preferences of preferred stock of the two companies on September 21, 1999. The combined company will own approximately 422 facilities, based on the real estate assets held by HCPI and AHP as of September 21, 1999 with approximately 21.5 million square feet of operating facilities. Following the merger, the combined company will continue to be managed by HCPI's current management team.

THE MERGER (Pages I-20 and I-48)

     THE MERGER AGREEMENT IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX A. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

VOTES REQUIRED (Pages II-1 and II-3)

     The HCPI merger proposal requires the approval of the holders of two-thirds of the outstanding shares of HCPI common stock held of record on September 23, 1999.

     The AHP merger proposal requires the approval of the holders of a majority of the outstanding shares of AHP common stock held of record on September 23, 1999.

     As of September 23, 1999, the directors and executive officers of HCPI and their affiliates, as a group, owned approximately 1.4% of the outstanding HCPI common stock. HCPI currently expects that all of these holders will vote in favor of the merger.

     As of September 23, 1999, the directors and executive officers of AHP and their affiliates, as a group, owned approximately 0.3% of the outstanding AHP common stock. AHP currently expects that all of these holders will vote in favor of the merger agreement.

OUR RECOMMENDATIONS TO STOCKHOLDERS
(Pages II-1 and II-3)

     The HCPI board voted unanimously to approve the merger. The HCPI board believes that the merger is in the best interests of HCPI and its stockholders and recommends that HCPI stockholders vote FOR the merger.

     The AHP board voted unanimously to approve the merger. The AHP board believes that the merger is in the best interests of AHP and its stockholders and recommends that AHP stockholders vote FOR the merger.

OPINIONS OF FINANCIAL ADVISORS
(Pages I-72 and I-80)

     In deciding to approve the merger, the HCPI board and the AHP board received opinions from their respective financial advisors.

     AHP received an opinion from its financial advisor, Goldman, Sachs & Co., as to the fairness of the exchange ratio to AHP common stockholders from a financial point of view. The full text of the opinion is attached as Annex B to this joint proxy statement/prospectus and should be read carefully in its entirety. The opinion of Goldman Sachs is directed to the AHP board and does not constitute a recommendation to any stockholder with respect to matters relating to the merger.

     HCPI received an opinion from its financial advisor, Merrill Lynch & Co., as to the fairness of the exchange ratio to HCPI from a financial point of view. The full text of the opinion is attached as Annex C to this joint proxy statement/prospectus and should be read carefully in its entirety. The opinion of Merrill Lynch is directed to the HCPI board and does not constitute a recommendation to any stockholder with respect to matters relating to the merger.

OWNERSHIP OF HCPI FOLLOWING THE MERGER

     Based on the shares of AHP common stock outstanding on September 23, 1999, and assuming that all outstanding options to acquire AHP common stock and deferred directors fees, together with any related dividend equivalent rights, are exercised or paid in AHP common stock prior to the completion of the merger, AHP stockholders will receive up to approximately 20,444,000 shares of HCPI common stock in the merger. Following the merger, current holders of AHP common stock will hold approximately 38% of the outstanding voting power of the combined company.

CONDITIONS TO THE MERGER (Page I-58)

     The completion of the merger depends upon meeting a number of conditions, including:

- the approval of the merger by the stockholders of each of HCPI and AHP;

- the absence of any law or any injunction that effectively prohibits or restricts the merger;

- completion of the merger on or before January 31, 2000;

- the receipt of satisfactory legal opinions regarding HCPI's and AHP's real estate investment trust status for federal income tax purposes and the treatment of the merger as a reorganization for federal income tax purposes;

- AHP having paid $40 million to acquire additional investments commencing June 30, 1999, whether paid from proceeds of the deferred exchange of the Kendall Regional Medical Center or other cash of AHP; and

- the completion of AHP's 1999 tax year with no corporate tax payable by AHP.

     Unless prohibited by law, either HCPI or AHP could elect to waive a condition in their favor that has not been satisfied and complete the merger anyway.

TREATMENT OF AHP STOCK OPTIONS, DIVIDEND EQUIVALENT RIGHTS, DEFERRED DIRECTORS FEES

     Each outstanding AHP stock option which has not vested prior to the merger will vest and become fully exercisable. AHP will use its reasonable efforts to cause each then outstanding AHP stock option to be surrendered immediately prior to the completion of the merger, with the holder of the option becoming entitled to receive cash. Options that are not surrendered will be converted into options to purchase HCPI common stock based on the exchange ratio.

     Each outstanding AHP dividend equivalent right held by executive officers of AHP will be canceled prior to the merger and holders will receive a cash payment from AHP determined in accordance with the holder's employment contract.

     All AHP deferred directors fees and any related dividend equivalent rights will be assumed by HCPI on the same terms as in effect prior to the merger. The right to receive AHP common stock for deferred directors fees and any related dividend equivalent rights will be converted into the right to receive HCPI common stock.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF AHP IN THE MERGER (Page I-84)

     In considering the recommendation of the AHP board, you should be aware that members of AHP's management and board of directors (who will not continue with HCPI following the merger) may have interests in the merger that are different from, or in addition to, your interests as an AHP stockholder or HCPI stockholder generally. These interests exist because of:

- acceleration of vesting of stock options; and

- employment agreements and severance arrangements.

     The members of the AHP board and the HCPI board knew about these additional interests, and considered them, when they approved the merger.

ACCOUNTING TREATMENT (Page I-30)

     We will treat the merger under the purchase method for accounting and financial reporting purposes.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS (Page I-32)

     HCPI and AHP have each received legal opinions that the merger will qualify as a Section 368(a) reorganization for federal income tax purposes based on representations and warranties of both HCPI and AHP. Accordingly, we expect that none of HCPI, HCPI's stockholders, AHP or AHP's stockholders will recognize any gain or loss for United States federal income tax purposes as a result of the merger, except in connection with any cash that AHP's common stockholders receive instead of fractional shares of HCPI common stock.

     Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences of the merger.
NO APPRAISAL OR DISSENTERS' RIGHTS (Page I-32)

     Applicable law does not provide any appraisal rights or dissenters' rights for HCPI stockholders or AHP stockholders in connection with the merger.

DIVIDEND REINVESTMENT PLANS (Page I-30)

     The combined company will offer stockholders an opportunity to participate in HCPI's dividend reinvestment plan. This dividend reinvestment plan will provide stockholders with a way of reinvesting quarterly cash dividends in additional shares of the combined company's common stock, without the payment of any brokerage commission, service charge or other expense. HCPI's dividend reinvestment plan will replace AHP's existing dividend reinvestment plan. Existing participants in AHP's dividend reinvestment plan will automatically be enrolled in HCPI's dividend reinvestment plan.

THE RIGHTS OF AHP STOCKHOLDERS WILL CHANGE (Page III-1)

     The rights of AHP stockholders are determined by Delaware law and by AHP's certificate of incorporation and bylaws. When the merger is completed, AHP stockholders will become stockholders of HCPI. The rights of HCPI stockholders are determined by Maryland law and HCPI's charter and bylaws. As a result of these different governing laws and organizational documents, the rights of AHP stockholders will change when they become HCPI stockholders.

              SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA
                            COMBINED FINANCIAL DATA

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited consolidated financial statements of each of HCPI and AHP for the years 1994 through 1998 and the unaudited consolidated financial statements for each of HCPI and AHP as of and for the six months ended June 30, 1999 and 1998. This information is only a summary and you should read it in conjunction with the historical and unaudited pro forma combined financial statements and related notes contained in the annual reports, quarterly reports and other information regarding HCPI and AHP filed with the SEC, which are incorporated by reference or included in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page III-39.

SELECTED HISTORICAL FINANCIAL DATA OF HCPI

     HCPI's historical consolidated financial data for the annual periods presented below have been derived from its audited consolidated financial statements previously filed with the SEC.

     The selected historical consolidated financial data for HCPI as of and for the periods ended June 30, 1999 and 1998 are unaudited and were prepared in accordance with generally accepted accounting principles applied to interim financial information. In the opinion of HCPI's management, all adjustments necessary for a fair presentation of results of operations for such interim periods have been included. These adjustments consist only of normal recurring accruals. Because of seasonal and other factors, results for interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with HCPI's historical financial statements and related notes contained in the annual reports, quarterly reports and other information that HCPI has filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page III-39.

                                  SIX MONTHS ENDED
                                      JUNE 30,                           YEAR ENDED DECEMBER 31,
                               -----------------------   --------------------------------------------------------
                                  1999         1998         1998        1997       1996       1995         1994
                               ----------   ----------   ----------   --------   --------   --------     --------
                                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
                                     (UNAUDITED)
INCOME STATEMENT DATA:

Total revenue................  $  101,433   $   74,282   $  161,549   $128,503   $120,393   $105,696     $ 98,996
Net income applicable to
  common shares..............  $   30,835   $   32,843   $   78,635   $ 63,542   $ 60,641   $ 80,266(1)  $ 49,977
Basic earnings per common
  share......................  $     0.98   $     1.07   $     2.56   $   2.21   $   2.12   $   2.83(1)  $   1.87
Diluted earnings per common
  share......................  $     0.98   $     1.06   $     2.54   $   2.19   $   2.10   $   2.78(1)  $   1.86
BALANCE SHEET DATA:
Total assets.................  $1,512,994   $1,109,083   $1,356,612   $940,964   $753,653   $667,831     $573,826
Debt obligations.............  $  830,002   $  600,236   $  709,045   $452,858   $379,504   $299,084     $271,463
Stockholders' equity.........  $  614,205   $  460,251   $  595,419   $442,269   $336,806   $339,460     $269,403
OTHER DATA:
Funds from operations(2).....  $   51,062   $   46,266   $   96,255   $ 83,442   $ 80,517   $ 72,911     $ 65,274
Cash flows from operating
  activities.................  $   62,432   $   51,355   $  112,311   $ 87,544   $ 90,585   $ 71,164     $ 65,519
Cash flows used in investing
  activities.................  $  132,949   $  179,761   $  417,524   $205,238   $104,797   $ 80,627     $ 61,383
Cash flows provided by (used
  in) financing activities...  $   71,429   $  126,411   $  305,633   $118,967   $ 15,023   $  8,535     $(28,418)
Dividends paid on common
  shares.....................  $   51,436   $   41,844   $   89,210   $ 71,926   $ 65,905   $ 60,167     $ 52,831
Dividends paid per common
  share......................  $     1.37   $     1.29   $     2.62   $   2.46   $   2.30   $   2.14     $   1.98
Ratio of earnings to fixed
  charges and preferred stock
  dividends..................        1.91         2.64         2.40       2.92       3.16       3.67         3.35

-------------------------
(1) Includes $23,550 or $0.83 and $0.76 per basic and diluted share, respectively, for gain on the sale of real estate.

(2) HCPI believes that funds from operations is an important supplemental measure of operating performance. Funds from operations is defined as net income applicable to common shares (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructure and sales of property, plus real estate depreciation, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations does not, and is not intended to, represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income. Funds from operations, as defined by HCPI, may not be comparable to similarly titled items reported by other real estate investment trusts that do not define it in accordance with the definition prescribed by the National Association of Real Estate Investment Trusts (NAREIT). The following table represents items and amounts being aggregated to compute funds from operations:

                                  SIX MONTHS ENDED
                                      JUNE 30,                    YEARS ENDED DECEMBER 31,
                                  -----------------   -------------------------------------------------
                                   1999      1998       1998      1997      1996       1995      1994
                                  -------   -------   --------   -------   -------   --------   -------
                                                         (AMOUNTS IN THOUSANDS)
                                     (UNAUDITED)
Net income applicable to common
  shares........................  $30,835   $32,843   $ 78,635   $63,542   $60,641   $ 80,266   $49,977
Real estate depreciation........   19,487    13,891     29,577    22,667    20,700     16,691    15,829
Joint venture adjustments.......      892        44      2,096      (720)     (824)      (496)     (532)
Gain on sale of real estate
  properties....................     (152)     (512)   (14,053)   (2,047)       --    (23,550)       --
                                  -------   -------   --------   -------   -------   --------   -------
Funds from operations...........  $51,062   $46,266   $ 96,255   $83,442   $80,517   $ 72,911   $65,274
                                  =======   =======   ========   =======   =======   ========   =======

SELECTED HISTORICAL FINANCIAL DATA OF AHP

     AHP's historical consolidated financial data for the annual periods presented below have been derived from its audited consolidated financial statements previously filed with the SEC. The selected historical consolidated financial data for AHP as of and for the periods ended June 30, 1999 and 1998 are unaudited and were prepared in accordance with generally accepted accounting principles applied to interim financial information. In the opinion of AHP's management, all adjustments necessary for a fair presentation of results of operations for such interim periods have been included. This information is only a summary and should be read together with AHP's historical financial statements and related notes contained in the annual reports, quarterly reports and other information that AHP has filed with the SEC that are incorporated by reference. See "Where You Can Find More Information" on page III-39.

                              SIX MONTHS ENDED
                                  JUNE 30,                       YEARS ENDED DECEMBER 31,
                            --------------------   -----------------------------------------------------
                              1999       1998        1998        1997       1996       1995       1994
                            --------   ---------   ---------   --------   --------   --------   --------
                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
                                (UNAUDITED)
INCOME STATEMENT DATA:
Revenues..................  $ 55,591   $  55,150   $ 112,722   $ 93,465   $ 88,924   $ 91,230   $ 87,027
Income before
  extraordinary item and
  gain on sale of property
  applicable to common
  shares..................  $ 21,928   $  20,993   $  43,045   $ 42,554   $ 38,800   $ 36,107   $ 32,548
Net income applicable to
  common shares...........  $ 75,778   $  20,993   $  43,045   $ 31,127   $ 38,800   $ 36,107   $ 32,548
Basic per share amounts --
  Income before
    extraordinary item and
    gain on sale of
    property applicable to
    common shares.........  $    .88   $     .88   $    1.77   $   1.81   $   1.65   $   1.69   $   1.56
  Net income applicable to
    common shares.........  $   3.03   $     .88   $    1.77   $   1.32   $   1.65   $   1.69   $   1.56
  Weighted average common
    shares................    24,988      23,887      24,379     23,505     23,453     21,356     20,835
Diluted per share
  amounts --
  Income before
    extraordinary item and
    gain on sale of
    property applicable to
    common shares.........  $    .87   $     .87   $    1.75   $   1.80   $   1.65   $   1.69   $   1.56
  Net income applicable to
    common shares.........  $   3.01   $     .87   $    1.75   $   1.31   $   1.65   $   1.69   $   1.56
  Weighted average common
    shares and dilutive
    potential common
    shares................    25,180      24,154      24,605     23,703     23,558     21,421     20,881
BALANCE SHEET DATA:
Total assets..............  $783,832   $ 776,725   $ 753,842   $690,572   $577,882   $586,316   $579,503
Total debt................  $294,703   $ 322,117   $ 308,936   $243,813   $207,101   $207,378   $245,663
Stockholders' equity......  $455,803   $ 421,322   $ 410,865   $414,961   $345,139   $353,060   $307,501
OTHER DATA:
Funds from operations
  applicable to common
  shares(1)...............  $ 32,548   $  30,591   $  63,485   $ 57,596   $ 52,945   $ 46,904   $ 44,127
Cash flows from operating
  activities..............  $ 36,848   $  39,806   $  82,570   $ 70,156   $ 61,241   $ 57,471   $ 54,984

                              SIX MONTHS ENDED
                                  JUNE 30,                       YEARS ENDED DECEMBER 31,
                            --------------------   -----------------------------------------------------
                              1999       1998        1998        1997       1996       1995       1994
                            --------   ---------   ---------   --------   --------   --------   --------
                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
                                (UNAUDITED)
Cash flows provided by
  (used in) investing
  activities..............  $(11,300)  $(115,017)  $(109,667)  $(95,530)  $(13,717)  $(15,098)  $(42,740)
Cash flows provided by
  (used in) financing
  activities..............  $(25,856)  $  54,012   $   7,861   $ 46,947   $(53,615)  $(36,640)  $(46,076)
Dividends declared on
  common stock............  $ 28,232   $  26,252   $  54,464   $ 49,875   $ 47,845   $ 44,095   $ 39,303
Dividends declared per
  common share............  $   1.13   $    1.09   $    2.20   $   2.12   $   2.04   $   1.99   $   1.88
Ratio of earnings to fixed
  charges and preferred
  stock dividends.........      2.35(3)      2.37(2)      2.19(2)     2.66(2)     2.91     2.54     1.33(2)

-------------------------
(1) Funds from operations as defined by the National Association of Real Estate Investment Trusts (NAREIT). Funds from operations does not, and is not intended to, represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income. The following table represents items and amounts being aggregated to compute funds from operations:

                                         SIX MONTHS ENDED
                                             JUNE 30,                     YEARS ENDED DECEMBER 31,
                                       ---------------------   -----------------------------------------------
                                          1999        1998      1998      1997      1996      1995      1994
                                       -----------   -------   -------   -------   -------   -------   -------
                                                               (AMOUNTS IN THOUSANDS)
                                            (UNAUDITED)
Net income applicable to common
  shares.............................   $ 75,778     $20,993   $43,045   $31,127   $38,800   $36,107   $32,548

Real estate depreciation.............     10,620       9,598    20,440    15,042    14,145    13,449    12,196

Gain on sale of real estate
  property...........................    (53,850)         --        --        --        --        --        --

Extraordinary loss on debt
  prepayment.........................         --          --        --    11,427        --        --        --

Mortgage loan prepayment premium.....         --          --        --        --        --    (2,652)       --

Relocation accrual...................         --          --        --        --        --        --      (617)
                                        --------     -------   -------   -------   -------   -------   -------

Funds from operations applicable to
  common shares......................   $ 32,548     $30,591   $63,485   $57,596   $52,945   $46,904   $44,127
                                        ========     =======   =======   =======   =======   =======   =======

(2) Ratio includes a $2,700, $8,300, $11,000 and $30,000 impairment loss recorded on psychiatric real estate and notes receivable in the six months ended June 30, 1998, and the years ended December 31, 1998, 1997 and 1994, respectively.

(3) Ratio excludes a $55,100 gain on sale of properties.

SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

     In the table below we present pro forma combined statement of income information for HCPI and AHP for the fiscal year ended December 31, 1998 and the six months ended June 30, 1999, as if the merger had occurred on January 1, 1998. We also present pro forma combined balance sheet information for HCPI and AHP as of June 30, 1999, as if the merger had been completed on June 30, 1999. The pro forma information gives effect to the merger using the purchase method of accounting in accordance with the Accounting Principles Board Opinion No. 16.

     PLEASE REMEMBER THAT THIS INFORMATION IS ONLY HYPOTHETICAL AND DOES NOT NECESSARILY REFLECT THE FINANCIAL PERFORMANCE THAT WOULD HAVE ACTUALLY RESULTED IF THE MERGER HAD BEEN COMPLETED ON THOSE DATES. FURTHERMORE, THIS INFORMATION DOES NOT NECESSARILY REFLECT FUTURE FINANCIAL PERFORMANCE IF THE MERGER ACTUALLY OCCURS.

     See "Unaudited Pro Forma Combined Financial Information" beginning on page I-65 of this joint proxy statement/prospectus for a more detailed explanation of this analysis.

                                                                PRO FORMA               PRO FORMA
                                                             SIX MONTHS ENDED          YEAR ENDED
                                                              JUNE 30, 1999         DECEMBER 31, 1998
                                                          ----------------------    -----------------
                                                                 (AMOUNTS IN THOUSANDS, EXCEPT
                                                                        PER SHARE DATA)
INCOME STATEMENT DATA:
Revenue.................................................        $  157,024              $274,271
Net Income Applicable to Common Shares..................           106,309(1)            121,427
Basic Earnings per Common Share.........................              2.09(1)               2.42
Diluted Earnings per Common Share.......................              2.04(1)               2.41

                                                             PRO FORMA AS OF
                                                              JUNE 30, 1999
                                                          ----------------------
                                                          (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
Real Estate Properties, Net.............................         2,130,287
Loans Receivable........................................           182,165
Total Assets............................................         2,472,670
Bank Notes Payable......................................           218,300
Senior Notes Payable....................................           766,086
Convertible Subordinated Debentures.....................           100,000
Mortgage Notes Payable..................................            85,680
Total Stockholders' Equity..............................         1,200,491

-------------------------
(1) Includes $54,002 or $1.06 and $1.00 per share on a pro forma basic and diluted basis, respectively, for gain on the sale of real estate properties.

COMPARATIVE PER SHARE DATA

     Set forth below are the basic and diluted earnings and book value per common share data separately for HCPI and AHP on a historic basis, for HCPI and AHP on a pro forma combined basis and for HCPI and AHP on a pro forma combined basis per AHP equivalent share.

     The pro forma data was derived as described under "Summary Pro Forma Combined Financial Information" above.

     The pro forma information per AHP equivalent share shows the effect of the merger from the perspective of an owner of AHP common stock. The information was computed by multiplying the pro forma information by the exchange ratio pursuant to the merger of 0.78.

     You should read the information below together with our historical financial statements and related notes contained in the annual reports, quarterly reports and other information that HCPI and AHP have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page III-39. Please remember that the HCPI/AHP pro forma combined data and AHP pro forma equivalent data below is only hypothetical and does not necessarily reflect the financial performance that would have actually resulted if the merger had been completed before the periods presented. Furthermore, that data does not necessarily reflect future financial performance if the merger actually occurs.

                                               HCPI          AHP          HCPI/AHP             AHP
                                            HISTORICAL    HISTORICAL      PRO FORMA         PRO FORMA
                                               DATA          DATA       COMBINED DATA    EQUIVALENT DATA
                                            ----------    ----------    -------------    ---------------
BASIC EARNINGS PER COMMON SHARE
Year Ended December 31, 1998..............    $ 2.56        $ 1.77         $ 2.42            $ 1.89
Six Months Ended June 30, 1999............       .98          3.03(1)        2.09              1.63
DILUTED EARNINGS PER COMMON SHARE
Year Ended December 31, 1998..............      2.54          1.75           2.41              1.88
Six Months Ended June 30, 1999............       .98          3.01(1)        2.04              1.59
BOOK VALUE PER COMMON SHARE
As of December 31, 1998...................     13.15         12.19          17.82             13.90
As of June 30, 1999.......................     13.31         14.24          17.94             13.99

---------------
(1) Includes $2.15 and $2.14 for gain on sale of properties on a basic and diluted basis, respectively.

                                  RISK FACTORS

     In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following factors in evaluating the proposals to be voted on at the HCPI special meeting and the AHP special meeting.

RISK FACTORS RELATING TO THE MERGER

  FIXED MERGER CONSIDERATION MAY NOT REFLECT CHANGES IN SHARE VALUE

     The price and value of HCPI common stock and AHP common stock fluctuate as those securities trade on The New York Stock Exchange. As a result, the price and value of each company's common stock at the time the merger is completed may be different from the price and value of those securities which existed on the date the exchange ratio of 0.78 was determined. This difference could be caused by changes in the operations and prospects of HCPI or AHP, general market and economic conditions or other factors which are beyond the control of either company.

  FOLLOWING THE MERGER, AHP COMMON STOCKHOLDERS WILL REALIZE A DECREASE IN COMMON STOCK DISTRIBUTIONS

     The distribution declared on each share of AHP common stock and paid during the third quarter of 1999 was $0.565 and the distribution declared on HCPI common stock and paid during the third quarter of 1999 was $0.70. As a result, the distribution paid during the third quarter of 1999 on 0.78 of a share of HCPI common stock (the exchange ratio for each share of AHP common stock in the merger) would have been $0.546. Although HCPI has consistently paid and increased dividends in the past, there can be no assurance that HCPI will continue to pay or increase dividends consistent with historical levels, or at all, in the future.

  THE COMBINED COMPANY MAY NOT REALIZE THE EXPECTED BENEFITS FROM THE MERGER, SUCH AS COST SAVINGS, OPERATING EFFICIENCIES AND OTHER SYNERGIES DUE TO INCREASED DEMANDS ON ITS MANAGEMENT'S RESOURCES FOLLOWING THE MERGER

     HCPI and AHP entered into the merger agreement with the expectation that the merger will result in a number of benefits to the combined company, including cost savings, operating efficiencies and other synergies. The combined company does not currently anticipate retaining any of AHP's senior executive officers following the merger. Many management duties within HCPI are presently the responsibility of a fixed number of executives and employees, and following the merger, management of the combined company will be the responsibility of those same executives and employees. Unforeseen difficulties in managing the larger combined company, coupled with the increased demands on management's time, may cause the disruption of, or a loss of momentum in, the activities of the combined company's business which could adversely affect the business, financial condition and operating results of the combined company. HCPI intends to hire additional personnel, some of which may be current employees of AHP, to address the increased demands on management's time. HCPI cannot assure you, however, that it will be successful in attracting, hiring, assimilating or retaining additional personnel in the future.

  AS A RESULT OF THE MERGER THE COMBINED COMPANY WILL INCUR TRANSACTION COSTS THAT MAY EXCEED OUR ESTIMATES

     We estimate that, as a result of the merger, the combined company will incur transaction costs of approximately $50 million, including investment banking, legal and accounting fees and payments to executive officers. The amount of the transaction costs is a preliminary estimate and is subject to change. Actual transaction costs may substantially exceed our estimates and could have an adverse effect on the financial condition and operating results of the combined company.

  THE FAIRNESS OPINIONS OBTAINED BY HCPI AND AHP WILL NOT REFLECT CHANGES IN THE RELATIVE VALUE OF THE COMPANIES SINCE THE MERGER AGREEMENT WAS SIGNED

     HCPI does not intend to obtain an updated fairness opinion of Merrill Lynch & Co., and AHP does not intend to obtain an updated fairness opinion of Goldman, Sachs & Co. Changes in the operations and prospects of HCPI or AHP, general market and economic conditions and other factors which are beyond the control of HCPI or AHP, on which the opinions of Merrill Lynch and Goldman Sachs are based, may alter the relative value of the companies. Therefore, although the opinions of Merrill Lynch and Goldman Sachs address the fairness of the merger consideration from a financial point of view at the time the merger agreement was approved and signed, they will not address the fairness of the merger consideration at the time the merger is completed.

  IF THE MERGER IS NOT COMPLETED THE COMPANIES WILL NOT REALIZE THE BENEFIT OF THE RESOURCES AND CAPITAL THEY HAVE EXPENDED OR WILL EXPEND IN THE PURSUIT OF THE MERGER

     The merger may not be completed. If the merger is not completed, HCPI and AHP will have incurred substantial expenses for which no ultimate benefit will have been received by either HCPI or AHP. Additionally, if the merger agreement is terminated, AHP may be required to pay HCPI up to $18.7 million as a termination fee. Both HCPI and AHP may be required to reimburse the other for merger expenses up to $2 million. See "The Merger Agreement -- Termination Fees and Expenses." In addition, AHP's business may be adversely affected if the merger is not completed, due to the restrictions placed on AHP's ability to run its business by the merger agreement, including restrictions on the acquisition of new properties except in specified circumstances.

RISK FACTORS RELATING TO THE COMBINED COMPANY FOLLOWING THE MERGER

  THE HEALTH CARE INDUSTRY IS HEAVILY REGULATED BY THE GOVERNMENT, WHICH MAY ADVERSELY AFFECT THE COMBINED COMPANY'S RENTAL AND DEBT PAYMENT REVENUE

     The health care industry is heavily regulated by federal, state and local laws. Government regulation of the health care industry will affect the combined company because:

     - the financial ability of lessees and mortgage payors to make rent and debt payments to the combined company may be affected by government regulations such as licensure, certification for participation in government programs, and government reimbursement; and

     - additional rents received by the combined company will be, in some cases, based on its lessees' gross revenue from operations.

     The ability of a facility to generate revenue and profit, among other attributes, will determine the underlying value of that facility to the combined company. As health insurers and governmental agencies attempt to limit the cost of hospital and other healthcare services and to reduce the utilization of health care facilities, a reduction in future revenue or slower revenue growth may occur.

     Prospective Payment System. On July 1, 1998, the federal government began to implement the congressionally mandated prospective payment system for Medicare payments to long-term care facilities. Under the prospective payment system, long-term care facilities are paid a case-mix adjusted federal per diem rate for Medicare-covered services they provide. The per diem rate is calculated to cover routine service costs, ancillary costs and capital-related costs. The phased-in implementation of the prospective payment system for long-term care facilities began with the first cost-reporting period beginning on or after July 1, 1998. The prospective payment system is expected to be substantially implemented by the end of 2001.

Implementation of the prospective payment system will affect each long-term care facility to a different degree depending upon the amount of revenue it derives from Medicare patients.

     Long-term care facilities may need to restructure their operations to accommodate the new Medicare prospective payment system reimbursement. Due in part to the potential negative effect of the prospective payment system on the financial condition of long-term care facilities, including the ability of long-term care operators to make interest and principal payments on outstanding borrowings, Standard & Poor's placed many long-term care facility companies on a "credit watch" in November 1998. In early March 1999, Standard & Poor's lowered the ratings of several long-term care facility companies because of the impact of the prospective payment system, particularly those companies with substantial debt. The companies included Vencor, Inc. (see footnote (1) on Page I-24), Genesis Health Ventures, Integrated Health Services, Inc., Sun Healthcare Group and Mariner Post-Acute Network, Inc., all of which are currently lessees of HCPI.

     Fraud and Abuse. Various federal and state governments have considered or passed laws and regulations that attempt to eliminate fraud and abuse of the Medicare, Medicaid and other governmental payor programs by prohibiting, among other things, payment arrangements that include compensation for patient referrals. In addition, the Balanced Budget Act of 1997 strengthens the federal anti-fraud and abuse laws to provide for stiffer penalties for fraud and abuse violations. Violations of these laws may result in the imposition of criminal and civil penalties, including possible exclusion from reimbursement programs. Violations of these laws and regulations may jeopardize a lessee's ability to operate a facility or to make rent and debt payments, potentially resulting in an adverse effect on the financial condition and operating results of the combined company. The combined company's lease arrangements with lessees may also be subject to these fraud and abuse laws.

     Licensure Risks. Health care facilities generally must obtain licensure to operate. Failure to obtain licensure or loss of licensure would prevent a licensed facility from operating. These events could adversely affect the facility operator's ability to make rent and debt payments. State and local laws also may regulate expansion, including the addition of new beds or services or acquisition of medical equipment, and occasionally the contraction of health care facilities by requiring certificate of need or other similar approval programs. In addition, health care facilities are subject to the Americans with Disabilities Act and building and safety codes which govern access to and physical design requirements and building standards for facilities.

     Environmental Matters. A wide variety of federal, state and local environmental and occupational health and safety laws and regulations affect healthcare facility operations. Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property or a secured lender may be liable for the costs of removal or remediation of hazardous or toxic substances at, under or disposed of in connection with such property, as well as other potential costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons and adjacent property). These laws often impose liability without regard to whether the owner or secured lender knew of, or was responsible for, the presence or disposal of hazardous or toxic substances and may be imposed on the owner or secured lender in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's or secured lender's liability for these costs could exceed the value of the property, or the assets of the owner or secured lender. In addition, the presence of hazardous or toxic substances, or the failure to properly dispose of or remediate these substances, may adversely affect the combined company's ability to sell or rent a property or to borrow using a property as collateral which, in turn, would reduce the combined company's revenue.

     Although the mortgage loans that each of HCPI and AHP has provided and leases covering each of HCPI's and AHP's properties require borrowers and lessees to indemnify

HCPI or AHP, respectively for some environmental liabilities, the scope of these obligations may be limited. We cannot assure you that any borrower or lessee would be able to fulfill its indemnification obligations to the combined company.

     Medicare and Medicaid Programs. Sources of revenue for lessees and mortgage payors may include the federal Medicare program, state Medicaid programs, private insurance carriers, health care service plans and health maintenance organizations, among others. You should expect efforts to reduce costs by these payors to continue, which may result in reduced or slower growth in reimbursement for services provided by some of the combined company's lessees. In addition, the failure of any of the combined company's lessees and mortgage payors to comply with various laws and regulations could jeopardize their ability to continue participating in the Medicare and Medicaid programs.

     Cost Control. The health care industry has continually faced challenges, including increased government and private payor pressure on health care providers to control costs, the migration of patients from acute care facilities into extended care and home care settings, from nursing homes into assisted living facilities and the vertical and horizontal consolidation of health care providers. The pressure to control health care costs intensified during 1994 and 1995 as a result of the national health care reform debate and continued into 1997 as Congress attempted to slow the rate of growth of federal health care expenditures as part of its effort to balance the federal budget. In addition to the reforms enacted and considered by Congress from time to time, state legislatures periodically consider various health care reform proposals. Changes in the law, new interpretations of existing laws, and changes in payment methodology may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement by both government and other third-party payors. These changes may be applied retroactively. The ultimate timing or effect of legislative efforts cannot be predicted and may affect the combined company in adverse ways.

  IF AHP OR HCPI FAILS TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE PRIOR TO THE MERGER, THAT FAILURE COULD RESULT IN A SIGNIFICANT TAX LIABILITY FOR THE COMBINED COMPANY

     Each of AHP and HCPI believes that it has been organized and has operated in a manner which would allow it to qualify as a real estate investment trust under the Internal Revenue Code and each company intends to operate so as to qualify as a real estate investment trust under the Internal Revenue Code through and including the completion of the merger. It is possible, however, that either AHP or HCPI has been organized or has operated in a manner which would not allow it to qualify as a real estate investment trust, or that AHP's or HCPI's future operations could cause it to fail to qualify. Qualification as a real estate investment trust requires a company to satisfy numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations and involves the determination of various factual matters and circumstances not entirely within a company's control. If a company fails to qualify as a real estate investment trust in any taxable year, it will be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Unless that company is entitled to relief under applicable statutory provisions, it would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which it lost qualification. The combined company would be required to pay any tax arising due to a failure of AHP or HCPI to qualify as a REIT prior to the merger, and this tax could be material. In addition, a failure of AHP or HCPI to qualify as a real estate investment trust prior to the merger could adversely affect the combined company's ability to qualify as a real estate investment trust after the merger.

     Davis, Graham & Stubbs LLP has rendered an opinion to the effect that, based on the facts, representations and assumptions stated therein, commencing with its taxable year ended December 31, 1987, AHP was organized in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and its method of operation has enabled and its proposed method of operation will enable AHP to meet, through the effective time of the merger, the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. The Davis, Graham & Stubbs LLP opinion assumes, among other things, the accuracy of an opinion rendered by Sullivan & Cromwell with respect to the characterization of AHP's psychiatric group preferred stock and dividends thereon, which Sullivan & Cromwell opinion is based on the facts, representations and assumptions stated therein. In addition, Latham & Watkins has rendered an opinion with respect to HCPI's tax status as a real estate investment trust, described below. An opinion of counsel is not binding on the Internal Revenue Service or any court, and no ruling has been or will be sought from the Internal Revenue Service as to AHP's or HCPI's qualification as a real estate investment trust under the Internal Revenue Code. Accordingly, there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more positions reflected in these opinions or that these opinions will be upheld by the courts if challenged by the Internal Revenue Service.

  IF THE COMBINED COMPANY WERE TO LOSE ITS TAX STATUS AS A REAL ESTATE INVESTMENT TRUST IT WOULD HAVE SIGNIFICANT ADVERSE CONSEQUENCES TO THE COMBINED COMPANY AND THE VALUE OF ITS STOCK

     If the combined company fails to qualify as a real estate investment trust, the following will occur:

     - The combined company would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to federal income tax at regular corporate rates;

     - The combined company also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

     - Unless the combined company is entitled to relief under statutory provisions, it could not elect to be subject to tax as a real estate investment trust for four taxable years following the year during which it was disqualified.

     As a result of all these factors, the combined company's failure to qualify as a real estate investment trust could impair the combined company's ability to expand its business and raise capital, could substantially reduce the funds available for distribution to its stockholders, including former AHP stockholders, and could adversely affect the value of the combined company's capital stock following the merger.

     In addition, if the combined company fails to qualify as a real estate investment trust, all distributions to stockholders would be subject to tax as ordinary income to the extent of its current and accumulated earnings and profits, the combined company would not be required to make distributions to stockholders and corporate distributees could be eligible for the dividends received deduction.

     Although HCPI believes that it is organized and operates in a manner that will allow it to qualify as a real estate investment trust, no assurance can be given that the combined company will continue to be organized or be able to operate in a manner so as to qualify or remain qualified as a real estate investment trust for tax purposes.

     Latham & Watkins has rendered an opinion that, commencing with HCPI's taxable year ended December 31, 1985, HCPI has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal

Revenue Code and that HCPI's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. See "Material United States Federal Income Tax Considerations -- HCPI's qualification as a real estate investment trust."

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document that are subject to risks and uncertainties. These statements may be made directly in this document or may be "incorporated by reference" to other documents filed with the SEC. Forward-looking statements include information regarding:

synergies                                            timetable for completion of the
efficiencies                                           merger
cost savings                                         regulatory changes affecting
returns on capital employed                          the   healthcare industry
capital spending                                     reimbursement available to
asset portfolios                                     lessees   and mortgage payors

     The sections of this document which contain forward-looking statements include, among others:

     - "Questions and Answers About the Merger,"

     - "Summary,"

     - "Selected Historical and Selected Unaudited Pro Forma Combined Financial Data,"

     - "The Merger -- Background of the Merger,"

     - "The Merger -- HCPI's Reasons for the Merger,"

     - "The Merger -- AHP's Reasons for the Merger,"

     - "HCPI Unaudited Pro Forma Combined Financial Statements,"

     - "Risk Factors,"

     - "The Merger -- Opinion of Financial Advisor to AHP" and

     - "The Merger -- Opinion of Financial Advisor to HCPI."

Our forward-looking statements in this document or those documents incorporated by reference also include, among other things, statements regarding the intent, belief or expectations of HCPI or AHP and can be identified by the use of words such as "may," "will," "should," "believes," "expects," "anticipates," "intends," "estimates" and other comparable terms.

     For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of HCPI, AHP and the combined company after completion of the merger, and could cause actual results or other outcomes to differ materially from those expressed in our forward-looking statements:

     - legislative, regulatory, or other changes in the healthcare industry which increase the costs of or otherwise affect the operations of HCPI, AHP or the combined company following the merger;

     - changes in the reimbursement available to HCPI's, AHP's or the combined company's lessees and mortgagors by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage, such as those extensive changes to the Medicare and Medicaid programs contained in the Balanced Budget Act of 1997 intended to reduce significantly the projected amount of increase in Medicare spending;

     - effects of the recently implemented prospective payment system, which is expected to decrease reimbursements to skilled nursing and other healthcare facilities and may have an adverse effect on the operator revenues at HCPI's, AHP's and the combined company's rehabilitation and long-term acute care facilities;

     - competition for lessees and mortgagors, including with respect to new leases and mortgages and the renewal or rollover of existing leases;

     - competition for the acquisition and financing of healthcare facilities;

     - the ability of HCPI's, AHP's or the combined company's lessees and mortgagors to operate their properties in a manner sufficient to maintain or increase revenue and to generate sufficient income to make rent and loan payments;

     - changes in national or regional economic conditions, including changes in interest rates and the availability and cost of capital to HCPI, AHP or the combined company;

     - the availability of financing for HCPI's, AHP's or the combined company's proposed acquisitions;

     - risks associated with multi-tenant medical office buildings, such as lower than expected occupancy levels, a downturn in market lease rates for medical office space or higher than expected costs associated with the maintenance and operation of such facilities;

     - the failure to complete the merger;

     - potential liability under, and change in, environmental, zoning, tax and other laws; and

     - the general uncertainty inherent in the Year 2000 issue, particularly the uncertainty of the Year 2000 readiness of third parties who are material to HCPI's, AHP's and the combined company's business or material to the businesses of their lessees or borrowers.

     HCPI stockholders and AHP stockholders are cautioned not to place undue reliance on forward looking statements, which speak only as of the date of this document or the date of any document incorporated by reference.

     All subsequent written and oral forward-looking statements attributable to HCPI or AHP or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither HCPI nor AHP undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                   THE MERGER

GENERAL

     In the merger, AHP will merge with and into HCPI with HCPI being the surviving company. Each share of AHP common stock issued and outstanding immediately prior to the completion of the merger will be automatically converted into 0.78 of a share of HCPI common stock. Cash will be paid instead of fractional shares of HCPI common stock. Under the Rights Agreement between HCPI and the Bank of New York (successor to Manufacturers Hanover Trust Company of California), as Rights Agent, dated July 5, 1990, as amended, each share of HCPI common stock issued in the merger will have, upon issuance, one common stock purchase right attached. See "Description of HCPI Capital Stock -- Stockholder Rights Plan." As of the effective time of the merger, all shares of AHP common stock will be automatically canceled and retired.

     In the merger, each share of AHP series B preferred stock will be automatically converted into one share of HCPI series C preferred stock with substantially the same rights and preferences as the AHP series B preferred stock. As of the effective time of the merger, all shares of AHP series B preferred stock will be automatically canceled and retired. All shares of AHP series B preferred stock are held by ChaseMellon Shareholder Services L.L.C., as depositary, under the Deposit Agreement dated October 27, 1997, among AHP, ChaseMellon Shareholder Services and the holders from time to time of the AHP depositary shares representing the AHP series B preferred stock.

     The shares of AHP series B preferred stock are represented by depositary shares, each of which represents a one-one-hundredth interest in a share of AHP series B preferred stock. It is the depositary shares, and not the AHP series B preferred stock, which trade on The New York Stock Exchange under the symbol "AHE PrB." Following the merger, the depositary shares formerly representing AHP series B preferred stock will remain outstanding but will be automatically converted into depositary shares of HCPI representing the HCPI series C preferred stock without any action required on the part of the holder of such depositary shares. Those depositary shares will continue to be listed for trading on The New York Stock Exchange. HCPI intends to request that the trading symbol of the depositary shares be changed to "HCP PrC" following the merger.

     In connection with the merger, HCPI will assume AHP's obligations under AHP's 7.05% Senior Notes Payable Due 2002, AHP's 7.50% Senior Notes Payable Due 2007 and the indentures under which the notes were issued.

     This joint proxy statement/prospectus constitutes a prospectus of HCPI, which is a part of the registration statement on Form S-4 filed by HCPI with the SEC under the Securities Act of 1933 in order to register the shares of HCPI common stock, the shares of HCPI series C preferred stock and the HCPI depositary shares to be issued to AHP stockholders in the merger and a proxy statement of HCPI in connection with the approval of the merger by HCPI stockholders. This joint proxy statement/prospectus also constitutes a proxy statement of AHP in connection with the approval of the merger by AHP stockholders.

BACKGROUND OF THE MERGER

     AHP's historical, current and ongoing fundamental business objective is to maximize value for its stockholders. To create and enhance that value, AHP believes that it must achieve substantial size and diversification of assets, while retaining ongoing access to both debt and equity capital at attractive prices. The increasing competition for accretive investments in healthcare real estate, the increasing difficulty real estate investment trusts are facing in raising funds in the capital markets, and other industry conditions affecting the healthcare real estate investment trust sector in general caused AHP management and the AHP board in early 1999 to begin to explore additional strategic means of achieving AHP's fundamental business objective. In early June of this year, as part of this process, AHP's management consulted Goldman, Sachs & Co. for its financial advice.

     In the first quarter of 1999, Kenneth B. Roath, HCPI's chairman of the board, president and chief executive officer, and other members of HCPI's senior management team, began to explore opportunities to acquire or combine with other owners of healthcare properties as a strategy toward strengthening HCPI's earnings growth and enhancing long term stockholder value. As a result of this process, Mr. Roath contacted Joseph P. Sullivan, AHP's chairman of the board, president and chief executive officer, on several occasions regarding a possible strategic combination involving AHP. No significant discussions resulted from these initial conversations. Mr. Roath and HCPI's management team began to discuss the potential benefits of a combination with AHP with the HCPI board and Merrill Lynch & Co., HCPI's financial advisor, near the end of the first quarter.

     At AHP's mid-year board of directors retreat held on June 10 and at the AHP board meeting on June 11, 1999, AHP management and representatives of Goldman Sachs reviewed with the AHP board a variety of strategic options which AHP management had been evaluating throughout early 1999. These options included:

     - maintaining AHP's existing operating strategy as a means to increase its size, diversity and access to capital;

     - pursuing a strategic business combination with another healthcare real estate investment trust to increase AHP's size, diversity and access to capital;

     - increasing leverage on AHP's current portfolio of properties to free up capital for further investment and growth; and

     - selling non-core assets so that the proceeds could be re-deployed in more accretive long term investments.

     After further evaluation and consideration of available strategic opportunities by AHP management, on June 21, 1999, AHP management and representatives of Goldman Sachs made presentations to the AHP board regarding the strategic opportunities available to AHP. The AHP board then determined, based on those presentations, that consolidation with another healthcare real estate investment trust appeared to be the most advantageous means of positioning AHP for the future. A strategic combination could position AHP's stockholders as investors in a combined company with sufficient size, diversity and access to capital to foster enhanced future growth. AHP then engaged Goldman Sachs as its financial advisor to pursue a strategic business combination with another publicly-held real estate investment trust.

     Following a review of potential merger candidates, AHP decided to focus initially on a combination with HCPI based upon:

     - the size, quality and complementary nature of the companies' portfolios;

     - the various other factors discussed under "-- AHP's Reasons for the Merger" below;

     - the relatively high ratio of the price of HCPI common stock price to HCPI's funds from operations as compared to that of its competitors (which indicated that HCPI might be able to offer a higher premium to the AHP stockholders than its competitors would be able to offer without diluting the HCPI stockholders); and

     - the fact that on several occasions earlier in the year, Mr. Roath had informally approached Mr. Sullivan regarding AHP's potential interest in a strategic combination with HCPI.

     On June 25, 1999, Mr. Sullivan and Mr. Roath met for an informal luncheon. At that meeting, Mr. Sullivan asked Mr. Roath if HCPI remained interested in pursuing a possible strategic combination with AHP. Mr. Roath contacted Goldman Sachs later that day to indicate that HCPI was interested in pursuing such a transaction.

     On June 29, 1999, Mr. Roath and other executive officers of HCPI met with Goldman Sachs and Merrill Lynch to discuss in general terms a possible combination of the two companies. Mr. Roath asked AHP to enter into an exclusivity arrangement under which AHP would agree, for a limited period of time, not to discuss a potential combination with any company other than HCPI. AHP was unwilling to agree to this request at that time. AHP did imply, however, that it might be willing to enter into an exclusive arrangement if HCPI, after conducting preliminary due diligence, expressed interest at a level that would preempt the need for AHP to conduct an auction involving other companies.

     HCPI and AHP subsequently agreed to maintain the confidentiality of any non-public information provided to the other during the course of discussions between the companies. Thereafter, HCPI and AHP exchanged confidential information and conducted numerous due diligence meetings and telephone calls.

     On July 6, 1999, Mr. Roath, several other executive officers of HCPI and Merrill Lynch, HCPI's financial advisor, met with Mr. Sullivan, two other executive officers of AHP and Goldman Sachs, AHP's financial advisor, to discuss a possible transaction. At that time, Mr. Roath shared with AHP his preliminary thoughts concerning timing, accounting treatment and a possible exchange ratio, subject to further investigation and discussion between the parties. The parties did not then agree on any specific terms. Following this meeting, AHP concluded that HCPI was willing to bid at a preemptive level, and on that basis, HCPI and AHP executed an agreement on July 8, 1999 formalizing the parties' confidentiality agreement and granting HCPI the exclusivity arrangement it had requested the week before.

     On July 7, 1999, counsel to HCPI delivered to counsel for AHP a preliminary draft of the merger agreement. From that date until August 4, 1999, the date on which the merger agreement was signed, representatives of HCPI, AHP and their financial and legal advisors negotiated the merger agreement. Throughout this period, HCPI and AHP continued to conduct due diligence and to consider the benefits that could be derived from the proposed transaction. Concurrently, AHP and its financial advisor, Goldman Sachs, continued to monitor the stock price and activity of other potential merger candidates to evaluate if other candidates might be able to offer a higher premium to AHP stockholders in a strategic combination with AHP.

     On July 11, 1999, AHP held a board meeting at which Mr. Sullivan briefed the board on developments since the last AHP board meeting. At this meeting, Sullivan & Cromwell, legal counsel to AHP, advised the board of its fiduciary duties to stockholders in exploring strategic alternatives for AHP and Goldman Sachs presented a summary of the due diligence efforts to date regarding HCPI.

     On July 13, 1999, at a special meeting of the HCPI board, Mr. Roath and representatives of Latham & Watkins, legal counsel to HCPI, made a presentation to the HCPI board regarding the progress of negotiations with AHP. Following this presentation, the HCPI board directed Mr. Roath to continue discussions with AHP.

     On July 15, 1999, the HCPI board held a special meeting so that Mr. Roath could again inform them of the progress of discussions with AHP and review the terms of the proposed transaction. The HCPI board again directed Mr. Roath to continue discussions with AHP.

     Between July 11, 1999 and August 3, 1999, representatives of HCPI, AHP and their financial and legal advisors continued to negotiate the exchange ratio and other terms of the merger.

     At a regular meeting of the HCPI board on July 27, 1999, representatives of Merrill Lynch and Latham & Watkins made detailed presentations concerning the material aspects of the proposed transaction, including due diligence conducted with respect to AHP and the negotiations regarding the terms of the transaction. Representatives of Latham & Watkins then advised the HCPI board of their duties to stockholders under Maryland law in considering the transaction. Mr. Roath and the representatives from Merrill Lynch reviewed the potential benefits and risks of the merger with the HCPI board, including those discussed below in "-- HCPI's Reasons for the Merger," and answered questions posed by the HCPI directors.

     The AHP board met twice on August 3, 1999 and, at the second meeting, unanimously approved the merger. At these meetings, the board considered a variety of factors, including those positive and negative factors listed below in "-- AHP's Reasons for the Merger," and concluded that the merger was in the best interests of AHP and its stockholders. At these meetings, Sullivan & Cromwell reviewed the legal documentation with the board and advised the board of its fiduciary duties to stockholders in approving the proposed merger and merger agreement. Representatives of Goldman Sachs made a presentation to the AHP board regarding the material analyses conducted in reaching its conclusions and delivered its oral opinion, subsequently confirmed in writing on August 4, 1999, that the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the common stockholders of AHP. The AHP board reviewed and discussed the information presented by AHP's management and its legal and financial advisors and posed questions on the information presented. At the conclusion of these discussions, the board unanimously approved the merger.

     The HCPI board held a special meeting on August 3, 1999. At this meeting, representatives of Merrill Lynch and Latham & Watkins again reviewed with the HCPI board the terms of the transaction. HCPI's senior management informed the board that the parties had agreed upon an exchange ratio earlier that day. Representatives of Merrill Lynch delivered the oral opinion of Merrill Lynch, which was subsequently confirmed in writing, that the exchange ratio was fair to HCPI from a financial point of view. During the meeting, the HCPI board considered a number of factors, including those listed below in "-- HCPI's Reasons for the Merger," unanimously determined that the merger was in the best interest of HCPI and HCPI's stockholders and adopted a resolution declaring the merger advisable.

     HCPI and AHP executed the merger agreement before the opening of business on August 4, 1999.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF HCPI

     THE HCPI BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE IN THE BEST INTERESTS OF HCPI AND ITS STOCKHOLDERS. ACCORDINGLY, THE HCPI BOARD RECOMMENDS APPROVAL OF THE HCPI MERGER PROPOSAL.

HCPI'S REASONS FOR THE MERGER

     The decision by the HCPI board to enter into the merger agreement reflected its desire to maximize stockholder value in the changing real estate investment trust and healthcare industries. The decision process involved, in part, an assessment of the potential risks and benefits of a strategic merger with AHP compared to the potential risks and benefits of other strategic alternatives available to HCPI. During this assessment, the HCPI board reviewed historical information concerning AHP's business, prospects, financial performance and condition, management and competitive position. In particular, the HCPI board considered the following in approving the merger:

     - The HCPI board believes, based in part on its financial advisor's analyses, that the merger would be accretive, on a going-forward basis, to HCPI's funds from operations per share. Funds from operations is a widely accepted measure of an equity real estate investment trust's operating performance. An increase in funds from operations per share should result in higher distributions to HCPI common stockholders.

     - The HCPI board believes that the merger provides HCPI with the opportunity to enhance the diversity of its portfolio in a single transaction, which may reduce the potential adverse effect on the overall portfolio of fluctuations in the prospects of a particular operator or segment of the healthcare industry.

     The following table demonstrates the effect of the merger on HCPI's investments by type of facility:

                      DIVERSIFICATION BY TYPE OF FACILITY
                              (% OF 1998 REVENUE)

                                                       COMBINED
TYPE                                           HCPI    COMPANY
----                                           ----    --------
Long Term Care Facilities....................  36.3%     27.2%
Acute Care Hospitals.........................   8.6%     26.6%
Medical Office Buildings.....................  17.3%     17.8%
Congregate Care/Assisted Living Facilities...  21.6%     16.0%
Physician Group Practice Clinics.............  10.2%      6.7%
Rehabilitation Hospitals.....................   6.0%      5.5%
Other........................................   0.0%      0.2%

          The HCPI board also determined that the merger would favorably affect the diversity in its tenant base. The following table demonstrates the effect of the merger on HCPI's investments by operator:

                      CONTRIBUTION TO REVENUE BY OPERATOR
                              (% OF 1998 REVENUE)

                                                       COMBINED
OPERATOR                                       HCPI    COMPANY
--------                                       ----    --------
Tenet Healthcare Corporation.................   4.0%     18.1%
HealthSouth Corporation......................   6.3%      5.7%
Columbia/HCA Healthcare Corp.................   5.3%      5.0%
Emeritus Corporation.........................   5.8%      4.5%
Beverly Enterprises, Inc.....................   6.4%      4.2%
Vencor, Inc.(1)..............................   5.9%      3.9%
Centennial Healthcare Corp...................   4.5%      3.0%
Other Public(2)..............................  15.4%     11.9%
Other Operators/Tenants(3)...................  46.4%     43.7%

-------------------------
(1) Subsequent to the signing of the merger agreement, Vencor, Inc. filed for bankruptcy protection on September 13, 1999. HCPI has recourse against Ventas, Inc. and Tenet Healthcare Corporation for most of the rents payable by Vencor under its leases.

(2) No operator in this category accounts for greater than 2.2% of HCPI's or 1.5% of the combined company's 1998 revenue. HCPI has, and the combined company will have, 18 and 19 operators in this category, respectively.

(3) No operator in this category accounts for greater than 2.7% of HCPI's or 2.6% of the combined company's 1998 revenue. HCPI has, and the combined company will have, 62 and 70 operators in this category, respectively. The contribution to revenue in this category includes revenue from in excess of 250 tenants for HCPI and in excess of 400 tenants for the combined company, all of which are tenants in multi-tenant medical office buildings.

     - The merger will cause an increase in the size of HCPI's market capitalization. As a result of the merger, HCPI's total capitalization will increase from approximately $1.8 billion to approximately $2.7 billion and its equity capitalization will increase from approximately $809 million to $1.3 billion, based on $25.25 per share, the closing price of HCPI common stock on September 21, 1999. In addition, the combined company's pro forma 1998 revenue would be approximately 70% higher than HCPI's 1998 revenue. This increased size affords several benefits:

        (1) The increased number of HCPI shares in the market after the merger should result in greater liquidity for holders of HCPI common stock. The HCPI board believes that institutional investors prefer larger equity capitalization companies when making investment decisions due to their greater liquidity, which allows the purchase and sale of larger volumes of shares without disrupting the market for those shares;

        (2) The HCPI board believes that increased equity capitalization of the combined company and greater liquidity of its stock should result in a higher earnings multiple and stock price;

        (3) The HCPI board believes that the credit rating agencies generally favor larger equity capitalization companies and view them to be more stable for unsecured debt investors;

     - The HCPI board believes that the greater diversification of the combined company asset portfolio and resulting enhanced stability of cash flow will be attractive to lenders.

     - The increased attractiveness of the combined company to potential investors should also result in an improved ability to access favorably priced equity capital and debt.

     - The combined company's anticipated lower cost of capital should enable it to compete more effectively for healthcare property investments on terms that are accretive.

     - Combining the companies should allow the elimination of several redundant positions and activities, including the elimination of duplicate management and public company expenses. In addition, the HCPI board believes that the merger will allow the combined company to realize economies of scale by spreading costs over a larger number of properties, resulting in an improvement to the profit margin. HCPI's management believes that there will be savings in operating costs and general and administrative expenses of approximately $8 million on an annualized basis.

     In the course of its deliberations during HCPI board meetings held on July 27, 1999 and August 3, 1999, the HCPI board also considered and reviewed with HCPI management various issues, including the positive factors listed below:

     POSITIVE FACTORS

     - In the opinion of HCPI's financial advisor, on August 3, 1999, and based upon the qualifications and assumptions described in the opinion of Merrill Lynch, the exchange ratio was fair to HCPI from a financial point of view. The opinion of Merrill Lynch is described under "Opinion of Financial Advisor to HCPI."

     - The factors considered by Merrill Lynch in its presentation described under "Opinion of Financial Advisor to HCPI" below.

     - The merger is intended to qualify as a tax-free reorganization for federal income tax purposes.

     - HCPI can effectuate the merger through the issuance of equity securities.

     - The HCPI board reviewed the principal terms and conditions of the merger agreement, including the representations, warranties and covenants and the conditions to each party's obligation to complete the merger. The HCPI board considered favorably that the terms of the merger agreement are reasonable and protective of HCPI's interests. In particular, the HCPI board considered favorably that:

        (1) the conditions to each party's obligation to complete the merger are typical or likely to be satisfied;

        (2) AHP's ability to solicit, facilitate, discuss or enter into an alternative transaction is restricted in a customary manner; and

        (3) depending on the reasons for a termination of the merger agreement, AHP may be obligated to pay HCPI up to $18.7 million as a termination fee.

     - The HCPI board believes that the overall terms of the merger agreement are fair to HCPI.

     NEGATIVE FACTORS

     The HCPI board also considered and reviewed with management the potentially negative factors listed below relating to the merger:

     - The exchange ratio is fixed and not subject to adjustment. Accordingly, an adverse change in the operations and prospects of AHP, general market and economic conditions or other factors which are beyond the control of HCPI may alter the relative value of the companies in a manner adverse to HCPI.

     - The HCPI board considered the risk that the anticipated benefits of the merger, including cost savings and operating synergies, may not be fully realized.

     - The HCPI board considered the risk that the merger would not be completed. In evaluating this risk, the HCPI board considered the particular circumstances under which AHP could terminate the merger agreement.

     - The HCPI board considered the risk that the announcement of the merger and the efforts necessary to complete the merger could result in a disruption in the operations of HCPI by, among other things, diverting management and other resources of HCPI from its day to day business.

     - The HCPI board considered that the combined company was likely to incur transaction costs of approximately $50 million, including investment banking, legal and accounting fees, and payments to executive officers.

     - The HCPI board considered the possible adverse effects on the market for HCPI common stock and upon HCPI's ability to raise capital in both the public and private markets that might result if the merger were not completed.

     The foregoing discussion of the information and factors considered by the HCPI board is not intended to be exhaustive but is believed to include all material factors considered by the HCPI board. In view of the wide variety of information and factors considered, the HCPI board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The HCPI board did not attempt to analyze the fairness of the exchange ratio in isolation from considerations as to the businesses of HCPI and AHP, the strategic merits of the merger or the other considerations referred to above. The HCPI board did, however, take into account, and placed reliance upon, the analyses performed by, and the opinion rendered by, Merrill Lynch & Co. as to the fairness of the exchange ratio to HCPI from a financial point of view.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF AHP

     THE AHP BOARD BELIEVES THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF AHP AND ITS STOCKHOLDERS. ACCORDINGLY, THE AHP BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS APPROVAL OF THE AHP MERGER PROPOSAL.

AHP'S REASONS FOR THE MERGER

     In forming its views about the merger, the AHP board consulted with AHP's management and its financial and legal advisors and considered a wide variety of factors, including those listed below:

     POSITIVE FACTORS

     - In the view of the AHP board, the merger is a strategic combination that will create a company that is considerably stronger than AHP would be as an independent company.

     - The merger will combine the assets of HCPI and AHP, creating the largest healthcare real estate investment trust in the nation that will be a leader among its peers and will strengthen the investment position of stockholders in both companies.

     - The merger is a strategic combination which will create a better platform for AHP's stockholders' ongoing investment interest.

        (1) Because the AHP stockholders will receive stock rather than cash in the merger, the AHP stockholders will retain an ongoing investment interest in the combined company, owning approximately 38% of the common stock of the combined company, and will therefore share in its future prospects.

        (2) For the reasons described below, the combined company should be stronger than AHP would be on its own. Accordingly, the AHP board believes there is potential for the combined company to create better long-term value for AHP stockholders than would be created if AHP remained an independent company.

        (3) The increased market capitalization of the combined company should result in greater liquidity for holders of common stock of the combined company. The AHP board believes that institutional investors prefer larger capitalization companies when making investment decisions due to their greater liquidity, which allows the purchase and sale of larger volumes of shares without disrupting the market for those shares.

     - AHP will achieve additional size and diversity and the positive developments already realized in AHP's portfolio over the past several years will benefit the combined company.

        (1) During the past several years, AHP (a) renewed leases with Tenet Healthcare Corporation for acute care facilities generating a substantial portion of revenue, (b) sold the Kendall Regional Medical Center resulting in a book gain and an increase in stockholders' equity of approximately $54 million, (c) successfully refinanced its long-term debt at significantly improved rates, (d) successfully liquidated most of the psychiatric group portfolio, (e) redeemed AHP's psychiatric group preferred stock and related depositary shares, and (f) added more than $200 million in assets to AHP's healthcare real estate portfolio.

        (2) Despite those achievements, AHP's cost of capital has not significantly improved relative to its competitors and appears unlikely to improve without significant growth and diversification of its assets and operator base.

        (3) The additional size and diversity required to promote stockholder value should be provided by the proposed merger.

     - The AHP board believes that HCPI is the most favorable merger candidate for AHP based upon:

        (1) The relatively high ratio, both currently and historically, of the price of HCPI common stock to its funds from operations as compared to its competitors.

        (2) HCPI's position as the healthcare real estate investment trust having the highest total market capitalization, with a total market capitalization of approximately $1.8 billion.

        (3) HCPI's diverse portfolio spreads across six different property types, 42 states, and 88 operators, with no one operator accounting for more than 7% of HCPI's total revenue.

        (4) HCPI is a self-administered, internally-managed real estate investment trust with experienced senior management, which has guided HCPI for more than 13 years on average.

     - The combined company's portfolio of properties will be substantially larger and more diversified, both in terms of property type and single tenant-operator exposure, than AHP's current portfolio of properties. For example:

        (1) AHP earned 61% of its current annualized revenue from acute care hospitals while on a pro forma basis the combined company would have earned only 26.6%.

        (2) AHP earned 45% of its current annualized revenue from its single largest tenant, Tenet Healthcare Corporation, while on a pro forma basis the combined company would have earned only 18.1%.

        (3) AHP owned 66 properties as of June 30, 1999, while on a pro forma basis the combined company would have owned 419 properties as of June 30, 1999.

        (4) The combined company's pro forma revenue for the six months ended June 30, 1999 would be 2.82 times AHP's revenue for that period.

        (5) The book value of the combined company's pro forma assets at June 30, 1999 would be 3.15 times the book value of AHP's June 30, 1999 assets.

        (6) The combined company's pro forma common stockholders' equity would be 2.63 times AHP's June 30, 1999 common stockholders' equity.

        (7) Based on the closing prices of the HCPI common stock and the AHP common stock on August 2, 1999, and based on shares outstanding for HCPI and AHP on June 30, 1999, the aggregate market value of the combined company's common stock will be 2.86 times the aggregate market value of the AHP common stock.

     - As a result of increased diversification and size, and because the overall leverage of the combined company will be relatively conservative, the AHP board believes that lenders will view the combined company over the long-term as a better credit risk than AHP.

     - Due to economies of scale and elimination of overhead, including the elimination of a significant portion of compensation currently paid to AHP's management and personnel, the merger should enable the combined company to eliminate a substantial amount of overhead currently expended by HCPI and AHP.

     - The AHP board believes that the merger should provide better long-term value for AHP's stockholders than would be provided by remaining an independent company, leveraging AHP's assets, selling the company or merging with a different strategic partner.

     - The opinion, analysis and presentations of Goldman Sachs described under "Opinion of Financial Advisor to AHP," including the opinion of Goldman Sachs to the effect that, as of the date on which the merger agreement was signed, and based upon and subject to the qualifications and assumptions described in the opinion, the exchange ratio is fair from a financial point of view to the holders of AHP common stock. This opinion is further described under "Opinion of Financial Advisor to AHP" below.

     - The combined company's anticipated lower cost of capital should enable it to compete more effectively for healthcare property investments on terms that are accretive.

     - Based on the closing prices of the HCPI common stock and the AHP common stock on August 2, 1999, the exchange ratio of 0.78 of a share of HCPI common stock for each AHP common stock represented a 12.8% premium. Although HCPI's common stock has declined since then, the AHP board still believes that the AHP common stockholders will receive HCPI common stock having a trading value higher than the value at which the AHP common stock would have traded in the absence of the merger.

     - The merger will be completed on a basis that will generally be tax-free to stockholders and to the combined company.

     NEGATIVE FACTORS

     - The exchange ratio is fixed at 0.78, so a decrease in the trading price of HCPI common stock prior to the effective time of the merger will reduce the trading value of the stock AHP stockholders receive in the merger.

     - In other large real estate investment trust mergers, the stock of the larger company declined upon announcement of the transaction.

     - There is a risk that the anticipated benefits of the merger to AHP stockholders may not be realized. Changes in the real estate market or the healthcare real estate investment trust sector in general; possible HCPI exposure to tenants such as Vencor, Inc. and Sun Healthcare Group, Inc., which currently represent approximately 5.9% and 1.5%, respectively, of the annualized revenue of HCPI, and each of which has announced financial difficulties (Vencor, Inc. filed for bankruptcy protection on September 13, 1999, however, HCPI has recourse against Ventas, Inc. and Tenet Healthcare Corporation for most of the rents payable by Vencor under its leases); the inability to achieve the anticipated reductions in expenses or other potential difficulties in integrating the two companies and their respective operations could each cause some or all of the anticipated benefits of the merger not to be realized.

     - Substantial management time and effort has been and will be required to effectuate the merger and integrate the businesses of HCPI and AHP. That time and effort may cause disruption to AHP's and HCPI's operations, the potential impact of which cannot be quantified.

     - Rating agencies might downgrade the debt of HCPI, either because of the merger or despite it.

     - One or more closing conditions might not be satisfied and/or the merger might not be completed. In evaluating this risk, the AHP board considered the particular circumstances under which HCPI could terminate the merger agreement.

     - In order to achieve the expected expense reductions, AHP's experienced management team will not continue as managers of the combined company.

     - AHP common stockholders will initially receive annual dividends on the HCPI common stock received in the merger that are less than the dividends AHP stockholders currently receive on the AHP stock they own. See "Comparative per Share Market Price and Dividend Information -- Market for Common Stock and Dividends." On a historical basis HCPI has increased the dividend on its common stock at a rate of $.01 per quarter, or at an annualized rate of $.16 per share per year since 1994, and AHP has increased the dividend on its common stock once per year in the first quarter of each year since 1996 at a rate of $.08 per share per year. If HCPI continues to increase its dividend at historical rates, and assuming that AHP would have continued to increase its dividend at historical rates, current holders of AHP common stock would receive annual per share dividends on the HCPI common stock received by them in the merger equal to the annual dividends that they would have received on their AHP common stock had they remained stockholders of AHP by 2001. The AHP board considered this and also considered that there can be no assurance that HCPI will continue to increase or pay a dividend on its common stock in the future. See "Risk Factors -- Risk Factors Relating to the
       Merger -- AHP Common Stockholders Will Realize a Decrease in Distributions;" and

     - The merger will trigger payments to executive officers and other personnel of AHP who terminate their employment in connection with the merger. See "-- Interests of Executive Officers and Directors of AHP in the Merger."

     While the AHP board considered all of the foregoing positive and negative factors, the board did not make separate determinations with respect to each factor and did not quantify or assign relative weights to those factors. Rather, the board formed its overall judgment based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be treated as a purchase in accordance with Accounting Principles Board Opinion No. 16. Purchase accounting for a merger is the same as the accounting treatment used for the acquisition of any group of assets. The fair value of the consideration given by HCPI in the merger will be used as the valuation basis of the combination. The assets acquired and liabilities assumed of AHP will be recorded at their fair value as of the completion of the merger. The financial statements of HCPI will reflect the combined operations of HCPI and AHP from the closing date of the merger.

REGULATORY MATTERS

     Neither HCPI nor AHP are aware of any federal or state regulatory approvals which must be obtained in connection with the merger.

DIVIDEND REINVESTMENT PLANS

     The combined company will offer stockholders an opportunity to participate in HCPI's dividend reinvestment plan. This dividend reinvestment plan will provide stockholders with a way of reinvesting quarterly cash dividends in additional shares of the combined company's common stock, without the payment of any brokerage commission, service charge or other expense. HCPI's dividend reinvestment plan will replace AHP's existing dividend reinvestment plan. Existing participants in AHP's dividend reinvestment plan will automatically be enrolled in HCPI's dividend reinvestment plan.

     HCPI's dividend reinvestment plan includes the following features:

     - Participation is voluntary;

     - All or any part of quarterly stock dividends can be automatically reinvested;

     - There are no brokerage charges or service fees for purchases made under the plan;

     - Statements are provided to reflect purchases made under the plan; and

     - Participants have the flexibility to discontinue participation at any time.

     HCPI's dividend reinvestment plan is substantially similar to AHP's existing dividend reinvestment plan, except that AHP's dividend reinvestment plan provides that in addition to reinvesting dividends for additional shares of AHP common stock, participants may make optional direct cash purchases of up to $3,000 per quarter, but no less than $50. HCPI intends to adopt a new dividend reinvestment plan in the near future which will also feature the opportunity to make direct cash purchases. Following the merger and the adoption of the new dividend reinvestment plan, HCPI will furnish all stockholders with a prospectus and related documents describing in detail the terms and conditions of, and process for participating in, the new dividend reinvestment plan.

DELISTING AND DEREGISTRATION OF AHP COMMON STOCK; LISTING OF HCPI COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER

     The AHP common stock currently is listed for quotation on The New York Stock Exchange under the symbol "AHE." Upon completion of the merger, AHP common stock will be delisted from The New York Stock Exchange and deregistered under the Securities Exchange Act of 1934. Application will be made for the listing of the shares of HCPI common stock to be issued in the merger on The New York Stock Exchange under the symbol "HCP." The approval for listing of such shares on The New York Stock Exchange is a condition to the completion of the merger. See "The Merger Agreement -- Conditions to Obligations to Effect the Merger." Application will also be made for the listing on The New York Stock Exchange of the HCPI depositary shares that will represent the HCPI series C preferred stock.

RESALES OF HCPI COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER; AFFILIATE AGREEMENTS

     HCPI common stock issued in connection with the merger will be freely transferable, except for shares of HCPI common stock received by persons who are deemed to be "affiliates," as such term is defined by Rule 144 under the Securities Act of 1933, of AHP at the time the merger proposal is submitted to AHP stockholders for approval. Shares of HCPI common stock held by these affiliates may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933, or Rule 144 in the case of those persons who become affiliates of HCPI, or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be "affiliates" of HCPI or AHP generally include individuals or entities that control, or are controlled by, or are under the common control with, such party and may include directors and executive officers of such party as well as principal stockholders of such party. Pursuant to the terms of the merger agreement, AHP has delivered to HCPI a list of names of those persons whom it believes to be "affiliates" of AHP, within the meaning of Rule 144 under the Securities Act of 1933. AHP has agreed that it will use its reasonable best efforts to cause each person who is identified as an affiliate in the list referred to above to execute a written affiliate agreement providing, among other things, that such person will not sell, transfer or otherwise dispose of any of the shares of HCPI common stock received as a result of the merger except in compliance with the Securities Act of 1933 and the accompanying rules and regulations of the SEC.

ABSENCE OF APPRAISAL OR DISSENTERS' RIGHTS

     Neither HCPI stockholders or AHP stockholders are entitled to any appraisal or dissenters' rights under applicable law as a result of the merger. See "Comparison of Rights of Stockholders of HCPI and AHP -- Appraisal Rights or Dissenters' Rights."

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

TAX CONSEQUENCES OF THE MERGER

     The following is a general summary of the material United States federal income tax consequences of the merger to HCPI and AHP and to the holders of HCPI capital stock, AHP common stock and AHP series B preferred stock. The following discussion is based upon:

     - current provisions of the Internal Revenue Code;

     - currently applicable Treasury regulations issued under the Internal Revenue Code;

     - judicial and administrative rulings and decisions; and

     - the legislative history of the Internal Revenue Code,

all as of the date of this joint proxy statement/prospectus. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements included in this summary, possibly on a retroactive basis. The summary does not purport to deal with all aspects of federal income taxation that may affect particular holders of HCPI capital stock, AHP common stock, or AHP series B preferred stock in light of their individual circumstances, nor with holders subject to special treatment under the federal income tax laws, including:

     - life insurance companies;

     - tax-exempt organizations;

     - financial institutions or broker-dealers;

     - traders in securities that elect to mark to market;

     - holders owning stock as part of a "straddle," "hedge" or "conversion transaction;"

     - holders whose functional currency is not the U.S. dollar;

     - holders who acquired their HCPI capital stock, AHP common stock or AHP series B preferred stock as a result of the exercise of an employee stock option or otherwise as compensation; and

     - holders of HCPI capital stock, AHP common stock or AHP series B preferred stock who are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes.

In addition, this summary assumes that each HCPI stockholder and each AHP stockholder holds his or her shares of HCPI capital stock, AHP common stock and AHP series B preferred stock as capital assets and this summary does not consider the effect of any foreign, state or local or other tax laws that may be applicable to such holders.

     HCPI and AHP have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning HCPI's or AHP's tax treatment, or the tax treatment of the merger. The statements in this joint proxy statement/prospectus and the opinions of counsel referred to in this joint proxy statement/prospectus are not binding on the Internal Revenue Service or a court. As a result, neither HCPI nor AHP can assure you that the tax considerations or opinions contained in this discussion will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

     EACH HCPI STOCKHOLDER AND EACH AHP STOCKHOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF:

     - THE MERGER;

     - THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF HCPI COMMON STOCK AND HCPI SERIES C PREFERRED STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES;

     - AHP'S AND HCPI'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST FOR FEDERAL INCOME TAX PURPOSES; AND

     - POTENTIAL CHANGES IN THE TAX LAWS.

     TAX CONSEQUENCES OF THE MERGER TO AHP, AHP STOCKHOLDERS, HCPI AND HCPI STOCKHOLDERS

     Sullivan & Cromwell, counsel to AHP, has delivered an opinion to AHP and Latham & Watkins, counsel to HCPI, has delivered an opinion to HCPI based on facts, representations and assumptions stated in those opinions to the effect that, for federal income tax purposes:

     - the merger will constitute a "reorganization" within the meaning of
       Section 368(a) of the Internal Revenue Code; and

     - HCPI and AHP will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

     The Latham & Watkins opinion also provides that no gain or loss will be recognized by AHP, HCPI or the HCPI stockholders as a result of the merger.

     The Sullivan & Cromwell opinion also provides that:

     - no gain or loss will be recognized by stockholders of AHP who receive shares of HCPI stock in exchange for shares of AHP stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of HCPI common stock;

     - the basis of the HCPI stock received by AHP stockholders in the merger will be the same as the basis of the AHP stock for which it is exchanged, less any basis attributable to fractional shares of HCPI common stock for which cash is received; and

     - the holding period of the HCPI stock received by AHP stockholders in the merger will include the holding period of the AHP stock for which it is exchanged.

     If the merger does not constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, holders of AHP common stock and AHP series B preferred stock will recognize gain or, except in limited cases, loss in an amount equal to the difference between:

     (a) the fair market value of the consideration received by such holders in the merger and

     (b) their adjusted tax basis in the shares of AHP common stock and/or AHP series B preferred stock being exchanged.

     In addition, if the merger does not constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, AHP will recognize corporate-level gain, but not loss, for federal income tax purposes equal to the difference between:

     (a) the fair market value of AHP's assets at the effective time of the merger and

     (b) AHP's adjusted tax basis in its assets at the effective time of the merger,

and HCPI would succeed to any tax liability resulting from this gain in the merger.

     NON-DEDUCTIBILITY OF PARACHUTE PAYMENTS

     It is anticipated that members of AHP management may receive "parachute payments" in connection with the merger that exceed the limits determined by
Section 280G of the Internal Revenue Code. The "excess" parachute payments will not be deductible by AHP or its successor.

     BACKUP WITHHOLDING

     In order to avoid "backup withholding" of federal income tax on payments of cash to an AHP common stockholder who exchanges AHP common stock in the merger, an AHP common stockholder must, unless an exception applies under the applicable law and regulations, provide HCPI with that stockholder's correct taxpayer identification number on a Substitute Form W-9 and certify under penalties of perjury that the taxpayer identification number provided is correct and that such stockholder is not subject to backup withholding. A Substitute Form W-9 will be included as part of the letter of transmittal to be sent to AHP common stockholders by the exchange agent. If the correct taxpayer identification number and certifications are not provided, a penalty may be imposed on an AHP common stockholder by the Internal Revenue Service, and the cash payments received by an AHP common stockholder in consideration for shares of AHP common stock in the merger may be subject to backup withholding tax at a rate of 31%.

HCPI'S QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST

     GENERAL

     HCPI elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code, commencing with its taxable year ended December 31, 1985. HCPI believes it has been organized and has operated in a manner which allows it to qualify for taxation as a real estate investment trust under the Internal Revenue Code commencing with its taxable year ended December 31, 1985. HCPI intends to continue to operate in this manner. However, neither HCPI nor AHP can assure you that HCPI has operated or will continue to operate in a manner so as to qualify or remain qualified as a real estate investment trust. See "-- Failure to Qualify."

     The sections of the Internal Revenue Code that relate to the qualification and operation as a real estate investment trust are highly technical and complex. The following describes the material aspects of these sections of the Internal Revenue Code that govern the federal income tax treatment of a real estate investment trust and its stockholders. This summary is qualified in its entirety by the Internal Revenue Code, relevant rules and treasury regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code, and these rules and treasury regulations.

     Latham & Watkins, Los Angeles, California has acted as HCPI's tax counsel in connection with the merger and HCPI's election to be taxed as a real estate investment trust. Latham & Watkins has rendered an opinion that, commencing with HCPI's taxable year ended December 31, 1985, HCPI has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and HCPI's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. Latham & Watkins undertook no obligation to update its opinion after it was issued.

     The opinion of Latham & Watkins was based on various assumptions and representations made by HCPI as to factual matters, including representations made by HCPI in this prospectus and a factual certificate provided by one of HCPI's officers. Moreover, HCPI's qualification and taxation as a real estate investment trust depends upon HCPI's ability to meet the various qualification tests imposed under the Internal Revenue Code and discussed below, relating to HCPI's actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, neither Latham & Watkins nor HCPI can assure you that the actual results of HCPI's operation for any particular taxable year will satisfy the requirements for qualification and taxation as a real estate investment trust. See "-- Failure to Qualify." Further, the anticipated income tax treatment described in this joint proxy statement/prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

     For so long as HCPI continues to qualify for taxation as a real estate investment trust, HCPI generally will not be required to pay federal corporate income taxes on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" that generally results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when that same income is distributed. HCPI will be required to pay federal income taxes, however, as follows:

     - HCPI will be required to pay tax at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains;

     - HCPI may be required to pay the "alternative minimum tax" on HCPI's items of tax preference;

     - If HCPI has (a) net income from the sale or other disposition of "foreclosure property," which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, HCPI will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property;

     - HCPI will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business;

     - If HCPI fails to satisfy the 75% or 95% gross income test, as described below, but has maintained its qualification as a real estate investment trust, HCPI will be required to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which HCPI fails the 75% or 95% gross income test multiplied by (b) a fraction intended to reflect HCPI's profitability;

     - HCPI will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if HCPI fails to distribute during each calendar year at least the sum of (a) 85% of HCPI's ordinary income for the year, (b) 95% of HCPI's real estate investment trust capital gain net income for the year, and (c) any undistributed taxable income from prior periods;

     - If HCPI acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in HCPI's hands is determined by reference to the basis of the asset in the hands of the C corporation, and HCPI subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which HCPI acquired the asset, then under treasury regulations not yet in effect, HCPI will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) HCPI's adjusted basis in the asset, in each case determined as of the date on which

       HCPI acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain assume that HCPI will make an election under Internal Revenue Service Notice 88-19 and that the availability or nature of that election is not modified as proposed in President Clinton's Year 2000 Federal Budget Proposal.

     REQUIREMENTS FOR QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST

     The Internal Revenue Code defines a real estate investment trust as a corporation, trust or association:

        (1) that is managed by one or more trustees or directors;

        (2) that issues transferable shares or transferable certificates to evidence beneficial ownership;

        (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

        (4) that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

        (5) that is beneficially owned by 100 or more persons;

        (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

        (7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition
(6), pension funds and other specified tax-exempt entities generally are treated as individuals, except a "look-through" exception applies with respect to pension funds.

     HCPI believes that it has satisfied conditions (1) through (7) inclusive during the relevant time periods. In addition, HCPI's charter provides for restrictions regarding transfer and, in some cases, ownership of shares of its capital stock. These restrictions are intended to assist HCPI in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in "Description of HCPI Capital Stock -- Transfer Restrictions and Redemptions Relating to HCPI Common Stock" and "-- Restrictions on Ownership and Transfer Relating to HCPI Preferred Stock." These restrictions, however, may not ensure that HCPI will, in all cases, be able to satisfy the share ownership requirements described in (5) and
(6) above. If HCPI fails to satisfy these share ownership requirements, HCPI's status as a real estate investment trust will terminate. If, however, HCPI complies with the rules contained in the treasury regulations that require HCPI to ascertain the actual ownership of its shares and HCPI does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, HCPI will be treated as having met this requirement. See "-- Failure to Qualify."

     In addition, a corporation may not elect to become a real estate investment trust unless its taxable year is the calendar year. HCPI has and will continue to have a calendar taxable year.

     OWNERSHIP OF A PARTNERSHIP INTEREST

     HCPI owns, directly or indirectly, interests in various partnerships and limited liability companies. Income tax regulations provide that if HCPI is a partner in a partnership or member of a limited liability company, HCPI will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be. Also, HCPI will be deemed to be entitled to its proportionate share of the income of the partnership or limited liability company. The character of the assets and gross income of the partnership or limited liability company, as the case may be, retains the same character in HCPI's hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. As a result, HCPI's proportionate share of the assets and items of income of the partnerships and limited liability companies in which it owns a direct or indirect interest are treated as HCPI's assets and items of income for purposes of applying the requirements described in this joint proxy statement/prospectus, including the income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and their partners is included below in "-- Tax Aspects of the Partnerships."

     QUALIFIED REIT SUBSIDIARIES

     HCPI owns a number of properties through wholly-owned subsidiaries that HCPI believes will be treated as "qualified REIT subsidiaries" under Internal Revenue Code Section 856(i). A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction and credit of a qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit, as the case may be, of the real estate investment trust. In applying the real estate investment trust requirements described in this joint proxy statement/prospectus, HCPI's qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as HCPI's assets, liabilities and items of income, deduction and credit, as the case may be. A qualified REIT subsidiary will not be subject to federal income tax, and HCPI's ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against HCPI owning securities of any one issuer which constitutes more than 10% of that issuer's voting securities or more than 5% of the value of HCPI's total assets.

     INCOME TESTS

     HCPI must satisfy two gross income requirements annually to maintain its qualification as a real estate investment trust:

     - First, each taxable year HCPI must derive directly or indirectly at least 75% of its gross income, excluding gross income from prohibited transactions, from (1) investments relating to real property or mortgages on real property, including "rents from real property" and, in some circumstances, interest, or (2) specified types of temporary investments; and

     - Second, each taxable year HCPI must derive at least 95% of its gross income, excluding gross income from prohibited transactions, from (1) the real property investments described above, (2) dividends, interest and gain from the sale or disposition of stock or securities, or (3) any combination of the foregoing.

     For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Rents HCPI receives will qualify as "rents from real property" in satisfying the gross income requirements for a real estate investment trust described above only if the following conditions are met:

     - the amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales;

     - HCPI, or an actual or constructive owner of 10% or more of HCPI's capital stock, does not actually or constructively own 10% or more of the interests in a tenant whose rents payable to HCPI are to be included in "rents from real property;"

     - no rent is attributable to personal property, other than personal property leased in connection with a lease of real property, and for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease, (otherwise the portion of rent attributable to personal property will not qualify as "rents from real property"); and

     - HCPI generally does not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom HCPI derives no revenue. HCPI may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas.

     HCPI generally does not intend to receive rent which fails to qualify as "rents from real property." HCPI may, however, have failed to satisfy, and may continue to fail to satisfy, some of the conditions described above to the extent these actions will not, based on the advice of HCPI's tax counsel, jeopardize HCPI's status as a real estate investment trust.

     If HCPI fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, HCPI may nevertheless qualify as a real estate investment trust for the year if HCPI is entitled to relief under the Internal Revenue Code. Generally, HCPI may avail itself of the relief provisions if:

     - HCPI's failure to meet these tests was due to reasonable cause and not due to willful neglect;

     - HCPI attaches a schedule of the sources of its income to its federal income tax return; and

     - any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances HCPI would be entitled to the benefit of these relief provisions. For example, if HCPI fails to satisfy the gross income tests because nonqualifying income that HCPI intentionally accrues or receives exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that HCPI's failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, HCPI will not qualify as a real estate investment trust. As discussed above in "HCPI's Qualification as a Real Estate Investment Trust -- General," even if these relief provisions apply, and HCPI retains its status as a real estate investment trust, a tax would be imposed with respect to HCPI's non-qualifying income. HCPI may not always be able to maintain compliance with the gross income tests for real estate investment trust qualification despite its periodic monitoring of its income.

     PROHIBITED TRANSACTION INCOME

     Any gain realized by HCPI on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. HCPI's gain would include HCPI's share of any gain realized by any of the partnerships or limited liability companies in which HCPI owns an interest. This prohibited transaction income may also adversely affect HCPI's ability to satisfy the income tests for qualification as a real estate investment trust. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. HCPI intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and other properties. HCPI intends to make occasional sales of its properties as are consistent with HCPI's investment objectives. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

     ASSET TESTS

     At the close of each quarter of HCPI's taxable year, HCPI also must satisfy three tests relating to the nature and diversification of HCPI's assets:

     - First, at least 75% of the value of HCPI's total assets, including assets held by HCPI's qualified REIT subsidiaries and HCPI's allocable share of the assets held by the partnerships and limited liability companies in which HCPI own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period commencing on the date of the offering;

     - Second, not more than 25% of HCPI's total assets may be represented by securities, other than those securities included in the 75% asset test; and

     - Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of HCPI's total assets, and HCPI may not own more than 10% of any one issuer's outstanding voting securities.

     After initially meeting the asset tests at the close of any quarter, HCPI will not lose its status as a real estate investment trust for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If HCPI fails to satisfy the asset tests because HCPI acquires securities or other property during a quarter, HCPI might be able to cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in HCPI's interests in a partnership or limited liability company will be treated as an acquisition of a portion of the securities or other property owned by the partnership or limited liability company. HCPI believes it has maintained and intends to continue to maintain adequate records of the value of HCPI's assets to ensure compliance with the asset tests. In addition, HCPI intends to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If HCPI fails to cure noncompliance with the asset tests within this time period, HCPI would cease to qualify as a real estate investment trust.

     ANNUAL DISTRIBUTION REQUIREMENTS

     To maintain HCPI's qualification as a real estate investment trust, HCPI is required to distribute dividends, other than capital gain dividends, to HCPI's stockholders in an amount at least equal to the sum of:

     - 95% of HCPI's "real estate investment trust taxable income"; and

     - 95% of HCPI's after tax net income, if any, from foreclosure property; minus

     - the excess of the sum of specified items of noncash income over 5% of "real estate investment trust taxable income" as described above. HCPI's "real estate investment trust taxable income" is computed without regard to the dividends paid deduction and HCPI's net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

     In addition, if HCPI disposes of any asset HCPI acquired from a corporation which is or has been a C corporation in a transaction in which HCPI's basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation within the ten-year period following HCPI's acquisition of such asset, HCPI would be required, under treasury regulations not yet issued, to distribute at least 95% of the after-tax gain, if any, recognized by HCPI on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date HCPI acquired the asset over (b) HCPI's adjusted basis in the asset on the date HCPI acquired the asset.

     These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before HCPI timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. Except as provided in "-- Taxation of Taxable U.S. Stockholders," these distributions are taxable to holders of HCPI's stock, other than tax-exempt entities, as discussed below, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of HCPI's 95% distribution requirement. The amount distributed must not be preferential. To avoid this treatment, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that HCPI does not distribute all of HCPI's net capital gain or distributes at least 95%, but less than 100%, of HCPI's "real estate investment trust taxable income," as adjusted, HCPI will be required to pay tax on this income at regular ordinary and capital gain corporate tax rates. HCPI believes it has made and intends to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

     HCPI expects that HCPI's "real estate investment trust taxable income" will be less than HCPI's cash flow due to the allowance for depreciation and other non-cash charges in computing "real estate investment trust taxable income." Accordingly, HCPI anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that HCPI may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at HCPI's taxable income. If these timing differences occur, in order to meet the distribution requirements, HCPI may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends.

     HCPI may be able to rectify an inadvertent failure to meet the 95% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in HCPI's deduction for dividends paid for the earlier year. Thus, HCPI may be able to avoid being subject to tax on amounts distributed as deficiency dividends. HCPI will be required, however, to pay interest to the Internal Revenue Service based upon the amount of any deduction claimed for deficiency dividends.

     Furthermore, HCPI would be required to pay a 4% excise tax on the excess of the required distribution over the amount, if any, by which HCPI's actual annual distributions during a calendar year are less than the sum of 85% of HCPI's ordinary income for the year, 95% of HCPI's capital gain income for the year and any undistributed taxable income from prior periods. Any taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

     Distributions with declaration and record dates falling in the last three months of the calendar year, which are made by the end of January immediately following such year, will be treated for all income tax purposes as made on December 31 of the prior year.

     TAX ASPECTS OF PARTNERSHIPS AND LIMITED LIABILITY COMPANIES IN WHICH HCPI OWNS AN INTEREST

     The ownership of an interest in a partnership or limited liability company treated as a partnership for federal income tax purposes may involve special tax risks, including the possible challenge by the Internal Revenue Service of:

     - allocations of income and expense items, which could affect the computation of HCPI's taxable income; and

     - the status of the partnership or limited liability company as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes.

     If any of the partnerships or limited liability companies in which HCPI owns an interest were treated as an association taxable as a corporation for federal income tax purposes, the partnership or limited liability company would be treated as a taxable entity. In addition, in such a situation, the following would occur:

     - If HCPI owned more than 10% of the outstanding voting securities of the partnership or limited liability company, or the value of such securities exceeded 5% of the value of HCPI's assets, HCPI would fail to satisfy the asset tests described above and would therefore fail to qualify as a real estate investment trust.

     - Distributions from the partnership or limited liability company to HCPI would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and could, therefore, make it more difficult for HCPI to satisfy the 75% gross income test.

     - The interest in the partnership or limited liability company held by HCPI would not qualify as a "real estate asset," which could make it more difficult for HCPI to meet the 75% asset test described above.

     - HCPI would not be able to deduct its share of any losses generated by the partnership or limited liability company in computing HCPI's taxable income.

     See "-- Failure to Qualify" below for a discussion of the effect of HCPI's failure to meet such tests for a taxable year. HCPI believes that each of the partnerships and limited liability companies in which HCPI owns an interest will be treated as a partnership, rather than an association taxable as a corporation. HCPI cannot assure you, however, that the Internal Revenue Service will not successfully challenge the Federal income tax status of the partnerships and limited liability companies as partnerships.

     FAILURE TO QUALIFY

     If HCPI fails to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, HCPI will be required to pay tax, including any alternative minimum tax and possibly increased state and local taxes, on HCPI's taxable income at regular corporate rates. Distributions to stockholders in any year in which HCPI fails to qualify as a real estate investment trust will not be deductible by HCPI, and HCPI will not be required to distribute any amounts to HCPI's stockholders. As a result, HCPI anticipates that its failure to qualify as a real estate investment trust would reduce the cash available for distribution by HCPI to its stockholders. In addition, if HCPI fails to qualify as a real estate investment trust, stockholders will be required to pay tax on all distributions to them at ordinary income rates to the extent of HCPI's current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, HCPI will also be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which HCPI lost its qualification. It is not possible to state whether in all circumstances HCPI would be entitled to this statutory relief. In addition, President Clinton's Year 2000 Federal Budget Proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a real estate investment trust in taxable years beginning after January 1, 2000. If enacted, this provision could impose a substantial tax upon HCPI's re-election to be taxed as a real estate investment trust following any loss of HCPI's status as a real estate investment trust.

     TAX LIABILITIES AND ATTRIBUTES INHERITED FROM AHP

     If AHP fails to qualify as a real estate investment trust in any taxable year, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless statutory relief provisions apply, AHP would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which it lost qualification. HCPI, as successor-in-interest to AHP, would be required to pay this tax. The built-in gain rules described under "HCPI's Qualification as a Real Estate Investment Trust -- General" above would apply with respect to any assets acquired by HCPI from AHP in connection with the merger if the merger qualified as a tax-free reorganization under the Internal Revenue Code and if AHP failed to qualify as a real estate investment trust at any time during its existence. In that case, if HCPI were not to make an election under IRS Notice 88-19, AHP would recognize taxable gain as a result of the merger under the built-in gain rules, notwithstanding that the merger otherwise qualified as a tax-free reorganization under the Internal Revenue Code. The liability for any tax due with respect to the gain described above would be assumed by HCPI in the merger. HCPI intends, however, to make a protective election under IRS Notice 88-19 with respect to the merger to prevent the recognition of this gain. Even with this election, under these circumstances, if HCPI disposed of any of the assets it acquired from AHP during a specified ten-year period, the gain on this disposition would be subject to tax at the highest corporate tax rate under the built-in gain rules. In addition, in connection with the merger, HCPI will succeed to various tax attributes of AHP if the merger were treated as a tax-free reorganization under the Internal Revenue Code, including any undistributed C corporation earnings and profits of AHP. If AHP qualified as a real estate investment trust for all years prior to the merger and the merger were treated as a tax-free reorganization under the Internal Revenue Code, then AHP would not have any undistributed C corporation earnings and profits. If, however, AHP failed to qualify as a real estate investment trust for any year, then it is possible that HCPI would acquire undistributed C corporation earnings and profits from AHP. If HCPI did not distribute these C corporation earnings and profits prior to the end of its taxable year in which the merger occurs, HCPI would fail to qualify as a real estate investment trust. In addition, after the merger, the asset and income tests described in "HCPI's Qualification as a Real Estate Investment Trust -- Income Tests" and "-- Asset Tests" will apply to all of HCPI's assets, including the assets it acquires from AHP, and to all of HCPI's income, including the income derived from the assets it acquires from AHP. As a result, the nature of the assets that HCPI acquires from AHP and the income derived from those assets may have an effect on HCPI's tax status as a real estate investment trust.

     Qualification as a real estate investment trust requires AHP to satisfy numerous requirements, some on an annual and others on a quarterly basis, established under highly technical and complex Internal Revenue Code provisions. These include requirements relating to AHP's:

     - actual annual operating results;

     - asset diversification;

     - distribution levels, including the effect, if any, of the characterization of AHP's psychiatric group preferred stock on distribution levels; and

     - diversity of stock ownership.

     There are only limited judicial and administrative interpretations of these requirements and qualification as a real estate investment trust involves the determination of various factual matters and circumstances not entirely within AHP's control.

     Davis, Graham & Stubbs LLP has rendered an opinion to the effect that, based on the facts, representations and assumptions stated therein, commencing with its taxable year ended December 31, 1987, AHP was organized in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and its method of operation has enabled and its proposed method of operation will enable AHP to meet, through the effective time of the merger, the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. The Davis, Graham & Stubbs LLP opinion assumes, among other things, the accuracy of an opinion rendered by Sullivan & Cromwell with respect to the characterization of AHP's psychiatric group preferred stock and dividends thereon, which Sullivan & Cromwell opinion is based on the facts, representations and assumptions stated therein.

     Because many of the properties owned by AHP have fair market values in excess of their tax bases, assuming the merger is treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, AHP's tax basis in the assets transferred in the merger will carry over to HCPI. This lower tax basis will cause HCPI to have lower depreciation deductions and higher gain on sale with respect to these properties than would be the case if these properties had been acquired in a taxable transaction.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

     As used in this summary, the term "U.S. stockholder" means a holder of shares of HCPI common stock or HCPI series C preferred stock who is, for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, treasury regulations provide otherwise;

     - an estate which is required to pay United States federal income tax regardless of the source of its income; or

     - a trust whose administration is under the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in the treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, will also be considered U.S. stockholders.

     DISTRIBUTIONS GENERALLY

     Distributions out of HCPI's current or accumulated earnings and profits not designated as capital gains dividends will constitute dividends taxable to HCPI's taxable U.S. stockholders as ordinary income. As long as HCPI qualifies as a real estate investment trust, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions to holders of HCPI common stock are out of HCPI's current or accumulated earnings and profits, HCPI's earnings and profits will be allocated first to HCPI's outstanding preferred stock and then to HCPI common stock.

     To the extent that HCPI makes distributions, other than capital gain dividends discussed below, in excess of HCPI's current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted tax basis which each U.S. stockholder has in his shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder's adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets. This gain will be taxable as a long-term capital gain if the shares have been held for more than one year. Dividends HCPI declares in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by HCPI and received by the stockholder on December 31 of that year, provided HCPI actually pays the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of HCPI's net operating losses or capital losses.

     CAPITAL GAIN DISTRIBUTIONS

     Distributions that HCPI properly designates as capital gain dividends will be taxable to HCPI's taxable U.S. stockholders as gain, to the extent this gain does not exceed HCPI's actual net capital gain for the taxable year, from the sale or disposition of a capital asset. Depending on the characteristics of the assets which produced these gains, and on designations, if any, which HCPI may make, these gains may be taxable to non-corporate U.S. stockholders at a maximum 20% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If HCPI properly designates any portion of a dividend as a capital gain dividend, HCPI intends to report to each U.S. stockholder its share of the capital gain dividend as the amount which bears the same ratio to the total amount of dividends, as determined for federal income tax purposes, paid to the U.S. stockholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends, as determined for federal income tax purposes, paid on all classes of shares of HCPI's capital stock for the year.

     PASSIVE ACTIVITY LOSSES AND INVESTMENT INTEREST LIMITATIONS

     Distributions HCPI makes, and gain arising from the sale or exchange by a U.S. stockholder of HCPI's shares, will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. Distributions HCPI makes, to the extent they do not constitute a return of capital, generally

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

will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of HCPI's shares, however, may not be treated as investment income depending upon a stockholder's particular situation.

     RETENTION OF NET LONG-TERM CAPITAL GAINS

     HCPI may elect to retain, rather than distribute as a capital gain dividend, HCPI's net long-term capital gains. If HCPI makes this election, it would pay tax on its retained net long-term capital gains. In addition, to the extent HCPI designates, a U.S. stockholder generally would:

     - include its proportionate share of HCPI's undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of HCPI's taxable year falls;

     - be deemed to have paid the capital gains tax imposed on HCPI on the designated amounts included in the U.S. stockholder's long-term capital gains;

     - receive a credit or refund for the amount of tax deemed paid by it;

     - increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

     - in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by treasury regulations to be prescribed by the Internal Revenue Service.

     DISPOSITIONS OF HCPI COMMON STOCK

     If you are a U.S. stockholder and you sell or dispose of your shares of common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset. This gain or loss, except as provided below, will be long-term capital gain or loss if you have held the common stock for more than one year. Long-term capital gains of a non-corporate U.S. stockholder will generally be subject to a maximum tax rate of 20%. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from HCPI which were required to be treated as long-term capital gains.

     DISPOSITIONS OF HCPI SERIES C PREFERRED STOCK

     Upon any sale, exchange or other disposition of HCPI series C preferred stock to or with a person other than HCPI, a U.S. stockholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

     - the amount of cash and the fair market value of any other property received on the sale or other disposition less any portion thereof attributable to accumulated and declared but unpaid distributions that the selling stockholder is entitled to receive, which would have been characterized as a dividend to the extent of HCPI's current and accumulated earnings and profits, and

     - the holder's adjusted tax basis in the shares of HCPI series C preferred stock for tax purposes.

     Gain or loss will be capital gain or loss if the shares have been held by the U.S. stockholder as a capital asset, and, in the case of a non-corporate U.S. stockholder, will be long-term gain or loss if such shares have been held for more than one year. In general the maximum rate of tax on these gains for non-corporate U.S. stockholders will be 20%. Any loss recognized by a U.S. stockholder upon the sale or other disposition of shares of HCPI series C preferred stock that have been held for six months or less, after applying holding period rules, will generally be treated as long-term capital loss, to the extent of distributions received by the U.S. stockholder from HCPI that were required to be treated as long-term capital gains.

     REDEMPTION OF HCPI SERIES C PREFERRED STOCK

     A redemption of shares of HCPI series C preferred stock will be treated under Section 302 of the Internal Revenue Code as a distribution taxable as a dividend (to the extent of HCPI's current and accumulated earnings and profits) at ordinary income rates, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it:

     - is "substantially disproportionate" with respect to the holder;

     - results in a "complete termination" of the holder's stock interest in HCPI; or

     - is "not essentially equivalent to a dividend" with respect to the holder,

all within the meaning of Section 302(b) of the Internal Revenue Code.

     In determining whether any of these tests have been met, shares of HCPI capital stock (including HCPI common stock and other equity interests in HCPI) considered to be owned by the holder by reason of constructive ownership rules set forth in the Internal Revenue Code, as well as shares of capital stock actually owned by the holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to any particular holder of HCPI series C preferred stock depends upon the facts and circumstances at the time that the determination must be made, prospective holders of HCPI series C preferred stock are advised to consult their tax advisors to determine the applicable tax treatment.

     If a redemption of shares of HCPI series C preferred stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated, as to that holder, as a taxable sale or exchange. As a result, the holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between

     - the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which would have been characterized as a dividend to the extent of HCPI's current and accumulated earnings and profits); and

     - the holder's adjusted basis in the shares of HCPI series C preferred stock for tax purposes.

     Gain or loss will be capital gain or loss if the shares have been held as a capital asset, and, in the case of a non-corporate U.S. stockholder, will be long-term capital gain or loss if the shares have been held for more than one year. In general, the maximum rate of tax on gains for non-corporate U.S. stockholders will generally be 20%. Any loss recognized by a U.S. stockholder upon a redemption treated as a sale or exchange of shares of HCPI series C preferred stock that have been held for six months or less (after applying holding period rules) will generally be treated as long-term capital loss, to the extent of distributions received by the U.S. stockholder from HCPI which were required to be treated as long-term capital gains.

     If a redemption of shares of HCPI series C preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed shares of HCPI series C preferred stock for tax purposes will be transferred to the holder's remaining shares of capital stock in HCPI, if any. If the holder owns no other shares of capital stock in HCPI, the holder's basis may be transferred to a related person or it may be lost entirely.

BACKUP WITHHOLDING

     HCPI reports to its U.S. stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A U.S. stockholder that does not provide HCPI with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, HCPI may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "-- Taxation of Non-U.S. Stockholders" on page I-47.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified real estate investment trust do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except as described below, dividend income from HCPI and gain arising upon a sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as "debt financed property" within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests in the real estate investment trust. A real estate investment trust will not be a "pension held REIT" if it is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in HCPI's charter, HCPI does not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described above should be inapplicable to HCPI's stockholders.

     For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in HCPI's shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in HCPI's shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

TAXATION OF NON-U.S. STOCKHOLDERS

     The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of common stock or preferred stock by persons that are non-U.S. stockholders. As used in this summary, the term "non-U.S. stockholder" means stockholders of HCPI who are not U.S. stockholders. In general, non-U.S. stockholders may be subject to special tax withholding requirements on distributions from HCPI and with respect to their sale or other disposition of HCPI common stock or HCPI series C preferred stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-U.S. stockholder's country. A non-U.S. stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with HCPI in order to claim this treatment. Non-U.S. stockholders should consult their tax advisors concerning the federal income tax consequences to them of an acquisition of shares of HCPI common stock, including the federal income tax treatment of dispositions of interests in and the receipt of distributions from HCPI.

OTHER TAX CONSEQUENCES

     HCPI may be required to pay state or local taxes in state or local jurisdictions, including those in which HCPI transacts business, and HCPI's stockholders may be required to pay state or local taxes in state or local jurisdictions, including those in which they reside. HCPI's state and local tax treatment may not conform to the federal income tax consequences summarized above. In addition, the state and local tax treatment of holders of HCPI common stock or HCPI series C preferred stock may not conform to the federal income tax consequences summarized above. Consequently, holders of HCPI common stock and HCPI series C preferred stock should consult their tax advisors regarding the effect of state and local tax laws on the acquisition, ownership, and disposition of HCPI common stock and HCPI series C preferred stock.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference in this joint proxy statement/prospectus. The summary is qualified in its entirety by reference to the merger agreement. We urge all stockholders of HCPI and AHP to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

THE MERGER

     The merger agreement provides that AHP will be merged with and into HCPI. At the effective time of the merger, HCPI will continue as the surviving corporation in accordance with Maryland General Corporation Law. At the effective time of the merger, all the property, rights, privileges, immunities, powers and franchises of AHP before the merger will vest in HCPI, and all debts, liabilities and duties of AHP before the merger will become the debts, liabilities and duties of HCPI.

CLOSING AND EFFECTIVE TIME OF THE MERGER

     The merger will become effective after all conditions in the merger agreement are met, or waived including the receipt of stockholder approval of both companies, and after the articles of merger are filed with and accepted for record by the State Department of Assessments and Taxation of Maryland and a certificate of merger is filed with and accepted for record by the Secretary of State of the State of Delaware, unless HCPI and AHP agree to a date no later than 30 days after the date the articles of merger are accepted for record in the State of Maryland. The merger agreement provides that the closing of the merger will take place and the merger will become effective at such time and date as agreed to by HCPI and AHP. HCPI and AHP have agreed, and they presently expect, that the closing will occur and the merger will become effective in the last quarter of 1999.

CONVERSION OF SECURITIES

     Treatment of AHP Common Stock and the Exchange Ratio. At the effective time of the merger, each issued and outstanding share of AHP common stock, other than shares of AHP common stock held by HCPI or its subsidiaries, which will be canceled, will be automatically converted into 0.78 of a fully paid and non-assessable share of HCPI common stock. As of the effective time of the merger, each share of AHP common stock will be canceled and retired.

     No fractional shares of HCPI common stock will be issued in the merger. Instead of fractional shares, AHP common stockholders will receive cash. This cash will be payable out of the net proceeds of the sale or sales by the exchange agent of the aggregate fractional shares of HCPI common stock otherwise issuable in the merger. The amount of cash to be received by a holder of AHP common stock in lieu of a fractional share will be equal to that holder's proportionate interest in the net proceeds of the sale or sales.

     Treatment of AHP Series B Preferred Stock. At the effective time of the merger, each issued and outstanding share of AHP series B preferred stock will be converted into one share of HCPI series C preferred stock. As of the effective time of the merger, each share of AHP series B preferred stock will be canceled and retired. The terms, designations, preferences, limitations, privileges and rights, other than par value, of the HCPI series C preferred stock will substantially the same as those of the AHP series B preferred stock in respect of which it is issued.

     Treatment of AHP Depositary Shares. The AHP depositary shares which currently represent one-one-hundredth of an interest in a share of AHP series B preferred stock will remain outstanding but will be automatically converted into HCPI depositary shares representing one-one hundredth of an interest in HCPI series C preferred stock. Certificates, called depositary receipts, which currently evidence the AHP depositary shares will remain outstanding, will represent HCPI depositary shares, and need not be exchanged.

TREATMENT OF AHP STOCK OPTIONS

     Each outstanding AHP stock option which has not vested immediately prior to the effective time of the merger will become vested and fully exercisable. AHP and the AHP board will use their reasonable efforts to cause each then outstanding AHP stock option, whether vested or unvested, to be canceled immediately prior to the completion of the merger, with the holder of the option becoming entitled to receive an amount of cash from AHP equal to the product of:

     1. the amount by which the product of the closing price per share of HCPI common stock on The New York Stock Exchange on the most recent trading day immediately preceding the effective time of the merger, and the exchange ratio of 0.78, exceeds the exercise price per share of AHP common stock subject to an AHP stock option, whether vested or unvested; and

     2. the number of shares of AHP common stock issuable under the unexercised portion of an AHP stock option, less any required withholding of taxes.

     This stock option consideration, if any, will be paid by AHP immediately prior to the effective time of the merger. The cancellation of an AHP stock option in exchange for the option consideration will be deemed a release of any and all rights the holder had or may have had in respect of an AHP stock option.

     If any AHP stock options are not canceled, those AHP stock options will be assumed by HCPI and continue in effect on the same terms and conditions as in effect immediately prior to the effective time of the merger and each of these remaining options will be converted automatically into a new option to purchase the number of shares of HCPI common stock determined as provided below, at the exercise price determined as provided below:

     - The number of shares of HCPI common stock to be subject to the new option will be equal to the product of:

        1. the number of shares of AHP common stock subject to the remaining option immediately prior to the effective time of the merger, multiplied by;

        2. the exchange ratio of 0.78,
provided that the resulting number of shares of HCPI common stock will be rounded to the nearest whole share of HCPI common stock.

     - The exercise price per share of HCPI common stock under the new option will be equal to:

        1. the exercise price per share of the AHP common stock under the remaining option, divided by;

        2. the exchange ratio of 0.78,

provided that the exercise price will be rounded to the nearest whole cent.

TREATMENT OF AHP DIVIDEND EQUIVALENT RIGHTS

     Each outstanding AHP dividend equivalent right, other than those related to deferred directors fees as described below, will be canceled prior to the effective time of the merger, with the holder of the dividend equivalent right becoming entitled to receive an amount of cash from AHP determined under the terms of the holder's employment contract, less any required withholding of taxes. This dividend equivalent right consideration will be paid by AHP prior to the effective time of the merger. The cancellation of an AHP dividend equivalent right will be deemed a release of any and all rights the holder had or may have had in respect of an AHP dividend equivalent right.

TREATMENT OF AHP DEFERRED DIRECTORS FEES

     All AHP deferred directors fees, and any dividend equivalent rights related to AHP deferred directors fees will be assumed by HCPI on the same terms and conditions as in effect immediately prior to the effective time of the merger. The right to receive AHP common stock for deferred directors fees and any related dividend equivalent rights to AHP deferred directors fees will be converted automatically into the right to receive HCPI common stock. The number of shares of HCPI common stock payable as AHP deferred directors fees, or any related dividend equivalent rights, accumulated immediately prior to the effective time of the merger will be equal to the product of:

     - the number of shares of AHP common stock payable as AHP deferred directors fees and any related accumulated dividend equivalent rights immediately prior to the effective time of the merger; and

     - the exchange ratio of 0.78;

provided that any resulting fractional shares of AHP common stock will be rounded to the nearest whole share of HCPI common stock, and provided further that, solely with respect to each holder of AHP deferred directors fees and any related dividend equivalent rights, who is not a director of the surviving corporation immediately following the effective time of the merger, HCPI will distribute promptly following the effective time of the merger shares of HCPI common stock payable as the AHP deferred directors fees and related accumulated dividend equivalent rights in accordance with the terms and conditions of the AHP deferred directors fees in effect immediately prior to the effective time of the merger. Upon the making of this payment, the AHP deferred directors fees and related accumulated dividend equivalent rights will terminate.

EXCHANGE OF STOCK CERTIFICATES

     Surrender of Shares of AHP Common Stock and AHP Series B Preferred Stock; Stock Transfer Books. HCPI has designated Bank of New York to serve as exchange agent for the exchange of certificates representing AHP common stock for certificates representing HCPI common stock and the payment of cash in lieu of fractional shares and the exchange of certificates representing AHP series B preferred stock for certificates representing HCPI series C preferred stock. Promptly after the effective time of the merger, the exchange agent will mail to each record holder of certificates representing shares of AHP common stock and to the sole holder of record of AHP series B preferred stock, ChaseMellon Shareholder Services L.L.C., as depositary (as described in more detail below), a letter of transmittal and instructions for surrendering the certificates for exchange and payment. Holders of certificates who surrender their certificates to the exchange agent together with a duly completed and validly executed letter of transmittal, will receive certificates representing the number of whole shares of HCPI common stock, HCPI series C preferred stock, cash in lieu of any fractional shares of HCPI common stock, and any dividends or distributions to which they are entitled. The surrendered certificates will be canceled.

     No Surrender of Depositary Shares. ChaseMellon Shareholder Services, L.L.C., as depositary under the Deposit Agreement with AHP and holders of depositary receipts, dated October 27, 1997, is the only holder of record of shares of AHP series B preferred stock. The AHP series B preferred stock is represented by depositary shares. Following the merger, the depositary shares formerly representing the AHP series B preferred stock will automatically be converted to represent the HCPI series C preferred stock. ChaseMellon will receive certificates evidencing the HCPI series C preferred stock in exchange for certificates evidencing the AHP series B preferred stock in connection with the merger.

     HOLDERS OF AHP COMMON STOCK AND AHP SERIES B PREFERRED STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL LETTER FROM THE EXCHANGE AGENT.

     Holders of AHP depositary receipts representing the depositary shares which evidence an ownership interest in AHP series B preferred stock will not need to exchange their depositary receipts as they will be automatically converted into depositary receipts representing HCPI depositary shares in the merger.

     Failure to Exchange. One year after the effective time of the merger, HCPI can require the exchange agent to deliver to HCPI all unclaimed cash and shares of HCPI common stock and HCPI series C preferred stock. Thereafter, AHP stockholders must look only to HCPI for payment of their consideration on their AHP shares and they will have no greater rights against HCPI than may be accorded to general creditors of HCPI.

     No Liability. Neither HCPI nor the exchange agent will be liable to any holder of a certificate for shares of HCPI common stock, HCPI series C preferred stock and any cash payable in lieu of any fractional shares delivered to a public official under any applicable abandoned property, escheat or similar law.

     No Further Registration or Transfer of AHP Common Stock and AHP Series B Preferred Stock. At the effective time of the merger, there will be no further registration of transfers of shares of AHP common stock or AHP series B preferred stock on the records of AHP.

     Dividends and Distributions. No dividends or other distributions declared or made after the effective time of the merger with respect to shares of HCPI common stock or HCPI series C preferred stock will be paid to the holder of any shares of HCPI common stock or HCPI series C preferred stock represented by unsurrendered certificates which previously represented shares of AHP common stock or AHP series B preferred stock, and no cash payment in lieu of fractional shares will be paid to any such holder until the holder surrenders the certificate as provided above. Upon surrender of the certificate, HCPI will pay to the holder, without interest, any dividends or distributions with respect to shares of HCPI common stock or HCPI series C preferred stock represented by the certificate that have become payable between the effective time of the merger and the time of such surrender.

     Lost Certificates. An AHP stockholder must provide an appropriate affidavit to the exchange agent if any certificates evidencing AHP stock are lost, stolen or destroyed, in order to receive HCPI certificates. HCPI may require the owner of such lost, stolen or destroyed certificates to deliver a bond as indemnity against any claim that may be made against HCPI or the exchange agent with respect to any such certificates.

     Voting. HCPI will take all commercially reasonable action so that each holder of AHP common stock which is converted into HCPI common stock will be entitled to vote on all matters subject to the vote of holders of HCPI common stock with a record date on or after the effective date of the merger, whether or not the holder has surrendered stock certificates in accordance with the merger agreement.

     Withholding Rights. Either HCPI or the exchange agent is entitled to deduct and withhold from the cash in lieu of any fractional shares of HCPI common stock payable to any holder of certificates the amounts HCPI or the exchange agent is required to deduct and withhold from such consideration under the Internal Revenue Code or any provision of state, local or foreign tax law. Any amounts withheld will be treated as having been paid to the holder of the shares of AHP common stock.

REPRESENTATIONS AND WARRANTIES

     HCPI and AHP have made representations and warranties in the merger agreement many of which are qualified as to materiality, many of which are subject to matters disclosed by the parties, and none of which survive the completion of the merger. The representations and warranties of HCPI and AHP relate to, among other things:

     - the organization and qualification of themselves and their subsidiaries;

     - the authorization, execution, delivery and enforceability of the merger agreement and related matters;

     - their respective capital structures;

     - their subsidiaries and their interests and investments in other companies;

     - that the merger will not result in a violation of AHP's or HCPI's organizational documents or the organizational documents of any of their subsidiaries, contracts to which HCPI or AHP is a party, or violate any law, rule or regulation;

     - consents and regulatory approvals necessary to complete the merger;

     - compliance with laws, required licenses and permits;

     - documents and financial statements filed with the SEC and the accuracy of information contained in those filings;

     - the absence of undisclosed liabilities;

     - the absence of adverse changes or events;

     - litigation;

     - taxes and tax returns;

     - employee benefit plans;

     - properties;

     - contracts;

     - labor relations;

     - intellectual property;

     - environmental matters;

     - the opinions received from financial advisors regarding the merger;

     - brokers and finders' fees;

     - the votes of stockholders required to approve the merger;

     - accounting and tax matters;

     - insurance;

     - the inapplicability of state law takeover provisions;

     - the absence of material adverse effects;

     - rights plans; and

     - their and their affiliate's ownership of the other company's common stock.

     The merger agreement also contains representations and warranties by AHP relating to:

     - the Kendall replacement properties.

COVENANTS

     Conduct of Business Prior to the Merger. HCPI and AHP have agreed that, until the earlier of the termination of the merger agreement or the effective time of the merger, each of HCPI and AHP and their subsidiaries will:

     - maintain its respective qualification as a "real estate investment trust" under the Internal Revenue Code;

     - coordinate with the other the declaration of any dividends in respect of HCPI common stock and AHP common stock and the record and payment dates therefor;

     - carry on its business in the ordinary course;

     - pay its debts and taxes when due, subject to good faith disputes;

     - pay or perform other material obligations when due;

     - maintain insurance coverage and its books, accounts and records in the usual manner;

     - comply with applicable laws;

     - maintain and keep its properties and equipment in good repair, working order and condition; and

     - use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors and others with which it has business dealings.

     During the same period, AHP has agreed that each of AHP and its subsidiaries will not:

     - amend its certificate of incorporation, the certificate of designation relating to the AHP series B preferred stock or organizational documents;

     - except as provided in the merger agreement, issue or authorize the issuance of additional shares of its capital stock or securities convertible into capital stock, or any subscriptions, rights, warrants or options to acquire any convertible securities or capital stock, or any other securities in substitution for outstanding shares of AHP common stock, other than upon exercise of outstanding stock options or for the payment of AHP deferred directors fees and related dividend equivalent rights;

     - amend or waive any terms of any option, warrant or stock option plan of AHP or any of its subsidiaries or authorize cash payments for any options granted under any of such plans;

     - take any action with respect to the AHP rights plan;

     - declare, set aside or pay any dividend or other distribution in respect of any of its capital stock other than:

        (a) the regular quarterly dividend paid by AHP in an amount not to exceed $.565 per share of AHP common stock;

        (b) the regular quarterly dividend paid by AHP per share of AHP series B preferred stock; or

        (c) dividends or distributions to AHP or one of its subsidiaries;

     - split, combine, reclassify or redeem any shares of its capital stock, or any of its other securities;

     - increase the compensation of directors, officers or employees or otherwise increase employee benefits other than:

        (a) as required by law;

        (b) under any AHP employee benefit plan;

        (c) for salary and benefit increases in the ordinary course of business to employees other than executive officers;

        (d) the acceleration of vesting and the cashing out of options to purchase AHP common stock, the cashing out of dividend equivalent rights and the treatment of deferred directors fees and related dividend equivalent rights as provided in the merger agreement;

        (e) under existing agreements or policies previously disclosed in writing to HCPI;

        (f) the amendment of AHP's money purchase pension plan to provide that severance pay shall be excluded from the definition of compensation; and

        (g) the amendment of AHP's retirement plan for outside directors to provide for an actuarially equivalent lump sum payment election upon termination of service as a director;

     - sell, lease or encumber any material properties or assets of AHP or any of its subsidiaries;

     - acquire any real property or other material assets, provided that AHP must notify HCPI of the acquisition of any immaterial assets prior to their acquisition;

     - incur, or prepay any debt other than under existing agreements, or guarantee the obligations of any other person, or make any loans or investments in any other person, other than between or with any wholly-owned subsidiaries;

     - enter into any "keep well" or other agreement to maintain the financial condition of another entity, other than AHP or any of its wholly-owned subsidiaries;

     - make or rescind any material tax elections, settle any tax claims or amend any material tax return;

     - pay any claim or obligation other than in the ordinary course of business;

     - other than in the ordinary course of business, waive any rights of substantial value or make any payment of any material liability before it comes due;

     - fail to maintain its existing insurance coverages;

     - change its methods of accounting as in effect on March 31, 1999, unless required by generally accepted accounting principles or the SEC;

     - modify or assign any rights under any of AHP's material contracts except in the ordinary course of business;

     - take any action that would cause AHP's representations or warranties made in the merger agreement not to be true and correct in all material respects;

     - enter into any agreement with any AHP affiliates, other than a subsidiary of AHP, other than those agreements existing on the date of the merger agreement or as disclosed to HCPI prior to the date of the merger agreement;

     - consent to the closure of any facility except those closures that are not, individually or in the aggregate, material to AHP and its subsidiaries taken as a whole;

     - agree to take any action that would prevent the merger from qualifying as a reorganization as described in Section 368(a) of the Internal Revenue Code;

     - commit any capital expenditures other than as required pursuant to commitments existing on August 4, 1999 or in the ordinary course of business;

     - initiate or settle any material litigation or arbitration proceeding, except in connection with the merger agreement; or

     - agree to take any of the preceding actions.

     Notwithstanding the preceding restrictions on AHP's actions, during the same period, AHP will be permitted, without the prior consent of HCPI:

     - to acquire the properties identified to HCPI prior to the date of the merger agreement as possible replacement properties for the Kendall Regional Medical Center;

     - to complete the acquisition, development, funding and assumption of debt of any property for which AHP had entered into a binding agreement as of August 4, 1999;

     - to acquire up to $25,000,000 of additional properties, provided each acquired property has an initial cash on cash return of at least 9.99%;

     - to assume any existing secured debt in connection with permitted acquisitions, upon the satisfaction of specified conditions;

     - to dispose of any AHP real property that is subject to a tenant purchase option, upon the exercise by the tenant of the purchase option;

     - to sell the Sunrise Regional Medical Center for not less than $2 million, or the Anclote Manor Facility for a price of not less than $1 million, but not both, if necessary to avoid owing federal income or Internal Revenue Code Section 4981 excise taxes in respect of its 1999 short taxable year, provided, however, that if HCPI consents to the terms of the sale of the Anclote Manor Facility, AHP may also sell the Sunrise Regional Medical Center, without HCPI's additional consent; and

     - to amend or renew any of AHP's leases, and to waive or assign rights or claims, in the ordinary course of business and not, individually or in the aggregate, material to AHP and its subsidiaries, taken as a whole.

     During the same period, HCPI has agreed that each of HCPI and its subsidiaries will not:

     - amend its charter or organizational documents except for the adoption of articles supplementary relating to the HCPI series C preferred stock;

     - split, reclassify or redeem any shares of its capital stock, or any of its other securities;

     - declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock except for any quarterly dividends paid by HCPI or any of its subsidiaries, dividends or distributions to HCPI or any of its subsidiaries, or as otherwise provided in the merger agreement; or

     - agree to take any of the foregoing actions.

     No Solicitation. AHP has agreed to terminate any existing solicitation, discussion or negotiation with any third party regarding the acquisition by a third party of 15% or more, of AHP's business, assets or securities. AHP has also agreed that, without HCPI's consent, it will not:

     - solicit or facilitate an Acquisition Proposal, as described below;

     - engage in discussions with, or provide any nonpublic information to, any third party regarding an Acquisition Proposal; or

     - enter into any agreement with respect to an Acquisition Proposal.

     AHP and the AHP board may, however, furnish nonpublic information to, and/or participate in discussions or negotiations with, any third party that has made an unsolicited written Acquisition Proposal if the AHP board:

     - determines in good faith, after consulting with its financial advisor, that the Acquisition Proposal is reasonably capable of being completed on substantially the terms proposed and would, if consummated, result in a transaction that would be more favorable to AHP stockholders than the merger;

     - determines in good faith, after consulting with its outside legal counsel, that the failure to take such action would be inconsistent with the AHP board's fiduciary duties under applicable law; and

     - receives from the third party prior to taking such action a confidentiality and standstill agreement with material terms no less favorable to AHP than those contained in the confidentiality agreement between HCPI and AHP.

     When used in this joint proxy statement/prospectus, the term "Acquisition Proposal" means, with respect to AHP, any proposal or offer from any entity, other than HCPI or any of its subsidiaries, relating to any:

     - acquisition of a business of AHP or any of its subsidiaries that constitutes 15% or more of AHP's and its subsidiaries' consolidated net revenue, net income or assets;

     - acquisition of 15% or more of any class of equity securities of AHP or any of its subsidiaries whose business constitutes 15% or more of AHP's and its subsidiaries' consolidated net revenue, net income or assets;

     - tender offer or exchange offer that, if consummated, would result in any person or entity beneficially owning 15% or more of the capital stock of AHP; or

     - merger, consolidation, business combination, or similar transaction involving AHP or any of its subsidiaries whose business constitutes 15% or more of AHP's and its subsidiaries' consolidated net revenue, net income or assets.

     AHP has agreed to notify HCPI promptly of any inquiries, offers or proposals or any request for nonpublic information in connection with an Acquisition Proposal and to furnish to HCPI the material terms and conditions of any Acquisition Proposal.

     The AHP board may not withdraw or modify, in a manner adverse to HCPI, its approval or recommendation of the merger agreement or the merger. However, if AHP receives a superior Acquisition Proposal, the AHP board may withdraw or modify its approval or recommendation of the merger agreement or the merger only if the AHP board:

     - determines in good faith, after consulting its financial advisor, that the Acquisition Proposal is reasonably capable of being completed on substantially the terms proposed and would, if consummated, result in a transaction that would be more favorable to AHP's stockholders than the merger; and

     - determines in good faith, after consulting its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Nevertheless, the AHP board has agreed to submit the merger agreement to AHP's stockholders for approval, whether or not the AHP board at any time subsequently determines that the merger agreement is no longer advisable or recommends that the stockholders of AHP reject it or otherwise modifies or withdraws its recommendation. Unless the AHP board has withdrawn its recommendation of the merger agreement in compliance with the foregoing, AHP has agreed to use all lawful efforts to secure the required vote of its stockholders in favor of the of the merger agreement.

     Access to Information. HCPI and AHP have agreed to provide access to the other upon reasonable notice during normal business hours during the period prior to the effective time of the merger, to all its personnel, properties, books, contracts, commitments and records. HCPI and AHP have also agreed to exchange monthly financial reports and development reports and provide further information on request (subject to their obligations of confidentiality to third parties). All non-public information received by either party is to be held in confidence.

     Governmental Approvals and Defense of Litigation. HCPI and AHP have agreed to promptly prepare and file all necessary documentation and to obtain as promptly as practicable all approvals and authorizations of all third parties and governmental entities which are necessary to consummate the merger.

     HCPI and AHP have also agreed to defend vigorously any litigation or administrative proceeding adversely affecting the merger.

     Director and Officer Insurance and Indemnification. After the effective time of the merger, HCPI will indemnify and hold harmless each present and former director and officer of AHP against any expenses, judgments, claims or liabilities pertaining to any matter existing or occurring at or prior to the effective time of the merger to the fullest extent permitted under applicable law. For six years after the effective time of the merger, HCPI will obtain a new policy of directors' and officers' liability insurance with similar terms to the directors' and officers' liability insurance policy currently maintained by AHP. This new policy will provide coverage with respect to claims arising from facts that occurred on or prior to the effective time of the merger, including all claims arising out of the merger agreement. HCPI is not obligated, however, to spend more than $360,000 per year to maintain such insurance coverage.

     Employee Benefits. From and after the effective time of the merger, HCPI will comply with employee benefit plans of AHP in accordance with their terms, and provide the employees of HCPI and its subsidiaries who were, prior to the merger, employees of AHP or its subsidiaries, employee benefits which, in the aggregate, are no less favorable to such employees than the employee benefits provided to similarly situated employees of HCPI. HCPI and AHP will promptly pay all compensation and benefits required to be paid under the terms of any agreement with any present or former employee or director of AHP in effect as of the date of the merger agreement. Immediately at the effective time of the merger, HCPI will honor in accordance with their terms, all employee plans of AHP, vested or accrued benefit obligations to, and contractual rights of, current and former employees of AHP.

     Affiliate Agreements. No later than 45 days prior to the closing of the merger, AHP is obligated to provide a list of affiliates (as such term is defined by Rule 144 under the Securities Act of 1933) of AHP. AHP is also obligated to notify HCPI regarding any changes in the identity of AHP affiliates prior to the closing date of the merger. See "The Merger -- Resales of HCPI Common Stock Issued in Connection with the Merger; Affiliate Agreements."

     Tax Treatment of Reorganization. HCPI and AHP have agreed to use their best efforts to cause the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. HCPI and AHP will also cooperate and use their best efforts to obtain the opinions of Sullivan & Cromwell, counsel to AHP, and Latham & Watkins, counsel to HCPI, to the effect that the merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     Further Assurances and Actions. Each of HCPI and AHP has agreed to use its reasonable efforts to take all appropriate action to do all things necessary, proper or advisable on its part under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement. Notwithstanding anything to the contrary, neither HCPI nor AHP are precluded from complying with federal securities law. The parties have further agreed to cooperate with respect to the consolidation of their Texas subsidiaries.

     Stock Exchange Listing. HCPI will use its best efforts to list on The New York Stock Exchange prior to the effective time of the merger, the shares of HCPI common stock to be issued in the merger.

CONDITIONS TO OBLIGATIONS TO EFFECT THE MERGER

     The respective obligations of HCPI and AHP to effect the merger are subject to the satisfaction or waiver of several conditions at or prior to the closing of the merger, including:

     - the stockholders of HCPI and AHP having approved the merger and the merger agreement in the manner required by the merger agreement;

     - no order, decree or injunction or statute, rule or regulation being in effect that prohibits or restricts the completion of the merger;

     - the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part having become effective and not the subject of any stop order;

     - any material blue sky law, permit or approval having been obtained;

     - all filings required to be made prior to the closing of the merger by either HCPI or AHP with any governmental entity having been made;

     - the approval for listing of the shares of HCPI common stock to be issued in connection with the merger on The New York Stock Exchange upon official notice of issuance; and

     - all consents or approvals of all persons, other than governmental entities, required for or in connection with the merger agreement or the transactions contemplated by the merger agreement having been obtained.

     Except as may be waived in writing by AHP, the obligation of AHP to effect the merger is also subject to the satisfaction of the following conditions:

     - the representations and warranties of HCPI in the merger agreement being true and correct in all material respects as of the date of the effective time of the merger except:

        (a) as contemplated by the merger agreement; and

        (b) those representations and warranties that address matters only as of a particular date, other than the date of the merger agreement, which must remain true and correct as of that particular date;

     - HCPI having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

     - AHP having received a certificate as to the truth of HCPI's representations and warranties and the performance of HCPI's obligations, as required by the merger agreement;

     - AHP having received an opinion of Sullivan & Cromwell, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - AHP having received the opinion of Latham & Watkins to the effect that HCPI has qualified to be taxed as a real estate investment trust commencing with its taxable year ended December 31, 1985 and that HCPI's proposed method of operation will enable it to continue to qualify for taxation as a real estate investment trust under the Internal Revenue Code.

     Except as may be waived in writing by HCPI, the obligation of HCPI to effect the merger is also subject to the satisfaction of the following conditions:

     - the representations and warranties of AHP in the merger agreement being true and correct in all material respects as of the date of the effective time of the merger except:

        (a) as contemplated by the merger agreement; and

        (b) those representations and warranties which address matters only as of a particular date, other than the date of the merger agreement, which must remain true and correct as of that particular date;

     - AHP having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

     - HCPI having received a certificate as to the truth of AHP's representations and warranties and the performance of AHP's obligations, as required by the merger agreement;

     - HCPI having received an opinion of Latham & Watkins to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - HCPI having received an opinion from each of Davis, Graham & Stubbs LLP and Sullivan & Cromwell that, taken together, are to the effect that AHP has qualified to be taxed as a real estate investment trust commencing with its taxable year ended December 31, 1987 and that AHP's proposed method of operation will enable it to meet, through the effective date of the merger, the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code;

     - the amount of the equity balance held by BancOne Colorado, N.A., in its capacity as qualified intermediary for AHP and some of its subsidiaries, used to acquire properties during the period from June 30, 1999 to the effective date of the merger, plus the amount of cash AHP uses to acquire other properties during that period totaling at least $40 million;

     - AHP having not declared, set aside or paid any dividends or other distributions with respect to any shares of its capital stock with respect to its 1999 taxable year except for the regularly quarterly dividend paid by AHP per share of AHP common or preferred stock, and as otherwise provided in the merger agreement; and

     - AHP not owing any federal income or Internal Revenue Code Section 4981 excise taxes in respect of its short 1999 taxable year.

TERMINATION; TERMINATION FEES AND EXPENSES

     Termination. The merger agreement provides that prior to the completion of the merger, the merger agreement may be terminated:

     - upon the mutual consent of HCPI and AHP;

     - by either HCPI or AHP if:

        (a) the merger has not occurred on or before January 31, 2000, so long as the terminating party did not prevent completion of the merger by failing to fulfill any of its obligations under the merger agreement;

        (b) any court or other governmental entity has issued an order, decree or ruling which cannot be appealed and which makes the merger illegal or permanently prohibits the completion of the merger;

        (c) there has been a material breach of the merger agreement that would result in the failure to satisfy one of the conditions to the merger by the other party which is not curable, or, if curable, is not cured within 30 days after written notice of the breach to the breaching party; or

        (d) the stockholders of HCPI or AHP do not vote to approve the merger or merger agreement in the manner required by the merger agreement; or

     - by HCPI if:

        (a) the AHP board withdraws or modifies its recommendation of the merger in a manner adverse to HCPI;

        (b) the AHP board fails to reaffirm approval or recommendation of the merger or the merger agreement within five business days of a request to do so by HCPI;

        (c) AHP approves or recommends any Acquisition Proposal; or

        (d) the AHP board resolves to take any of the above three actions.

     Termination Fees. AHP has agreed to pay HCPI up to $18.7 million as a termination fee if either of the following events occur:

     - HCPI terminates the merger agreement because:

        (a) the AHP board withdraws or modifies its recommendation of the merger in a manner adverse to HCPI;

        (b) the AHP board fails to reaffirm approval or recommendation of the merger or the merger agreement within five business days of a request to do so by HCPI;

        (c) AHP approves or recommends any Acquisition Proposal; or

        (d) the AHP board resolves to take any of the above actions;

        provided, that AHP will not be obliged to pay the termination fee under these circumstances if the merger has not occurred on or before January 31, 2000 through no fault of AHP, HCPI has breached the merger agreement in a manner that would result in the failure of HCPI to satisfy one of the conditions to the merger; or the required approval of HCPI's stockholders has not been obtained.

     - Prior to the AHP special meeting, a third party makes an Acquisition Proposal to AHP or to its stockholders, and:

        (a) the merger agreement is terminated because AHP stockholders fail to approve the merger;

        (b) HCPI terminates the merger agreement as a result of a breach of the merger agreement in a manner that would result in the failure of AHP to satisfy one of the conditions of the merger; or

        (c) HCPI terminates the merger agreement because the merger has not occurred on or before January 31, 2000 through no fault of HCPI.

     Expenses. Except as described below, HCPI and AHP will bear their own expenses in connection with the merger.

     If HCPI terminates the merger agreement because:

     - the AHP stockholders fail to approve the merger agreement;

     - the merger has not occurred on or before January 31, 2000 through no fault of HCPI;

     - AHP has breached the merger agreement in a manner that would result in the failure of AHP to satisfy one of the conditions of the merger;

     - AHP withdraws or modifies its recommendation of the merger in a manner adverse to HCPI; or

     - the AHP board fails to reaffirm its approval or recommendation of the merger or approves or recommends an Acquisition Proposal then AHP has agreed to reimburse HCPI, up to a maximum of $2 million, for its fees and expenses paid in connection with the merger unless AHP would also be entitled to terminate the merger agreement because:

     - the merger has not occurred on or before January 31, 2000 through no fault of AHP;

     - HCPI has breached the merger agreement in a manner that would result in the failure of HCPI to satisfy one of the conditions to the merger; or

     - the required approval of HCPI stockholders has not been obtained.

     If AHP terminates the merger agreement:

     - because the HCPI stockholders fail to approve the merger agreement

     - because HCPI has breached the merger agreement in a manner that would result in the failure of HCPI to satisfy one of the conditions to the merger;

     - or the merger has not occurred on or before January 31, 2000 through no fault of AHP.

     HCPI has agreed to reimburse AHP, up to a maximum of $2 million, for its fees and expenses paid in connection with the merger, unless HCPI would also be entitled to terminate the merger agreement because:

     - the merger has not occurred on or before January 31, 2000 through no fault of HCPI;

     - AHP has breached the merger agreement in a manner that would result in the failure of HCPI to satisfy one of the conditions to the merger; or

     - the required approval of AHP stockholders has not been obtained.

AMENDMENT AND WAIVER

     HCPI and AHP may amend the merger agreement at any time, but, after approval of the merger agreement by the HCPI stockholders and AHP stockholders, no amendment may be made that by law requires further approval by the stockholders unless their further approval is obtained.

     At any time prior to the agreed upon time for the closing of the merger, or any other date agreed to by HCPI and AHP, HCPI and AHP may:

     - extend the time for the performance of any of the obligations or other acts of the other party required by the merger agreement;

     - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered in connection with the merger agreement; and

     - waive compliance with any of the agreements or conditions of the other party contained in the merger agreement.

Extensions or waivers must be in writing and signed by the party granting the extension or waiver.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     At the close of business on September 23, 1999, the record date for the HCPI special meeting and the AHP special meeting, there were approximately 1,456 holders of record of HCPI common stock and 3,842 holders of record of AHP common stock.

MARKET PRICES AND DIVIDENDS

     HCPI common stock is listed on The New York Stock Exchange under the symbol "HCP." AHP common stock is listed on The New York Stock Exchange under the symbol "AHE."

     The following table lists the high and low trading prices per share of HCPI common stock and AHP common stock as reported on The New York Stock Exchange Composite Transaction Tape based on published financial sources for the quarterly periods indicated, which correspond to the companies' respective quarterly fiscal periods for financial reporting purposes.

                                      HCPI                                   AHP
                                     COMMON                                COMMON
                                      STOCK                                 STOCK
                                 ---------------         DIVIDEND      ---------------         DIVIDEND
                                 HIGH        LOW          PAID(1)      HIGH        LOW          PAID(2)
                                 ----        ---        -----------    ----        ---        -----------
1997:
  First Quarter..............     37 3/8     32 7/8        0.60         26         22 7/8        .5250
  Second Quarter.............     36 1/8     31 7/8        0.61         26 3/8     23            .5250
  Third Quarter..............     38 3/4     35 1/4        0.62         25 15/16   24 7/16       .5250
  Fourth Quarter.............     40 3/8     37 3/16       0.63         28         24            .5250
1998:
  First Quarter..............     39 7/16    35 1/2        0.64         29         26            .5450
  Second Quarter.............     37         32 3/4        0.65         28 1/4     24 3/4        .5450
  Third Quarter..............     37 7/8     29 9/16       0.66         26 3/4     21 1/2        .5450
  Fourth Quarter.............     35 7/8     28 7/8        0.67         24         19 7/8        .5450
1999:
  First Quarter..............     31 13/16   26 1/2        0.68         21 15/16   17 1/4        .5650
  Second Quarter.............     33 1/8     26 7/8        0.69         20 15/16   17 1/8        .5650
  Third Quarter (through
     September 21, 1999).....     29 1/8     24 1/16       0.70         20 11/16   17 3/4        .5650

-------------------------
(1) HCPI's dividend paid in a particular quarter is for the same quarter.

(2) AHP's dividend paid in a particular quarter is for the preceding quarter.

     HCPI has increased its dividend each quarter for the past 55 consecutive quarters and currently plans to continue paying its quarterly cash dividend after completion of the merger. The HCPI board may, however, increase or decrease the per share cash dividend amount.

COMPARATIVE MARKET DATA

     The following table presents trading information for HCPI common stock and AHP common stock for August 3, 1999 and September 21, 1999. August 3, 1999 was the last full trading day prior to the public announcement of the proposed merger. September 21, 1999 was the last practicable trading day for which information was available prior to the date of the first mailing of this joint proxy statement/prospectus. AHP pro forma equivalent high, low and closing stock prices are computed by multiplying the HCPI high, low and closing stock prices by the exchange ratio of 0.78.

                                    HCPI                             AHP                              AHP
                                COMMON STOCK                     COMMON STOCK                 PRO FORMA EQUIVALENT
                         --------------------------       --------------------------       --------------------------
                         HIGH       LOW       CLOSE       HIGH       LOW       CLOSE       HIGH       LOW       CLOSE
                         ----       ---       -----       ----       ---       -----       ----       ---       -----
August 3, 1999.........  26 5/16    25 7/8    25 7/8      18 3/8     17 7/8    18          20 1/2     20 3/16   20 3/16
September 21, 1999.....  25 9/16    25 1/4    25 1/4      19 3/8     19        19 1/16     19 15/16   19 11/16  19 11/16

     The market prices of HCPI common stock and AHP common stock fluctuate. As a result, we urge you to obtain current market quotations of HCPI common stock and AHP common stock.

                              UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial statements give effect to the merger using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma combined balance sheet gives effect to the merger as if it had occurred on June 30, 1999. The unaudited pro forma combined statements of income for the year ended December 31, 1998 and the six months ended June 30, 1999 give effect to the merger as if it had occurred on January 1, 1998.

     PLEASE REMEMBER THAT THE INFORMATION PRESENTED IN THE FOLLOWING PRO FORMA COMBINED FINANCIAL STATEMENTS IS ONLY HYPOTHETICAL AND DOES NOT NECESSARILY REFLECT THE FINANCIAL PERFORMANCE THAT WOULD HAVE ACTUALLY RESULTED IF THE MERGER HAD BEEN COMPLETED ON THOSE DATES. FURTHER, THIS INFORMATION DOES NOT NECESSARILY REFLECT FUTURE FINANCIAL PERFORMANCE IF THE MERGER ACTUALLY OCCURS.

     This information is only a summary and you should read it together with the historical financial statements and related notes contained in the annual reports, quarterly reports and other information that HCPI and AHP have filed with the SEC and incorporated by reference. See "Where You Can Find More Information."

                      HEALTH CARE PROPERTY INVESTORS, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1999
                                 (In thousands)

                                                         HISTORICAL
                                             ----------------------------------
                                               HEALTH CARE         AMERICAN
                                                PROPERTY            HEALTH         PRO FORMA
                                             INVESTORS, INC.   PROPERTIES, INC.   ADJUSTMENTS     PRO FORMA
                                             ---------------   ----------------   -----------     ----------
ASSETS
Real Estate Investments
  Buildings and Improvements...............    $1,286,948         $ 707,673        $  66,323(1)   $2,060,944
  Accumulated Depreciation.................      (208,803)         (113,044)         113,044(1)     (208,803)
                                               ----------         ---------        ---------      ----------
                                                1,078,145           594,629          179,367       1,852,141
  Construction in Progress.................        20,629            21,656                           42,285
  Land.....................................       163,689            72,172                          235,861
                                               ----------         ---------        ---------      ----------
                                                1,262,463           688,457          179,367       2,130,287
Investments in and Advances to
  Partnerships.............................        53,404                 0                           53,404
Loans Receivable...........................       174,460             8,340             (635)(1)     182,165
Other Assets...............................        17,251            12,950           (2,888)(1)      27,313
Cash and Cash Equivalents..................         5,416            74,085                           79,501
                                               ----------         ---------        ---------      ----------
TOTAL ASSETS...............................    $1,512,994         $ 783,832        $ 175,844      $2,472,670
                                               ==========         =========        =========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Bank Notes Payable.........................    $  117,700         $  51,000        $  49,600(2)   $  218,300
Senior Notes Payable.......................       551,106           219,219           (4,239)(1)     766,086
Convertible Subordinated Notes due 2000....       100,000                 0                          100,000
Mortgage Notes Payable.....................        61,196            24,484                           85,680
Accounts Payable, Accrued Expenses and
  Deferred Income..........................        28,273            32,992                           61,265
Minority Interests in Partnerships.........        40,514               334                           40,848
STOCKHOLDERS' EQUITY
  Preferred Stock..........................       187,847           100,000          (11,850)(1)     275,997
  Common Stock.............................        32,044               250           19,238(1)       51,532
  Additional Paid-In Capital...............       463,420           515,952          (37,304)(1)     942,068
  Cumulative Net Income....................       570,980           411,374         (411,374)(1)     570,980
  Cumulative Dividends.....................      (640,086)         (571,773)         571,773(1)     (640,086)
                                               ----------         ---------        ---------      ----------
Total Stockholders' Equity.................       614,205           455,803          130,483       1,200,491
                                               ----------         ---------        ---------      ----------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY...................................    $1,512,994         $ 783,832        $ 175,844      $2,472,670
                                               ==========         =========        =========      ==========

  See accompanying notes to unaudited pro forma combined financial statements.

                      HEALTH CARE PROPERTY INVESTORS, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 1999
                                 (In thousands)

                                                  HISTORICAL
                                      ----------------------------------
                                        HEALTH CARE         AMERICAN
                                         PROPERTY            HEALTH         PRO FORMA
                                      INVESTORS, INC.   PROPERTIES, INC.   ADJUSTMENTS    PRO FORMA
                                      ---------------   ----------------   -----------    ---------
REVENUE
  Rental Income.....................     $ 84,986           $52,909          $            $137,895
  Tenant Reimbursements.............        4,071             1,435                          5,506
  Interest and Other Income.........       12,376             1,247                         13,623
                                         --------           -------          -------      --------
                                          101,433            55,591                        157,024
                                         --------           -------          -------      --------
EXPENSE
  Interest Expense..................       25,743            10,675            2,429(3)     38,847
  Depreciation / Non Cash Charges...       21,064            10,918            1,710(4)     33,692
  Facility Operating Expenses.......        7,758             3,244                         11,002
  Other Expenses....................        4,981             4,337           (3,835)(5)     5,483
                                         --------           -------          -------      --------
                                           59,546            29,174              304        89,024
                                         --------           -------          -------      --------
INCOME FROM OPERATIONS..............       41,887            26,417             (304)       68,000
  Minority Interests................       (2,985)              (94)                        (3,079)
  Gain on Sale of Real Estate
     Properties.....................          152            55,133                         55,285
                                         --------           -------          -------      --------
NET INCOME..........................       39,054            81,456             (304)      120,206
                                         --------           -------          -------      --------
DIVIDENDS TO PREFERRED
  STOCKHOLDERS......................        8,219             4,300                         12,519
NET INCOME APPLICABLE TO PSYCHIATRIC
  GROUP DEPOSITORY SHARES...........                          1,378                          1,378
                                         --------           -------          -------      --------
NET INCOME APPLICABLE TO COMMON
  SHARES............................     $ 30,835           $75,778          $  (304)     $106,309(6)
                                         ========           =======          =======      ========
BASIC EARNINGS PER COMMON SHARE.....     $   0.98           $  3.03                       $   2.09(6)
                                         ========           =======                       ========
DILUTED EARNINGS PER COMMON SHARE...     $   0.98           $  3.01                       $   2.04(6)
                                         ========           =======                       ========
FUNDS FROM OPERATIONS(7)............     $ 51,062           $32,548          $ 2,260(8)   $ 85,870(6)
                                         ========           =======          =======      ========
DIVIDENDS PER COMMON SHARE..........     $   1.37           $  1.13                       $   1.37
                                         ========           =======                       ========
WEIGHTED AVERAGE SHARES OUTSTANDING-
  BASIC.............................       31,353            24,988           (5,500)(9)    50,841
                                         ========           =======          =======      ========
WEIGHTED AVERAGE SHARES OUTSTANDING-
  DILUTED...........................       31,467            25,180           (2,378)(9)    54,269
                                         ========           =======          =======      ========

  See accompanying notes to unaudited pro forma combined financial statements.

                      HEALTH CARE PROPERTY INVESTORS, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1998
                                 (In thousands)

                                               HISTORICAL
                                   ----------------------------------
                                     HEALTH CARE         AMERICAN
                                      PROPERTY            HEALTH         PRO FORMA
                                   INVESTORS, INC.   PROPERTIES, INC.   ADJUSTMENTS      PRO FORMA
                                   ---------------   ----------------   -----------      ---------
REVENUE
Rental Income....................     $134,158           $105,600         $              $239,758
Tenant Reimbursements............        2,800              2,099                           4,899
Interest and Other Income........       24,591              5,023                          29,614
                                      --------           --------         -------        --------
                                       161,549            112,722                         274,271
                                      --------           --------         -------        --------
EXPENSE
Interest Expense.................       36,753             21,609           4,845(3)       63,207
Depreciation/Non Cash Charges....       32,523             21,354           3,411(4)       57,288
Facility Operating Expenses......        5,053              5,769                          10,822
Impairment Loss on Real Estate
  and Notes Receivable...........                           8,330                           8,330
Other Expenses...................        8,566              9,006          (8,003)(5)       9,569
                                      --------           --------         -------        --------
                                        82,895             66,068             253         149,216
                                      --------           --------         -------        --------
INCOME FROM OPERATIONS...........       78,654             46,654            (253)        125,055
Minority Interests...............       (5,540)              (189)                         (5,729)
Gain on Sale of Real Estate
  Properties.....................       14,053                  0                          14,053
                                      --------           --------         -------        --------
NET INCOME.......................       87,167             46,465            (253)        133,379
                                      --------           --------         -------        --------
DIVIDENDS TO PREFERRED
  STOCKHOLDERS...................        8,532              8,600                          17,132
NET LOSS APPLICABLE TO
  PSYCHIATRIC GROUP DEPOSITARY
  SHARES.........................                          (5,180)                         (5,180)
                                      --------           --------         -------        --------
NET INCOME APPLICABLE TO COMMON
  SHARES.........................     $ 78,635           $ 43,045         $  (253)       $121,427(6)
                                      ========           ========         =======        ========
BASIC EARNINGS PER COMMON SHARE..     $   2.56           $   1.77                        $   2.42(6)
                                      ========           ========                        ========
DILUTED EARNINGS PER COMMON
  SHARE..........................     $   2.54           $   1.75                        $   2.41(6)
                                      ========           ========                        ========
FUNDS FROM OPERATIONS(7).........     $ 96,255           $ 63,485         $ 4,879(8)     $164,619(6)
                                      ========           ========         =======        ========
DIVIDENDS PER COMMON SHARE.......     $   2.62           $   2.20                        $   2.62
                                      ========           ========                        ========
WEIGHTED AVERAGE SHARES
  OUTSTANDING -- BASIC...........       30,747             24,379          (4,891)(9)      50,235
                                      ========           ========         =======        ========
WEIGHTED AVERAGE SHARES
  OUTSTANDING -- DILUTED.........       33,664             24,605          (5,119)(9)      53,150
                                      ========           ========         =======        ========

  See accompanying notes to unaudited pro forma combined financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

BALANCE SHEET

     (1) Adjustments to reflect (a) the estimated fair value of assets acquired and liabilities assumed, (b) the elimination of AHP stockholders' equity, (c) the issuance of HCPI's common stock in exchange for all the outstanding common stock of AHP and (d) the conversion of AHP series B cumulative redeemable preferred stock into HCPI series C cumulative redeemable preferred stock.

     Components of the estimated purchase price (in thousands):

LIABILITIES ASSUMED:

Existing Liabilities Assumed...........................    $328,029
Estimated Fair Value Decrease in Liabilities...........      (4,239)
Estimated Increase in Bank Credit Facility.............      49,600
                                                           --------
Estimated Total Liabilities Assumed....................     373,390
                                                           --------
EQUITY ISSUED:

Preferred Stock (4,000,000 depositary shares valued at
  $22.04, the average closing price of AHP series B
  cumulative redeemable preferred depositary shares
  during the week of August 2, 1999)...................      88,150
Common Stock (19,488,000 shares valued at $25.57 per
  share, the average closing price of HCPI common stock
  during the week of August 2, 1999)...................     498,386
Estimated Registration Costs...........................        (250)
                                                           --------
Estimated Equity Issued................................     586,286
                                                           --------
Estimated Total Purchase Price.........................    $959,676
                                                           ========

        Fair value of the real estate properties are based on preliminary estimates. HCPI is in the process of determining fair values on a property-by-property basis using the present value of future cash flows. Senior Notes Payable have been adjusted to estimated fair values based upon current interest rates.

     Estimated allocation of the purchase price (in thousands):

Cash and Cash equivalents..............................    $ 74,085
Estimated Real Estate Properties.......................     867,824
Estimated Loans Receivable.............................       7,705
Estimated Other Assets.................................      10,062
                                                           --------
Estimated Assets Acquired..............................    $959,676
                                                           ========

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     (2) Adjustment to reflect estimated borrowings required to fund the amounts listed below in connection with the merger (in thousands):

AHP executive employment and consulting agreements
  costs.................................................    $19,200
Estimated cash payments for AHP common stock options and
  rights................................................      9,200(a)
Other AHP employee and director compensation cost.......      3,600
Financial advisory, legal, accounting and other costs...     17,600
                                                            -------
                                                            $49,600
                                                            =======

-------------------------
        (a) assumes that currently outstanding options to acquire AHP common stock will not be exercised prior to the completion of the merger and will instead be converted into the right to receive cash.

STATEMENTS OF INCOME

     (3) Adjustment to reflect the effect of (a) the increase in interest expense related to additional borrowings described in the adjustment described in Note (2) applying an 8.25% annual interest rate (a change of 0.125% in this interest rate would result in a $62,000 annual change in this interest expense adjustment) and (b) the increase in interest expense related to adjusting assumed liabilities to estimated fair value.

     (4) Adjustment to reflect (a) increased depreciation expense associated with the increase to fair value of the AHP depreciable property using the straight-line method over a 35-year period and (b) elimination of amortization expense related to intangible assets which have no continuing value to HCPI after the merger.

     (5) Adjustments to reflect the net reduction in general and administrative expenses resulting from (a) the elimination of most of AHP's payroll and corporate office costs, (b) the elimination of duplicative administrative costs and offset by (c) increased payroll and related costs pertaining to additional employees required by HCPI due to the merger.

     (6) If the adjustments referred to in (5) above had not been made, (a) pro forma net income applicable to common shares would have been $102,474 and $113,424 for the six months ended June 30, 1999 and the year ended December 31, 1998, respectively, (b) pro forma basic earnings per common share would have been $2.02 and $2.26 for the six months ended June 30, 1999 and the year ended December 31, 1998, respectively, (c) pro forma diluted earnings per common share would have been $1.96 and $2.26 for the six months ended June 30, 1999 and the year ended December 31, 1998, respectively, and (d) pro forma funds from operations would have been $82,035 and $156,616 for the six months ended June 30, 1999 and the year ended December 31, 1998, respectively.

     (7) HCPI believes that funds from operations is an important supplemental measure of operating performance. Funds from operations is defined as net income applicable to common shares (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructure and sales of property, plus real estate depreciation, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations does not, and is not intended to, represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income. Funds from

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

operations, as defined by HCPI, may not be comparable to similarly titled items reported by other real estate investment trusts that do not define it in accordance with the definition prescribed by the National Association of Real Estate Investment Trusts (NAREIT).

     (8) Adjustment to reflect the effect of the merger upon funds from operations due to (a) additional interest expense on additional borrowings discussed in Note (2) and an increase in interest expense related to adjusting assumed liabilities to estimated fair value, (b) elimination of non-cash amortization due to the elimination of intangible assets with no future value after the completion of the merger and (c) impact of adjustments to general and administrative expenses discussed in Note (5).

     (9) Adjustment to reflect the impact of the issuance of HCPI common stock by applying the exchange ratio of 0.78 to the outstanding AHP common stock. Assumes that currently outstanding options to acquire AHP common stock will not be exercised prior to completion of the merger and will instead be converted into the right to receive cash.

                      OPINION OF FINANCIAL ADVISOR TO HCPI

     In July, 1999 HCPI retained Merrill Lynch to act as its exclusive financial advisor in connection with the evaluation of various strategic alternatives available to HCPI.

     On August 3, 1999, Merrill Lynch delivered a fairness opinion to the HCPI board stating that, as of August 3, 1999, and based upon the assumptions made, matters considered and limits of review set forth in the opinion, the exchange ratio in the merger is fair, from a financial point of view, to HCPI.

     THE FULL TEXT OF THE MERRILL LYNCH FAIRNESS OPINION, WHICH DISCUSSES ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX C AND IS INCORPORATED BY REFERENCE. THE DESCRIPTION OF THE MERRILL LYNCH OPINION PROVIDED IN THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

     The Merrill Lynch opinion is addressed to the HCPI board and addresses only the fairness, from a financial point of view, of the exchange ratio in the merger and does not address the merits of the underlying decision by HCPI to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any stockholder as to how that stockholder should vote at the special meeting. The exchange ratio was determined on the basis of negotiations between HCPI and AHP and was approved by the HCPI board.

     In connection with the preparation of the fairness opinion, Merrill Lynch, among other things:

     (1) reviewed publicly available business and financial information relating to HCPI and AHP which it deemed to be relevant;

     (2) reviewed information, including financial forecasts, relating to the business, earnings, funds from operations, cash flow, assets, liabilities and prospects of HCPI and AHP furnished to it by HCPI and AHP, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger furnished to it by HCPI and AHP, respectively;

     (3) conducted discussions with members of senior management of HCPI and AHP concerning the matters described in items (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the merger and the expected synergies;

     (4) reviewed the market prices and valuation multiples for the HCPI common stock and AHP common stock and compared them with those of publicly traded companies that it deemed relevant;

     (5) reviewed the results of operations of HCPI and AHP and compared them with those of publicly traded companies that it deemed to be relevant;

     (6) participated in discussions and negotiations among representatives of HCPI and AHP and their financial and legal advisors;

     (7) reviewed the potential pro forma affect of the merger;

     (8) reviewed a draft dated August 3, 1999 of the merger agreement; and

     (9) reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

     In preparing its fairness opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and has not assumed any responsibility for independently verifying this information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of HCPI and AHP or been furnished with or undertaken any evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of HCPI and AHP. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of HCPI and AHP. With respect to the financial forecast information and the expected synergies furnished to or discussed with Merrill Lynch by HCPI and AHP, Merrill Lynch has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of HCPI's and AHP's management as to the expected future financial performance of HCPI and AHP, as the case may be, and the expected synergies. Merrill Lynch has also assumed that the final form of the merger agreement is substantially similar to the last draft reviewed by Merrill Lynch.

     Merrill Lynch expressed no opinion as to the price at which HCPI common stock will trade following consummation of the merger. Merrill Lynch's opinion does not address the relative merits of the merger and alternate business combinations with third parties.

     Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to Merrill Lynch as of August 3, 1999, the date of its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. Merrill Lynch also assumed that each of HCPI and AHP has qualified as a real estate investment trust for federal income tax purposes at all times since its respective public offering and will continue to be so qualified, and the combined company will continue to qualify after the merger as a real estate investment trust for federal income tax purposes.

     At the meeting of the HCPI board held on August 3, 1999, Merrill Lynch presented financial analyses accompanied by written materials in connection with the delivery of its opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion.

     The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

VALUATION OF AHP

     Current Market Value and Market Capitalization. Merrill Lynch reviewed trading information for AHP and, on the basis of this information, calculated its market value, market capitalization and trading multiples based on the closing price of its common stock as of August 3, 1999 of $18.00. For this purpose, Merrill Lynch defined "total market capitalization" as market value of the AHP common stock, plus liquidation value of the AHP series B preferred stock, plus total debt minus cash. Merrill Lynch then calculated the market value of

AHP as a multiple of projected funds from operations. This analysis indicated the following multiples for AHP:

                                 PRICE AS A MULTIPLE OF
          FISCAL YEAR            FUNDS FROM OPERATIONS*
          -----------            ----------------------
1999E..........................           6.9x
2000E..........................           6.7x

-------------------------
* Based on mean estimates of funds from operations provided by First Call Corporation (an industry service provider of earnings estimates based on an average of earnings estimates published by various investment banking firms).

     Merrill Lynch reviewed HCPI's offer for AHP and, on that basis and using the publicly available closing price of HCPI common stock and the number of shares outstanding of HCPI common stock as of August 3, 1999 and using an estimation of AHP's debt and cost balances as of June 30, 1999 provided by AHP's management, calculated a total transaction value of $919.2 million as follows:

Net Offer Value of HCPI common stock.......  $  504.2  million
Plus: Debt.................................  $  314.8  million
Plus: Perpetual Preferred Shares...........  $  102.0  million
Plus: Cash Out of In-The-Money Options.....  $    0.1  million
Less: Cash.................................  $    1.9  million
                                             ------  --------
TOTAL TRANSACTION VALUE....................  $  919.2  MILLION

     Merrill Lynch also calculated offer price and transaction value as a multiple of funds from operations based on projections provided by AHP's management. This analysis indicated the following multiples for AHP:

                       OFFER PRICE AS A MULTIPLE    TRANSACTION VALUE AS
     FISCAL YEAR       OF FUNDS FROM OPERATIONS     A MULTIPLE OF EBITDA
     -----------       -------------------------    --------------------
1999E................            7.4x                       5.8x
2000E................            7.1x                       8.3x

     Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call Corporation as of August 3, 1999, Merrill Lynch compared financial and operating information and ratios for AHP with the corresponding financial and operating information and ratios for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of health care facility properties which Merrill Lynch deemed to be reasonably comparable to AHP. For the purpose of its analyses, the following companies were used as comparable companies to AHP:

     - Health Care Property Investors, Inc.

     - Nationwide Health Properties Inc.

     - Health Care REIT Inc.

     - HRPT Properties Trust

     - Universal Health Realty Income Trust

     - Healthcare Realty Trust Inc.

     - Omega Health Care Investors Inc.

     - National Health Investors Inc.

     Merrill Lynch's calculations resulted in the following relevant ranges for the comparable companies and for AHP as of August 3, 1999:

                          TRADING VALUATION MULTIPLES

                                                   AHP COMPARABLE
                                                     COMPANIES
                                                --------------------
                                                LOW     MEAN    HIGH    AHP
                                                ----    ----    ----    ----
Projected 1999 funds from operations..........  6.5x    7.7x    8.1x    6.9x
Projected 2000 funds from operations..........  6.1x    7.3x    7.6x    6.7x

     None of the comparable companies is, of course, identical to AHP. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of those results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies, and other factors that could affect the public trading volume of the comparable companies, as well as that of AHP. In addition, the multiples of market value to estimated 1999 and projected 2000 funds from operations for the comparable companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

     Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses (i.e., analyses of the present value of the projected levered cash flows for the periods using the discount rates indicated) of AHP based upon projections provided by AHP's management of its funds from operations for the years 1999 through 2003, inclusive. Using the discounted funds from operations method and the discounted dividend method, this analysis indicated the following:

          DISCOUNTED FUNDS FROM OPERATIONS METHOD

                                                          RANGE
                                                     ---------------
Discount Rate......................................    13.0-17.0%
Terminal Value Multiple of 2003 Funds From
  Operations per Share.............................     6.5x-8.5x
Equity Value per Share of AHP Common Stock.........   $18.21-$24.27

          DISCOUNTED DIVIDEND METHOD

                                                          RANGE
                                                     ---------------
Discount Rate......................................   13.0 - 17.0%
Terminal Value Multiple of 2003 Funds From
  Operations per Share.............................    6.5x - 8.5x
Present Value of 2001 Cash per Share of AHP Common
  Stock............................................   $1.25 - $1.49
Equity Value per Share of AHP Common Stock.........  $18.38 - $24.56

     Net Asset Valuation Analysis. Merrill Lynch performed a net asset valuation for AHP based on an asset-by-asset real estate valuation of AHP's properties, an estimation of the current value for AHP's other assets and liabilities, and of AHP's debt balances as of June 30, 1999. For the operating portfolio of AHP, the valuation used the direct capitalization method on 1999 property net operating income and a range of capitalization rates of 10.5% to 11.5%. These calculations indicated a per share net asset valuation range for AHP of $21.61 to $25.15.

VALUATION OF HCPI

     Current Market Value and Market Capitalization. Merrill Lynch reviewed trading information for HCPI and, on the basis of this trading information, calculated HCPI's market value, market capitalization and trading multiples based on the closing price of HCPI common stock as of August 3, 1999 of $25.88. For this purpose, Merrill Lynch defined "total market capitalization" as market value of HCPI's common stock, plus the liquidation value of perpetual preferred stock, plus total debt minus cash. Merrill Lynch then calculated the market value of HCPI as a multiple of projected funds from operations. This analysis indicated the following multiples for HCPI:

                                PRICE AS A MULTIPLE OF
FISCAL YEAR                     FUNDS FROM OPERATIONS*
-----------                    -------------------------
1999E........................            8.1x
2000E........................            7.7x

-------------------------
* Based on mean estimates of funds from operations provided by First Call Corporation

     Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call Corporation as of August 3, 1999, Merrill Lynch compared financial and operating information and ratios for HCPI with the corresponding financial and operating information and ratios for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of health care facility properties which Merrill Lynch deemed to be reasonably comparable to HCPI. For the purpose of its analyses, the following companies were used as comparable companies to HCPI:

     - American Health Properties, Inc.

     - Nationwide Health Properties Inc.

     - Health Care REIT Inc.

     - HRPT Properties Trust

     - Universal Health Realty Trust

     - Healthcare Realty Trust Inc.

     - Omega Health Care Investors Inc.

     - National Health Investors Inc.

     Merrill Lynch's calculations resulted in the following relevant ranges for the comparable companies and for HCPI as of August 3, 1999:

                          TRADING VALUATION MULTIPLES

                                             HCPI COMPARABLE COMPANIES
                                             --------------------------
                                              LOW       MEAN      HIGH     HCPI
                                             ------    ------    ------    ----
Projected 1999 funds from operations.......   6.5x      7.5x      8.1x     8.1x
Projected 2000 funds from operations.......   6.1x      7.1x      7.6x     7.7x

     None of the comparable companies is, of course, identical to HCPI. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies, and other factors that could affect the public trading volume of the comparable companies, as well as that of HCPI. In addition, the multiples of market value to estimated 1999 and projected 2000 funds from operations for the comparable companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

     Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses (i.e., analyses of the present value of the projected levered cash flows for the periods using the discount rates indicated) of HCPI based upon projections provided by HCPI's management of its funds from operations for the years 1999 through 2003, inclusive. Using the discounted funds from operations and the discounted dividend method, this analysis indicated the following:

        DISCOUNTED FUNDS FROM OPERATIONS METHOD

                                                          RANGE
                                                     ---------------
Discount Rate......................................   13.0 - 17.0%
Terminal Value Multiple of 2003 Funds From
  Operations per share.............................    7.5x - 9.5x
Equity Value per Share of HCPI Common Stock........  $24.29 - $32.11

        DISCOUNTED DIVIDEND METHOD

                                                          RANGE
                                                     ---------------
Discount Rate......................................   13.0 - 17.0%
Terminal Value Multiple of 2003 Funds From
  Operations per Share.............................    7.5x - 9.5x
Present Value of 2001 Cash per Share...............   $1.56 - $1.86
Equity Value per Share of HCPI Common Stock........  $24.29 -$32.48

     Net Asset Valuation Analysis. Merrill Lynch performed a net asset valuation for HCPI based on an asset-by-asset real estate valuation of HCPI's properties, an estimation of the current value for HCPI's other assets and liabilities, and of HCPI's debt balances as of June 30, 1999. For the operating portfolio of HCPI, the valuation used the direct capitalization method on 1999 property net operating income and a range of capitalization rates of 10.0% to 11.0%. These calculations indicated a per share net asset valuation range for HCPI of $24.26 to $28.25.

PRO FORMA MERGER CONSEQUENCES

     Comparative Valuation -- Implied Exchange Ratio Analysis. Merrill Lynch used the results of the valuation analyses of HCPI and AHP described above to calculate a range of implied exchange ratios for the pro forma combined entity. This analysis indicated the following:

                               IMPLIED EXCHANGE RATIOS
                              --------------------------
COMPARATIVE VALUATION METHOD   LOW       MEAN      HIGH     EXCHANGE RATIO*
----------------------------  ------    ------    ------    ---------------
Public Comparables..........  0.662x    0.834x    1.010x        0.780x
Discounted Cash Flow
  Analysis Funds From
  Operations Method.........  0.654x    0.753x    0.867x        0.780x
Net Asset Valuation.........  0.716x    0.856x    1.025x        0.780x

-------------------------
* Exchange ratio in the merger.

     Pro Forma Combination Analysis. Merrill Lynch analyzed the pro forma effects resulting from the merger, including the potential impact on AHP's projected stand-alone funds from operations per share and the anticipated accretion (i.e., the incremental increase) to HCPI's funds from operations per share resulting from the merger. Merrill Lynch observed that, after giving effect to the expected synergies, the merger would be accretive to HCPI's projected funds from operations per share in each of the following years:

                        FUNDS FROM OPERATIONS      FUNDS FROM OPERATIONS
FISCAL YEAR            ACCRETION PER SHARE ($)    ACCRETION PER SHARE (%)
-----------            -----------------------    -----------------------
1999E................           $0.10                       3.6%
2000E................           $0.11                       3.4%
2001E................           $0.08                       3.4%

     Merrill Lynch also observed that the indicated annual dividend per share of the HCPI common stock on a pro forma basis after giving effect to the merger would be as follows, implying no reduction in HCPI's current indicated dividend rate:

                            COMMON DIVIDENDS PER SHARE OF
FISCAL YEAR                       HCPI COMMON STOCK
-----------                 -----------------------------
1999E...................                $2.78
2000E...................                $2.94
2001E...................                $3.10

     The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its fairness opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying its fairness opinion. In its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond HCPI's, AHP's and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

     The HCPI board selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with AHP and its business. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

     Pursuant to a letter agreement dated July 15, 1999, HCPI has paid or has agreed to pay fees to Merrill Lynch as follows:

     (1) a fee of $100,000 on the date of the letter agreement;

     (2) an additional fee of $750,000 on the date Merrill Lynch rendered its opinion; and

     (3) on the date that the merger is consummated, 0.55% of the purchase price as defined in the letter agreement, with any fees paid under items (1) and (2) above used to offset any amount due under this item (3). The term "purchase price" means an amount equal to the sum of the aggregate fair market value (as determined by HCPI and Merrill Lynch on

August 3, 1999) of the securities to be issued and any other non-cash or cash consideration delivered to AHP or its security holders in the merger and the amount of all indebtedness of AHP which is assumed by HCPI in the merger.

     HCPI also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, subject to limitations, and to indemnify Merrill Lynch and other related persons against some liabilities arising out of or in conjunction with its rendering of services under the letter agreement, including liabilities under the federal securities law.

     Merrill Lynch may provide financial advisory and financing services to HCPI and may receive fees for the rendering of these services. In the ordinary course of its business, Merrill Lynch may actively trade in the securities of HCPI for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in HCPI's securities.

                      OPINION OF FINANCIAL ADVISOR TO AHP

     At the August 3, 1999 meeting of the AHP board, Goldman Sachs rendered its oral opinion, which was subsequently confirmed by a written opinion dated August 4, 1999, that as of such date, and based upon and subject to the various qualifications and assumptions described therein, the exchange ratio of 0.78 shares of HCPI common stock to be received for each share of AHP common stock pursuant to the merger agreement is fair from a financial point of view to the holders of AHP common stock.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED AUGUST 4, 1999 WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF AHP COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. GOLDMAN SACHS' OPINION IS ADDRESSED TO THE AHP BOARD AND ADDRESSES ONLY THE FAIRNESS TO THE HOLDERS OF AHP COMMON STOCK OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF AHP COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     - the merger agreement;

     - the Annual Reports to Stockholders and Annual Reports on Form 10-K of AHP and of HCPI for each of the three years in the three-year period ended December 31, 1998;

     - interim reports to stockholders and Quarterly Reports on Form 10-Q of HCPI and AHP;

     - other communications from HCPI and AHP to their respective stockholders; and

     - internal financial analyses and forecasts for HCPI and AHP prepared by their respective managements, including the projected cost savings and operating synergies projected by the management of AHP resulting from the merger.

     Goldman Sachs also held discussions with members of the senior management of HCPI and AHP regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the AHP common stock and the HCPI common stock, compared financial and stock market information for HCPI and AHP with similar information for other companies, the securities of which are publicly traded, reviewed the financial terms of recent business combinations in the real estate industry specifically and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with AHP's consent, that the projected cost savings and operating synergies projected by the management of AHP resulting from the merger were reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of AHP. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of HCPI or AHP or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. The opinion was provided for the information and assistance of the AHP board in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of AHP common stock should vote with respect to such transaction.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its oral opinion to the AHP board on August 3, 1999. Goldman Sachs utilized substantially the same type of financial analysis in connection with providing its written opinion, dated August 4, 1999, to the AHP board.

     THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

COMPARABLE COMPANIES ANALYSIS

     Goldman Sachs reviewed and compared financial information relating to AHP to corresponding financial information, ratios and public market multiples for the following publicly traded real estate investment trusts: Universal Health Realty Income Trust, Health Care REIT Inc., G&L Realty Corporation, Healthcare Realty Trust, Nationwide Health Properties Inc., National Health Investors Inc., LTC Properties Inc. and Omega Healthcare Investors Inc. These companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to AHP. Like AHP, each of these companies is a publicly traded real estate investment trust that has investments in healthcare facilities. The financial information for these companies was based on the financial statements contained in the respective Quarterly Reports on Form 10-Q for the period ended March 31, 1999. The financial information related to HCPI as of and for the period ending June 30, 1999 was based on an HCPI press release dated July 21, 1999. The financial information related to AHP as of and for the period ending June 30, 1999 was provided by AHP. In addition, financial information for these companies, HCPI and AHP is based on information supplied by Institutional Brokers Estimates System and on the closing market prices on August 2, 1999. The share prices of Healthcare Realty Trust and Nationwide Health Properties were adjusted to account for their anticipated ex-dividend date. Institutional Brokers Estimates System is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. Goldman Sachs' analyses of the selected companies compared the following to the results for HCPI and AHP:

     - total market capitalization;

     - average daily trading volume for the 30 days prior to August 2, 1999;

     - net debt as a percentage of total market capitalization;

     - preferred stock as a percentage of total market capitalization;

     - the estimated calendar year price/funds from operations multiples for estimated calendar years 1999 and 2000 based on Institutional Brokers Estimate System estimates;

     - estimated 1998-1999 and 1999-2000 funds from operations growth rate based on median Institutional Brokers Estimate System estimates;

     - the ratio of estimated calendar year price/funds from operations multiple for estimated calendar year 1999 to estimated 1999/2000 funds from operations growth rate;

     - closing price on August 2, 1999 as a percentage of fifty-two week high share price; and

     - annual dividend yield, based on most recent reported dividend.

     The results of these analyses are summarized as follows:

                                     SELECTED COMPANIES
                                    ---------------------
                                       RANGE       MEDIAN    AHP      HCPI
                                    -----------    ------    ----    ------
                                                ($ IN MILLIONS)
Total market capitalization.......  $227-$1,883     $982     $852    $1,883
Average daily trading volume......   $0.1-$1.9      $1.1     $1.0    $  1.7
Net debt as a percentage of total
  market capitalization...........  26.1%-52.9%     37.1%    34.4%     43.8%
Preferred Stock as a percentage of
  total market capitalization.....  0.0%-27.5%       9.8%    11.7%     10.0%
Price/funds from operations
  multiples estimated for 1999*...   6.7x-8.2x       7.7x     6.9x      8.2x
Price/funds from operations
  multiples estimated for 2000*...   6.2x-7.7x       7.2x     6.6x      7.7x
Estimated 1998-1999 funds from
  operations growth rate*.........  0.3%-10.7%       5.3%     1.6%      5.2%
Estimated 1999-2000 funds from
  operations growth rate*.........  3.0%-24.0%       6.0%     5.7%      5.6%
Ratio of price/ 1999 funds from
  operations multiple to growth
  rate*...........................    0.3-2.5        1.2      1.2       1.5
Closing price on August 2, 1999 as
  a percentage of 52-Week High....  64.0%-91.5%     69.3%    69.3%     70.8%
Annual dividend yield.............  9.6%-14.0%      11.6%    12.4%     10.6%

-------------------------
* Based on Institutional Brokers Estimate System estimates.

SELECTED TRANSACTIONS ANALYSIS

     Goldman Sachs analyzed information relating to selected transactions in the public real estate investment trust industry since 1997. Goldman Sachs analyzed:

     - the premium or discount of the implied offer price to the target stock price on the trading day before the particular selected transaction was announced, and

     - the transaction funds from operations multiple as a percentage of the acquiring company's funds from operations multiple for the particular selected transaction.

     These analyses indicated the following with respect to the merger and the selected transactions:

                                                   SELECTED COMPANIES
                                             ------------------------------
                                AHP/HCPI        RANGE        MEAN    MEDIAN
                                ---------    ------------    ----    ------
The premium or discount of the
  implied offer price to the
  target stock price on the
  trading day before the
  particular selected
  transaction was
  announced*..................    12.8%      (0.9)%-28.4%    10.8%    10.5%
The transaction funds from
  operations multiple as a
  percentage of the acquiring
  company's funds from
  operations multiple for the
  particular selected
  transaction*................    95.9%      82.4%-105.4%    95.3%    96.1%

-------------------------
* Except for AHP/HCPI, in which case the calculations are based on the closing market prices on August 2, 1999 and the public announcement of the merger was on August 4, 1999.

HISTORICAL EXCHANGE RATIO ANALYSIS

     Goldman Sachs analyzed the historical ratios of the closing share prices of AHP common stock to HCPI common stock (i.e., the implied exchange ratio) during the period from August 2, 1998 to August 2, 1999. In addition, Goldman Sachs calculated the implied transaction premiums for the merger for each period noted below based on the closing share prices of AHP common stock and HCPI common stock, the historical average prices of such stock for such periods, and an exchange ratio of 0.78.

PERIOD                             IMPLIED TRANSACTION PREMIUM
------                             ---------------------------
On August 2, 1999................             12.8%
30 days ended August 2, 1999.....             12.7%
90 days ended August 2, 1999.....             13.9%
180 days ended August 2, 1999....             18.2%
365 days ended August 2, 1999....             14.2%

PRO FORMA MERGER ANALYSIS

     Goldman Sachs prepared pro forma analyses of the financial impact of the transaction using (a) management estimates for HCPI and AHP and (b) street consensus estimates. For each of the estimated years 1999 and 2000, Goldman Sachs compared the funds from operations of HCPI common stock, on a stand-alone basis, to the funds from operations of the common stock of the combined company on a pro forma basis. Goldman Sachs performed this analysis based on the closing price for HCPI and AHP on August 2, 1999 and assuming a 0.78 exchange ratio. Based on such analyses and the street consensus estimates analysis and assuming savings based on synergies of $8 million in 1999 and $8.5 million in 2000 the proposed transaction would be accretive to HCPI funds from operations in both of the above scenarios.

MISCELLANEOUS

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to HCPI or AHP or the merger. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the AHP board as to the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to the holders of AHP common stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts or future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of HCPI, AHP, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the AHP board was one of many factors taken into consideration by the AHP board in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B hereto.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The AHP board selected Goldman Sachs as its advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger and because of Goldman Sachs' familiarity with AHP. Goldman Sachs is familiar with AHP, having acted as its advisor in connection with, and having participated in some of the negotiations leading to, the merger agreement, as well as having acted as:

     - lead-managing underwriter of an offering of $100 million of 8.60% cumulative redeemable preferred stock, represented by depositary shares, in October 1997;

     - lead-managing underwriter of an offering of $100 million 7.05% Notes due 2002 in January 1997; and

     - lead-managing underwriter of an offering of $120 million of 7.50% Notes due 2007 in January 1997.

Goldman Sachs is also familiar with HCPI, having acted in connection with the public offering of securities as:

     - lead managing underwriter of an offering of $20 million of 7.875% Notes due 2006 in November 1998;

     - lead managing underwriter of an offering of $15 million of 6.660% Notes due 2003 in March 1998; and

     - lead managing underwriter of an offering of $10 million 7.620% Notes due 2007 in April 1997.

Goldman Sachs may provide investment banking services to HCPI in the future.

     Goldman Sachs provides a full range of financial, advisory and security services and in the course of its normal trading activities may from time to time effect transactions and hold securities, including derivative securities, of HCPI or AHP for its account and for the accounts of customers.

     Pursuant to a letter agreement dated July 10, 1999, the AHP board engaged Goldman Sachs as its financial advisor and to render an opinion with respect to the fairness of the exchange ratio pursuant to the merger agreement to holders of AHP common stock. Pursuant to the terms of the Goldman Sachs engagement letter, AHP has agreed to pay Goldman Sachs a fee of $175,000 which relates to any advisory services performed under the letter agreement in 1999 and 2000 and a fee of 0.75% of the total consideration paid for AHP's equity securities, including amounts paid to holders of options, warrants and convertible securities, plus the principal amount of all indebtedness for borrowed money as set forth on the most recent consolidated balance sheet of AHP prior to the consummation of the merger against which the fee of $175,000 specified above is creditable. AHP has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against liabilities it incurs, including liabilities under the federal securities laws.

              INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF AHP
                                 IN THE MERGER

     In considering the respective recommendations of the AHP board and the HCPI board, stockholders should be aware that members of AHP's management and of the AHP board have interests in the merger that are different from, or in addition to, the interests of HCPI and AHP stockholders generally. The members of the AHP board and the HCPI board knew about these additional interests, and considered them, when they approved the merger.

EMPLOYMENT AGREEMENTS AND BENEFIT PLANS

     AHP is a party to employment agreements with Joseph P. Sullivan, Michael J. McGee, Steven A. Roseman and C. Gregory Schonert (each, an "Executive"). Each of the employment agreements provides for payments or benefits to be provided by AHP in the event of the termination of an Executive's employment in specified circumstances in the event of a change of control of AHP. The consummation of the merger will result in a change of control of AHP for purposes of the employment agreements.

     If the Executive terminates his employment, accompanied by resignation from his offices, if any, as an officer and director of AHP and its subsidiaries or tenders his resignation from employment and from all offices, or if AHP or any successor terminates an Executive's employment, including by reason of constructive termination or otherwise, for any reason, within 180 days of a change of control of AHP, the Executive will be entitled to receive the following benefits:

     - a lump sum severance payment equal to three times the Executive's "final compensation level". The Executive's final compensation level is the sum of (1) the greater of the Executive's annual base salary in effect on the date of termination of employment or the Executive's annual base salary in effect immediately prior to the change of control of AHP, and (2) a bonus amount equal to the greater of the Executive's maximum bonus opportunity under AHP's annual bonus plan in respect of the year of the Executive's termination of employment determined as of the date of termination or 112.5% for Mr. Sullivan and 78.75% for Messrs. McGee, Roseman and Schonert of the amount determined under clause (1) above. The lump sum severance payment each Executive would receive, assuming termination occurs during 1999, is: Mr. Sullivan $3,503,000; Mr. McGee $1,137,000; Mr. Schonert $1,207,000 and Mr. Roseman $1,078,000;

     - outplacement benefits, and additional benefits, for the Executive, his spouse and dependents, under all life, medical, dental, vision and disability insurance, reimbursement programs, and other perquisites such as financial counseling, in which the Executive was participating at the earlier of the date immediately prior to the change of control of AHP and the time of notice of termination of the Executive's employment, which benefits will be continued until the earlier to occur of the expiration of three (3) years following the Executive's date of termination of employment or the Executive's acceptance of comparable employment; provided, however, that the medical benefits for Mr. Sullivan and his spouse and dependents will continue until the date on which he and his spouse are eligible to be covered by Medicare; provided, further, that upon an Executive's acceptance of comparable employment, the benefits under plans and programs of AHP or any successor will be secondary to the benefits available for the Executive, his spouse and dependents, from the benefit plans maintained by the Executive's new employer;

     - a lump sum payment equal to the pro-rated portion of the Executive's bonus amount for the year in which date of termination occurs, calculated in the same manner as for determining the Executive's lump sum severance payment. The lump sum payment each Executive would receive, assuming termination on December 31, 1999, is: Mr. Sullivan $618,000; Mr. McGee $167,000; Mr. Schonert $177,000; and Mr. Roseman $158,000.

     - for Mr. Sullivan only, an actuarial equivalent lump sum payment equal to the present value of the excess of (1) the amount payable to him under AHP's Supplemental Executive Retirement Plan determined as if he had been credited with three additional years of age and service (with annual compensation during such three-year period equal to his final compensation level), over (2) the amount actually payable to him under the Supplemental Executive Retirement Plan, assuming payment as a lump sum. The payment to Mr. Sullivan, assuming termination on December 31, 1999, is estimated to be $1,048,000;

     - for Messrs. McGee, Schonert and Roseman only, a lump sum payment equal to three years' additional contributions to AHP's Money Purchase Pension Plan, determined as if the Executive had earned annual compensation during such three year period equal to the Executive's final compensation level. The maximum lump sum payment each Executive would receive is $90,000;

     - the immediate acceleration of vesting of all stock options and dividend equivalent rights held by the Executive. In respect of the cancellation of the Executive's dividend equivalent rights under each outstanding stock option held by the Executive, a lump sum payment will be made to the Executive based on the closing price per share of AHP's common stock on the most recent trading day immediately prior to the payment date unless the per-share value of the merger consideration paid to holders of AHP common stock, determined using the closing price of HCPI common stock on the most recent trading day immediately prior to payment, is higher. Based upon the closing price per share of AHP's common stock and HCPI's common stock (on September 21, 1999), the payment each Executive would receive with respect to dividend equivalents would be as follows: (A) with respect to accumulated dividend equivalents that have already vested: Mr. Sullivan $2,942,000; Mr. McGee $512,000; Mr. Schonert $596,000 and Mr. Roseman $79,000; (B) with respect to accumulated dividend equivalents that were unvested but the vesting of which accelerates as a result of the merger: Mr. Sullivan $276,000; Mr. McGee $73,000; Mr. Schonert $73,000 and Mr. Roseman $66,000 and (C) with respect to projected additional dividend equivalents: Mr. Sullivan $1,956,000; Mr. McGee $516,000; Mr. Schonert $519,000; and Mr. Roseman
       $451,000. The projected additional dividend equivalents are projected for the remainder of the five-year period during which such rights would have been credited in respect of such stock options under the initial stock option grant, assuming AHP had continued to declare dividends with the same frequency as dividends were declared immediately prior to the change of control of AHP, and using a dividend equivalent crediting rate equal to the rate used for crediting dividend equivalents in respect of the most recent dividend actually paid by AHP immediately prior to the first public announcement of the merger (based on the amount of the actual dividend paid and the closing price per share of AHP common stock on the declaration date of such dividend); and

     - attorneys' fees and costs incurred by the Executive in connection with a dispute with AHP relating to the Executive's change of control benefits.

     If an Executive terminates employment prior to the merger, the lump sum payments described above will be made by AHP, and the acceleration of vesting of stock options and dividend equivalent rights will occur, prior to the merger on the date that is no later than two (2) business days immediately prior to the date reasonably determined in good faith by AHP's chief executive officer to be the date on which the anticipated merger is expected to occur (the "anticipated change in control date"). The employment agreements provide, however, that in the event AHP makes the lump sum payments described above in advance of an expected change of control of AHP, and such change of control does not occur within ten business days following the anticipated change in control date, the Executive will repay such payments to AHP.

     The employment agreements also provide that HCPI may, following the termination of the Executive's employment on or within 180 days of a change of control, elect to retain the Executive as a consultant until the first anniversary of the Executive's date of termination. Such election must be made no later than 30 days prior to the date on which the anticipated change of control date is expected to occur and retaining the Executive as a consultant will not impair, reduce or eliminate the obligation to pay the benefits and payments described above. During the consulting period, the Executive will be reasonably available for consultation with AHP or its successor, scheduled on reasonable notice and in such a manner so as not to interfere significantly with other business activities of the Executive. For these consulting services, the Executive will receive a fee equal to the greater of the Executive's annual base salary in effect on the date of termination or the Executive's annual base salary in effect immediately prior to the change of control of AHP, and be reimbursed for business and travel expenses associated with such services.

     The employment agreements also provide that if any payment, award, benefit or distribution, or any acceleration of any payment, award, benefit or distribution, to or for the benefit of an Executive under the employment agreement or otherwise would be subject to the excise tax under section 4999 of the Internal Revenue Code, or interest or penalties with respect to such excise tax, AHP will make an additional payment to the Executive so that after the payment of all income and excise taxes on such additional payment and after taking into account the effects on the Executive's deductions, the Executive will be in the same after tax position as if no excise tax under section 4999 had been imposed.

     Under the terms of AHP's Supplemental Executive Retirement Plan, in the event Mr. Sullivan's employment terminates effective on or within 180 days following a change in control of AHP, the benefits provided under that plan will be paid in an actuarial equivalent single lump sum payment not later than two
(2) business days immediately prior to the date reasonably determined in good faith by the chairman of the Compensation and Board Affairs Committee of the AHP board, or a member of the AHP board designated by such chairman, to be the date on which the anticipated change of control is expected to occur provided that Mr. Sullivan has tendered his resignation in advance of such date to be effective on or following such date. If Mr. Sullivan does not tender his resignation in advance of such date and Mr. Sullivan's employment terminates effective on or within 180 days following a change in control the actuarial equivalent single lump sum payment will be made not later than ten working days following the termination of his employment.

DIRECTORS AND OFFICERS INSURANCE AND INDEMNIFICATION

     For a period of six years following the merger, HCPI will maintain in effect a directors' and officers' liability insurance policy covering the persons currently covered by AHP's directors' and officers' liability insurance policy, including AHP's current directors and officers. The new directors' and officers' liability insurance policy will have coverage in amount and scope at least as favorable as AHP's existing coverage, provided that HCPI will not be required to expend in excess of $360,000 per year in payment of the annual premium for this coverage. If the premium for a policy having comparable coverage exceeds $360,000 per year, then HCPI will be only obligated to maintain in place a policy which provides the maximum coverage that is available at an annual premium of $360,000. HCPI has further agreed to indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director and officer of AHP against any costs, damages or expenses or amounts paid in settlement that are incurred in connection with any civil, criminal, administrative or investigative action that arises out of or pertains to matters existing or occurring at or prior to the merger.

                                  CHAPTER TWO

                             INFORMATION ABOUT THE
                          SPECIAL MEETINGS AND VOTING

                            THE HCPI SPECIAL MEETING

DATE, TIME AND PLACE

     The special meeting of HCPI stockholders will be held at 10:00 a.m., local time, on November 3, 1999, at the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660.

PURPOSE

     The purpose of the HCPI special meeting is to consider and vote on the proposal to approve the merger in which AHP would be merged with and into HCPI, with HCPI continuing as the surviving corporation. HCPI stockholders may also be asked to transact other business that may properly come before the HCPI special meeting or any adjournment or postponement of the HCPI special meeting.

HCPI BOARD OF DIRECTORS' RECOMMENDATION

     THE HCPI BOARD, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY ADOPTED A RESOLUTION DECLARING THE MERGER ADVISABLE AND RECOMMENDS A VOTE FOR APPROVAL OF THE HCPI MERGER PROPOSAL.

RECORD DATE, OUTSTANDING SHARES AND VOTING RIGHTS

     The HCPI board has fixed the close of business on September 23, 1999 as the record date for the HCPI special meeting and any adjournments or postponements thereof. Accordingly, only holders of record of shares of HCPI common stock on the record date are entitled to notice of, and to vote at, the HCPI special meeting and any adjournments or postponements thereof. As of the record date, there were 32,045,576 outstanding shares of HCPI common stock held by approximately 1,456 holders of record. At the HCPI special meeting, each share of HCPI common stock will be entitled to one vote.

VOTE REQUIRED; QUORUM; SHARES BENEFICIALLY OWNED BY HCPI DIRECTORS AND OFFICERS

     Approval of the HCPI merger proposal requires the affirmative vote of the holders of at least of two-thirds of the shares of HCPI common stock outstanding as of the HCPI record date.

     The representation, in person or by properly executed proxy, of the holders of a majority of the shares of HCPI common stock entitled to vote at the HCPI special meeting is necessary to constitute a quorum at the HCPI special meeting. Shares of HCPI common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the HCPI special meeting. Shares that abstain from voting on the proposal to approve the merger agreement will be treated as shares that are present and entitled to vote at the HCPI special meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against approval of the HCPI merger proposal. If a broker or nominee holding shares of record for a customer indicates that it does not have discretionary authority to vote as to a particular matter, those shares, which are referred to as broker non-votes, will be treated as present and entitled to vote at the HCPI special meeting for purposes of determining whether a quorum exists. Under New York Stock Exchange rules, brokers and nominees holding shares of record for customers are not be entitled to vote on the HCPI merger proposal unless they receive specific voting instructions from the beneficial owner of the shares. Accordingly, broker non-votes will not be voted in favor of approval of the HCPI merger proposal meaning that such shares will have the same effect as shares voted against approval of the HCPI merger proposal.

     As of the record date, HCPI's directors and executive officers and their affiliates, as a group owned approximately 1.4% of the votes represented by the outstanding shares of HCPI common stock. HCPI's directors and executive officers have expressed their intent to vote their shares in favor of approval of the HCPI merger proposal.

VOTING OF PROXIES

     All shares of HCPI common stock that are entitled to vote and are represented at the HCPI special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies, other than broker non-votes, will be voted for approval of the HCPI merger proposal.

     If consideration of a motion to adjourn or postpone such meeting to another time or place for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment, except that any shares which were voted against the HCPI merger proposal will not be voted in favor of the adjournment or postponement of the HCPI special meeting in order to solicit additional proxies.

REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked, and the vote changed, by the person giving it at any time before it is voted. Proxies may be revoked by:

     - sending to the corporate secretary of HCPI, to be received by the corporate secretary at or before the vote is taken at the HCPI special meeting, a later-dated written notice stating that you would like to revoke your proxy and change your vote;

     - signing a later-dated proxy relating to the same shares and returning it to the corporate secretary of HCPI so that it is received by the corporate secretary before the vote is taken at the HCPI special meeting; or

     - attending the HCPI special meeting and voting in person, although attendance at the HCPI special meeting will not in and of itself constitute a revocation of a proxy or change of your vote.

     If you have instructed your broker to vote your shares and you wish to revoke those instructions, you must follow your broker's revocation procedures.

     Any written notice of revocation or subsequent proxy should be sent to Health Care Property Investors, Inc., 4675 MacArthur Court, 9th Floor, Newport Beach, California 92660, Attention: Corporate Secretary, so as to be received prior to the HCPI special meeting, or hand delivered to the Corporate Secretary of HCPI at or before the taking of the vote at the HCPI special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the HCPI special meeting.

SOLICITATION OF PROXIES; EXPENSES

     All expenses of HCPI's solicitation of proxies, including the cost of preparing and mailing this joint proxy statement/prospectus to HCPI stockholders, will be borne by HCPI. In addition to solicitation by use of the mail, proxies may be solicited from HCPI stockholders by directors, officers and employees of HCPI in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. HCPI has retained Kissel-Blake Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the HCPI special meeting at a cost of approximately $12,500 plus reimbursement of reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and HCPI will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding such materials.

                   AMERICAN HEALTH PROPERTIES SPECIAL MEETING

DATE, TIME AND PLACE

     The special meeting of AHP stockholders will be held at 11:00 a.m., local time, on November 3, 1999, at American Health Properties, Inc., 6400 South Fiddler's Green Circle, Englewood, Colorado 80111.

PURPOSE

     The purpose of the AHP special meeting is to consider and vote on a proposal to approve the merger in which AHP would be merged with and into HCPI, with HCPI continuing as the surviving corporation.

AHP BOARD OF DIRECTORS' RECOMMENDATION

     THE AHP BOARD, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS A VOTE FOR APPROVAL OF THE AHP MERGER PROPOSAL.

RECORD DATE, OUTSTANDING SHARES AND VOTING RIGHTS

     The AHP board has fixed the close of business on September 23, 1999 as the record date for the AHP special meeting and any adjournments or postponements thereof. Accordingly, only holders of record of AHP common stock on the record date are entitled to notice of, and to vote at, the AHP special meeting and any adjournments or postponements thereof. As of the record date, there were 24,984,422 outstanding shares of AHP common stock held by approximately 3,842 holders of record. At the AHP special meeting, each share of AHP common stock will be entitled to one vote.

VOTE REQUIRED; QUORUM; SHARES BENEFICIALLY OWNED BY AHP DIRECTORS AND OFFICERS

     Approval of the AHP merger proposal requires the affirmative vote of the holders of at least a majority of the shares of AHP common stock outstanding as of the AHP record date.

     The representation, in person or by properly executed proxy, of the holders of a majority of the AHP common stock entitled to vote on the AHP record date is necessary to constitute a quorum at the AHP special meeting. Shares of AHP common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the AHP special meeting. Shares that abstain from voting on the proposal to approve the merger agreement will be treated as shares that are present and entitled to vote at the AHP special meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against approval of the AHP merger proposal. Broker non-votes will be treated as present and entitled to vote at the AHP special meeting for purposes of determining whether a quorum exists. Under New York Stock Exchange rules, brokers and nominees holding shares of record for customers are not entitled to vote on the AHP merger proposal unless they receive specific voting instructions from the beneficial owner of the shares. Accordingly, broker non-votes will not be voted in favor of approval of the AHP merger proposal meaning that such shares will have the same effect as shares voted against approval of the AHP merger proposal.

     As of the record date, AHP's directors and executive officers and their affiliates, as a group owned approximately 0.3% of the votes represented by the outstanding shares of AHP common stock. AHP's executive officers have expressed their intent to vote their shares in favor of approval of the AHP merger proposal.

VOTING OF PROXIES

     All shares of AHP common stock that are entitled to vote and are represented at the AHP special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies, other than broker non-votes, will be voted for approval of the AHP merger proposal.

     If consideration of a motion to adjourn or postpone such meeting to another time or place for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment, except that any shares which were voted against the AHP merger proposal will not be voted in favor of the adjournment or postponement of the AHP special meeting in order to solicit additional proxies.

REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked, and the vote changed, by the person giving it at any time before it is voted. Proxies may be revoked by:

     - sending to the corporate secretary of AHP, to be received by the corporate secretary at or before the vote is taken at the AHP special meeting, a later-dated written notice stating that you would like to revoke your proxy and change your vote;

     - signing a later-dated proxy relating to the same shares and returning it to the corporate secretary of AHP so that it is received by the corporate secretary before the vote is taken at the AHP special meeting; or

     - attending the AHP special meeting and voting in person, although attendance at the AHP special meeting will not in and of itself constitute a revocation of a proxy or change your vote.

     If you have instructed your broker to vote your shares and you wish to revoke these instructions, you must follow your broker's revocation procedures.

     Any written notice of revocation or subsequent proxy should be sent to American Health Properties, Inc., 6400 S. Fiddler's Green Circle, Suite 1800, Englewood, Colorado 80111, Attention: Secretary, for receipt prior to the AHP special meeting, or hand delivered to the Secretary of AHP at or before the taking of the vote at the AHP special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the AHP special meeting.

SOLICITATION OF PROXIES; EXPENSES

     All expenses of AHP's solicitation of proxies, including the cost of preparing and mailing this joint proxy statement/prospectus to AHP stockholders, will be borne by AHP. In addition to solicitation by use of the mail, proxies may be solicited from AHP stockholders by directors, officers and employees of AHP in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. AHP has retained Georgeson Shareholder Communications Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the AHP special meeting at an estimated cost of approximately $7,500 plus reimbursement of reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and AHP will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding such materials.

                                 CHAPTER THREE

                               LEGAL INFORMATION

              COMPARISON OF RIGHTS OF STOCKHOLDERS OF HCPI AND AHP

     HCPI and AHP are incorporated in Maryland and Delaware, respectively. Upon consummation of the merger, stockholders of AHP, whose rights as stockholders are currently governed by Delaware General Corporation Law, the AHP charter, and the AHP bylaws, will automatically become stockholders of HCPI. As stockholders of HCPI, their rights will be governed by the Maryland General Corporation Law and by the HCPI charter and the HCPI bylaws. The following is a summary of the material differences between the rights of holders of AHP capital stock and the rights of holders of HCPI capital stock. The following does not purport to be a complete description of the differences between the rights of HCPI and AHP stockholders. Such differences may be determined in full by reference to the Maryland General Corporation Law, the Delaware General Corporation Law, the HCPI charter, the AHP charter and the HCPI bylaws and AHP bylaws.

     The Maryland General Corporation Law, the HCPI charter and HCPI bylaws contain provisions that may be deemed to have an anti-takeover effect and that may delay, defer or prevent a change in control of HCPI or other transaction that an HCPI stockholder might consider in its best interest, including a transaction that might result in a premium over the market price for the shares held by HCPI stockholders. These provisions are expected to discourage various types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of HCPI to negotiate first with the HCPI board. HCPI's management believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. Although similar provisions exist under Delaware law and have been applicable to AHP, the AHP charter and AHP bylaws do not contain some of the anti-takeover provisions contained in the HCPI charter.

               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW
                                       AUTHORIZED CAPITAL STOCK

100,000,000 shares of common stock, par value          100,000,000 shares of common stock, par value
  $1.00 per share                                      $.01 per share.
50,000,000 shares of preferred stock, par value        1,000,000 shares of preferred stock, par value
$1.00 per share                                        $.01 per share.
  2,760,000 shares of this preferred stock is          350,000 shares of this preferred stock is
  designated 7 7/8% Series A Cumulative                  designated Preferred Stock, Series A.
  Redeemable Preferred Stock.                            46,000 shares of this preferred stock is
  5,750,000 shares of this preferred stock is            designated 8.60% Cumulative Redeemable
  designated 8.70% Series B Cumulative                   Preferred Stock, Series B.
  Redeemable Preferred Stock.                            220,000 shares of this preferred stock is
  40,000 shares of this preferred stock is               designated Psychiatric Group Preferred Stock.
  designated 8.60% Series C Cumulative                 The AHP board may increase or decrease the
  Redeemable Preferred Stock.                          number of shares of common stock or preferred
Subject to applicable New York Stock Exchange          stock, but not below the number of shares of
rules and regulations, the HCPI board may issue,       such class or series then outstanding, subject
in its discretion, additional shares of HCPI           to the rights of the holders of any class or
common stock or HCPI preferred stock; provided,        series of preferred stock and to applicable New
that the total number of shares issued does not        York Stock Exchange rules and regulations.
exceed the authorized number of shares of
capital stock.
                                             VOTING RIGHTS

                                      III-1

               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW

The Maryland General Corporation Law provides          The Delaware General Corporation Law provides
that, unless otherwise provided in a                   that a corporation may designate the voting
corporation's charter:                                 rights of each class of stock and must specify
- each share of its capital stock is entitled to       the voting rights of such class of stock in the
  one vote;                                            certificate of incorporation or the board
- the presence in person or by proxy of                resolutions providing for the issuance of stock.
  stockholders entitled to cast a majority of          Each holder of AHP common stock is entitled to
  all the votes entitled to be cast at a meeting       one vote per share and to the same and identical
  constitutes a quorum; and                            voting rights as other holders of AHP common
- in matters other than the election of                stock. AHP's certificate of incorporation
  directors or the approval of extraordinary           permits the AHP board to issue AHP series B
  transactions, a majority of all the votes cast       preferred stock in one or more series that may
  at a meeting at which a quorum is present is         have voting power that differs from that of the
  sufficient to approve a matter which properly        AHP common stock. Except as may otherwise be
  comes before a stockholder meeting.                  provided in a designation of a series of AHP
The Maryland General Corporation Law limits the        series B preferred stock or as otherwise
voting rights of "control shares" held by              expressly required by law, holders of AHP series
persons who, directly or indirectly, have the          B preferred stock do not have any voting rights.
power to exercise:
- one-fifth or more, but less than one-third;
- one-third or more, but less than a majority;
  or
- a majority or more of all voting power in the
  election of directors. See "State Law Takeover
  Legislation." There is no similar limitation
  under the Delaware General Corporation Law.
Subject to the Maryland General Corporation Law,
each holder of HCPI common stock is entitled to
one vote per share and to the same and identical
voting rights as other holders of HCPI common
stock. HCPI's charter permits the HCPI board to
classify and issue HCPI preferred stock in one
or more series that may have voting power that
differs from that of the HCPI common stock.
Except as may otherwise be provided in a
designation of a series of HCPI preferred stock,
holders of outstanding HCPI preferred stock
generally do not have any voting rights. See
"Description of HCPI Capital Stock."
                                       ADVANCE NOTICE PROVISION

The HCPI bylaws provide that with respect to an        Delaware law provides that special meetings of
annual meeting of stockholders, nominations of         the stockholders of a corporation may be called
persons for election of the HCPI board and the         by the corporation's board of directors or by
proposal of business to be considered by               such other persons as may be authorized in the
stockholders may be made only:                         corporation's certificate of incorporation or
- pursuant to HCPI's notice of the meeting,            bylaws.
- by the HCPI board or                                 At special meetings of stockholders, only the
- by a stockholder who is entitled to vote at          business specified in AHP's notice of meeting
  the meeting and has complied with the                may be brought before the meeting of
  procedures set forth in the HCPI bylaws.             stockholders.
                                                       Neither the AHP certificate of incorporation nor
                                                       the AHP bylaws contain an advance

                                      III-2

               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW
                               ADVANCED NOTICE PROVISION -- (CONTINUED)
With respect to special meetings of                    notice requirement.
stockholders, only the business specified in
HCPI's notice of meeting may be brought before
the meeting of stockholders. Nominations of
persons for election to the HCPI board may be
made at a special meeting of stockholders:
- pursuant to HCPI's notice of the meeting,
- by the HCPI board or
- provided that the HCPI board has determined
  that directors shall be elected at such
  meeting, by a stockholder who is entitled to
  vote at the meeting and has complied with the
  advance notice provisions set forth in the
  HCPI bylaws.
Under the HCPI bylaws, in order for a
stockholder to nominate a candidate for the
election as a director or propose business for
consideration at an annual meeting, the
stockholder must generally give notice to the
HCPI Secretary not more then 90 days or less
than 60 days from the first anniversary of the
last annual meeting.
SIZE OF THE BOARD OF DIRECTORS

Under the Maryland General Corporation Law, a          The Delaware General Corporation Law provides
corporation must generally have at least three         that the certificate of incorporation or the
directors at all times. Subject to this                bylaws of a corporation may allow the
provision, a corporation's bylaws may alter the        stockholders or the board of directors to fix or
number of directors and authorize a majority of        change the number of directors, but a
the entire board of directors to alter within          corporation must have at least one director.
specified limits the number of directors set by        The AHP board is currently comprised of seven
the corporation's charter or its bylaws.               members. The AHP bylaws provide that the number
The number of persons currently constituting the       of members of the board of directors shall be
HCPI board is seven. The HCPI charter provides         not less than five nor more than nine directors.
that the number persons constituting the HCPI
board may not be less than three nor more than
nine unless changed by an amendment to the HCPI
bylaws. The HCPI bylaws provide that the number
of directors shall be seven and that upon the
occurrence of a default in the payment of
dividends on any class or series of preferred
stock, or any other event, which will entitle
the holders of such stock to elect additional
directors, the number constituting the HCPI
board will be increased by the number of such
additional directors for so long as the right to
elect additional directors remains in effect.
See Capital Stock -- HCPI Series A Preferred
Stock, -- HCPI Series B Preferred Stock,
and -- HCPI Series C Preferred Stock."
                               CLASSIFICATION OF THE BOARD OF DIRECTORS
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
               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW
                        CLASSIFICATION OF THE BOARD OF DIRECTORS -- (CONTINUED)
The directors of HCPI are divided into three           Under Delaware General Corporation Law,
classes, with approximately one-third of the           directors, unless their terms are staggered, are
directors elected by the stockholders annually.        elected at each annual stockholders meeting. The
Consequently, members of the HCPI board serve          certificate of incorporation may authorize the
staggered three-year terms.                            election of directors by one or more classes or
Classification of the HCPI board is intended to        series of shares, and the certificate of
assure the continuity and stability of HCPI's          incorporation, an initial bylaw or a bylaw
business strategies and policies as determined         adopted by a vote of the stockholders may
by the HCPI board. The classified board                provide for staggered terms for the directors.
provision of the HCPI bylaws could also have the       The directors of AHP are divided into three
effect of making the replacement of incumbent          classes, with approximately one-third of the
directors more time consuming and difficult,           directors elected by the stockholders annually.
which could delay, defer or prevent an attempt         Consequently, members of the AHP board serve
by a third party to obtain control of HCPI or to       staggered three-year terms.
pursue another transaction, even though such an
attempt or other transaction might be beneficial
to HCPI or its stockholders. At least two annual
meetings of stockholders, instead of one, will
generally be required to effect a change in a
majority of the HCPI board. Thus, the classified
board provision could increase the likelihood
that incumbent directors will retain their
positions.
                                  ELECTION OF THE BOARD OF DIRECTORS

The Maryland General Corporation Law provides          Elections for the AHP board are decided by a
that a corporation's directors shall be elected        plurality of the votes cast. Under the bylaws of
by a plurality of the votes cast at a meeting at       AHP, a vote on the election of directors shall
which a quorum is present.                             be by written ballot.
Under the Maryland General Corporation Law, a          Under Delaware law, stockholders do not have
corporation's charter may provide that                 cumulative voting rights unless the certificate
stockholders of a corporation can elect                of incorporation so provides. The AHP
directors by cumulative voting. Neither the HCPI       certificate of incorporation does not grant
charter nor the HCPI bylaws grant cumulative           cumulative voting rights to holders of AHP
voting rights with respect to the election of          common stock.
directors to holders of HCPI common stock.
The Maryland General Corporation Law permits the
bylaws of the corporation to provide for the
term of office a director may serve, except that
(1) the term of office of a director may not be
longer than five years or, except in the case of
an initial or substitute director, shorter than
the period between annual meetings and (2) the
term of office of at least one class shall
expire each year. The HCPI charter provides for
a classified board.
REMOVAL OF DIRECTORS

Under the Maryland General Corporation Law,            Under Delaware General Corporation Law, in the
unless the corporation's charter provides              case of a corporation whose board of directors
otherwise, the stockholders of a corporation           is classified, except as otherwise provided in a
with a classified board of                             corporation's certificate of

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
               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW
                                  REMOVAL OF DIRECTORS -- (CONTINUED)
directors may remove any director, only for            incorporation, the stockholders may remove any
cause, by the affirmative vote of a majority of        director only for cause by the vote of a
all the votes entitled to be cast for the              majority of all the votes entitled to be cast in
election of directors. The HCPI charter provides       the election of the directors. Neither AHP's
that directors may be removed only by the              certificate of incorporation nor its bylaws
affirmative vote of the holders of two-thirds of       provide for the removal of directors.
the votes entitled to be cast in the election of
the directors or by a unanimous vote of all
other members of the HCPI board.
                                           FILLING VACANCIES

Under the HCPI charter and bylaws, vacancies in        Under Delaware law, unless the certificate of
the HCPI board caused by the removal or                incorporation or bylaws provide otherwise, the
resignation of a director may be filled by the         board of directors of a corporation may fill any
vote of a majority of the remaining directors          vacancy on the board, including vacancies
or, if the vacancy is caused by the removal of a       resulting from an increase in the number of
director, by the stockholders at an annual or          directors.
special meeting, and the appointee shall hold          The AHP bylaws provide that the directors,
office for the unexpired term of his                   whether or not a quorum, may by majority vote,
predecessor, or until his successor is elected         choose a successor to hold office for the
or appointed and is qualified.                         unexpired portion of the term of a class of the
Newly created directorships may be filled by a         director whose place has been filled. Vacancies
majority of the entire HCPI board and the              resulting from an increase in the numbers may be
appointee shall hold office until the next             filled by the directors, whether or not a
election of directors by the stockholders or may       quorum, by majority vote.
be filled by the stockholders at an annual or
special meeting.
There is no provision in the Maryland General
Corporation Law providing for the filling of
vacancies on the board of directors by the
Maryland courts.
                                   STANDARD OF CONDUCT FOR DIRECTORS

Under Maryland law, the standard of conduct for        Under Delaware law, the standards of conduct for
directors is set forth in Section 2-405.1(a) of        directors have developed through written
the Maryland General Corporation Law, which            opinions of the Delaware courts in cases decided
requires that a director of a Maryland                 by them. Generally, directors of Delaware
corporation perform his or her duties in "good         corporations are subject to a duty of loyalty, a
faith," with "a reasonable belief" that his or         duty of care and a duty of candor to the
her actions are "in the best interests of the          stockholders. The duty of loyalty requires
corporation" and with the care of an "ordinarily       directors to refrain from self- dealing.
prudent person in a like position . . . under          According to the Delaware Supreme Court, the
similar circumstances."                                duty of care requires "directors . . . in
                                                       managing the corporate affairs . . . to use that
                                                       amount of care which ordinarily careful and
                                                       prudent men would use in similar circumstances"
                                                       and the duty of candor requires directors "to
                                                       disclose fully and fairly all material
                                                       information within the board's control when it
                                                       seeks stockholder action." Later case law has
                                                       established "gross negligence" as the test for
                                                       breach of the standard for the duty of care in
                                                       the process of decision-making by directors.

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
               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW
             LIABILITY OF DIRECTORS; INDEMNIFICATION OF DIRECTORS AND OFFICERS; INSURANCE

The Maryland General Corporation Law requires a        Delaware law provides that a corporation may
corporation, unless its charter provides               indemnify any person made a party or threatened
otherwise, which HCPI's charter does not, to           to be made a party to any type of proceeding,
indemnify a director or officer who has been           other than an action by or in the right of the
successful, on the merits or otherwise, in the         corporation, because he or she is or was an
defense of any proceeding to which he is made a        officer, director, employee or agent of the
party by reason of his service in that capacity.       corporation or was serving at the request of the
The Maryland General Corporation Law permits a         corporation as a director, officer, employee or
corporation to indemnify its present and former        agent of another corporation or entity, against
directors and officers, among others, in               expenses, judgments, fines and amounts paid in
connection with any proceeding to which they may       settlement actually and reasonably incurred in
be made a party by reason of their service in          connection with such proceeding: (1) if he or
those or other capacities unless it is                 she acted in good faith and in a manner he or
established that:                                      she reasonably believed to be in or not opposed
- the act or omission of the director or officer       to the best interests of the corporation, or (2)
  was material to the matter giving rise to the        in the case of a criminal proceeding, he or she
  proceeding and was committed in bad faith or         had no reasonable cause to believe that his
  was the result of active and deliberate              conduct was unlawful.
  dishonesty,                                          A corporation may indemnify any person made a
- the director or officer actually received an         party or threatened to be made a party to any
  improper personal benefit in money, property         threatened, pending or completed action or suit
  or services, or                                      brought by or in the right of the corporation
- in the case of any criminal proceeding, the          because he was an officer, director, employee or
  director or officer had reasonable cause to          agent of the corporation, or is or was serving
  believe that the act or omission was unlawful.       at the request of the corporation as a director,
The indemnity may include judgments, penalties,        officer, employee or agent of another
fines, settlements and reasonable expenses             corporation or other entity, against expenses
actually incurred by the director or officer in        actually and reasonably incurred in connection
connection with the proceeding; provided,              with such action or suit if he or she acted in
however, that if the proceeding is one by or in        good faith and in a manner he or she reasonably
the right of the corporation, indemnification is       believed to be in or not opposed to the best
not permitted with respect to any proceeding in        interests of the corporation, except that there
which the director or officer has been adjudged        may be no such indemnification if the person is
to be liable to the corporation. In addition, a        found liable to the corporation unless, in such
director or officer may not be indemnified with        a case, the court determines the person is
respect to any proceeding charging improper            entitled to such indemnification.
personal benefit to the director or officer in         A corporation must indemnify a director,
which the director or officer was adjudged to be       officer, employee or agent who successfully
liable on the basis that personal benefit was          defends himself in a proceeding to which he or
improperly received. The termination of any            she was a party because he or she was a
proceeding by conviction or upon a plea of nolo        director, officer, employee or agent of the
contendere or its equivalent or an entry of an         corporation against expenses actually and
order of probation prior to judgment creates a         reasonably incurred by him or her. Expenses
rebuttable presumption that the director or            incurred by an officer or director, or other
officer did not meet the requisite standard of         employees or agents as deemed appropriate by the
conduct required for permitted indemnification.        board of directors, in defending a civil or
The termination of any proceeding by judgment,         criminal proceeding may be paid by the
order or settlement, however, does not create a        corporation in advance of the final disposition
presumption that the director or officer failed        of such proceeding upon receipt of an
to meet the requisite standard of conduct for          undertaking by or on behalf of such director or
permitted indemnification.                             officer to repay such amount if it shall
In addition, the Maryland General Corporation          ultimately be determined that he is not entitled
Law requires HCPI, as a condition to advancing         to be indemnified by the corporation.
expenses, to obtain a
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
               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW
      LIABILITY OF DIRECTORS; INDEMNIFICATION OF DIRECTORS AND OFFICERS; INSURANCE -- (CONTINUED)
written affirmation by the director or officer         The Delaware law indemnification and expense
of his good faith belief that he has met the           advancement provisions are not exclusive of any
standard of conduct necessary for                      other rights which may be granted by the AHP
indemnification by HCPI and a written statement        bylaws, a vote of stockholders or disinterested
by or on his behalf to repay the amount paid or        directors or otherwise.
reimbursed by HCPI if it is ultimately                 Under Delaware law, termination of any
determined that the standard of conduct was not        proceeding by conviction or upon a plea of nolo
met.                                                   contendere or its equivalent shall not, of
The HCPI bylaws provide that HCPI, to the              itself, create a presumption that such person is
fullest extent of the Maryland General                 prohibited from being indemnified.
Corporation Law, will indemnify, and advance           The AHP certificate of incorporation provides
expenses to, any person (or the estate of any          that each director, officer and employee of the
person) who is or was a party to, or is                corporation shall be indemnified by the
threatened to be made a party to, any                  corporation to the fullest extent permitted by
threatened, pending or complete action, suit or        Delaware law.
proceeding, whether or not by or in the right of
HCPI, and whether civil, criminal,
administrative, investigative or otherwise, by
reason of the fact that such person is or was a
director or officer of HCPI, or is or was
serving at the request of HCPI as a director,
officer, trustee, partner, member, agent or
employee of another corporation, partnership,
limited liability company, association, joint
venture, trust or other enterprise.
                      LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

The Maryland General Corporation Law permits a         As permitted under Delaware General Corporation
Maryland corporation's charter to include a            Law, AHP's certificate of incorporation limits
provision expanding or limiting the liability of       the personal liability of directors, but not
its directors and officers to the corporation or       officers, for monetary damages for breach of
its stockholders for money damages, except for         such directors' fiduciary duty, except for
liability resulting from:                              liability for;
- actual receipt of an improper benefit or             - any breach of the director's duty of loyalty
  profit in money, property, or services, in             to the corporation or its stockholders;
  which case recovery is limited to the actual         - acts or omissions not in good faith or which
  amount of the benefit or profit actually               involve intentional misconduct or a knowing
  received, or                                           violation of law;
- a judgment or other final adjudication adverse       - liability under Section 174 of the Delaware
  to the person that is entered in a proceeding          General Corporation Law for unlawful payment
  based on a finding in the proceeding that the          of dividends or stock purchases; or
  person's action, or failure to act, was the          - any transaction from which the director
  result of active and deliberate dishonesty and         derived an improper personal benefit.
  was material to the cause of action                    The certificate of incorporation further
  adjudicated in the proceeding.                       provides for the elimination or limitation of
The HCPI charter provides that, to the fullest         liability to the fullest extent permitted by
extent permitted by law, HCPI directors and            Delaware law.
officers are not liable to HCPI or its
stockholders for money damages. However, such
provisions do not limit the availability of
equitable relief to HCPI or its stockholders.
                                    INSPECTION OF BOOKS AND RECORDS

The Maryland General Corporation Law provides          Delaware General Corporation Law allows any
that persons who together have                         stockholder, upon written demand under

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
               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW
                            INSPECTION OF BOOKS AND RECORDS -- (CONTINUED)
been stockholders for more than six months and         oath stating the purpose thereof, the right
own at least 5% of the outstanding stock of any        during usual hours for business to inspect for
class of a Maryland corporation may inspect and        any proper purpose the corporation's stock
copy the corporation's books of account and            ledger, a list of its stockholders, and its
stock ledger, request and receive a statement of       other books and records, and to make copies or
the corporation's affairs and request and              extracts therefrom. A proper purpose means a
receive a list of its stockholders. In addition,       purpose reasonably related to such person's
any stockholder of a Maryland corporation may          interest as a stockholder.
inspect and copy the bylaws, minutes of the
proceedings of stockholders and annual
statements of affairs and request the
corporation to provide a sworn statement showing
all stock and securities issued and all
consideration received by the corporation for
such stock during the preceding twelve months.
                                          CHARTER AMENDMENTS

The Maryland General Corporation Law allows            The Delaware General Corporation Law provides
amendment of a corporation's charter if its            that unless a higher vote is required in the
board of directors adopts a resolution setting         certificate of incorporation, an amendment to
forth the amendment proposed, declaring its            the certificate of incorporation of a
advisability, and the stockholders thereafter          corporation may be approved by a majority of the
approve such proposed amendment either at a            outstanding shares and a majority of the
special meeting called by the board for the            outstanding shares of each class entitled to
purpose of approval of such amendment by the           vote upon the proposed amendment.
stockholders or, if so directed by the board, at       AHP's certificate of incorporation provides that
the next annual stockholders' meeting. At any          the corporation reserves the right to amend in
such meeting, the proposed amendment must be           any respect any provision of the certificate of
approved by two-thirds of all votes entitled to        incorporation, in the manner now or hereafter
vote on the matter.                                    provided by law. However, the affirmative vote
The affirmative vote of holders of at least 90%        of the holders of not less than 80% of the
of the voting stock of HCPI, however, is               outstanding shares entitled to vote is required
required to repeal or amend the provisions of          to repeal, rescind, alter or amend specified
the HCPI charter relating to:                          provisions on:
- business combinations,                               - the number of directors,
- the minimum and maximum number, and removal,         - personal liability of directors,
  of directors, and                                    - the provisions requiring that all actions by
- limitations on ownership of the HCPI's voting          stockholders must be made at duly held annual
  capital stock                                          or special meetings and may not be taken only
See "Description of HCPI Capital Stock."                 upon written consent,
                                                       - the provisions governing who may call special
                                                         meetings and what matters may be considered at
                                                         such special meetings,
                                                       - the provisions concerning the restrictions on
                                                         transfer of shares, and restrictions on
                                                         acquisitions and offers by stockholders, and
                                                       - the provisions governing amendment of the
                                                         certificate of incorporation.
                                           BYLAW AMENDMENTS

Under the Maryland General Corporation Law, the        Delaware General Corporation Law provides that a
exclusive power to change the bylaws may be left       corporation's bylaws may be amended by that
with the stockholders, vested in the directors         corporation's stockholders, or, if so provided
or shared by both                                      in the corporation's certificate of

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
               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW
                                    BYLAW AMENDMENTS -- (CONTINUED)
groups.                                                incorporation, the corporation's directors.
The HCPI bylaws have vested the power to adopt,        AHP's bylaws provide that the AHP board has the
alter and repeal the HCPI bylaws in the HCPI           power, at a regular meeting or a special meeting
board and the stockholders. Such power may only        where due notice has been given of the proposed
be exercised by a majority of the entire HCPI          amendment, to amend any bylaw of the corporation
board then in office or by a vote of the holders       or create new bylaws, except for the bylaws
of two-thirds of the stock entitled to vote. The       governing:
affirmative vote of holders of either 90% of the       - the number of directors,
voting stock of HCPI or approval by the HCPI           - the affiliations of board members,
board by unanimous vote, however, is required to       - election and term of directors,
amend the HCPI bylaws to:                              - directors' vacancies,
- increase the number of directors by more than        - guidance for the board on investment policies
  one in any twelve month period or increase the         and restrictions,
  total number of directors to more than nine,         - management arrangements,
  or                                                   - the provisions governing affiliated
- amend the provisions governing amendments to           transactions,
  the HCPI bylaws.                                     - the requirement that a majority of the members
                                                         of any of the audit or executive committees of
                                                         the corporation be independent directors, and
                                                       - amending the bylaws.
                                                       The provisions governing the number of
                                                       directors, election and term of directors,
                                                       directors' vacancies, and amending the bylaws
                                                       may only be amended or repealed by the
                                                       affirmative vote of the holders of not less than
                                                       66 2/3% of the outstanding shares of capital
                                                       stock of the corporation entitled to vote
                                                       generally on the election of directors thereof.
                   VOTE ON MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

Under the Maryland General Corporation Law,            Delaware law provides that, unless otherwise
unless the corporate charter states otherwise,         specified in a corporation's certificate of
the                                                    incorporation, a sale or other disposition of
- sale, lease, exchange or transfer of all or          all or substantially all of the corporation's
  substantially all of the assets of a                 assets, a merger or consolidation of the
  corporation not in the ordinary course of            corporation with another corporation or a
  business conducted by it, and                        dissolution of the corporation requires the
- any merger, consolidation or share exchange          affirmative vote of the board of directors
  involving the corporation, requires approval         (except in limited circumstances) plus, with
  by holders of two-thirds of the shares of the        exceptions, the affirmative vote of a majority
  corporation entitled to vote on such matters.        of the outstanding stock entitled to vote
  The HCPI charter has not taken any exception         thereon.
  to this provision.
  The MGCL also provides that the vote of the          AHP's certificate of incorporation provides that
  stockholders of a surviving corporation is not       some business combinations require approval of
  required to approve a merger if (1) the plan         the holders of 80% of the outstanding shares of
  of merger does not reclassify or change its          voting stock of AHP and of the holders of shares
  outstanding stock or otherwise amend the             of voting stock who are Disinterested
  corporation's charter and (2) the number of          Stockholders (that is, unrelated to the person
  shares of common stock to be issued or               or entity with whom AHP is entering the business
  transferred in the                                   combination).

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
               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW
           VOTE ON MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS -- (CONTINUED)
  merger does not exceed 20% of the number of
  its shares of the same class outstanding
  immediately before the merger becomes
  effective.
                              LIMITS ON OWNERSHIP AND TRANSFER OF SHARES

  The HCPI charter provides that no person may         The AHP certificate of incorporation provides
  beneficially own, directly or indirectly 9.9%        that no person may beneficially own, directly or
  or more of the outstanding voting shares of          indirectly, 9.8% or more of the outstanding
  stock of HCPI, HCPI series A preferred stock         shares of capital stock of AHP. AHP is
  or HCPI series B preferred stock, or with            authorized:
  regard to the HCPI series C preferred stock,         - to refuse to transfer or to register the
  9.8% or more of the outstanding shares of the          transfer of shares to any person who as a
  capital stock of HCPI, inclusive of HCPI               result would own, directly or indirectly, more
  series C preferred stock. See "Description of          than 9.8% of the outstanding shares; and
  HCPI Capital Stock -- Transfer Restrictions          - to purchase, for cash or a note, any shares
  and Redemptions Relating to HCPI Common Stock"         representing more than 9.8% in value of the
  and "Description of HCPI Capital                       outstanding shares of AHP held by any person.
  Stock-Restrictions on Ownership and Transfer         Additionally, AHP's certificate of incorporation
  Relating to HCPI Preferred Stock."                   provides that as a condition to the transfer
                                                       and/or registration of transfer of any shares
                                                       which would result in any stockholder owning,
                                                       directly or indirectly, shares in excess of 9%
                                                       of AHP's issued and outstanding shares. The
                                                       proposed transferee must deliver an affidavit to
                                                       AHP setting forth the number of shares owned,
                                                       directly or indirectly, by the transferee. The
                                                       AHP board may waive the limits on ownership if
                                                       the shares are owned or transferred to a
                                                       subsidiary of AHP or to any other person in
                                                       connection with a merger, liquidation or similar
                                                       transaction approved by the AHP board, provided
                                                       such person has given the AHP board sufficient
                                                       evidence and assurances that the qualification
                                                       of AHP as a real estate investment trust would
                                                       not be jeopardized by the ownership or transfer.
                                         STOCKHOLDER MEETINGS

  The HCPI bylaws provide that an annual meeting       The AHP bylaws provide that an annual meeting of
  of stockholders is to be held each year              stockholders of the corporation is to be held
  between April 15 and May 15, inclusive, as           each year on or between May 1 and June 1 as
  designated by the HCPI board.                        designated annually by the AHP board.
  Under the Maryland General Corporation Law, a        Delaware law provides that special meetings of
  special meeting of stockholders may be called        the stockholders of a corporation may be called
  by the president, the board of directors or          by the corporation's board of directors or by
  any other person specified in the                    such other persons as may be authorized in the
  corporation's charter or bylaws.                     corporation's certificate of incorporation or
  Under the HCPI bylaws, a special meeting of          bylaws. Under the AHP bylaws, a special meeting
  the stockholders of HCPI may be called at any        may only be called by a majority of the AHP
  time by:                                             board, the chairman of the AHP board or the
  - the Chief Executive Officer of HCPI,               president.
  - the President of HCPI or

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
               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW
                                  STOCKHOLDER MEETINGS -- (CONTINUED)
  - a majority of the HCPI board.
  The Secretary of HCPI is required to call a
  special meeting of stockholders upon the
  written request of stockholders entitled to
  cast at least 50% of all the votes entitled to
  be cast at a special meeting. Such a request
  must state the purpose of the meeting and
  matters proposed to be acted on. The
  stockholders calling such a special meeting
  are required to reimburse HCPI for the costs
  of preparing and mailing a notice of such a
  meeting to the stockholders. Unless requested
  by stockholders entitled to cast a majority of
  all the votes entitled to be cast at a special
  meeting of the stockholders, a special meeting
  need not be called to consider any matter
  which is substantially the same as a matter
  voted on at any special meeting of the
  stockholders held during the preceding twelve
  months.
                                  CORPORATE ACTION WITHOUT A MEETING

  Under the Maryland General Corporation Law,          Under AHP's certificate of incorporation, no
  any action required or permitted to be taken         action may be taken by the written consent of
  at a meeting of stockholders may be taken            the stockholders.
  without a meeting if (1) a unanimous written
  consent setting forth the action and signed by
  each stockholder entitled to vote on such
  matters and (2) a written waiver of any right
  to dissent signed by each stockholder entitled
  to notice of the meeting but not entitled to
  vote at it, are filed with the records of the
  stockholders meeting.
  The HCPI bylaws permit corporate action
  without a meeting of stockholders in
  accordance with the parameters set forth in
  the Maryland General Corporation Law.
  Because the Maryland General Corporation Law
  requires the unanimous written consent of all
  stockholders entitled to vote for actions by
  written consent, it is unlikely that
  stockholders of HCPI will be able to take
  action by written consent under the Maryland
  General Corporation Law. This provision of the
  Maryland General Corporation Law may deter
  hostile takeovers, as a holder or group of
  holders controlling a majority in interest of
  HCPI common stock will not be able to amend
  the HCPI bylaws or remove directors pursuant
  to a stockholders' written consent unless they
  obtain a unanimous written consent of all
  stockholders or call a special meeting of the
  stockholders. Any effect that this

                                     III-11

               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW
                           CORPORATE ACTION WITHOUT A MEETING -- (CONTINUED)
  provision may have on the operations of HCPI,
  however, is virtually eliminated because the
  rules of The New York Stock Exchange, Inc.
  generally prohibit listed companies from using
  written consents in lieu of meetings.
                                               DIVIDENDS

  Under the Maryland General Corporation Law,          Subject to any restrictions contained in a
  the board of directors has the power to              corporation's certificate of incorporation,
  authorize and cause the corporation to pay           Delaware law generally provides that a
  distributions in cash, property or securities        corporation may declare and pay dividends out of
  of the corporation unless the declaration of         "surplus," which means the excess, if any, of
  such distributions would be contrary to the          net assets over capital or when no surplus
  charter. The Maryland General Corporation Law        exists, out of new profits for the fiscal year
  further provides that no distribution may be         in which the dividend is declared and/or the
  made (1) if the corporation would become             preceding fiscal year. Dividends may not be
  unable to pay its debts as they become due in        paid, however, out of net profits if the capital
  the usual course of business or (2) the              of the corporation is less than the amount of
  corporation's total assets would be less than        capital represented by the issued and
  the sum of its liabilities plus, unless the          outstanding stock of all classes having a
  charter permits otherwise, the amount that           preference upon the distribution of assets. In
  would be needed, if the corporation were to be       accordance with Delaware law, "capital" is
  dissolved at the time of the distribution, to        determined by the board of directors and shall
  satisfy the preferential rights upon                 not be less than the aggregate par value of the
  dissolution of stockholders whose preferential       outstanding capital stock of the corporation
  rights on dissolution are superior to those          having par value.
  receiving the distribution.                          AHP's bylaws provide that dividends may be
                                                       declared at any regular or special meeting,
                                                       pursuant to law. Dividends may be paid in cash,
                                                       in property or in the corporation's own shares,
                                                       subject to the provisions of any statute and of
                                                       the certificate of incorporation, which does not
                                                       speak to dividends.
                                    APPRAISAL OR DISSENTERS' RIGHTS

  Under the Maryland General Corporation Law,          Under Delaware General Corporation Law, a
  stockholders of a corporation are entitled to        stockholder of a Delaware corporation may be
  dissenters' rights of appraisal in connection        entitled to demand appraisal and obtain payment
  with a:                                              of the judicially determined fair value of his
  - merger or consolidation,                           or her shares in the event of any plan of merger
  - share exchange,                                    or consolidation in which the corporation, the
  - transfer of assets requiring stockholder           shares of which he or she holds, is a party,
    approval,                                          provided such stockholder continuously holds
- amendment of charter which alters the contract       such shares through the effective date of the
  rights of any outstanding stock and                  merger, otherwise complies with the requirements
  substantially adversely affects stockholder          of Delaware law for the perfection of appraisal
  rights if the right to do so is not reserved         rights and does not vote in favor of the merger.
  in the charter or                                    However, this right to demand appraisal does not
- business combination transaction.                    apply to stockholders if:
However, except with respect to transactions           (i) they are stockholders of a surviving
involving an interested stockholder,                   corporation and if a vote of the stockholders of
stockholders generally have no dissenter's right       such corporation is not necessary to authorize
of appraisal with respect to their shares if:          the merger or consolidation; or
                                                       (ii) the shares held by the stockholders are

                                     III-12

               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW
                            APPRAISAL OR DISSENTERS' RIGHTS -- (CONTINUED)
- the shares are listed on a national securities       of a class or series listed on a national
  exchange or are designated as a national             securities exchange, designated as a national
  market system security on an interdealer             market system security on an interdealer
  quotation system by the National Association         quotation system by the NASD or are held of
  of Securities Dealers, Inc. or                       record by more than 2,000 stockholders on the
- the shares are that of the successor in the          date set to determine the stockholders entitled
  merger, unless (1) the merger alters the             to vote on the merger or consolidation.
  contractual rights of the shares as expressly        Notwithstanding the above, appraisal rights are
  set forth in the charter and the charter does        available for the shares of any class or series
  not reserve the right to do so or (2) the            of stock of a Delaware corporation if the
  shares are to be changed or converted in whole       holders thereof are required by the terms of the
  or in part in the merger into something other        agreement of merger or consolidation to accept
  than either shares in the successor or cash,         for their stock anything except:
  scrip, or other rights or interests arising          (i) shares of stock of the corporation surviving
  out of provisions for the treatment of               or resulting from the merger or consolidation;
  fractional shares in the successor.                  (ii) shares of stock of any other corporation
Accordingly, HCPI stockholders are not generally       which at the effective date of the merger or
entitled to appraisal rights.                          consolidation will be listed on The New York
                                                       Stock Exchange or the American Stock Exchange,
                                                       designated as a national market system security
                                                       on an interdealer quotation system by the NASD
                                                       or are held of record by more than 2,000
                                                       stockholders; or
                                                       (iii) cash in lieu of fractional shares of the
                                                       corporations described in (i) or (ii); or
                                                       (iv) any combination of shares of stock and cash
                                                       in lieu of fractional shares described in (i),
                                                       (ii) and (iii).
                                                       A Delaware corporation may provide in its
                                                       certificate of incorporation that appraisal
                                                       rights shall be available for the shares of any
                                                       class or series of its stock as the result of an
                                                       amendment to its certificate of incorporation,
                                                       any merger or consolidation to which the
                                                       corporation is a party or a sale of all or
                                                       substantially all of the assets of the
                                                       corporation. The AHP certificate of
                                                       incorporation does not contain any provision
                                                       regarding appraisal rights. Consequently,
                                                       because AHP's common and preferred stock is
                                                       listed on The New York Stock Exchange, appraisal
                                                       rights are not available to holders of AHP
                                                       stock.
                                           DERIVATIVE SUITS

There is no statutory right to bring a                 Under Delaware law, AHP stockholders have the
derivative suit under the Maryland General             right to bring a derivative suit.
Corporation Law; however, there is a clear
common law right in Maryland to bring a
derivative suit.

                                     III-13

               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW
                                    STATE LAW TAKEOVER LEGISLATION

Under the Maryland General Corporation Law, many       In general, Section 203 of the Delaware General
business combinations, including a merger,             Corporation Law prevents an "Interested
consolidation, share exchange or a significant         Stockholder" (defined generally as a person with
asset transfer or issuance or reclassification         15% or more of a corporation's outstanding
of equity securities, between a Maryland               voting stock), from engaging in a "Business
corporation and an interested stockholder who          Combination" with a Delaware corporation for
beneficially owns 10% or more of the voting            three years following the date such person
power of the corporation's shares or an                became an Interested Stockholder. The term
affiliate or associate (as defined in the              "Business Combination" includes among other
Maryland General Corporation Law) of the               things, a merger, consolidation, sale of assets
corporation who, at any time within the two-           or share exchange.
year period prior to the date in question, was         The three-year moratorium may be avoided if:
the beneficial owner of 10% or more of the             - before such person became an Interested
voting power of the then-outstanding voting              Stockholder, the board of directors of the
stock of the corporation or an affiliate thereof         corporation approved either the Business
are prohibited for five years after the most             Combination or the transaction in which the
recent date on which the interested stockholder          Interested Stockholder became an Interested
becomes an interested stockholder. Thereafter,           Stockholder;
any such business combination must be                  - upon consummation of the transaction which
recommended by the board of directors of the             resulted in the stockholder becoming an
corporation and approved by the affirmative vote         Interested Stockholder, the stockholder owned
of at least (1) 80% of the votes entitled to be          at least 85% of the voting stock of the
cast by holders of outstanding voting shares of          corporation outstanding at the time the
the corporation and (2) two-thirds of the votes          transaction commenced, excluding shares held
entitled to be cast by holders of outstanding            by directors who are also officers of the
voting shares of the corporation other than              corporation and by employee stock ownership
shares held by the interested stockholder with           plans that do not provide employees with the
whom (or with whose affiliate) the business              right to determine confidentially whether
combination is to be effected or by an affiliate         shares held subject to the plan will be
or associate of the interested stockholder,              tendered in a tender or exchange offer; or
unless, among other conditions, the                    - on or following the date on which such person
corporation's common stockholders receive a              became an Interested Stockholder, the Business
minimum price (as defined in the Maryland                Combination is approved by the board of
General Corporation Law) for their shares and            directors of the corporation and authorized at
the consideration is received in cash or in the          an annual or special meeting of stockholders
same form as previously paid by the interested           (not by written consent) by the affirmative
stockholder for its shares. These provisions of          vote of the stockholders of at least 66 2/3%
Maryland law do not apply, however, to business          of the outstanding voting stock of the
combinations that are approved or exempted by            corporation not owned by the Interested
the board of directors of the corporation prior          Stockholder.
to the time that the interested stockholder            The Business Combination restrictions described
becomes an interested stockholder.                     above do not apply if, among other things:
The Maryland General Corporation Law also              - the corporation's original certificate of
provides that "control shares" of a Maryland             incorporation contains a provision expressly
corporation acquired in a "control share                 electing not to be governed by the statute;
acquisition" have no voting rights except to the       - the corporation by action by the holders of a
extent approved by a vote of two-thirds of the           majority of the voting stock of the
votes entitled to be cast on the matter,                 corporation approves an amendment to its
excluding shares owned by the acquiror, by               certificate of incorporation or bylaws
officers or by directors who are employees of            expressly electing not to be governed by the
the corporation. "Control shares" are voting             statute (effective twelve (12) months after
shares which, if aggregated with all other such          the amendment's adoption), which
shares previously acquired by the acquiror, or
in respect of which the acquiror is able to
exercise or direct the exercise of voting power
(except solely by virtue of a revocable

                                     III-14

               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW
                             STATE LAW TAKEOVER LEGISLATION -- (CONTINUED)
proxy), would entitle the acquiror to exercise           amendment shall not be applicable to any
voting power in electing directors within one of         business combination with a person who was an
the following ranges of voting power:                    Interested Stockholder at or prior to the time
- one-fifth or more but less than one-third,             of the amendment; or
- one-third or more but less than a majority, or       - the corporation does not have a class of
- a majority or more of all voting power.                voting stock that is (a) listed on a national
Control shares do not include shares the                 securities exchange, (b) authorized for
acquiring person is then entitled to vote as a           quotation on Nasdaq or a similar quotation
result of having previously obtained stockholder       system; or (c) held of record by more than 2,000
approval. A "control share acquisition" means          stockholders. The statute also does not apply to
the acquisition of control shares, subject to          Business Combinations with an Interested
exceptions.                                            Stockholder when such combination is proposed
A person who has made or proposes to make a            after the public announcement of, and before the
control share acquisition, upon satisfaction of        consummation or abandonment of, a merger or
various conditions (including an undertaking to        consolidation, a sale of 50% or more of the
pay expenses), may compel the board of directors       aggregate market value of the assets of the
of the corporation to call a special meeting of        corporation on a consolidated basis or the
stockholders to be held within 50 days of demand       aggregate market value of all outstanding shares
to consider the voting rights of the shares. If        of the corporation, or a tender offer for 50% or
no request for a meeting is made, the                  more of the outstanding voting shares of the
corporation may itself present the question at         corporation, if the triggering transaction is
any stockholders meeting.                              with or by a person who either was not an
If voting rights are not approved at the meeting       Interested Stockholder during the previous three
or if the acquiring person does not deliver an         years or who became an Interested Stockholder
acquiring person statement as required by the            with the approval of the board, and if the
statute, then the corporation may generally              transaction is approved or not opposed by a
redeem any or all of the control shares (except          majority of the current directors who were
those for which voting rights have previously            also directors prior to any person becoming an
been approved) for fair value determined,                Interested Stockholder during the previous
without regard to the absence of voting rights           three years.
for the control shares, as of the date of the          Although AHP could opt out of the provisions of
last control share acquisition by the acquiror         Section 203, it has not done so. In addition,
or of any meeting of stockholders at which the         AHP's certificate of incorporation provides that
voting rights of such shares are considered and        the affirmative vote of:
not approved. If voting rights for control             - the holders of not less than 80% of the
shares are approved at a stockholders meeting            outstanding shares of capital stock entitled
and the acquiror becomes entitled to vote a              to vote generally in the election of
majority of the shares entitled to vote, all             directors; and
other stockholders may exercise appraisal              - the holders of a majority of shares of capital
rights. The fair value of the shares as                  stock with such voting rights who are
determined for purposes of such appraisal rights         disinterested stockholders, that is, a
may not be less than the highest price per share         stockholder who is not a related person or an
paid by the acquiror in the control share                affiliate of a related person, shall be
acquisition, and limitations and restrictions            required for the approval or authorization of
otherwise applicable to the exercise of                  any business combination with a related
appraisal rights do not apply in the context of          person. A related person is any individual,
a control share acquisition.                             corporation, partnership or other person or
The control share acquisition statute does not           entity which beneficially owns 10% or more of
apply to shares acquired in a merger,                    the capital stock with voting rights of the
consolidation or share exchange, if the                  corporation.
corporation is a party to the transaction, or to         Delaware does not have a control share
acquisitions approved or exempted by a provision         acquisition statute.
in the charter or bylaws of the

                                     III-15

               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW
                             STATE LAW TAKEOVER LEGISLATION -- (CONTINUED)
corporation adopted before the acquisition of
shares.
                          POTENTIAL ANTI-TAKEOVER EFFECT OF CHARTER DOCUMENTS

The HCPI charter contains provisions limiting          AHP's certificate of incorporation contains
the ability of holders of its capital stock to         provisions authorizing AHP:
own more than a specified percentage (by numbers       - to refuse to transfer or to register the
or value, whichever is more restrictive) of its          transfer of shares of capital stock of AHP to
stock. See "Description of HCPI Capital Stock --         any person who as a result would own, directly
Transfer Restrictions and Redemption Relating to         or indirectly, more than 9.8% of the
HCPI Common Stock" and "Description of HCPI              outstanding shares of capital stock of AHP;
Capital Stock -- Restrictions on Ownership and           and
Transfer Relating to HCPI Preferred Stock."            - to purchase, for cash or a note, any shares
The HCPI charter requires, with limited                  representing more than 9.8% in value of the
exceptions, that business combinations between           outstanding shares of AHP ("excess shares")
HCPI and a beneficial holder of 10% or more of           held by any person.
HCPI's outstanding voting stock be approved by         These provisions may inhibit market activity in
the affirmative vote of at least 90% of the            the shares of capital stock of AHP and the
outstanding voting shares of HCPI. See                 opportunity that might otherwise exist for
"Description of HCPI Capital Stock -- Business         stockholders to receive a premium for their
Combination Provisions."                               shares of capital stock of AHP in the event any
The issuance of HCPI preferred stock, in some          individual were attempting to assemble a block
circumstances, may deter or discourage takeover        of such shares in excess of 9.8% in value of the
attempts and other changes in control of HCPI by       shares of capital stock of AHP outstanding.
making it more difficult for a person who has          In addition, provisions of AHP's certificate of
gained a substantial equity interest in HCPI to        incorporation regarding some business
obtain control or to exercise control                  combinations require approval of the holders of
effectively.                                           80% of the outstanding shares of voting stock of
Except as to the Rights Agreement between HCPI         AHP and of the holders of shares of voting stock
and the Bank of New York (successor to Chemical        who are disinterested stockholders.
Trust Company of California), as Rights Agent,         The issuance of AHP series B preferred stock, in
HCPI has no current plans or agreements with           some circumstances, may deter or discourage
respect to the issuance of any HCPI preferred          takeover attempts and other changes in control
stock.                                                 of AHP by making it more difficult for a person
                                                       who has gained a substantial equity interest in
                                                       AHP to obtain control or to exercise control
                                                       effectively.
                                        STOCKHOLDER RIGHTS PLAN

The HCPI board adopted the Rights Agreement            The AHP Board adopted the Rights Agreement
between HCPI and the Bank of New York (successor       between AHP and ChaseMellon Stockholder Services
to Manufacturers Hanover Trust Company of              L.L.C. (successor to Manufacturers Hanover Trust
California), as Rights Agent on July 5, 1990, as       Company of California), as Rights Agent, on
amended, and declared a dividend distribution of       April 10, 1990, which was amended on August 3,
one right for each outstanding share of HCPI           1999.
common stock to stockholders of record at the          The AHP Rights Agreement provides for the
close of business on July 30, 1990. See                issuance of a right to the holder of each share
"Description of HCPI Capital Stock --                  of AHP common stock. If any person becomes the
Stockholder Rights Plan" for a description of          beneficial owner of 10% or more of the
the terms of the HCPI rights.                          outstanding shares that a majority of the
                                                       "uninterested" members of the AHP board
                                                       determines to be fair to and in the best
                                                       interests of AHP and its stockholders, each
                                                       owner of such right will

                                     III-16

               HCPI/MARYLAND LAW                                       AHP/DELAWARE LAW
                                STOCKHOLDER RIGHTS PLAN -- (CONTINUED)
                                                       have the right to purchase upon exercise of such
                                                       right, one-hundredth of a share of AHP series A
                                                       preferred stock. In connection with the merger
                                                       agreement, AHP amended the AHP Rights Agreement
                                                       to provide that it will not be triggered by the
                                                       merger agreement, the merger and the
                                                       transactions contemplated thereby.

                       DESCRIPTION OF HCPI CAPITAL STOCK

GENERAL

     HCPI's authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. The following description does not contain all the information that might be important to you. Therefore you should read carefully the more detailed provisions of the HCPI charter, the HCPI bylaws and the Rights Agreement between HCPI and the Bank of New York (successor to Chemical Trust Company of California), as Rights Agent. The following summary does not give effect to provisions of statutory or common law, the provisions of applicable law and the HCPI charter and the HCPI Rights Agreement, copies of which are incorporated by reference as exhibits to the registration statement on Form S-4 of which this joint proxy statement/ prospectus is a part.

COMMON STOCK

     As of September 23, 1999, there were 32,045,576 shares of HCPI common stock outstanding. All shares of HCPI common stock participate equally in dividends payable to holders of common stock, when and as authorized by the HCPI board and declared by HCPI, and in net assets available for distribution to holders of HCPI common stock on liquidation, dissolution, or winding up of HCPI. Each outstanding share of HCPI common stock entitles

                                     III-17
the holder to one vote on all matters submitted to a vote of the HCPI stockholders. Holders of HCPI common stock do not have cumulative voting rights in the election of directors.

     All issued and outstanding shares of HCPI common stock are, and the common stock offered by this joint proxy statement/prospectus will be upon issuance, validly issued, fully paid and nonassessable. Holders of HCPI common stock do not have preference, conversion, exchange or preemptive rights. The HCPI common stock is listed on The New York Stock Exchange (NYSE Symbol: HCP).

     The Transfer Agent and Registrar for our common stock is Bank of New York.

PREFERRED STOCK

     Under the HCPI charter, the HCPI board is authorized without further stockholder action to establish and issue, from time to time, up to 50,000,000 shares of preferred stock of HCPI, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the HCPI board. As of September 23, 1999, HCPI had outstanding 2,400,000 shares of 7 7/8% Series A Cumulative Redeemable Preferred Stock with a liquidation preference of $69,000,000, 5,385,000 shares of 8.70% Series B Cumulative Redeemable Preferred Stock with a liquidation preference of $134,625,000 and no shares of 8.60% Series C Cumulative Redeemable Preferred Stock. The material terms of the HCPI Series A Preferred Stock, HCPI Series B Preferred Stock and HCPI Series C Preferred Stock are described below.

HCPI SERIES A PREFERRED STOCK

     Voting Rights. Holders of the HCPI series A preferred stock generally do not have any voting rights, except in limited circumstances.

     If dividends on any shares of HCPI series A preferred stock are in arrears for six or more quarterly periods, whether or not consecutive, the holders of HCPI series A preferred stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable, including the HCPI series B preferred stock and, when issued, the HCPI series C preferred stock) are entitled to vote for the election of a total of two additional directors of HCPI at a special meeting called by the holders of record of at least 25% of the HCPI series A preferred stock or the holders of any other class or series of preferred stock so in arrears or at the next annual meeting of stockholders. These voting rights continue at each subsequent annual meeting until all dividends accumulated on such shares of HCPI series A preferred stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and set aside for payment. In such case, the entire HCPI board is increased by two directors.

     So long as any shares of HCPI series A preferred stock remain outstanding, HCPI shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of HCPI series A preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, with the HCPI series A preferred stock voting separately as a class:

     - authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the HCPI series A preferred stock with respect to the

                                     III-18
       payment of dividends, or the distribution of assets on liquidation, dissolution or winding up;

     - reclassify any authorized stock of HCPI into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any class or series of stock ranking prior to the HCPI series A preferred stock with respect to the payment of dividends, or the distribution of assets on liquidation, dissolution or winding up;

     - repeal, amend or otherwise change any of the provisions applicable to the HCPI series A preferred stock in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of the HCPI series A preferred stock. The articles supplementary relating to the HCPI series A preferred stock provide, however, that an increase in the amount of authorized preferred stock, the creation or issuance of other classes or series of preferred stock or any increase in the amount of authorized shares of HCPI series A preferred stock or of any other class or series of preferred stock, in each case ranking on a parity with, or junior to the HCPI series A preferred stock, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The consent of the holders of HCPI series A preferred stock is not required for the taking of any corporate action, including any merger or consolidation involving HCPI or a sale of all or substantially all of the assets of HCPI, regardless of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the HCPI series A preferred stock, except as expressly set forth in the articles supplementary relating to the HCPI series A preferred stock.

     Rank. With respect to dividend rights and rights upon liquidation, dissolution or winding up of HCPI, the HCPI series A preferred stock ranks:

     - senior to all classes or series of common stock of HCPI, and to all equity securities issued by HCPI ranking junior to the HCPI series A preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI;

     - on a parity with the HCPI series B preferred stock, HCPI series C preferred stock and with all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank on a parity with the HCPI series A preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI; and

     - junior to all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank senior to the HCPI series A preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI. See "-- Voting Rights" below.

     The term "equity securities" does not include convertible debt securities, which rank senior to the HCPI series A preferred stock prior to conversion.

     Dividends. Holders of shares of the HCPI series A preferred stock are entitled to receive, when, as, and if declared by the HCPI board out of funds of HCPI legally available for the payment of dividends, cumulative preferential annual cash dividends at the rate of 7 7/8% of the liquidation preference (equivalent to $1.96875 per annum per share).

     Dividends on the HCPI series A preferred stock are cumulative from the date of original issue and payable quarterly in arrears on or about the last day of each March, June, September and December or, if not a business day, the next succeeding business day.

                                     III-19

     No dividends may be declared by the HCPI board or paid or set apart for payment on the HCPI series A preferred stock if the terms of any agreement of HCPI, including any agreement relating to its indebtedness, prohibits such a declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends may be declared by the HCPI board or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

     Dividends on the HCPI series A preferred stock accrue, however, whether or not HCPI has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the HCPI series A preferred stock do not bear interest and holders of the HCPI series A preferred stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the HCPI series A preferred stock is first credited against the earliest accrued but unpaid dividend due that remains payable.

     No full dividends may be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the HCPI series A preferred stock, other than a dividend in shares of any class of stock ranking junior to the HCPI series A preferred stock as to dividends and upon liquidation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for such payment on the HCPI series A preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full, or full payment is not so set apart, upon the HCPI series A preferred stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the HCPI series A preferred stock -- including the HCPI series B preferred stock or, upon issuance, the HCPI series C preferred stock, all dividends declared upon the HCPI series A preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with the HCPI series A preferred stock are declared pro rata so that the amount of dividends declared per share of HCPI series A preferred stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the HCPI series A preferred stock and such other class or series of preferred stock, which cannot include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, bear to each other.

     Except as provided in the preceding paragraph, unless full cumulative dividends on the HCPI series A preferred stock have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods and the then current dividend period, then, other than the payment of dividends in shares of HCPI common stock or other shares of capital stock ranking junior to the HCPI series A preferred stock as to dividends and upon liquidation:

     - no dividends may be declared or paid or set aside for payment upon the HCPI common stock, or any other capital stock of HCPI ranking junior to or on a parity with the HCPI series A preferred stock as to dividends or upon liquidation;

     - no other distribution may be declared or made upon the HCPI common stock, or any other capital stock of HCPI ranking junior to or on a parity with the HCPI series A preferred stock as to dividends or upon liquidation;

     - no shares of HCPI common stock, or any other shares of capital stock of HCPI ranking junior to or on a parity with the HCPI series A preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration by HCPI, except by conversion into or exchange for other capital stock of HCPI ranking junior to the HCPI series A preferred stock as to dividends and upon liquidation or for
                                     III-20
       the purpose of preserving HCPI's qualification as a real estate investment trust. See "-- Restrictions on Ownership and Transfer."

     Liquidation Preferences. Upon any liquidation, dissolution or winding up of the affairs of HCPI the holders of HCPI series A preferred stock are entitled to be paid out of the assets of HCPI legally available for distribution to its stockholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of HCPI common stock or any other class or series of capital stock of HCPI that ranks junior to the HCPI series A preferred stock as to liquidation rights.

     In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of HCPI or otherwise is permitted under the Maryland General Corporation Law, no effect is given to amounts that would be needed if HCPI would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of HCPI whose preferential rights upon distribution are superior to those receiving the distribution.

     Maturity; Redemption. The HCPI series A preferred stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and is not convertible into any other securities of HCPI. The HCPI series A preferred stock is not redeemable prior to September 30, 2002. HCPI is entitled, however, pursuant to the articles supplementary relating to the HCPI series A preferred stock, to purchase shares of the HCPI series A preferred stock in order to preserve its status as a real estate investment trust for federal or state income tax purposes at any time. Following September 30, 2002, HCPI may, at its option, redeem the HCPI series A preferred stock at $25 per share ($69,000,000 in the aggregate), plus accrued and unpaid dividends.

     Restrictions on Ownership and Transfer. See "-- Restrictions on Ownership and Transfer Relating to HCPI Preferred Stock."

HCPI SERIES B PREFERRED STOCK

     Voting Rights. Holders of the HCPI series B preferred stock generally do not have any voting rights, except in limited circumstances.

     If dividends on any shares of HCPI series B preferred stock are in arrears for six or more quarterly periods, whether or not consecutive, the holders of HCPI series B preferred stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable, including the HCPI series A preferred stock and, when issued, the HCPI series C preferred stock) are entitled to vote for the election of a total of two additional directors of HCPI at a special meeting called by the holders of record of at least 25% of the HCPI series B preferred stock or the holders of any other class or series of preferred stock so in arrears or at the next annual meeting of stockholders. These voting rights continue at each subsequent annual meeting until all dividends accumulated on such shares of HCPI series B preferred stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and set aside for payment. In such case, the entire HCPI board is increased by two directors.

     So long as any shares of HCPI series B preferred stock remain outstanding, HCPI shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of HCPI series B preferred stock outstanding at the time, given in person or by proxy,

                                     III-21
either in writing or at a meeting, with the HCPI series B preferred stock voting separately as a class:

     - authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the HCPI series B preferred stock with respect to the payment of dividends, or the distribution of assets on liquidation, dissolution or winding up;

     - reclassify any authorized stock of HCPI into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any class or series of stock ranking prior to the HCPI series B preferred stock with respect to the payment of dividends, or the distribution of assets on liquidation, dissolution or winding up;

     - repeal, amend or otherwise change any of the provisions applicable to the HCPI series B preferred stock in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of the HCPI series B preferred stock. The articles supplementary relating to the HCPI series B preferred stock provide, however, that an increase in the amount of authorized preferred stock, the creation or issuance of other classes or series of preferred stock or any increase in the amount of authorized shares of HCPI series B preferred stock or of any other class or series of preferred stock, in each case ranking on a parity with, or junior to the HCPI series B preferred stock, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The consent of the holders of HCPI series B preferred stock is not required for the taking of any corporate action, including any merger or consolidation involving HCPI or a sale of all or substantially all of the assets of HCPI, regardless of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the HCPI series B preferred stock, except as expressly set forth in the articles supplementary relating to the HCPI series B preferred stock.

     Rank. With respect to dividend rights and rights upon liquidation, dissolution or winding up of HCPI, the HCPI series B preferred stock ranks:

     - senior to all classes or series of common stock of HCPI, and to all equity securities issued by HCPI ranking junior to the HCPI series B preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI;

     - on a parity with the HCPI series A preferred stock, HCPI series C preferred stock and with all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank on a parity with the HCPI series B preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI; and

     - junior to all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank senior to the HCPI series B preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI. See "-- Voting Rights" below.

     The term "equity securities" does not include convertible debt securities, which rank senior to the HCPI series B preferred stock prior to conversion.

     Dividends. Holders of the HCPI series B preferred stock are entitled to receive, when, as, and if declared by the HCPI board, out of funds legally available for the payment of dividends,

                                     III-22
cumulative preferential annual cash dividends at the rate of 8.70% of the liquidation preference (equivalent to $2.175 per annum per share).

     Dividends on the HCPI series B preferred stock are cumulative from the date of original issue and payable quarterly in arrears on or about the last day of each March, June, September and December or, if not a business day, the next succeeding business day. Any dividend payable on the HCPI series B preferred stock, including dividends payable for any partial dividend period, are computed on the basis of a 360-day year consisting of twelve 30-day months.

     No dividends may be declared by the HCPI board or paid or set apart for payment on the HCPI series B preferred stock if the terms of any agreement of HCPI, including any agreement relating to its indebtedness, prohibits such a declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends may be declared by the HCPI board or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

     Dividends on the HCPI series B preferred stock accrue, however, whether or not HCPI has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the HCPI series B preferred stock do not bear interest and holders of the HCPI series B preferred stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the HCPI series B preferred stock is first credited against the earliest accrued but unpaid dividend due that remains payable.

     No full dividends may be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the HCPI series B preferred stock, other than a dividend in shares of any class of stock ranking junior to the HCPI series B preferred stock as to dividends and upon liquidation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for such payment on the HCPI series B preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or full payment is not so set apart) upon the HCPI series B preferred stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the HCPI series B preferred stock -- including the HCPI series A preferred stock or, upon issuance, the HCPI series C preferred stock, all dividends declared upon the HCPI series B preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with the HCPI series B preferred stock are declared pro rata so that the amount of dividends declared per share of HCPI series B preferred stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the HCPI series B preferred stock and such other class or series of preferred stock, which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, bear to each other.

     Except as provided in the preceding paragraph, unless full cumulative dividends on the HCPI series B preferred stock have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods and the then current dividend period, then, other than the payment of dividends in shares of HCPI common stock or other shares of capital stock ranking junior to the HCPI series B preferred stock as to dividends and upon liquidation:

     - no dividends may be declared or paid or set aside for payment upon the HCPI common stock, or any other capital stock of HCPI ranking junior to or on a parity with the HCPI series B preferred stock as to dividends or upon liquidation;
                                     III-23

     - no other distribution may be declared or made upon the HCPI common stock, or any other capital stock of HCPI ranking junior to or on a parity with the HCPI series B preferred stock as to dividends or upon liquidation;

     - no shares of HCPI common stock, or any other shares of capital stock of HCPI ranking junior to or on a parity with the HCPI series B preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration by HCPI, except by conversion into or exchange for other capital stock of HCPI ranking junior to the HCPI series B preferred stock as to dividends and upon liquidation or for the purpose of preserving HCPI's qualification as a real estate investment trust. See "-- Restrictions on Ownership and Transfer."

     Liquidation Preferences. Upon any liquidation, dissolution or winding up of the affairs of HCPI the holders of HCPI series B preferred stock are entitled to be paid out of the assets of HCPI legally available for distribution to its stockholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of HCPI common stock or any other class or series of capital stock of HCPI that ranks junior to the HCPI series B preferred stock as to liquidation rights.

     In determining whether a distribution, other than upon voluntary or involuntary liquidation, by dividend, redemption or other acquisition of shares of stock of HCPI or otherwise is permitted under the Maryland General Corporation Law, no effect is given to amounts that would be needed if HCPI would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of HCPI whose preferential rights upon distribution are superior to those receiving the distribution.

     Maturity; Redemption. The HCPI series B preferred stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and is not convertible into any other securities of HCPI. The HCPI series B preferred stock is not redeemable prior to September 30, 2003. HCPI is entitled, however, pursuant to the articles supplementary relating to the HCPI series B preferred stock, to purchase shares of the HCPI series B preferred stock in order to preserve its status as a real estate investment trust for federal or state income tax purposes at any time. Following September 30, 2003, HCPI may, at its option, redeem the HCPI series B preferred stock at $25 per share ($134,625,000 in the aggregate), plus accrued and unpaid dividends.

     Restrictions on Ownership and Transfer. See "-- Restrictions on Ownership and Transfer Relating to HCPI Preferred Stock."

HCPI DEPOSITARY SHARES

     GENERAL

     At the effective time of the merger, HCPI will assume the obligations of AHP under the Deposit Agreement dated October 27, 1997 (the "Deposit Agreement") among AHP, ChaseMellon Shareholder Services, L.L.C., as depositary (the "Depositary"), located at 300 South Hope Street, Los Angeles, California, 90071 and the holders from time to time of the depositary receipts issued by the Depositary under the Deposit Agreement. Following the merger, HCPI will deposit the HCPI series C preferred stock with the Depositary and will instruct the Depositary to treat the shares of HCPI series C preferred stock as new deposited securities under the Deposit Agreement. In accordance with the terms of the Deposit Agreement, the existing depositary receipts, formerly evidencing AHP depositary shares will automatically evidence HCPI depositary shares which will evidence an ownership interest in HCPI series C preferred stock.

                                     III-24

     The following is a summary of material provisions of the Deposit Agreement. This description does not purport to be complete and is qualified by reference to the Deposit Agreement, the form of which has been filed as an exhibit to the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. See "Where You Can Find More Information" on page III-39. The terms of the Deposit Agreement will remain substantially similar, except that the Deposit Agreement will govern matters relating solely to the HCPI series C preferred stock and the HCPI depositary shares.

     Each HCPI depositary share will represent a one-one-hundredth interest in one share of HCPI series C preferred stock. HCPI intends to apply to list the HCPI series C preferred stock on The New York Stock Exchange. The HCPI series C preferred stock will be freely transferable under the Securities Act of 1933.

     Subject to the terms of the Deposit Agreement, each owner of a share of HCPI depositary share will be entitled through the Depositary, in proportion to the one-one-hundredth interest in a share of HCPI series C preferred stock underlying such HCPI depositary share, to all rights and preferences, and subject to all restrictions, of a share of HCPI series C preferred stock (including dividend, voting, redemption and liquidation rights).

     Since each share of HCPI series C preferred stock entitles the holder thereof to one vote on matters on which the HCPI series C preferred stock is entitled to vote, each HCPI depositary share, in effect, entitles the holder to one-one-hundredth of a vote, rather than one full vote.

     Upon surrender of HCPI depositary receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms of the Deposit Agreement, a holder of HCPI depositary shares is entitled to have the Depositary deliver the whole shares of HCPI series C preferred stock underlying the HCPI depositary shares evidenced by the surrendered HCPI depositary receipts.

     DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all the dividends or other cash distributions received in respect of the HCPI series C preferred stock to the record holders of the HCPI depositary shares in proportion to the numbers of such HCPI depositary shares owned by such holders on the relevant record date. Fractions will be rounded down to the nearest whole cent.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of the HCPI depositary shares, unless the Depositary determines that it is not feasible to make the distribution, in which case the Depositary may, with the approval of HCPI, sell such property and distribute the net proceeds from such sale to such holders.

     The Deposit Agreement also contains provisions relating to the manner in which any subscription or similar rights offered by HCPI to holders of the HCPI series C preferred stock will be made available to holders of the HCPI depositary shares.

     REDEMPTION OF HCPI DEPOSITARY SHARES

     If HCPI elects to redeem the HCPI series C preferred stock, the HCPI depositary shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of the HCPI series C preferred stock held by the Depositary. The Depositary will mail notice of redemption not less than 30 and not more than 90 days prior to the date fixed for redemption to the record holders of the HCPI depositary shares to be redeemed at their respective addresses appearing in the Depositary's books. The redemption
                                     III-25
price per HCPI depositary share is $25.00 plus accumulated, accrued and unpaid dividends thereon to the date fixed for redemption without interest. Whenever HCPI redeems shares of HCPI series C preferred stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of HCPI depositary shares relating to shares of HCPI series C preferred stock so redeemed. If less than all of the HCPI depositary shares are to be redeemed, the HCPI depositary shares to be redeemed will be selected by lot or pro rata as determined by the Depositary.

     After the date fixed for redemption, the HCPI depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the HCPI depositary shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such HCPI depositary shares were entitled upon such redemption upon surrender to the Depositary of the HCPI depositary receipts evidencing such HCPI depositary shares.

     VOTING THE HCPI SERIES C PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the HCPI series C preferred stock are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the HCPI depositary shares. Each record holder of the HCPI depositary shares on the record date (which will be the same date as the record date for the HCPI series C preferred stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of HCPI series C preferred stock underlying such holder's HCPI depositary shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of HCPI series C preferred stock underlying the HCPI depositary shares in accordance with such instructions, and HCPI has agreed to take all action that is deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will refrain from voting shares of HCPI series C preferred stock to the extent it does not receive specific instructions from the holders of HCPI depositary shares relating to such HCPI series C preferred stock.

     AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The form of HCPI depositary receipt evidencing the HCPI depositary shares and any provision of the Deposit Agreement may at any time be amended by agreement between HCPI and the Depositary. However, any amendment that materially and adversely alters the rights of the existing holders of HCPI depositary shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the HCPI depositary shares then outstanding. The Deposit Agreement may be terminated by HCPI or the Depositary only if:

     - all outstanding HCPI depositary shares have been redeemed: or

     - there has been a final distribution in respect of the HCPI series C preferred stock in connection with any liquidation, dissolution or winding up of HCPI and such distribution has been distributed to the holders of the HCPI depositary shares.

     CHARGES OF DEPOSITARY

     HCPI will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. HCPI will pay charges of the Depositary in connection with the initial deposit of the HCPI series C preferred stock and any redemption of the HCPI series C preferred stock. Holders of HCPI depositary shares will pay other transfer and other taxes and government charges and such other charges as are expressly provided in the Deposit Agreement for the accounts.
                                     III-26

     MISCELLANEOUS

     The Depositary will forward to the holders of HCPI depositary shares all reports and communications from HCPI that are delivered to the Depositary and that HCPI is required to furnish to the holders of the HCPI series C preferred stock.

     Neither the Depositary nor HCPI is liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. Neither HCPI nor the Depositary is subject to any liability under the Deposit Agreement to any holder of a HCPI depositary share, other than for their gross negligence or willful misconduct, and they are not obligated to prosecute or defend any legal proceeding in respect of any HCPI depositary shares or HCPI series C preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting HCPI series C preferred stock for deposit, holders of HCPI depositary shares or other persons believed to be competent and on documents believed to be genuine.

     RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to HCPI notice of its election to do so, and HCPI may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

     OTHER PROVISIONS; RESTRICTIONS ON TRANSFER

     For information regarding provisions of HCPI's charter and bylaws, including restrictions on ownership which are applicable to the HCPI series C preferred stock and the HCPI depositary shares, see "-- Restrictions on Ownership and Transfer Relating to HCPI Preferred Stock."

HCPI SERIES C PREFERRED STOCK

     The following summary sets forth the material terms and provisions of the HCPI series C preferred stock represented by the HCPI depositary shares, and is qualified in its entirety by reference to the provisions of the articles supplementary for the HCPI series C preferred stock, which is attached as Exhibit B to the merger agreement, and the HCPI charter. Unless the context otherwise requires, all references to a holder of HCPI series C preferred stock also refers to a holder of the HCPI depositary shares.

     GENERAL

     Subject to limitations prescribed by Maryland law and the HCPI charter, the HCPI board is authorized to issue, from the authorized but unissued capital stock of HCPI, preferred stock in such classes or series as the HCPI board may determine and to establish from time to time the number of shares of preferred stock to be included in any such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. The HCPI board has authorized HCPI to designate and issue the HCPI series C preferred stock.

                                     III-27

     When issued, the HCPI series C preferred stock will be validly issued, fully paid and nonassessable. The holders of the HCPI series C preferred stock have no preemptive rights with respect to any shares of the capital stock of HCPI or any other securities of HCPI convertible into or carrying rights or options to purchase any such shares. The HCPI series C preferred stock is not subject to any sinking fund or other obligation of HCPI to redeem or retire the HCPI series C preferred stock.

     The transfer agent, registrar and dividend disbursing agent for the HCPI series C preferred stock is Bank of New York.

     Rank. With respect to dividend rights and rights upon liquidation, dissolution or winding up of HCPI, the HCPI series C preferred stock ranks:

     - senior to all classes or series of common stock of HCPI, and to all other classes and series of equity securities issued by HCPI;

     - on a parity with the HCPI series A preferred stock, HCPI series B preferred stock and all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank on a parity with the HCPI series C preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI; and

     - junior to all equity securities issued by HCPI ranking senior to the HCPI series C preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI.

     The term "equity securities" does not include convertible debt securities, which rank senior to the HCPI series C preferred stock prior to conversion. The HCPI series C preferred stock is subject to the creation of equity securities that are both junior and on parity to the HCPI series C preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI.

     DIVIDENDS

     Holders of the HCPI series C preferred stock are entitled to receive, when, as, and if declared by the HCPI board, out of funds legally available for the payment of dividends, cumulative preferential annual cash dividends of 8.60% of the liquidation preference (equivalent to $2,500.00 per annum per share, or $25.00 per depositary share per annum).

     Dividends on the HCPI series C preferred stock are cumulative from the last payment date through which dividends have been paid on the shares of AHP series B preferred stock in respect of which shares of HCPI series C preferred stock are issued and are payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year and on November 30, 1999, if the HCPI series C preferred stock is issued on or before November 30, 1999, or, if not a business day, the next business day. Accordingly, we anticipate that the first dividend will be paid on November 30, 1999. Dividends are payable to holders of record as they appear in the records of HCPI at the close of business on the applicable record date, which is the 15th day of the calendar month in which the dividend payment date falls or such other date designated as such by the HCPI board that is not more than 50 nor less than 10 days prior to such dividend payment date.

     The amount of dividends payable per share for a full dividend period is computed by dividing $2500.00 by four. Any dividend payable on the HCPI series C preferred stock for other than a full dividend period is computed on the basis of a 360-day year consisting of twelve 30-day months. All dividends on the HCPI series C preferred stock accrue day by day and are cumulative.

                                     III-28

     No full dividends may be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the HCPI series C preferred stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for such payment on the HCPI series C preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or full payment is not so set apart) upon the HCPI series C preferred stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the HCPI series C preferred stock (including the HCPI series A preferred stock or the HCPI series B preferred stock), all dividends declared upon the HCPI series C preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with the HCPI series C preferred stock are declared pro rata so that the amount of dividends declared per share of HCPI series C preferred stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the HCPI series C preferred stock and such other class or series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

     Unless full cumulative dividends on the HCPI series C preferred stock have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods and the then current dividend period, then, other than the payment of dividends in shares of HCPI common stock or other shares of capital stock ranking junior to the HCPI series C preferred stock as to dividends and upon liquidation or options or rights to acquire the same:

     - no cash dividend or other distribution may be declared or paid or set aside for payment upon the HCPI common stock, or any other capital stock of HCPI ranking junior to the HCPI series C preferred stock as to dividends or upon liquidation;

     - HCPI may not repurchase, redeem or otherwise acquire shares of HCPI common stock, or any other shares of capital stock of HCPI ranking junior to or on a parity with the HCPI series C preferred stock as to dividends or upon liquidation, or pay or make any amount available for a sinking fund or redemption of such shares, except by conversion into or exchange for other capital stock of HCPI ranking junior to the HCPI series C preferred stock as to dividends and upon liquidation or for the purpose of preserving HCPI's qualification as a real estate investment trust. See "-- Restrictions on Ownership and Transfer." Notwithstanding the foregoing, HCPI will be permitted to make a pro rata offer to purchase or concurrently redeem all, or a pro rata portion, of the outstanding HCPI series C preferred stock and any other equity securities that rank on parity with the HCPI series C preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI.

     Accrued and unpaid dividends for any past dividend periods may be declared and paid at any time and for such interim periods to holders of record on the applicable record date. Any dividend payment made on the HCPI series C preferred stock is first credited against the earliest accrued but unpaid dividend due with respect to the HCPI series C preferred stock that remains payable.

     No dividends will be authorized by the HCPI board or paid or set aside for payment if any agreement of HCPI prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting aside of payment would constitute a breach thereof or a default thereunder, or if such authorization or payment is restricted or prohibited by law. Dividends on HCPI series C preferred stock accrue whether or not HCPI has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. No interest, or sum of money in lieu of interest, is payable

                                     III-29
in respect of any dividend payment or payments on the HCPI series C preferred stock that may be in arrears. Holders of HCPI series C preferred stock are not entitled to any dividends, whether payable in cash, property or shares of stock, in excess of the full cumulative dividends, as described herein, on the HCPI series C preferred stock. If, for any taxable year, HCPI elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Internal Revenue Code) paid or made available for the year to holders of all classes of capital stock (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to holders of HCPI series C preferred stock will be in the same portion that the Total Dividends paid or made available to the holders of HCPI series C preferred stock for the year bears to the Total Dividends.

     LIQUIDATION RIGHTS

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs HCPI, the holders of HCPI series C preferred stock are entitled to receive out of assets of HCPI legally available for distribution to stockholders a liquidation preference of $2,500.00 per share of HCPI series C preferred stock ($25.00 per HCPI depositary share), plus an amount equal to any accrued and unpaid dividends for prior dividend periods, before any distribution of assets is made to holders of HCPI common stock or any other class or series of capital stock of HCPI that ranks junior to the HCPI series C preferred stock as to liquidation rights.

     Until the holders of HCPI series C preferred stock have been paid their liquidation preference in full, no payment will be made to any holder of HCPI common stock or any other class or series of capital stock of HCPI that ranks junior to the HCPI series C preferred stock as to liquidation rights upon the liquidation, dissolution or winding up of HCPI. If upon any liquidation, dissolution or winding up of HCPI, the assets of HCPI, or proceeds thereof, distributable among the holders of the HCPI series C preferred stock are insufficient to pay in full the amount payable upon liquidation with respect to the HCPI series C preferred stock and any other class or series of capital stock of HCPI that ranks on parity with the HCPI series C preferred stock as to liquidation rights, then such assets, or the proceeds thereof, will be distributed among the holders of HCPI series C preferred stock and any such parity shares ratably in accordance with the respective amounts which would be payable on such HCPI series C preferred stock and any such parity shares if all amounts payable thereon were paid in full.

     Neither a consolidation nor a merger of HCPI with another entity, a statutory share exchange by HCPI or a sale, lease or transfer of all or substantially all of HCPI's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of HCPI.

     In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of HCPI or otherwise is permitted under the Maryland General Corporation Law, no effect is given to amounts that would be needed if HCPI would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of HCPI whose preferential rights upon distribution are superior to those receiving the distribution.

     REDEMPTION

     The HCPI series C preferred stock is not redeemable by HCPI prior to October 27, 2002, other than a redemption by HCPI to preserve its status as a real estate investment trust. On and after October 27, 2002, HCPI, at its option, upon publication in a newspaper of general circulation in New York, New York at least once a week for two successive weeks and written notice to the holders of HCPI series C preferred stock, may redeem the HCPI series C
                                     III-30
preferred stock, in whole or in part, at any time, for cash at a redemption price of $2,500.00 per share of HCPI series C preferred stock ($25.00 per HCPI depositary share), plus accumulated, accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

     The redemption price of the HCPI series C preferred stock is payable solely out of proceeds from the sale of other capital stock of HCPI, which may include the HCPI common stock, HCPI series A preferred stock, HCPI series B preferred stock, depositary shares, interests, participations or other ownership interests in HCPI however designated, other than debt securities convertible into or exchangeable for equity securities, and any rights, warrants or options to purchase any thereof. If fewer than all of the outstanding HCPI series C preferred stock are to be redeemed, the number of shares to be redeemed will be determined by HCPI and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders, with adjustments to avoid redemption of fractional shares, by lot or by any other method determined by HCPI in its sole discretion to be equitable.

     Unless full cumulative dividends on all HCPI series C preferred stock and any other capital stock of HCPI ranking on parity with the HCPI series C preferred stock as to redemption rights have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no HCPI series C preferred stock or such parity shares may be redeemed or purchased by HCPI except pursuant to a pro rata purchase or exchange offer made on the same terms to holders of all outstanding HCPI series C preferred stock or such parity shares, as the case may be. Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date by the registrar to each holder of record of HCPI series C preferred stock to be redeemed at the address shown on the stock transfer books of HCPI. Each notice will state:

     - the redemption date;

     - the number of HCPI series C preferred stock to be redeemed;

     - the redemption price per share;

     - the place or places where certificates for HCPI series C preferred stock are to be surrendered for payment of the redemption price; and

     - that dividends on the HCPI series C preferred stock will cease to accrue on such redemption date.

     If fewer than all HCPI series C preferred stock are to be redeemed, the notice mailed to each such holder of HCPI series C preferred stock will also specify the number of HCPI series C preferred stock to be redeemed from such holder. If notice of redemption of any HCPI series C preferred stock has been given and if the funds necessary for such redemption have been set aside by HCPI in trust for the benefit of the holders of HCPI series C preferred stock so called for redemption, then from and after the redemption date, dividends will cease to accrue on the HCPI series C preferred stock, such HCPI series C preferred stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

     The holders of HCPI depositary shares at the close of business on a record date are entitled to receive the dividends payable with respect to the HCPI series C preferred stock represented by such HCPI depositary shares on the corresponding dividend payment date notwithstanding the redemption thereof between such record date and the corresponding dividend payment date or HCPI's default in the payment of the dividend due. Except as
                                     III-31
provided above, HCPI will make no payment or allowance for unpaid dividends, whether or not in arrears, on HCPI series C preferred stock that have been called for redemption.

     VOTING RIGHTS

     Except as indicated below, the holders of HCPI series C preferred stock have no voting rights.

     Whenever dividends on any shares of HCPI series C preferred stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the holders of such shares of HCPI series C preferred stock, voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred, including the HCPI series A preferred stock and HCPI series B preferred stock, and are exercisable, will be entitled to vote for the election of a total of two additional directors of HCPI at a special meeting called by the holders of record of at least 25% of the HCPI series C preferred stock or the holders of any other class or series of preferred stock so in arrears, unless this request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of HCPI series C preferred stock shall have been paid in full for four consecutive dividend periods, including the last preceding dividend period. In such case, the entire board of directors of HCPI will be increased by two directors. The term of office of all directors so elected will terminate on the earlier of the next annual meeting of HCPI stockholders or the termination of such voting rights.

     The approval of two-thirds of the outstanding HCPI series C preferred stock, voting as a single class, is required in order to, either directly or indirectly or through merger or consolidation with another company:

     - authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the HCPI series C preferred stock in rights and preferences;

     - approve an amendment to, or alter or repeal, the HCPI charter which would materially and adversely change the specific terms of the HCPI series C preferred stock; or

     - enter into a share exchange that affects the HCPI series C preferred stock, or consolidate HCPI with or merge HCPI with another entity, unless in each such case each share of HCPI series C preferred stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the HCPI series C preferred stock (except for changes that do not materially and adversely affect the holders of HCPI series C preferred stock).

     However, an amendment which increases the number of authorized shares of any class or series of HCPI preferred stock or authorizes the creation or issuance of other classes or series of HCPI preferred stock, in each case ranking junior to or on a parity with the HCPI series C preferred stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up, or substitutes the surviving entity in a merger or consolidation, reorganization or other business combination for HCPI, will not be considered to be an adverse change requiring the vote of the holders of HCPI series C preferred stock.

                                     III-32

     Except as provided above the holders of HCPI series C preferred stock are not entitled to vote on any merger or consolidation involving HCPI, on any share exchange or on a sale of all or substantially all of the assets of HCPI.

     RETIREMENT

     Except as otherwise provided in the HCPI charter, all HCPI series C preferred stock issued and reacquired by HCPI will be restored to the status of authorized but unissued shares of preferred stock, without designation as to class or series.

     CONVERSION

     The HCPI series C preferred stock is not convertible into or exchangeable for any other property or securities of HCPI at the option of the holder.

     RECORD HOLDERS

     HCPI and its transfer agent may deem and treat the record holder of any HCPI depositary share as the true and lawful owner thereof for all purposes, and neither HCPI nor its transfer agent shall be affected by any notice to the contrary.

     RESTRICTIONS ON TRANSFER

     Subject to exceptions more fully described in the articles supplementary relating to the HCPI series C preferred stock, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of capital stock of HCPI, inclusive of HCPI series C preferred stock. These ownership restrictions are also applicable to the HCPI depositary shares that will represent an ownership interest in HCPI series C preferred stock following the merger. See
"-- Restrictions on Ownership and Transfer Relating to HCPI Preferred Stock."

TRANSFER RESTRICTIONS AND REDEMPTIONS RELATING TO HCPI COMMON STOCK

     The HCPI charter contains restrictions on the ownership and transfer of voting stock of HCPI which are intended to assist HCPI in complying with the requirements to continue to qualify as a real estate investment trust. The ownership limit relating to HCPI common stock set forth in the HCPI charter provides that, if the HCPI board shall, at any time and in good faith, be of the opinion that direct or indirect beneficial ownership of more than 9.9% or more of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, the HCPI board shall have the power (1) by lot or other means deemed equitable by it to call for the purchase from any stockholder of HCPI a number of voting shares sufficient, in the opinion of the HCPI board to maintain or bring the direct or indirect ownership of voting shares of capital stock of such beneficial owner to a level of no more than 9.9% of the outstanding voting shares of HCPI's capital stock, and (2) to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of the HCPI board, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of capital stock of HCPI. Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares of HCPI will be deemed void ab initio and the intended transferee will be deemed never to have had an interest in those shares.

                                     III-33

     The purchase price for any voting shares of capital stock so redeemed will be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisitions are sent by HCPI, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the HCPI board in accordance with the provisions of applicable law. From and after the date fixed for purchase by the HCPI board, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

RESTRICTIONS ON OWNERSHIP AND TRANSFER RELATING TO HCPI PREFERRED STOCK

     Each of the articles supplementary relating to the HCPI series A preferred stock, the HCPI series B preferred stock and the HCPI series C preferred stock contain restrictions on the ownership and transfer of HCPI preferred stock which are intended to assist HCPI in complying with the requirements to maintain its status as a real estate investment trust. Subject to limited exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.9% (by number or value, whichever is more restrictive) of the outstanding shares of HCPI series A preferred stock or HCPI series B preferred stock or, with regard to the HCPI series C preferred stock, 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of capital stock of HCPI, inclusive of the HCPI series C preferred stock. The HCPI board may, but in no event are required to, waive the applicable ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize HCPI's status as a real estate investment trust and the HCPI board otherwise decides such action would be in the best interest of HCPI.

     The articles supplementary relating to each class of the HCPI preferred stock further prohibit:

     - any person from actually or constructively owning shares of stock of HCPI that would result in HCPI being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause HCPI to fail to qualify as a real estate investment trust; and

     - any person from transferring shares of the applicable class of HCPI preferred stock of HCPI if such transfer would result in shares of stock of HCPI being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

     Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of HCPI preferred stock that will or may violate any of these restrictions on ownership and transfer is required to give notice immediately to HCPI and provide HCPI with such other information as HCPI may request in order to determine the effect of the transfer on HCPI's status as a real estate investment trust. Under each of the articles supplementary relating to the classes of HCPI preferred stock, if any purported transfer of HCPI preferred stock or any other event would otherwise result in any person violating the applicable ownership limit or such other limit as permitted by the HCPI board, then any such purported transfer is void and of no force or effect with respect to the purported transferee as to that number of shares of HCPI preferred stock in excess of the ownership limit or such other limit, and the transferee will acquire no right or interest in such excess shares. Any excess shares described above are transferred automatically, by operation of law, to a trust, the beneficiary of which is a qualified charitable organization selected by HCPI. Such automatic

                                     III-34
transfer will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Within 20 days of receiving notice from HCPI of the transfer of shares to the trust, the trustee of the trust is required to sell the excess shares to a person or entity who could own the shares without violating the applicable ownership limit, or such other limit as permitted by the HCPI board, and distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee are required to sell the excess shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the market price of the excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee are distributed to the beneficiary of the trust. Prior to a sale of any such excess shares by the trust, the trustee are entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by HCPI with respect to such excess shares, and also are entitled to exercise all voting rights with respect to such excess shares.

     Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee will have the authority, at the trustee's sole discretion:

     - to rescind as void any vote cast by a prohibited transferee prior to the discovery by HCPI that the shares have been transferred to the trust;

     - to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

     However, if HCPI has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the prohibited transferee, prior to the discovery by HCPI that such shares had been automatically transferred to a trust as described above, are required to be repaid to the trustee upon demand for distribution to the beneficiary of the trust. In the event that the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the ownership limit or such other limit as permitted by the HCPI board, then the articles supplementary each provide that the transfer of the excess shares are void ab initio.

     In addition, shares of HCPI preferred stock of HCPI held in the trust shall be deemed to have been offered for sale to HCPI, or its designee, at a price per share equal to the lesser of:

     - the price per share in the transaction that resulted in such transfer to the trust or, in the case of a devise or gift, the market price at the time of such devise or gift, and

     - the market price on the date HCPI, or its designee, accepted the offer. HCPI will have the right to accept the offer until the trustee has sold the shares of stock held in the trust. Upon a sale to HCPI, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee.

     If any purported transfer of shares of HCPI preferred stock would cause HCPI to be beneficially owned by fewer than 100 persons, such transfer will be null and void ab initio in its entirety and the intended transferee will acquire no rights to the stock.

     All certificates representing shares of HCPI preferred stock bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of HCPI that might involve a premium price for the HCPI preferred stock or otherwise be in the best interest of HCPI stockholders.

                                     III-35

     Each holder of HCPI preferred stock shall upon demand be required to disclose to HCPI in writing such information as HCPI may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of HCPI preferred stock on HCPI's status as a real estate investment trust and to ensure compliance with the applicable ownership limit or such other limit as permitted by the HCPI board.

STOCKHOLDER RIGHTS PLAN

     On July 5, 1990, the HCPI board declared a dividend distribution of one common stock purchase right (each, a "Right") for each outstanding share of HCPI common stock to stockholders of record at the close of business on July 30, 1990. When exercisable, each Right entitles the registered holder to purchase from HCPI one share of the common stock at a price of $47.50 per share, subject to adjustment. The Rights are attached to all outstanding shares of common stock, and no separate Rights certificates have been distributed. The Board also authorized the issuance of one Right with respect to each share of HCPI common stock that becomes outstanding between July 30, 1990 and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (all as defined in the HCPI Rights Agreement with Bank of New York). Each share of common stock offered by this joint proxy statement/prospectus will have upon issuance one Right attached. The Rights will become exercisable and will detach from the HCPI common stock upon a "Distribution Date" which will occur upon the earlier of:

     - the tenth day after the public announcement that any person or group has acquired beneficial ownership of 15% or more the outstanding HCPI common stock, or

     - the tenth day after any person or group commences, or announces an intention to commence, a tender or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 30% or more of the outstanding HCPI common stock.

     Following a Distribution Date and prior to the Expiration Date, HCPI will generally issue a Rights certificate with each share of HCPI common stock issued with respect to the exercise of stock options or under an employee plan or arrangement or upon the exchange or conversion of securities issued by HCPI or by a limited liability company of which HCPI is the managing member.

     If a person or group acquires beneficial ownership of 15% or more of the HCPI common stock (except pursuant to cash tender offers for all outstanding common stock approved by the HCPI board) or if HCPI is the surviving corporation in a merger and the HCPI common stock is not changed or exchanged, each Right other than Rights owned by an Acquiring Person (as defined in the HCPI Rights Agreement) and its affiliates and associates will entitle the holder to purchase, at the Right's then current exercise price, that number of shares of the HCPI common stock having a market value equal to twice the exercise price. Similarly, if HCPI merges or consolidates with, or sells 50% or more of its assets or earning power to, another person, each Right will then entitle the holder to purchase, at the Right's then current exercise price, that number of shares of the stock of the acquiring company which at the time of such transaction would have a market value equal to twice the exercise price.

     If HCPI is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right, other than an Acquiring Person and the affiliates and associates of such Acquiring Person, whose Rights will have become void, will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, the number of shares of common stock of the

                                     III-36
acquiring company which at the time of such transaction will have a market value equal to twice the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than the Rights beneficially owned by the Acquiring Person or the affiliates and associates of such Acquiring Persons, which will thereafter be void, will thereafter have the right to receive upon exercise that number of shares of HCPI common stock having a market value of two times the purchase price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of HCPI common stock, the HCPI board may exchange the Rights, other than any Rights owned by such person or group and their respective affiliates and associates which have become void, in whole or in part, for a number of shares of HCPI common stock having a value equal to the value of the HCPI common stock issuable upon the exercise of the Rights over the purchase price.

     The Rights may be redeemed in whole, but not in part, at a price of $.005 per Right, subject to adjustment for stock splits and similar transactions by the HCPI board at any time until ten days following the public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of HCPI common stock. The redemption of the Rights may be made effective at such time on such basis with such conditions as the HCPI board, in its sole discretion, may establish, including an extension of the period during which the Rights are redeemable or a postponement of the Distribution Date. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price. The Rights will expire on July 30, 2000, unless such date is extended or the Rights are exchanged or earlier redeemed.

BUSINESS COMBINATION PROVISIONS

     The HCPI charter requires that, except in some circumstances, "business combinations" between HCPI and a beneficial holder of 10% or more of HCPI's outstanding voting stock (a "Related Person") be approved by the affirmative vote of at least 90% of the outstanding voting shares of HCPI. A "business combination" is defined in the HCPI charter as:

     - any merger or consolidation of HCPI with or into a Related Person;

     - any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as defined below) of the assets of HCPI, including any voting securities of a subsidiary, to a Related Person;

     - any merger or consolidation of a Related Person with or into HCPI,

     - any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to HCPI;

     - the issuance of any securities, other than by way of pro rata distribution to all stockholders, of HCPI to a Related Person; and

     - any agreement, contract or other arrangement providing for any of the transactions described in the definition of business combination.

     The term "Substantial Part" means more than 10% of the book value of the total assets of HCPI as of the end of its most recent fiscal year ending prior to the time the determination is being made.
                                     III-37

     The Rights and the foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which stockholders might deem to be in their interests or in which they might receive a substantial premium. The HCPI board's authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See "Preferred Stock."

     The Rights and the foregoing provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares of HCPI common stock, deprive stockholders of opportunities to sell at a temporarily higher market price. The HCPI board believes, however, that inclusion of the business combination provisions in the HCPI charter and the Rights may help assure fair treatment of HCPI stockholders and preserve HCPI's assets.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in proxy material for HCPI's 2000 annual meeting of stockholders must be submitted to the Corporate Secretary of HCPI in writing and received at the executive offices of HCPI between November 30, 1999 and December 30, 1999. Such proposals must also have met the other requirements of the rules of the SEC relating to stockholder proposals and must have satisfied the notice procedures for stockholder proposals set forth in the HCPI bylaws. See "Comparison of Rights of Stockholders of HCPI and
AHP -- Advance Notice Provision."

     Due to the contemplated consummation of the merger, AHP does not currently expect to hold a 2000 annual meeting of stockholders. If the merger is not consummated and such a meeting is held, stockholder proposals for inclusion in proxy materials for the AHP annual meeting of stockholders must be submitted to the Secretary of AHP in writing and received at the executive offices of AHP by February 25, 2000. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders' proposals. See "Comparison of Rights of Stockholders of HCPI and AHP -- Advance Notice Provision."

                                 LEGAL MATTERS

     The validity of the shares of HCPI common stock and HCPI series C preferred stock to be issued in connection with the merger will be passed upon for HCPI by Ballard Spahr Andrews & Ingersoll, LLP.

     Latham & Watkins, as counsel for HCPI, and Sullivan & Cromwell, as counsel for AHP, have each provided an opinion to their respective clients as to the qualification of the merger as a reorganization within the meaning of the federal income tax laws. Also, Latham & Watkins has provided an opinion to AHP regarding HCPI's conformity with the requirements for qualification and taxation as a real estate investment trust under the federal tax laws and Davis, Graham & Stubbs LLP has provided an opinion to HCPI regarding AHP's conformity with the requirements for qualification and taxation as a real estate investment trust under the federal tax laws. The Davis, Graham & Stubbs LLP opinion assumes, among other things, the accuracy of an opinion rendered by Sullivan & Cromwell with respect to the characterization of AHP's psychiatric group preferred stock and dividends thereon. All of the opinions referred to above are based on the facts, representations and assumptions stated therein.

                                     III-38

                                    EXPERTS

     The consolidated financial statements and schedules of HCPI as of December 31, 1998 and 1997, and for each of the years in the three-year period ending December 31, 1998 incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements and schedules of AHP as of December 31, 1998 and 1997, and for the years in the three-year period ending December 31, 1998 incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     Representatives of Arthur Andersen LLP are expected to be present at the HCPI special meeting and the AHP special meeting with an opportunity to make statements if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

     HCPI and AHP file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed at the SEC's public reference rooms. Please call the SEC at 1-800-SEC-0330 for information on the public reference rooms or visit the following locations of the SEC:

Public Reference Room       Northeast Regional Office     Midwest Regional Office
450 Fifth Street, N.W.      7 World Trade Center          Citicorp Center
Room 1024                   Suite 1300                    500 West Madison Street
Washington, DC 20549        New York, New York 10048      Suite 1400
                                                          Chicago, Illinois 60661

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     You may inspect information that HCPI and AHP file with The New York Stock Exchange at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     HCPI filed a registration statement on Form S-4 to register with the SEC the HCPI common stock that will be issued to AHP stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of HCPI in addition to being a proxy statement of HCPI and AHP for the special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have

                                     III-39
previously filed with the SEC. These documents contain important information about our companies and their finances.

           HCPI'S SEC FILINGS                          DESCRIPTION OR
           (FILE NO. 1-8895)                         PERIOD/AS OF DATE
----------------------------------------  ----------------------------------------
Annual Report on Form 10-K                Year ended December 31, 1998

Current Report on Form 8-K, dated         Discloses the entering into of the
August 4, 1999                            merger agreement and related matters

Current Report on Form 8-K, dated         Announces filing of registration
May 3, 1999                               statement on Form S-3 with the SEC for
                                          the offering of HCPI common stock

Quarterly Reports on Form 10-Q            Quarters ended March 31, 1999 and June
                                          30, 1999

Current Report on Form 8-K/A dated        Disclosed information relating to HCPI's
January 7, 1999                           property acquisitions from November 6,
                                          1998 through December 23, 1998

Registration Statement on Form 10, dated  Description of HCPI common stock
May 7, 1985, including amendments dated
May 20, 1985, May 23, 1985 and July 17,
1990

Registration Statement on Form S-3,       Description of HCPI 7 7/8% Series A
Registration No. 333-29485, dated June    Cumulative Redeemable Preferred Stock
18, 1997 amended by Amendment No. 1
thereto, dated June 26, 1997 and
supplemented by the Prospectus
Supplement dated September 23, 1997

Registration Statement on Form S-3,       Description of HCPI 8.70% Series B
Registration No. 333-57163, dated June    Cumulative Redeemable Preferred Stock
18, 1998 as supplemented by the
Prospectus Supplement dated September 1,
1998

Definitive Proxy Statement on Schedule    Definitive proxy statement relating to
14A                                       the 1999 annual meeting of HCPI
                                          stockholders on April 28, 1999

           AHP'S SEC FILINGS                           DESCRIPTION OR
           (FILE NO. 1-09381)                        PERIOD/AS OF DATE
----------------------------------------  ----------------------------------------
Annual Report on Form 10-K, as amended    Year ended December 31, 1998

Current Report on Form 8-K, dated         Discloses the entering into of the
August 4, 1999                            merger agreement and related matters

Current Report on Form 8-A/A, dated       Discloses an amendment to the AHP rights
August 4, 1999                            agreement

Quarterly Reports on Forms 10-Q           Quarters ended March 31, 1999 and June
                                          30, 1999

Definitive Proxy Statement on Schedule    Definitive proxy statement relating to
14A                                       the 1999 annual meeting of AHP
                                          stockholders on June 11, 1999

     We are also incorporating by reference additional documents that we may file with the SEC under to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934
                                     III-40
between the date of this joint proxy statement/prospectus and the date of the HCPI special meeting and the AHP special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements.

     The information incorporated by reference is automatically considered to be a part of this joint proxy statement/prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this joint proxy statement/prospectus will be deemed modified, superseded or replaced for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this joint proxy statement/prospectus modifies, supersedes or replaces that statement. Any statement so modified, superseded or replaced will not be considered, except as so modified, superseded or replaced, to be a part of this joint proxy statement/prospectus.

     HCPI has supplied all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to HCPI, and AHP has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to AHP.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

Health Care Property Investors, Inc.     American Health Properties, Inc.
4675 MacArthur Court, 9th Floor          6400 S. Fiddler's Green Circle, Suite 1800
Newport Beach, California 92660          Englewood, Colorado 80111
Telephone: (949) 221-0600                Telephone: (303) 796-9793

     If you would like to request documents from us, please do so by October 29, 1999 to receive them before the HCPI special meeting or the AHP special meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE HCPI MERGER PROPOSAL AND THE AHP MERGER PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED SEPTEMBER 24, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SEPTEMBER 24, 1999, AND NEITHER THE MAILING OF THE JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF HCPI COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                     III-41

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                      HEALTH CARE PROPERTY INVESTORS, INC.

                                      AND

                        AMERICAN HEALTH PROPERTIES, INC.

                           DATED AS OF AUGUST 4, 1999

                               TABLE OF CONTENTS

ARTICLE I. DEFINITIONS.....................................................    1
ARTICLE II. THE MERGER.....................................................   10
  Section 2.1   The Merger.................................................   10
  Section 2.2   Closing and Closing Date...................................   10
  Section 2.3   Effective Time.............................................   10
  Section 2.4   Effects of the Merger......................................   10
  Section 2.5   Charter; Bylaws............................................   11
  Section 2.6   Directors and Officers.....................................   11
  Section 2.7   Conversion of Securities...................................   11
  Section 2.8   Treatment of Company Options, Company Dividend Equivalent
                Rights and Company Deferred Directors Fees.................   12
  Section 2.9   Fractional Interests.......................................   14
  Section 2.10  Surrender of Shares of Company Stock; Stock Transfer
                Books......................................................   15
  Section 2.11  Lost, Stolen or Destroyed Certificates.....................   17
  Section 2.12  Tax Consequences...........................................   17
  Section 2.13  Withholding Rights.........................................   17

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................   17
  Section 3.1   Organization and Qualification.............................   18
  Section 3.2   Authorization; Validity and Effect of Agreement............   18
  Section 3.3   Capitalization.............................................   18
  Section 3.4   Subsidiaries...............................................   19
  Section 3.5   Other Interests............................................   20
  Section 3.6   No Conflict; Required Filings and Consents.................   20
  Section 3.7   Compliance.................................................   21
  Section 3.8   SEC Reports................................................   21
  Section 3.9   Absence of Certain Changes.................................   21
  Section 3.10  Litigation.................................................   22
  Section 3.11  Taxes......................................................   22
  Section 3.12  Employee Benefit Plans.....................................   23
  Section 3.13  Properties.................................................   25
  Section 3.14  Contracts..................................................   26
  Section 3.15  Labor Relations............................................   27
  Section 3.16  Intellectual Property......................................   27
  Section 3.17  Environmental Matters......................................   27
  Section 3.18  Opinion of Financial Advisor...............................   28
  Section 3.19  Brokers....................................................   28
  Section 3.20  Vote Required..............................................   28
  Section 3.21  Accounting and Tax Matters.................................   28
  Section 3.22  Insurance..................................................   28
  Section 3.23  Takeover Provisions Inapplicable...........................   28
  Section 3.24  No Material Adverse Effect.................................   29
  Section 3.25  Rights Plan................................................   29
  Section 3.26  Kendall Replacement Properties.............................   29

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF HCPI.........................   29
  Section 4.1   Organization and Qualification.............................   29
  Section 4.2   Authorization; Validity and Effect of Agreement............   29
  Section 4.3   Capitalization.............................................   30

  Section 4.4   Subsidiaries...............................................   31
  Section 4.5   Other Interests............................................   31
  Section 4.6   No Conflict; Required Filings and Consents.................   31
  Section 4.7   Compliance.................................................   32
  Section 4.8   SEC Reports................................................   32
  Section 4.9   Absence of Certain Changes.................................   33
  Section 4.10  Litigation.................................................   33
  Section 4.11  Taxes......................................................   33
  Section 4.12  Employee Benefit Plans.....................................   35
  Section 4.13  Properties.................................................   36
  Section 4.14  Contracts..................................................   38
  Section 4.15  Labor Relations............................................   38
  Section 4.16  Intellectual Property......................................   38
  Section 4.17  Environmental Matters......................................   38
  Section 4.18  Opinion of Financial Advisor...............................   39
  Section 4.19  Brokers....................................................   39
  Section 4.20  Vote Required..............................................   39
  Section 4.21  Accounting and Tax Matters.................................   39
  Section 4.22  Insurance..................................................   39
  Section 4.23  Takeover Provisions Inapplicable...........................   39
  Section 4.24  No Material Adverse Effect.................................   40
  Section 4.25  Rights Plan................................................   40
  Section 4.26  Ownership of Company Common Stock..........................   40

ARTICLE V. CONDUCT OF BUSINESS PENDING THE MERGER..........................   40
  Section 5.1   Conduct of Business of the Company Pending the Merger......   40
  Section 5.2   Permitted Conduct of Business by the Company Pending the
                Merger.....................................................   43
  Section 5.3   Conduct of Business of HCPI Pending the Merger.............   44
  Section 5.4   Continued Qualification as a Real Estate Investment Trust;
                Final Company Dividend.....................................   45
  Section 5.5   Dividend Payment Coordination..............................   46

ARTICLE VI. ADDITIONAL AGREEMENTS..........................................   46
  Section 6.1   Preparation of Form S-4 and the Proxy Statement;
                Stockholder Meeting........................................   46
  Section 6.2   Cooperation; Notice; Cure..................................   47
  Section 6.3   No Solicitation............................................   48
  Section 6.4   Access to Information......................................   49
  Section 6.5   Governmental Approvals.....................................   49
  Section 6.6   Publicity..................................................   50
  Section 6.7   Benefit Plans..............................................   50
  Section 6.8   Indemnification............................................   51
  Section 6.9   Affiliate Agreements.......................................   51
  Section 6.10  Tax Treatment of Reorganization............................   51
  Section 6.11  Further Assurances and Actions.............................   52
  Section 6.12  Stock Exchange Listing.....................................   52
  Section 6.13  Letter of the Company's Accountants........................   52
  Section 6.14  Letter of HCPI's Accountants...............................   52
  Section 6.15  Rights Plan................................................   52
  Section 6.16  Company REIT Status........................................   52

  Section 6.17  HCPI REIT Status...........................................   53
  Section 6.18  Obtaining Consents.........................................   53
  Section 6.19  Exemption from Section 16(b) of the Exchange Act...........   53
  Section 6.20  Termination of Other Stock Rights..........................   53

ARTICLE VII. CONDITIONS OF MERGER..........................................   53
  Section 7.1   Conditions to Obligation of each Party to Effect the
                Merger.....................................................   53
  Section 7.2   Conditions to Obligations of the Company to Effect the
                Merger.....................................................   54
  Section 7.3   Conditions to Obligations of HCPI to Effect the Merger.....   55

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER............................   56
  Section 8.1   Termination................................................   56
  Section 8.2   Effect of Termination......................................   57
  Section 8.3   Expenses...................................................   59
  Section 8.4   Amendment..................................................   59
  Section 8.5   Waiver.....................................................   59

ARTICLE IX. GENERAL PROVISIONS.............................................   59
  Section 9.1   Non-Survival of Representations, Warranties and
                Agreements.................................................   59
  Section 9.2   Notices....................................................   59
  Section 9.3   Severability...............................................   60
  Section 9.4   Entire Agreement; Assignment...............................   60
  Section 9.5   Parties in Interest........................................   61
  Section 9.6   Governing Law..............................................   61
  Section 9.7   No Trial by Jury...........................................   61
  Section 9.8   Action by Subsidiaries and Boards..........................   61
  Section 9.9   Headings...................................................   61
  Section 9.10  Specific Performance.......................................   61
  Section 9.11  Counterparts...............................................   61

EXHIBITS
Exhibit A  Form of Affiliate Letter
Exhibit B  Articles Supplementary Classifying 40,000 Shares of 8.60%
           Series C Cumulative Redeemable Preferred Stock
Exhibit C  Form of REIT Opinion to be delivered by Latham & Watkins
Exhibit D  Form of REIT Opinion to be delivered by Davis, Graham &
           Stubbs LLP
Exhibit E  Form of REIT Opinion to be delivered by Sullivan & Cromwell

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 4, 1999, by and between HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation ("HCPI") and AMERICAN HEALTH PROPERTIES, INC., a Delaware corporation (the "Company"). HCPI and the Company are sometimes referred to herein, individually, as a "Party," and, collectively, as the "Parties."

                                    RECITALS

     WHEREAS, the Board of Directors of the Company has declared that this Agreement is advisable and determined that the merger of the Company with and into HCPI (the "Merger") is advisable and in the best interests of the Company, has approved this Agreement and authorized the Company to enter into this Agreement and accordingly has directed that this Agreement be submitted for consideration by the stockholders of the Company;

     WHEREAS, the Board of Directors of HCPI has adopted resolutions which declare the Merger to be advisable substantially on the terms and conditions set forth in this Agreement, has approved this Agreement and authorized HCPI to enter into this Agreement and accordingly has directed that the Merger be submitted for consideration by the stockholders of HCPI;

     WHEREAS, the Board of Directors of the Company and the Board of Directors of HCPI have each agreed to effect the Merger upon the terms and subject to the conditions set forth herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code"); and

     WHEREAS, HCPI and the Company desire to make certain representations, warranties and agreements in connection with the Merger.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, HCPI and the Company hereby agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

     For purposes of this Agreement, the term:

     "Acquisition Proposal" shall mean, with respect to the Company, any inquiry, proposal or offer from any Person (other than HCPI or any of its Subsidiaries) relating to any (i) direct or indirect acquisition or purchase of a business of the Company or any of its Subsidiaries that constitutes 15% or more of the consolidated net revenues, net income or Assets of the Company and its Subsidiaries, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of (A) the Company or (B) any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or Assets of the Company and its Subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any Person being the Beneficial Owner of 15% or more of any class of equity securities of the capital stock of the Company, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving (A) the Company or (B) any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or Assets of the Company and its Subsidiaries.

     "Acquisition Transaction" shall mean each of the transactions referred to in clauses (i) - (iv) of the definition of Acquisition Proposal, other than any such transaction to which HCPI or any of its Subsidiaries is a party.

     "Action" shall mean any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, audit or investigation by or before any Governmental Entity or any other Person.

     "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     "Affiliate Agreement" shall mean an agreement to be executed by each Affiliate of the Company in the form attached hereto as Exhibit A.

     "Assets" shall mean, with respect to any Person, all land, buildings, improvements, leasehold interests, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned or leased by such Person or any of its Subsidiaries.

     "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     "Benefit Arrangement" shall mean, with respect to any Person, any employment, consulting, severance, change in control or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in
Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation (other than a Welfare Plan, Pension Plan or Multiemployer Plan), in each case with respect to which such Person or any ERISA Affiliate thereof has or may have any obligation or liability (accrued, contingent or otherwise).

     "Business Day" shall mean each day other than Saturdays, Sundays, days when commercial banks are authorized to be closed for business in New York, New York, and days when the SDAT or the office of the Secretary of State of the State of Delaware are authorized to be closed.

     "Certificates" shall mean outstanding certificates which immediately prior to the Effective Time represented shares of Company Common Stock or Company Series B Preferred Stock, as the case may be.

     "Company Affiliate" shall mean an "affiliate" of the Company within the meaning of Rule 145 promulgated under the Securities Act.

     "Company Common Holder" shall mean a holder of record of Company Common Stock immediately prior to the Effective Time.

     "Company Common Stock" shall mean the Common Stock, par value $.01 per share, of the Company.

     "Company Contract" shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their Assets may be bound, and which either (i) has a term of more than one year or is not otherwise terminable within one year, (ii) involves the payment or receipt of money in excess of $2,500,000, (iii) contains covenants limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location or (iv) any other contract, whether similar or dissimilar to the foregoing, which is material to the Company and its Subsidiaries taken as a whole, but, in each case, excluding any Company Leases.

     "Company Deferred Directors Fees" shall mean all rights to receive shares of Company Common Stock (or cash or other distributions in lieu thereof) in satisfaction of deferred directors fees pursuant to the Company's Nonqualified Stock Option Plan for Nonemployee Directors, including, without limitation, Company Dividend Equivalent Rights appurtenant thereto.

     "Company Dividend Equivalent Rights" shall mean all rights to receive shares of Company Common Stock (or cash or other distributions in lieu thereof) determined by amounts equivalent to dividends distributed or to be distributed to holders of Company Common Stock that are appurtenant to Company Options or Company Deferred Directors Fees.

     "Company Employment Contracts" shall mean each of the Amended and Restated Executive Employment Agreements between the Company and Joseph P. Sullivan, C. Gregory Schonert, Michael J. McGee and Steven A. Roseman, each dated as of July 16, 1999, each as amended.

     "Company Lease" shall mean any agreement relating to the use or occupancy of any Company Real Property or any portion thereof.

     "Company Material Adverse Effect" shall mean any change in or effect (i) that is or would be likely to be materially adverse to the business, Assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, (ii) that will or would be likely to materially impair or materially delay the ability of the Parties to consummate the Merger or (iii) that would prevent or materially impair the ability of HCPI to operate its and its Subsidiaries' business, taken as a whole (including the business of the Surviving Corporation and its Subsidiaries, taken as a whole), or to own the Assets material to HCPI and its Subsidiaries, taken as a whole (including the Assets material to the Surviving Corporation and its Subsidiaries, taken as whole), or qualify for taxation as a REIT following the Effective Time.

     "Company Options" shall mean all stock options and stock purchase rights to acquire shares of Company Common Stock granted, awarded, earned or purchased under any Company Stock Plan.

     "Company Preferred Holder" shall mean a record holder of Company Series B Preferred Stock immediately prior to the Effective Time.

     "Company Rights" shall mean the Company Series A Preferred Stock purchase rights issued under the Company Rights Plan.

     "Company Rights Plan" shall mean the Rights Agreement, dated as of April 10, 1990, between the Company and Manufacturers Hanover Trust Company of California, as Rights Agent.

     "Company Series A Preferred Stock" shall mean the Preferred Stock, Series A, par value $0.01 per share, of the Company.

     "Company Series B Preferred Stock" shall mean the 8.60% Cumulative Redeemable Preferred Stock, Series B, par value $0.01 per share, of the Company.

     "Company Stock" shall mean the Company Common Stock, the Company Series A Preferred Stock and the Company Series B Preferred Stock.

     "Company Stock Plans" shall mean the Company's Nonqualified Stock Option Plan for Nonemployee Directors, the Company's 1988 Stock Option Plan, the Company's 1990 Stock Incentive Plan, the Company's 1994 Stock Incentive Plan and the Company's 1999 Equity Incentive Plan.

     "Company Stock Rights" shall mean all outstanding stock options, restricted stock awards, performance awards, dividend equivalent rights, deferred stock, stock payments, stock appreciation rights or other rights to or with respect to shares of capital stock granted, awarded, earned or purchased pursuant to any Company Stock Plan.

     "Company Stockholder Meeting" shall mean a meeting of the holders of Company Common Stock duly noticed and held to consider a proposal to approve the Agreement.

     "DGCL" shall mean the Delaware General Corporation Law, as amended.

     "Employee Plans" shall mean, with respect to any Person, all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans of such Person.

     "Encumbrances" shall mean (i) any claim, lien, pledge, option, right of first refusal, charge, easement, security interest, deed of trust, mortgage, covenant, condition, restriction, right of way, reservation of an interest in title, encumbrance or other similar rights of third parties and (ii) all laws, ordinances and regulations affecting the use or occupancy of real property.

     "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating (i) to releases, discharges, emissions or disposals of Hazardous Materials to air, water, land or groundwater; (ii) to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (iii) to the treatment, storage, disposal or management of Hazardous Materials; (iv) to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; or (v) to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. ("HMTA") and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. ("EPCRA"), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean, with respect to any Person, any entity which is (or, at any relevant time, was) considered one employer with such Person under Section 4001 of ERISA or Section 414 of the Code.

     "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Executive Company Dividend Equivalent Rights" shall mean the Company Dividend Equivalent Rights held by Joseph P. Sullivan, C. Gregory Schonert, Michael J. McGee or Steven A. Roseman.

     "Fixtures and Equipment" shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned or leased by such Person and located in, at or upon the facilities of such Person.

     "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

     "Governmental Entities" shall mean all domestic courts, regulatory or administrative agencies, commissions or other governmental authorities, bodies or instrumentalities.

     "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes:
"hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; a "chemical substance or mixture" as defined in TSCA; medical, biohazardous or infectious waste; crude oil, petroleum products or any fraction thereof; radioactive materials, including source, by product or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons; and radon.

     "HCPI Common Stock" shall mean the Common Stock, par value $1.00 per share, of HCPI.

     "HCPI Contract" shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which HCPI or any of its Subsidiaries is a party or by which any of them or any of their Assets may be bound, and which either (i) has a term of more than one year or is not otherwise terminable within one year,
(ii) involves the payment or receipt of money in excess of $2,500,000, (iii) contains covenants limiting the freedom of HCPI or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location, or (iv) any other contract, whether similar or dissimilar to the foregoing which is material to the Company and its Subsidiaries taken as a whole, but, in each case, excluding any HCPI Leases.

     "HCPI Lease" shall mean any agreement relating to the use or occupancy of any HCPI Real Property or any portion thereof.

     "HCPI Material Adverse Effect" shall mean any change in or effect (i) that is or would be likely to be materially adverse to the business, Assets, liabilities, results of operations, condition (financial or otherwise) or prospects of HCPI and its Subsidiaries taken as a whole, (ii) that will or would be likely to prevent or materially impair or materially delay the ability of the Parties to consummate the Merger or (iii) that would materially impair the ability of HCPI to operate its and its Subsidiaries' business, taken as a whole (including the business of the Surviving Corporation and its Subsidiaries, taken as a whole), or to own the Assets material to HCPI and its Subsidiaries, taken as a whole (including the Assets material to the Surviving Corporation and its Subsidiaries, taken as a whole), or qualify for taxation as a REIT following the Effective Time.

     "HCPI Rights" shall mean the HCPI Common Stock purchase rights issued under the HCPI Rights Plan.

     "HCPI Rights Plan" shall mean the Rights Agreement dated as of July 5, 1990, as amended, between HCPI and Manufacturers Hanover Trust Company of California, as Rights Agent.

     "HCPI Series A Preferred Stock" shall mean the 7 7/8% Series A Cumulative Redeemable Preferred Stock, par value $1.00 per share, of HCPI.

     "HCPI Series B Preferred Stock" shall mean the 8.70% Series B Cumulative Redeemable Preferred Stock, par value $1.00 per share, of HCPI.

     "HCPI Series C Preferred Stock" shall mean the 8.60% Series C Cumulative Redeemable Preferred Stock, par value $1.00 per share, of HCPI to be issued in the Merger.

     "HCPI Stock" shall mean the HCPI Common Stock, the HCPI Series A Preferred Stock, the HCPI Series B Preferred Stock and the HCPI Series C Preferred Stock, collectively.

     "HCPI Stockholders Meeting" shall mean a meeting of the holders of HCPI Common Stock duly noticed and held to consider a proposal to approve the Merger.

     "HCPI Stock Plans" shall mean HCPI's Second Amended and Restated Directors Stock Incentive Plan, HCPI's Second Amended and Restated Stock Incentive Plan and HCPI's Second Amended and Restated Directors Deferred Compensation Plan.

     "HCPI Stock Rights" shall mean all outstanding stock options, restricted stock awards, performance awards, dividend equivalent rights, deferred stock, stock payments, stock appreciation rights or other rights to or with respect to shares of capital stock granted, awarded, earned or purchased pursuant to any HCPI Stock Plan or under which HCPI or any Affiliate thereof has any obligation or liability (accrued, contingent or otherwise).

     "Intellectual Property" shall mean any patent, trademarks, trade names, service marks, copyrights, any applications for and registrations for patents, trademarks, trade names, service marks or copyrights, or any processes, formulae, methods, schematics, technology, computer software programs or applications, tangible or intangible proprietary information or material, waivers or licenses of publicity or privacy rights or any other third party licenses.

     "Joint Proxy Statement/Prospectus" shall mean the joint proxy statement/prospectus to be prepared by the Company and HCPI pursuant to Section
6.1 and sent to stockholders of the Company and HCPI in connection with the Company Stockholders Meeting and HCPI Stockholders Meeting.

     "Knowledge" shall mean with respect to (i) the Company, the actual knowledge after reasonable inquiry of those individuals listed in Section 1.1(a) of the Company Disclosure Schedule, and (ii) HCPI, the actual knowledge after reasonable inquiry of those individuals listed in Section 1.1(b) of the HCPI Disclosure Schedule.

     "Lien" shall mean any lien, pledge, option, security interest, claim, encumbrance, restriction, preemptive right or any similar other claims of third parties.

     "Merger Consideration" shall mean the Common Merger Consideration and the Series B Preferred Merger Consideration.

     "MGCL" shall mean the Maryland General Corporation Law, as amended.

     "Multiemployer Plan" shall mean, with respect to any Person, any "multiemployer plan" thereof, within the meaning of Section 3(37) or 4001(a)(3) of ERISA, which such Person or any ERISA Affiliate thereof contributed to or is or was required to contribute to, or under which such Person or any ERISA Affiliate thereof has or may have any obligation or liability (accrued, contingent or otherwise).

     "NYSE" shall mean The New York Stock Exchange, Inc.

     "Pension Plan" shall mean, with respect to any Person, any "employee pension benefit plan," as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which such Person or any ERISA Affiliate thereof contributed to or is or was required to contribute to, or under which such Person or any ERISA Affiliate thereof has or may have any obligation or liability (accrued, contingent or otherwise).

     "Permitted Encumbrances" shall mean (i) those Encumbrances that result from all statutory or other Liens for Taxes or assessments (including any such Liens for which a tenant is responsible under a Lease for real property) (A) which are not yet due or delinquent or (B) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP; (ii) those Encumbrances that result from any cashiers', landlords', workers', mechanics', carriers', materialmen's, suppliers' and repairers' Lien and other similar Encumbrances imposed by law or incurred in the ordinary course of business; (iii) those Encumbrances imposed by any law, rule, regulation, ordinance or restriction promulgated by any Governmental Entity; (iv) those Encumbrances that result from all leases, subleases or licenses to which any Person or any of its Subsidiaries is a party;
(v) Encumbrances which are identified on title policies or preliminary title reports or other documents or writings which are in the possession or control of the Person holding title to the property that is subject to such Encumbrances; and (vi) all other Encumbrances which, individually, or in the aggregate, would not otherwise cause a Company Material Adverse Effect with respect to Encumbrances affecting the Company or a HCPI Material Adverse Effect with respect to Encumbrances affecting HCPI.

     "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, other organization (whether incorporated or unincorporated) governmental agency or instrumentality, or any other legal entity.

     "REIT" shall mean a real estate investment trust within the meaning of the Code.

     "Registration Statement" shall mean the registration statement on Form S-4 pursuant to which the shares of HCPI Common Stock issued in the Merger will be registered under the Securities Act.

     "Representative" shall mean, with respect to any Person, that Person's officers, directors, employees, financial advisors, agents or other representatives.

     "SDAT" shall mean the State Department of Assessments and Taxation of Maryland.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person has control whether contractually or otherwise;
(iii) such Person is a general
partner, manager or managing member; or (iv) such Person holds a majority of the equity economic interest.

     "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

     "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     "Welfare Plan" shall mean, with respect to any Person, any "employee welfare benefit plan," as defined in Section 3(1) of ERISA, which such Person or any ERISA Affiliate thereof contributed to or is or was required to contribute to, or under which such Person or any ERISA Affiliate thereof has or may have any obligation or liability (accrued, contingent or otherwise).

                          TABLE OF OTHER DEFINED TERMS

                                                              CROSS REFERENCE
TERMS                                                          IN AGREEMENT
-----                                                         ---------------
Agreement...................................................  Preamble
Articles of Merger..........................................  Section 2.3
Base Amount.................................................  Section 8.2(d)
Blue Sky Laws...............................................  Section 3.6(b)
Bylaws......................................................  Section 2.5(b)
Charter.....................................................  Section 2.5(a)
Certificate of Merger.......................................  Section 2.3
Closing.....................................................  Section 2.2
Closing Date................................................  Section 2.2
Code........................................................  Recitals
Common Merger Consideration.................................  Section 2.7(a)
Company.....................................................  Preamble
Company Board...............................................  Section 2.8(a)
Company Disclosure Schedule.................................  Article III
Company Financial Advisor...................................  Section 3.18
Company Leased Property.....................................  Section 3.13(a)
Company Owned Property......................................  Section 3.13(a)
Company Real Property.......................................  Section 3.13(a)
Company SEC Reports.........................................  Section 3.8(a)
Confidentiality Agreement...................................  Section 6.4
Effective Time..............................................  Section 2.3
Excess Shares...............................................  Section 2.9
Exchange Agent..............................................  Section 2.10(a)
Exchange Ratio..............................................  Section 2.7(a)
Executive DER Consideration.................................  Section 2.8(e)
Final Company Dividend......................................  Section 5.3
Fractional Securities Fund..................................  Section 2.9
Governmental Approvals......................................  Section 6.5
HCPI........................................................  Preamble
HCPI Board..................................................  Section 2.8(c)
HCPI Disclosure Schedule....................................  Article IV
HCPI Financial Advisor......................................  Section 4.18
HCPI Leased Property........................................  Section 4.13(a)
HCPI Owned Property.........................................  Section 4.13(a)
HCPI Real Property..........................................  Section 4.13(a)
HCPI SEC Reports............................................  Section 4.8(a)
Indemnified Parties.........................................  Section 6.8(a)
Intermediary................................................  Section 5.2(a)
Merger......................................................  Recitals
Minimum Distribution Dividend...............................  Section 5.3
Notifying Party.............................................  Section 6.5(a)
Option Consideration........................................  Section 2.8(b)
Other Stock Rights..........................................  Section 6.20
Party or Parties............................................  Preamble
Qualifying Income...........................................  Section 8.2(d)
Registration Statement......................................  Section 3.18
REIT Requirements...........................................  Section 8.2(d)
Remaining Options...........................................  Section 2.8(c)
Series B Preferred Merger Consideration.....................  Section 2.7(b)

                                                              CROSS REFERENCE
TERMS                                                          IN AGREEMENT
-----                                                         ---------------
Superior Proposal...........................................  Section 6.3(b)
Surviving Corporation.......................................  Section 2.1
Tax Guidance................................................  Section 8.2(d)
Termination Fee.............................................  Section 8.2(d)
Voting Debt.................................................  Section 3.3(b)

                                  ARTICLE II.

                                   THE MERGER

     SECTION 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with Subtitle 1 of Title 3 of the MGCL and in accordance with Sections 251 and 252 of the DGCL, at the Effective Time, the Company shall be merged with and into HCPI. As a result of the Merger, the separate corporate existence of the Company shall cease, and HCPI shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 2.2 Closing and Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 8.1, the closing (the "Closing") of the Merger shall take place (a) at 10:00 a.m., Los Angeles time, on the second Business Day after the last of all of the conditions to the respective obligations of the Parties set forth in Article VII hereof shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (b) at such other time and date as HCPI and the Company shall agree (such date and time on and at which the Closing occurs being referred to herein as the "Closing Date"). The Closing shall take place at the offices of Latham & Watkins, Costa Mesa, California or such other place as is agreed to by the Parties. At the Closing the documents, certificates, opinions and instruments referred to in Article VII shall be executed and delivered.

     SECTION 2.3 Effective Time. Subject to the provisions of this Agreement, the Parties shall (i) cause articles of merger (the "Articles of Merger") to be executed, acknowledged and filed with and accepted for record by the SDAT in accordance with Sections 3-109, 3-110 and 1-301 of the MGCL and (ii) cause a certificate of merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Sections 103 and 251 of the DGCL and (iii) make all other filings or records required to effectuate the Merger under the MGCL and the DGCL as soon as practical on or after the Closing Date. The Certificate of Merger shall provide that the Merger shall become effective in the State of Delaware as of the later of (i) the time at which the Articles of Merger have been accepted for record by the SDAT or (ii) such later time agreed to by the Parties and specified in the Articles of Merger and the Certificate of Merger, but not exceeding 30 days after the date the Articles of Merger are accepted for record by the SDAT. The Merger shall become effective as of the date on which the latest of the following actions shall have been completed: (i) the time at which the SDAT accepts the Articles of Merger for record, (ii) the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or (iii) the time agreed to by the Parties and specified in the Articles of Merger and the Certificate of Merger, but not exceeding 30 days after the date the Articles of Merger are accepted for record by the SDAT (the "Effective Time").

     SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, (a) the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of HCPI and the Company, (b) all debts, liabilities and obligations belonging to or due each of HCPI and the Company shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed, (c) title to any real estate or any interest therein vested in either of HCPI or the Company shall not revert, or in any way be impaired by, reason of the Merger, (d) all Encumbrances upon any property of either of HCPI or the Company shall be preserved unimpaired, and (e) the Surviving Corporation shall be liable for all of the debts and obligations of each of HCPI or the Company, and any Action pending, by or against either HCPI or the Company may be prosecuted to judgment against the Surviving Corporation with right of appeal as if the Merger had not taken place.

     SECTION 2.5  Charter; Bylaws.

     (a) At the Effective Time and without any further action on the part of the Company or HCPI, the charter, as amended, of HCPI as in effect at the Effective Time shall be the charter (the "Charter") of the Surviving Corporation until duly amended as provided for therein or under the MGCL.

     (b) At the Effective Time and without any further action on the part of the Company or HCPI, the bylaws, as amended, of HCPI as in effect at the Effective Time shall be the bylaws (the "Bylaws") of the Surviving Corporation until duly amended as provided for therein and under the MGCL.

     SECTION 2.6 Directors and Officers. The directors of HCPI at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Charter and Bylaws of the Surviving Corporation, and the officers of HCPI at the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

     SECTION 2.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of HCPI, the Company or the holder of any of the following securities:

          (a) Subject to Section 2.9, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled in accordance with Section 2.7(c) hereof) together with the Company Rights attached thereto or associated therewith, shall be converted into 0.78 fully paid and nonassessable shares (rounded to the nearest ten-thousandth of a share) (as adjusted as set forth in subsection (e) of this Section 2.7, the "Exchange Ratio") of HCPI Common Stock (the "Common Merger Consideration"). Pursuant to the HCPI Rights Plan, one HCPI Right will be attached to each share of HCPI Common Stock issued upon conversion of Company Common Stock in accordance with this Section 2.7(a), and, prior to the Distribution Date (as defined in the HCPI Rights Plan) all references in this Agreement to HCPI Common Stock shall be deemed to include the HCPI Rights. As of the Effective Time, all such shares of Company Common Stock and all Company Rights shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except, subject to Section 2.10, rights as a holder of HCPI Common Stock and the right to receive (i) certificates representing the Common Merger Consideration, and (ii) any cash in lieu of fractional shares of HCPI Common Stock to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.9.

          (b) Subject to Section 2.9, each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Series B Preferred Stock to be canceled in accordance with Section 2.7(c) hereof) shall be converted into one share of HCPI Series C Preferred Stock, having substantially the same rights and preferences as the Company Series B Preferred Stock, as set forth on Exhibit B attached hereto (the "Series B Preferred Merger Consideration"). As of the Effective Time, all such shares of Company Series B Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Company Series B Preferred Stock shall cease to have any rights with respect thereto, except, subject to Section 2.10, rights as a holder of HCPI Series C Preferred Stock and the right to receive certificates representing the Series B Preferred Merger Consideration.

          (c) Each share of Company Common Stock and Company Series B Preferred Stock that is (i) held in the treasury of the Company or owned by any Subsidiary of the Company (other than shares of Company Common Stock and Company Series B Preferred Stock held or owned on behalf of third parties) or (ii) owned by HCPI or any Subsidiary of HCPI, in each case immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired without any conversion thereof and no payment or distribution of any consideration shall be made with respect thereto.

          (d) Each share of HCPI Stock or other capital stock of HCPI issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger.

          (e) The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into HCPI Common Stock, but expressly excluding any dividends or distributions payable on HCPI Common Stock in cash), reorganization, recapitalization or other like change with respect to HCPI Common Stock occurring after the date hereof and prior to the Effective Time.

     SECTION 2.8 Treatment of Company Options, Company Dividend Equivalent Rights and Company Deferred Directors Fees.

     (a) The Board of Directors of the Company (the "Company Board"), or, if appropriate, any committee thereof, shall adopt appropriate resolutions and take all other necessary actions (including plan amendments) to cause prior to the Effective Time each outstanding Company Option which has not vested immediately prior to the Effective Time to become vested and fully exercisable.

     (b) Prior to the Effective Time, the Company and the Company Board (or, if appropriate, any committee thereof) shall use its reasonable efforts to cause each then outstanding Company Option, whether vested or unvested, to be canceled immediately prior to the Effective Time, with the holder thereof becoming entitled to receive an amount of cash from the Company equal to the product of
(x) the amount, if any, by which (1) the product of (a) the closing price per share of HCPI Common Stock on the NYSE on the most recent trading day immediately preceding the Effective Time, and (b) the Exchange Ratio, exceeds
(2) the exercise price per share of Company Common Stock subject to such Company Option (whether vested or unvested), and (y) the number of shares of Company Common Stock issuable pursuant to the unexercised portion of such Company Option, less any required

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withholding of taxes (such amount being hereinafter referred to as the "Option
Consideration"). The Option Consideration shall be paid by the Company immediately prior to the Effective Time. The cancellation of a Company Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Option, and any required consents received from Company Option holders shall so provide.

     (c) In the event that any Company Options are not canceled in accordance with the provisions of Section 2.8(b), such Company Options (the "Remaining Options") shall be subject to the following provisions of this Section 2.8(c). Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) and the Board of Directors of HCPI (the "HCPI Board") (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that effective at the Effective Time, each outstanding Remaining Option shall be assumed by HCPI and shall continue in effect on the same terms and conditions as in effect immediately prior to the Effective Time (subject to the provisions of Section 2.8(a) and the adjustments in this Section 2.8(c)) and each such Remaining Option shall be converted automatically into an option (a "New Option") to purchase the number of shares of HCPI Common Stock, determined as provided below, at the exercise price, determined as provided below:

          (i) The number of shares of HCPI Common Stock to be subject to the New Option shall be equal to the product of (x) the number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective
     Time) to the Remaining Option multiplied by (y) the Exchange Ratio, provided that the number of shares of HCPI Common Stock resulting therefrom shall be rounded to the nearest whole share of HCPI Common Stock.

          (ii) The exercise price per share of HCPI Common Stock under the New Option shall be equal to (x) the exercise price per share of the Company Common Stock under the Remaining Option, divided by (y) the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

The adjustment provided herein with respect to any Remaining Option which is an "incentive stock option" (as defined in Section 422 of the Code) shall be, and is intended to be, effected in a manner which is consistent with Section 424(a) of the Code. Except as provided in this Section 2.8, after the Effective Time, each New Option shall be exercisable upon the same terms and conditions as were applicable to the related Remaining Option immediately prior to the Effective Time (except that with regard to such New Option, any references to the Company shall be deemed, as appropriate, to mean HCPI). HCPI shall take all action necessary, on or prior to the Effective Time, to authorize and reserve a number of shares of HCPI Common Stock sufficient for issuance upon the exercise of New Options as contemplated by this Section 2.8.

     (d) HCPI shall file on or prior to the Effective Time, a registration statement on Form S-8 (or any successor or other appropriate form) registering a number of shares of HCPI Common Stock to be issued in connection with the exercise of the New Options as determined in this Section 2.8.

     (e) Prior to the Effective Time, the Company and the Company Board (or, if appropriate, any committee thereof) shall cause each then outstanding Executive Company Dividend Equivalent Right to be canceled prior to the Effective Time, with the holder thereof receiving in consideration of such cancellation an amount of cash as determined pursuant to the terms of his Company Employment Contract, less any required withholding of taxes (such amount being hereinafter referred to as the "Executive DER Consideration"). The Executive DER Consideration shall be paid by the Company prior to the Effective Time. The cancellation of an
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

Executive Company Dividend Equivalent Right in exchange for the Executive DER Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Executive Company Dividend Equivalent Right.

     (f) Prior to the Effective Time, the Company and the Company Board (or, if appropriate, any committee thereof) and the HCPI Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that effective at the Effective Time, all outstanding Company Deferred Directors Fees shall be assumed by HCPI on the same terms and conditions as in effect immediately prior to the Effective Time (subject to adjustments in this Section 2.8(f)) (except that any references to the Company shall be deemed, as appropriate, to mean HCPI) and the right to receive Company Common Stock in respect of each such Company Deferred Directors Fees shall be converted automatically into a right to acquire or receive HCPI Common Stock; provided that the number of shares of HCPI Common Stock to be subject to such Company Deferred Directors Fees (including any Company Dividend Equivalent Rights appurtenant thereto) accumulated immediately prior to the Effective Time shall be equal to the product of (x) the number of shares of Company Common Stock subject (as of immediately prior to the Effective Time) to the Company Deferred Directors Fees (and accumulated Company Dividend Equivalent Rights appurtenant thereto) multiplied by (y) the Exchange Ratio; provided that any fractional shares of HCPI Common Stock resulting therefrom shall be rounded to the nearest whole share of HCPI Common Stock; provided, further, that, solely with respect to each holder of Company Deferred Directors Fees who is not a director of the Surviving Corporation immediately following the Effective Time, HCPI shall distribute promptly following the Effective Time shares of HCPI Common Stock subject to said Company Deferred Directors Fees (and accumulated Company Dividend Equivalent Rights appurtenant thereto) in accordance with the terms and conditions thereof as in effect immediately prior to the Effective Time, and such Company Deferred Directors Fees (and accumulated Company Dividend Equivalent Rights appurtenant thereto) shall thereupon terminate.

     SECTION 2.9 Fractional Interests. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of HCPI Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a stockholder of HCPI. In lieu of any such fractional interests, each Company Common Holder exchanging Certificates pursuant to Section 2.7(a) who would otherwise have been entitled to receive a fraction of a share of HCPI Common Stock (after taking into account all shares of Company Common Stock then held of record by such Company Common Holder) shall receive cash (without interest) in an amount equal to such Company Common Holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such Company Common Holders, of the aggregate fractional HCPI Common Stock that would have been otherwise issuable pursuant to Section 2.7. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of HCPI Common Stock delivered to the Exchange Agent by HCPI over (ii) the aggregate number of full shares of HCPI Common Stock to be distributed to Company Common Holders (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former Company Common Holders, shall sell the Excess Shares at the prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. HCPI shall pay all commissions, transfer Taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former Company Common Holders, the Exchange Agent will hold such proceeds in trust for such former stockholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former Company Common Holders in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former Company Common Holders. The Exchange Agent shall invest the Fractional Securities Fund as directed by HCPI, on a daily basis. Any interest and other income resulting therefrom shall be paid to HCPI.

     SECTION 2.10  Surrender of Shares of Company Stock; Stock Transfer Books.

     (a) Prior to the Closing Date, HCPI shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the Company Common Holders and Company Preferred Holders in connection with the Merger (the "Exchange Agent"). The Exchange Agent shall (i) receive certificates representing the Merger Consideration to which Company Common Holders and Company Preferred Holders shall become entitled pursuant to Sections 2.7(a) and
(b) and (ii) receive and thereafter sell the Excess Shares pursuant to Section
2.9. Prior to the Effective Time, HCPI will make available to the Exchange Agent sufficient certificates representing shares of HCPI Common Stock and HCPI Series C Preferred Stock to make all exchanges pursuant to Section 2.10(b). The Exchange Agent shall cause the certificates representing shares of HCPI Common Stock and HCPI Series C Preferred Stock deposited by HCPI to be (i) held for the benefit of the Company Common Holders and Company Preferred Holders and (ii) promptly applied to making the exchanges and payments provided for in Section 2.10(b). Such shares of HCPI Common Stock, HCPI Series C Preferred Stock and cash resulting from the Fractional Securities Fund shall not be used for any purpose that is not provided for herein.

     (b) Promptly after the Effective Time, HCPI shall mail, or shall cause the Surviving Corporation to mail, to each Company Common Holder and each Company Preferred Holder (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 2.9. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) with respect to Certificates formerly representing Company Common Stock, a certificate representing that number of whole shares of HCPI Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.7(a), (ii) with respect to Certificates formerly representing Company Series B Preferred Stock, a certificate representing that number of whole shares of HCPI Series C Preferred Stock which such holder has the right to receive pursuant to Section 2.7(b), (iii) cash in lieu of any fractional shares of HCPI Common Stock to which such holder is entitled pursuant to Section 2.9, after giving effect to any required Tax withholdings, and (iv) any dividends or distributions to which such holder is entitled pursuant to Section 2.10(e), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered and exchanged, each Certificate shall represent the Merger Consideration into which the Company Stock it theretofore represented shall have been converted pursuant to Sections 2.7(a) or (b), the right to receive certificates representing such Merger Consideration and cash in lieu of any fractional shares pursuant to Section 2.9. If the exchange of certificates representing shares of HCPI Common Stock or HCPI Series C Preferred Stock is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such exchange shall have paid any transfer and other Taxes required by reason of the exchange of Certificates representing shares of HCPI Common Stock or HCPI Series C Preferred Stock, as the case may be, to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

     (c) At any time after the one-year anniversary of the Effective Time, HCPI shall be entitled to require the Exchange Agent to deliver to HCPI all cash then in the Fractional Securities Fund together with any other cash and any other instruments (including shares of HCPI Common Stock and HCPI Preferred Series C Preferred Stock) in its possession relating to the transactions contemplated by this Agreement which had been made available to the Exchange Agent and which have not been distributed to holders of Certificates. Thereafter, each holder of a Certificate, subject to Section 2.7(c), may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat or other similar laws) receive in exchange therefor the consideration payable in respect thereto pursuant to Sections 2.7(a) or (b) and Section 2.9, without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under the MGCL. Notwithstanding the foregoing, none of HCPI, the Surviving Corporation or the Exchange Agent shall be liable to any Company Common Holder for shares of HCPI Common Stock (and any cash payable in lieu of any fractional shares of HCPI Common Stock) or Company Preferred Holder for shares of HCPI Series C Preferred Stock whose Certificates have been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock or shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock or Company Series B Preferred Stock, as the case may be, except as otherwise provided for herein or by applicable law.

     (e) No dividends or other distributions declared or made after the Effective Time with respect to shares of HCPI Common Stock or HCPI Series C Preferred Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HCPI Common Stock or HCPI Series C Preferred Stock the holder is entitled to receive and no cash in lieu of fractional shares pursuant to Section 2.9, shall be paid to such holder until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of this Agreement. Upon such surrender, HCPI shall cause to be paid to the Person in whose name the Certificates shall be issued, any dividends or distributions with respect to such shares of HCPI Common Stock or HCPI Series C Preferred Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the Person entitled to receive such dividends or distributions be entitled to receive interest thereon.

     (f) HCPI shall take all commercially reasonable action so that each holder of Company Common Stock at the Effective Time which is converted into HCPI Common Stock as set forth in Section 2.7(a) shall be entitled to vote on all matters subject to the vote of holders of HCPI Common Stock with a record date on or after the date of the Effective Time, whether or not such holder shall have surrendered Certificates in accordance with the provisions of this Agreement. For purposes of the immediate foregoing sentence, HCPI may rely conclusively on the stockholder records of the Company in determining the identity of and the number of shares of Company Common Stock held by each holder of Company Common Stock at the Effective Time.

     (g) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights or Assets of the Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights or Assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

     SECTION 2.11 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of HCPI Common Stock or HCPI Series C Preferred Stock, as applicable (and cash in lieu of any fractional shares of HCPI Common Stock), and dividends or distributions in respect thereof, if any, as may be required pursuant to Section 2.7(a),
Section 2.7(b), Section 2.9 and Section 2.10(e); provided, however, that HCPI may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against HCPI or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 2.12 Tax Consequences. It is intended by the Parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     SECTION 2.13 Withholding Rights. HCPI or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, or cash in lieu of fractional shares, if any, otherwise payable pursuant to this Agreement to any Company Common Holder or Company Preferred Holder such amounts as HCPI or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax law. To the extent that amounts are so withheld by HCPI or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Common Holder or Company Preferred Holder, as the case may be, in respect of which such deduction and withholding was made by HCPI or the Exchange Agent. HCPI hereby agrees to comply with all requirements of law, including any notice to the holders of Company Common Stock or Company Series B Preferred Stock, as the case may be, in connection with such withholding.

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to HCPI that the statements contained in this Article III are true and correct except as set forth herein or in the disclosure schedule delivered by the Company to HCPI on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall qualify other paragraphs in this Agreement only to the extent that such disclosure specifically references the fact that it also qualifies or applies to such other specified paragraphs.

     SECTION 3.1 Organization and Qualification. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or the nature of its activities makes such qualification necessary, except for such failures of the Company and any of its Subsidiaries to be so qualified as would not, when taken together with all such other failures, cause a Company Material Adverse Effect. The Company has previously made available to HCPI true and correct copies of its certificate of incorporation and bylaws as currently in effect.

     SECTION 3.2 Authorization; Validity and Effect of Agreement. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby subject to the adoption and approval of this Agreement by the requisite vote of the holders of Company Common Stock. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board and all other necessary corporate action on the part of the Company, other than the adoption and approval of this Agreement by the requisite vote of the holders of the Company Common Stock, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

     SECTION 3.3  Capitalization.

     (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $.01 per share, of which 350,000 shares have been designated as Company Series A Preferred Stock, 46,000 shares have been designated as Company Series B Preferred Stock and 220,000 shares have been designated as Psychiatric Group Preferred Stock. As of July 16, 1999, there were issued and outstanding
(i) 24,984,422 shares of Company Common Stock (none of which is held in the Company treasury), (ii) no shares of Company Series A Preferred Stock, (iii) 40,000 shares of Company Series B Preferred Stock (none of which is held in the Company treasury), and (iv) no shares of Psychiatric Group Preferred Stock.
Section 3.3(a) of the Company Disclosure Schedule sets forth the number of shares of Company Stock and each other class of capital stock of the Company reserved for future issuance as of July 16, 1999 under each of the Company Stock Plans or otherwise and the Company Stock Plan or other agreement pursuant to which they have been reserved. Since July 16, 1999, no shares of Company Stock or any other capital stock of the Company have been issued or reserved for issuance, except for shares of Company Stock issued in respect of the exercise, conversion or exchange of Company Options, Company Dividend Equivalent Rights or Company Deferred Directors Fees outstanding as of July 16, 1999. Section 3.3(a) of the Company Disclosure Schedule also sets forth as of the date hereof the date on which each Company Stock Right currently outstanding was issued, the dates on which each such outstanding and unvested Company Stock Right vests, the class and number of shares of Company Stock or other capital stock of the Company for or into which each such Company Stock Right is exercisable, convertible or exchangeable and the exercise price thereof. Except as set forth in this Section 3.3(a) or Section 3.3(a) to the Company Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any
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

kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Stock or any other capital stock of the Company or its Subsidiaries or other voting securities of the Company or its Subsidiaries, or obligating the Company or its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and neither the Company nor its Subsidiaries have granted any stock appreciation rights or any other contractual rights the value of which is derived from the financial performance of the Company or the value of shares of Company Stock or any other capital stock of the Company. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Stock or any other capital stock of the Company or the capital stock or ownership interests of any Subsidiary of the Company or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any other entity, other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business. Neither the Company nor any of its Subsidiaries is holding or owns any shares of Company Stock on behalf of third parties.

     (b) There are no issued and outstanding bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries. Except as reserved for future grants of options under the Company Stock Plans as of the date hereof or for issuance pursuant to the Company Rights Plan, (i) there are no shares of capital stock of any class of, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound, in each case, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests (including Voting Debt) of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) there are no voting trusts, proxies or other voting agreements or understandings currently in effect with respect to the shares of capital stock of the Company to which the Company or any of its Subsidiaries is currently a party or of which the Company has Knowledge. All shares of Company Common Stock subject to issuance as specified in this Section 3.3(b) or in Section 3.3(b) of the Company Disclosure Schedule are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

     SECTION 3.4 Subsidiaries. Other than Subsidiaries of Company formed or acquired after the date hereof in accordance with the terms of Section 5.2 (of which the Company has provided notice to HCPI prior to any such formation or acquisition), Section 3.4 of the Company Disclosure Schedule sets forth all Subsidiaries of the Company. All of the outstanding shares of capital stock (including shares which may be issued upon exercise of outstanding options) or other ownership interests of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares and ownership interests are owned by the Company or a Subsidiary of the Company free and clear of all Liens. The Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Liens, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of the Company or which would require any

Subsidiary of the Company to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

     SECTION 3.5 Other Interests. Neither the Company nor any of the Company's Subsidiaries owns or has the right or option to acquire, directly or indirectly, any interest or investment in (whether equity or debt) any business or Person (other than the Company's Subsidiaries and other than the rights held by the Company or its Subsidiaries identified in Section 3.4 of the Company Disclosure Schedule or as permitted, after the date hereof, under Section 5.2(of which the Company will have provided notice to HCPI prior to any such acquisition)). Without limiting the generality of the foregoing sentence, neither the Company nor any "Affiliate" or "Associate" (as such terms are defined in Section 3-601 of the MGCL) of the Company, is, or was at any time, the "Beneficial Owner" (as defined in Section 3-601) of the MGCL), directly or indirectly, of 5% or more of the voting power of the outstanding voting stock of HCPI. To the Knowledge of the Company, no Person owns or has owned, actually or constructively (as such term is used for purposes of the not closely held requirement set forth in
Section 856(a)(6) of the Code or as set forth in Section 856(d)(5) of the Code) in excess of 9.8% in value of the outstanding stock of the Company.

     SECTION 3.6  No Conflict; Required Filings and Consents.

     (a) Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with the Company's certificate of incorporation or bylaws or the comparable charter or organizational documents of any of its Subsidiaries; (ii) assuming satisfaction of the requirements set forth in Section 3.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries or any of their Assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, permit the termination of any provision of, result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries under, result in the creation or imposition of any Lien upon any Assets of the Company or any of its Subsidiaries under, or give rise to any third party's right of first refusal, or other similar right, under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective Assets are bound or encumbered, or give any Person the right to require the Company or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (ii) and
(iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not cause a Company Material Adverse Effect.

     (b) Except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, and state securities or "blue sky" laws ("Blue Sky Laws"),(ii) for the filing of the Certificate of Merger pursuant to the DGCL and the filing of the Articles of Merger pursuant to the MGCL, (iii) for other governmental approvals required under the applicable laws of any foreign jurisdiction, (iv) for the approval of this Agreement by the requisite vote of the holders of Company Common Stock, and (v) with respect to matters set forth in Sections 3.6(a) or 3.6(b) of the Company Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity, or any other Person is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not, individually or in the aggregate, cause a Company Material Adverse Effect.

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

     SECTION 3.7 Compliance. The Company and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, cause a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which written notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failures as would not, individually or in the aggregate, cause a Company Material Adverse Effect.

     SECTION 3.8  SEC Reports.

     (a) The Company has filed with the SEC and made available to HCPI true and complete copies of each registration statement, proxy or information statement, form, report and other document required to be filed by the Company or any of its Subsidiaries with the SEC since January 1, 1996 (collectively, the "Company SEC Reports"). As of their respective dates, with respect to Company SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to Company SEC Reports filed pursuant to the Securities Act, the Company SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by the Company with the SEC after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

     (c) Except as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of March 31, 1999, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness and liabilities, obligations and secured debt assumed in connection with the acquisition of properties by the Company or its Subsidiaries) since March 31, 1999, and (iii) liabilities or obligations which would not, individually or in the aggregate, cause a Company Material Adverse Effect.

     SECTION 3.9 Absence of Certain Changes. Except as set forth in the Company SEC Reports and except for the transactions expressly contemplated hereby, since March 31, 1999, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices (including the incurrence of trade indebtedness and liabilities, obligations and secured debt assumed in connection with the acquisition of properties by the Company or its Subsidiaries) and there has not been any change in the Company's business, operations, condition (financial or otherwise), results of operations, Assets or liabilities, except for changes expressly contemplated hereby or changes which, individually or in the aggregate, have not caused or will not cause a Company Material Adverse Effect.

     SECTION 3.10 Litigation. Except as set forth in the Company SEC Reports, there is no Action instituted, pending or, to the Knowledge of the Company, threatened, in each case against the Company, any of its Subsidiaries or any of their respective Assets which, individually or in the aggregate, directly or indirectly, would have a Company Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against the Company, any of its Subsidiaries or any of their respective Assets or any statute, rule or order of any Governmental Entity applicable to the Company or any of its Subsidiaries which, individually or in the aggregate, has caused, or would cause, a Company Material Adverse Effect.

     SECTION 3.11  Taxes.

     (a) The Company and its Subsidiaries have (i) duly filed (or there have been filed on their behalf) or have duly filed for an appropriate extension with the appropriate Governmental Entities all Tax Returns required to be filed by them and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full all Taxes required to have been paid by them, whether or not shown to be due on such Tax Returns, provided, however, to the extent the foregoing clauses (i) or (ii) relate to Taxes for which a tenant is responsible pursuant to a Company Lease, to the Knowledge of the Company, such clauses (i) and (ii) are true with respect to such tenant;

     (b) No written claim is pending by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

     (c) No federal income Tax Returns of the Company or its Subsidiaries have been audited for the Company's taxable years beginning on or after January 1, 1990, and no federal or state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries has received a written notice of any threatened audits with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

     (d) Section 3.11(d) of the Company Disclosure Schedule sets forth, with respect to those taxable years for which Tax Returns have not yet been filed, the taxable years of the Company and its Subsidiaries as to which extensions to file Tax Returns have been requested or any waiver of the applicable statute of limitations has been executed;

     (e) The Internal Revenue Service has not asserted against the Company or any of its Subsidiaries any deficiency or claim for Taxes with respect to the Company's taxable years beginning on or after January 1, 1990, and no other taxing authority (whether domestic or foreign) has asserted against the Company or any of its Subsidiaries any deficiency or claim for Taxes in excess of $100,000 for any of the Company's taxable years beginning on or after January 1 1990;

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

     (f) There are no Liens for Taxes upon any Assets of the Company or any Subsidiary thereof, except for Liens for Taxes not yet due or delinquent or for which a tenant is responsible under a lease for real property. With respect any such Taxes for which a tenant is responsible, to the Knowledge of the Company, no such Taxes are delinquent. No written power of attorney that has been granted by the Company or any of its Subsidiaries (other than to the Company or a Subsidiary) currently is in force with respect to any matter relating to Taxes;

     (g) Neither the Company nor any of its Subsidiaries has, with regard to any Assets held by any of them, agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries;

     (h) None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement;

     (i) None of the Company and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

     (j) Since the Company's taxable year ending December 31, 1987, the Company has not incurred and does not expect to incur through the Closing Date any liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. To the Knowledge of the Company, no event has occurred and no condition or circumstance exists which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company.

     (k) The Company (i) for all taxable years commencing with 1987 through the most recent December 31, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated in such a manner as to qualify as a REIT, and will continue to operate through the Closing Date in such a manner as to qualify as a REIT, (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and, to the Knowledge of the Company, no such challenge is pending or threatened, and (iv) has not granted any exception to its stock ownership limits set forth in its certificate of incorporation or other governing document(s) relating to its tax status as a REIT. Each Subsidiary of the Company that is a state law partnership or limited liability company has been since its formation and continues to be treated for federal income tax purposes as a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation. Each other Subsidiary of the Company has been since its formation, and continues to be treated for federal income purposes as a "qualified REIT subsidiary" as defined in Section 856(i) of the Code. Neither the Company nor any Subsidiary of the Company holds any Asset the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19.

     SECTION 3.12  Employee Benefit Plans.

     (a) Section 3.12 of the Company Disclosure Schedule contains a complete list of all Employee Plans of the Company and its Subsidiaries as of the date hereof. True and complete copies or descriptions of the Employee Plans of the Company and its Subsidiaries, including,

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

without limitation, trust instruments, if any, that form a part thereof, and all amendments thereto, have been furnished or made available to HCPI and its counsel.

     (b) Each of the Employee Plans of the Company and its Subsidiaries (other than any Multiemployer Plan) has been administered and is in substantial compliance with the terms of such Employee Plan and all applicable laws, rules and regulations. Each Pension Plan of the Company or its Subsidiaries which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39) (except with respect to the amendment to the Company's Money Purchase Pension Plan referred to in Section 5.1(e)), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. All contributions required to be made under the terms of any Employee Plan of the Company or its Subsidiaries have been timely made or have been reflected in the consolidated balance sheets included in or incorporated by reference in the Company SEC Reports. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan of the Company or its Subsidiaries pursuant to Section 401(a)(29) of the Code.

     (c) No "reportable event" (as such term is used in Section 4043 of ERISA) for which the notice requirements to the Pension Benefit Guaranty Corporation have not been waived, or "accumulated funding deficiency" (as such term is used in Section 412 of the Code or Section 302 of ERISA), whether or not waived, has heretofore occurred with respect to any Pension Plan (other than any Multiemployer Plan) of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in a transaction in violation of Section 406 or 407 of ERISA or any transaction with respect to any Employee Plan that, in either case, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

     (d) There is no material Action relating to or seeking benefits under any Employee Plan of the Company or any of its Subsidiaries that is pending or, to the Company's Knowledge, threatened against the Company, any of its Subsidiaries, any of their ERISA Affiliates, or any of the Employee Plans of the Company or any of its Subsidiaries, other than routine claims for benefits.

     (e) The Company has not incurred any withdrawal or other liability with respect to any Multiemployer Plan of the Company or any of its Subsidiaries under Title IV of ERISA which remains unsatisfied.

     (f) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company, any of its Subsidiaries or their ERISA Affiliates with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them.

     (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any current or former employee of the Company or any of its Subsidiaries to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

     (h) Under each Pension Plan of the Company or its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of

Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

     (i) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life insurance benefits under any Employee Plan of the Company or its Subsidiaries, except as required under Section 4980B of the Code or Title I, Subtitle B, Part 6 of ERISA.

     SECTION 3.13  Properties.

     (a) Section 3.13(a) of the Company Disclosure Schedule lists all real properties owned in fee simple by the Company and its Subsidiaries (the "Company Owned Property") and all real properties leased by the Company and its Subsidiaries as lessee (the "Company Leased Property"), which are all of the real properties owned or leased by them. The Company Owned Property and the Company Leased Property is referred to herein collectively as the "Company Real Property."

     (b) The Company and its Subsidiaries have fee simple title to the Company Owned Property, and a valid leasehold interest in the Company Leased Property, sufficient to allow the Company and its Subsidiaries, taken as a whole, to conduct its business of leasing property to third parties as currently conducted. The Company Real Property is not subject to any Encumbrances, except for any Permitted Encumbrances.

     (c) Except as set forth on Section 3.14(a) of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, the Company Real Property is not encumbered by any material debt.

     (d) Valid policies of title insurance have been issued insuring the Company's or its applicable Subsidiary's fee simple title to the Company Owned Property or the Company's or its applicable Subsidiary's leasehold interest in the Company Leased Property, as appropriate, in an amount at least equal to the original purchase price thereof, subject only to the matters disclosed in Sections 3.13(a), (b) and (c) above together with the corresponding provisions of the Company Disclosure Schedule, and, to the Knowledge of the Company, such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy.

     (e) To the Knowledge of the Company all (i) certificates, permits or licenses from any Governmental Entity having jurisdiction over any Company Real Property and (ii) agreements, easements or other rights, necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Real Property have been obtained and are in full force and effect, except where the failure to maintain the same would not cause a Company Material Adverse Effect, and the Company does not have any Knowledge of any pending threat or modification or cancellation of the same. No Company Real Property is located outside of the United States and neither the Company nor any of its Subsidiaries conducts its business of owning, leasing or operating properties outside of the United States. All work to be performed, payments to be made and actions to be taken by the Company or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to a Company Real Property has been performed, paid or taken, as the case may be, and the Company has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements in each such case, which is, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

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

     (f) The Company has not received any written notice or written notices of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any Company Real Property issued by any Governmental Entity except for such notice or notices which would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened with respect to any Company Real Property, except where any such written notice of such a proceeding would not, individually or in the aggregate, cause a Company Material Adverse Effect.

     (g) Except as would not, individually or in the aggregate, cause a Company Material Adverse Effect, there is no (i) material structural defect relating to the Company Real Property, (ii) Company Real Property whose building systems are not in working order in any material respect or (iii) physical damage to any Company Real Property in excess of $100,000 or current renovation or restoration of Company Real Property the remaining cost of which exceeds $100,000 for which there is no insurance in effect covering the cost of such damage, renovation or restoration, except for the payment by the Company of a deductible under the applicable insurance policy.

     (h) Each copy of any Company Lease which has been delivered to, or made available for review by, HCPI as of the date hereof has been a true and correct copy of such Company Lease as amended to date. True and correct copies of all other Company Leases, as amended, will be delivered to, or made available for review by, HCPI reasonably promptly after the date hereof. Section 3.13(h) of the Company Disclosure Schedule lists the following information with respect to each Company Lease that covers more than 7,500 square feet of space:

          (i) the name of the lessee;

          (ii) the expiration date;

          (iii) the term of any options by the lessee to renew (exclusive of any Company Leases relating to multi-tenant medical office space); and

          (iv) the amount of periodic fixed rentals due under the Company Lease.

     (i) All regularly scheduled rent payments due under each Company Lease have been paid during the period March 31, 1999 through the date hereof, and to the Company's Knowledge, no lessee is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any lessee or contracting party, under any Company Lease.

     (j) The Company Leases are in full force and effect except where the failure of the foregoing to be true would not have a material affect on the ability of the Company and its Subsidiaries, taken as a whole, to operate their businesses. None of the Company nor any of its Subsidiaries is in material default under any Company Lease, and, to the Knowledge of the Company, no material defaults (unless subsequently cured) by the Company or its Subsidiaries have been alleged thereunder.

     SECTION 3.14  Contracts.

     (a) Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Contracts, other than the Company Contracts which have been filed as an exhibit to the Company SEC Reports. Each copy of a Company Contract which has been delivered to, or made available for review by, HCPI is a true and correct copy of such Company Contract as amended to date.

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

     (b) As of the date of this Agreement, (i) each of the Company Contracts is valid and binding upon the Company or the applicable Subsidiary of the Company in accordance with its terms and is in full force and effect, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally or general equitable principles (whether considered in a proceeding in equity or at law), (ii) there is no material breach or violation of or default by the Company or any of its Subsidiaries under any of the Company Contracts, except if such breach, violation or default has been waived, and (iii) no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any of the Company Contracts, which breach, violation, default or other occurrence referred to in clauses (ii) or (iii), individually or in the aggregate with other such breaches, violations, defaults or other occurrences referred to in clauses (ii) or (iii), would cause a Company Material Adverse Effect.

     SECTION 3.15 Labor Relations. Except as would not cause a Company Material Adverse Effect, (i) there are no controversies pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees; (ii) neither the Company nor any of its Subsidiaries is a party, or otherwise subject, to any collective bargaining agreement or similar contract; (iii) there are no proceedings asserting unfair labor practice charges pending against the Company or any of its Subsidiaries before the National Labor Relations Board, or any similar foreign labor relations governmental bodies; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

     SECTION 3.16 Intellectual Property. The Company and each of its Subsidiaries has good title to, or is validly licensed to use, all of the Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, free of all material Liens. The consummation of the Merger will not result in the loss of any rights by the Company or any of its Subsidiaries in any Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole.

     SECTION 3.17 Environmental Matters. Except as set forth in the Company SEC Reports, and except as, individually or in the aggregate, has not had, and would not cause, a Company Material Adverse Effect, the Company, each of its Subsidiaries and, to the Knowledge of the Company, each tenant or operator of Company Real Property (a) have obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws by the Company or its Subsidiaries; (b) are in material compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in material compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (c) have not received a written notice of any uncured past or present violations of Environmental Laws, or of any event, incident or Action preventing continued compliance with such Environmental Laws, or giving rise to any common law environmental liability, or forming the basis of any Action against the Company or any of its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any Hazardous Material; and (d) have taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by the Company or its Subsidiaries thereunder. This Section 3.17 constitutes the sole representation of the Company concerning any Environmental Law or Hazardous Substance.

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

     SECTION 3.18 Opinion of Financial Advisor. The Company Board has received an opinion of Goldman, Sachs & Co. (the "Company Financial Advisor") to the effect that, as of the date hereof, Exchange Ratio is fair to the holders of shares of Company Common Stock from a financial point of view. As of the date of the filing of the Joint Proxy Statement/ Prospectus with the SEC, and as of the effective date of the Registration Statement, the Company will have been authorized by the Company Financial Advisor to permit, subject to prior review and consent by such Company Financial Advisor, the inclusion of such fairness opinion (or a reference thereto) in the Joint Proxy Statement/Prospectus and in the Registration Statement, respectively.

     SECTION 3.19 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore furnished to HCPI a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any such payment.

     SECTION 3.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. The Company Board, at a meeting duly called and held, by vote, subject to its right to withdraw its support of the Merger and the transactions contemplated by this Agreement and recommend an Acquisition Proposal or Acquisition Transaction pursuant to Section 6.3 hereof,
(a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company,
(b) approved this Agreement and the transactions contemplated hereby, including the Merger, (c) declared that this Agreement is advisable, and (d) resolved to recommend that the holders of the shares of the Company Common Stock approve this Agreement and the transactions contemplated hereby, including the Merger.

     SECTION 3.21 Accounting and Tax Matters. None of the Company, its Subsidiaries, directors, officers or agents has taken or agreed to take any action, nor does any executive officer know of any circumstances, that (without regard to any action taken or agreed to be taken by HCPI or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 3.22 Insurance. All fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries with coverage of loss payouts in excess of $15,000,000 are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective Assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and substantially equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards except for any such failures to carry or maintain insurance policies that, individually or in the aggregate, would not cause a Company Material Adverse Effect.

     SECTION 3.23 Takeover Provisions Inapplicable. The Company has taken all action necessary, if any, to exempt the transactions contemplated by this Agreement from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute enacted under the laws of the State of Delaware.

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     SECTION 3.24  No Material Adverse Effect.  Except as disclosed in the
Company SEC Reports, to the Knowledge of the Company, no current fact alone or together with another current fact would cause a Company Material Adverse Effect.

     SECTION 3.25 Rights Plan. The entering into of this Agreement and the consummation of the transactions contemplated hereby (whether or not in combination with the existing ownership of shares of Company Common Stock by HCPI or its Subsidiaries as described in Section 4.26) do not and will not result in the grant of any rights to any Person under the Company Rights Plan or enable or require the Company Rights to be exercised, distributed or triggered and there has been no event which has enabled or required the Company Rights to be exercised, distributed or triggered.

     SECTION 3.26 Kendall Replacement Properties. Section 3.26 of the Company Disclosure Schedule lists certain properties that have been identified as potential replacement properties in accordance with Treasury Regulation Section 1.1031(k)-1(c) and sets forth, for each such property, (a) the purchase price reflected in a letter of intent or purchase agreement relating thereto (or, if there is no letter of intent or purchase agreement reflecting a purchase price, a good faith reasonable estimate of the price at which the Company believes such property could be purchased) and (b) a good faith reasonable estimate of the first 12 months' cash return on investment based on such purchase price or estimated purchase price (calculated in a manner consistent with the manner in which the Company customarily calculates returns on investment for similar acquisitions).

                                  ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF HCPI

     HCPI represents and warrants to the Company that the statements contained in this Article IV are true and correct except as set forth herein and in the disclosure schedule delivered by HCPI to the Company on or before the date of this Agreement (the "HCPI Disclosure Schedule"). The HCPI Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall qualify other paragraphs in this Agreement only to the extent that such disclosure specifically references the fact that it also qualifies or applies to such other specified paragraphs.

     SECTION 4.1 Organization and Qualification. HCPI and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its businesses as presently conducted. HCPI and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or the nature of its activities makes such qualification necessary, except for such failures of HCPI and any of its Subsidiaries to be so qualified as would not, when taken with all other such failures, cause a HCPI Material Adverse Effect. HCPI has previously made available to the Company true and correct copies of its articles of restatement and bylaws as currently in effect.

     SECTION 4.2 Authorization; Validity and Effect of Agreement. HCPI has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby subject to the adoption and approval of this Agreement by the requisite vote of the holders of HCPI Common Stock. The execution and delivery of this Agreement by HCPI and the performance by HCPI of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the HCPI Board and all other necessary corporate action on the part

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

of HCPI, other than the adoption and approval of this Agreement by the requisite vote of the holders of HCPI Common Stock, and no other corporate proceedings on the part of HCPI are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by HCPI and constitutes a legal, valid and binding obligation of HCPI, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

     SECTION 4.3  Capitalization.

     (a) The authorized capital stock of HCPI consists of (i) 100,000,000 shares of HCPI Common Stock and (ii) 50,000,000 shares of preferred stock, par value $1.00 per share, of which 2,760,000 shares have been designated as HCPI Series A Preferred Stock, 5,750,000 shares have been designated HCPI Series B Preferred Stock, and 40,000 shares have been designated HCPI Series C Preferred Stock. As of July 16, 1999, there were issued and outstanding (i) 32,044,176 shares of HCPI Common Stock, (ii) 2,760,000 shares of HCPI Series A Preferred Stock and
(iii) 5,385,000 shares of HCPI Series B Preferred Stock. HCPI have reserved for issuance a sufficient number of shares of HCPI Stock to consummate the Merger.
Section 4.3(a) of the HCPI Disclosure Schedule sets forth the number of shares of HCPI Stock and each other class of capital stock of HCPI reserved for future issuance as of July 16, 1999 under each of the HCPI Stock Plans or otherwise and the HCPI Stock Plan or other agreement pursuant to which they have been reserved. Since July 16, 1999, no shares of HCPI Stock or any other capital stock of HCPI have been issued or reserved for issuance, except for shares of HCPI Stock issued in respect of the exercise, conversion or exchange of HCPI Stock Rights outstanding as of July 16, 1999. Section 4.3(a) of the HCPI Disclosure Schedule also sets forth as of the date hereof, the date on which each HCPI Stock Right currently outstanding was issued, the dates on which each such outstanding and unvested HCPI Stock Right vests, the class and number of shares of HCPI Stock or other capital stock of HCPI for or into which each such HCPI Stock Right is exercisable, convertible or exchangeable and the exercise price thereof. Except as set forth in this Section 4.3(a) or Section 4.3(a) of the HCPI Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which HCPI or any of its Subsidiaries is a party or by which any of them is bound obligating HCPI or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of HCPI Stock or any other capital stock of HCPI or its Subsidiaries or other voting securities of HCPI or its Subsidiaries, or obligating HCPI or its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and neither HCPI and its Subsidiaries have granted any stock appreciation rights or any other contractual rights the value of which is derived from the financial performance of HCPI or the value of shares of HCPI Stock or any other capital stock of HCPI. There are no obligations, contingent or otherwise, of HCPI or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of HCPI Stock or any other capital stock of HCPI or the capital stock or ownership interests of any Subsidiary of HCPI or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any other entity, other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business. Neither HCPI nor any of its Subsidiaries is holding or owns any shares of HCPI Stock on behalf of third parties.

     (b) There is no issued and outstanding Voting Debt of HCPI or any of its Subsidiaries. Except as reserved for future grants of options under the HCPI Stock Plans as of the date hereof, (i) there are no shares of capital stock of any class of, or any security exchangeable
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

into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which HCPI or any of its Subsidiaries is a party or by which it is bound obligating HCPI or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests (including Voting Debt) of HCPI or any of its Subsidiaries or obligating HCPI or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and
(iii) there are no voting trusts, proxies or other voting agreements or understandings currently in effect with respect to the shares of capital stock of HCPI to which HCPI or any of its Subsidiaries is currently a party or of which HCPI currently has Knowledge. All shares of HCPI Common Stock subject to issuance as specified in this Section 4.3(b) or in Section 4.3(b) of the HCPI Disclosure Schedule are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

     SECTION 4.4 Subsidiaries. Other than Subsidiaries of HCPI formed or acquired after the date hereof in connection with the acquisition of real property in the ordinary course of business (of which HCPI has provided notice to the Company prior to any such formation or acquisition), Section 4.4 of the HCPI Disclosure Schedule sets forth all Subsidiaries of HCPI. All of the outstanding shares of capital stock (including shares which may be issued upon exercise of outstanding options) or other ownership interests of each of HCPI's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and all such shares and ownership interests are owned by HCPI or a Subsidiary of HCPI free and clear of all Liens. HCPI owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Liens, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of HCPI or which would require any Subsidiary of HCPI to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

     SECTION 4.5 Other Interests. Neither HCPI nor any of HCPI's Subsidiaries owns or has the right or option to acquire, directly or indirectly, any interest or investment in (whether equity or debt) any business or Person (other than HCPI's Subsidiaries and other than rights held by HCPI or its Subsidiaries identified in Section 4.4 of the HCPI Disclosure Schedule or, after the date hereof, acquisitions of real property in the ordinary course of business, and Persons owning real property, in the ordinary course of business (of which HCPI will have provided notice to the Company prior to any such acquisition)). To the Knowledge of HCPI, no Person owns or has owned, actually or constructively (as such term is used for purposes of the not closely held requirement set forth in
Section 856(a)(6) of the Code or Section 856(d)(5) of the Code) in excess of 9.9% in value of the outstanding stock of HCPI.

     SECTION 4.6  No Conflict; Required Filings and Consents.

     (a) Neither the execution and delivery of this Agreement nor the performance by HCPI of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with HCPI's charter or bylaws or the comparable charter or organizational documents of any of its Subsidiaries; (ii) assuming satisfaction of the requirements set forth in
Section 4.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to HCPI or any of its Subsidiaries or any of their Assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, permit the termination of any provision of, result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of HCPI or any of its Subsidiaries under, result in the creation or imposition of any Lien upon

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

any Assets of HCPI or any of its Subsidiaries under, or give rise to any third party's right of first refusal, or other similar right, under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which HCPI or any of its Subsidiaries is a party or by which HCPI or any of its Subsidiaries or any of their respective Assets are bound or encumbered, or give any Person the right to require HCPI or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not cause a HCPI Material Adverse Effect.

     (b) Except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, and Blue Sky Laws, (ii) for the filing of the Certificate of Merger pursuant to the DGCL and the filing of the Articles of Merger pursuant to the MGCL, (iii) for other governmental approvals required under the applicable laws of any foreign jurisdiction, (iv) for the approval of this Agreement by the requisite vote of the holders of HCPI Common Stock, and (v) with respect to matters set forth in Sections 4.6(a) or 4.6(b) of the HCPI Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity, or any other Person is required to be made or obtained by HCPI or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not, individually or in the aggregate, cause a HCPI Material Adverse Effect.

     SECTION 4.7 Compliance. HCPI and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, cause a HCPI Material Adverse Effect. Neither HCPI nor any of its Subsidiaries has received any written notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which written notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, cause a HCPI Material Adverse Effect.

     SECTION 4.8  SEC Reports.

     (a) HCPI has filed with the SEC and made available to the Company true and complete copies of each registration statement, proxy or information statement, form, report and other document required to be filed by HCPI or any of its Subsidiaries with the SEC since January 1, 1996 (collectively, the "HCPI SEC Reports"). As of their respective dates, with respect to HCPI SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to HCPI SEC Reports filed pursuant to the Securities Act, the HCPI SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by HCPI with the SEC after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated balance sheets included in or incorporated by reference into HCPI SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of HCPI and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of

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

HCPI included in or incorporated by reference into HCPI SEC Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of HCPI and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

     (c) Except as set forth in the HCPI SEC Reports, neither HCPI nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of HCPI or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of HCPI as of March 31, 1999, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness and liabilities, obligations and secured debt assumed in connection with the acquisition of properties by HCPI or its Subsidiaries) since March 31, 1999, and (iii) liabilities or obligations which would not, individually or in the aggregate, cause a HCPI Material Adverse Effect.

     SECTION 4.9 Absence of Certain Changes. Except as set forth in the HCPI SEC Reports and except for the transactions expressly contemplated hereby, since March 31, 1999, HCPI and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices (including the incurrence of trade indebtedness and liabilities, obligations and secured debt assumed in connection with the acquisition of properties by HCPI or its Subsidiaries) and there has not been any change in HCPI's business, operations, condition (financial or otherwise), results of operations, Assets or liabilities, except for changes expressly contemplated hereby or changes which, individually or in the aggregate, have not caused or will not cause a HCPI Material Adverse Effect.

     SECTION 4.10 Litigation. Except as set forth in the HCPI SEC Reports, there is no Action instituted, pending or, to the Knowledge of HCPI, threatened, in each case against HCPI, any of its Subsidiaries or any of their respective Assets which, individually or in the aggregate, directly or indirectly, would have a HCPI Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against HCPI, any of its Subsidiaries or any of their respective Assets, or any statute, rule or order of any Governmental Entity applicable to HCPI or any of its Subsidiaries which, individually or in the aggregate, has caused, or would cause, a HCPI Material Adverse Effect.

     SECTION 4.11  Taxes.

     (a) HCPI and its Subsidiaries have (i) duly filed (or there have been filed on their behalf) or have duly filed for an appropriate extension, with the appropriate Governmental Entities all Tax Returns required to be filed by them and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full all Taxes required to have been paid by them, whether or not shown to be due on such Tax Returns, provided, however, to the extent the foregoing clauses (i) or (ii) relate to Taxes for which a tenant is responsible pursuant to a HCPI Lease, to the Knowledge of HCPI, such clauses (i) and (ii) are true with respect to such tenant;

     (b) No written claim is pending by an authority in a jurisdiction where any of HCPI and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

     (c) No federal income Tax Returns of HCPI or its Subsidiaries have been audited for HCPI's taxable years beginning on or after January 1, 1990, and no federal or state, local or

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

foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of HCPI or its Subsidiaries, and neither HCPI nor any of its Subsidiaries has received a written notice of any threatened audits with respect to Taxes or Tax Returns of HCPI or any of its Subsidiaries, and neither HCPI nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

     (d) Section 4.11(d) of the HCPI Disclosure Schedule sets forth, with respect to those taxable years for which Tax Returns have not yet been filed, the taxable years of HCPI and its Subsidiaries as to which extensions to file Tax Returns have been requested or any waiver of the applicable statute of limitations has been executed;

     (e) The Internal Revenue Service has not asserted against HCPI or any of its Subsidiaries any deficiency or claim for Taxes with respect to HCPI's taxable years beginning on or after January 1, 1990, and no other taxing authority (whether domestic or foreign) has asserted against HCPI or any of its Subsidiaries any deficiency or claim for Taxes in excess of $100,000 for any of HCPI's taxable years beginning on or after January 1, 1990;

     (f) There are no Liens for Taxes upon any Assets of HCPI or any Subsidiary thereof, except for Liens for Taxes not yet due or delinquent or for which a tenant is responsible under a lease for real property. With respect to any such Taxes for which a tenant is responsible, to the Knowledge of HCPI no such Taxes are delinquent. No written power of attorney that has been granted by HCPI or any of its Subsidiaries (other than to HCPI or a Subsidiary) currently is in force with respect to any matter relating to Taxes;

     (g) Neither HCPI nor any of its Subsidiaries has, with regard to any Assets held by any of them, agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by HCPI or any of its Subsidiaries;

     (h) None of HCPI and its Subsidiaries is a party to any Tax allocation or sharing agreement;

     (i) None of HCPI and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was HCPI) or (ii) has any liability for the Taxes of any Person (other than any of HCPI and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

     (j) Since HCPI's taxable year ending December 31, 1985, HCPI has not incurred and does not expect to incur through the Closing Date any liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, and neither HCPI nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. To the Knowledge of HCPI, no event has occurred and no condition or circumstance exists which presents a material risk that any material Tax described in the preceding sentence will be imposed upon HCPI.

     (k) HCPI (i) for all taxable years commencing with 1985 through the most recent December 31, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated in such a manner as to qualify as a REIT, and will continue to operate through the Closing Date in such a manner as to qualify as a REIT, (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and, to the Knowledge of HCPI, no such challenge is pending or threatened, and (iv) has not granted any exception to its stock ownership limits set forth in its charter or other governing document(s) relating to its tax status as a REIT. Each Subsidiary of HCPI that is a state law partnership or limited liability

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

company has been since its formation and continues to be treated for federal income tax purposes as a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation. Each other Subsidiary of HCPI has been since its formation, and continues to be treated for federal income Tax purposes as a "qualified REIT subsidiary" as defined in Section 856(i) of the Code. Neither HCPI nor any Subsidiary of HCPI holds any Asset the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19.

     SECTION 4.12  Employee Benefit Plans.

     (a) Section 4.12 of the HCPI Disclosure Schedule contains a complete list of all Employee Plans of HCPI and its Subsidiaries as of the date hereof. True and complete copies or descriptions of the Employee Plans of HCPI and its Subsidiaries, including, without limitation, trust instruments, if any, that form a part thereof, and all amendments thereto, have been furnished or made available to the Company and its counsel.

     (b) Each of the Employee Plans of HCPI and its Subsidiaries (other than any Multiemployer Plan) has been administered and is in substantial compliance with the terms of such Employee Plan and all applicable laws, rules and regulations. Each Pension Plan of HCPI or its Subsidiaries which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and HCPI is not aware of any circumstances likely to result in revocation of any such favorable determination letter. All contributions required to be made under the terms of any Employee Plan of HCPI or its Subsidiaries have been timely made or have been reflected in the consolidated balance sheets included in or incorporated by reference in the HCPI SEC Reports. Neither HCPI nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan of HCPI or its Subsidiaries pursuant to Section 401(a)(29) of the Code.

     (c) No "reportable event" (as such term is used in Section 4043 of ERISA) for which the notice requirements to the Pension Benefit Guaranty Corporation have not been waived, or "accumulated funding deficiency" (as such term is used in section 412 of the Code or Section 302 of ERISA), whether or not waived, has heretofore occurred with respect to any Pension Plan (other than any Multiemployer Plan) of HCPI or its Subsidiaries. Neither HCPI nor any of its Subsidiaries has engaged in a transaction in violation of Section 406 or 407 of ERISA or any transaction with respect to any Employee Plan that, in either case, assuming the taxable period of such transaction expired as of the date hereof, could subject HCPI or any Subsidiary to a tax or penalty imposed by either
Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

     (d) There is no material Action relating to or seeking benefits under any Employee Plan of HCPI or any of its Subsidiaries that is pending or, to HCPI's Knowledge, threatened against HCPI, any of its Subsidiaries, any of their ERISA Affiliates, or any of the Employee Plans of HCPI or any of its Subsidiaries, other than routine claims for benefits.

     (e) HCPI has not incurred any withdrawal or other liability with respect to any Multiemployer Plan of HCPI or any of its Subsidiaries under Title IV of ERISA which remains unsatisfied.

     (f) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by HCPI, any of its Subsidiaries or their ERISA Affiliates with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them.

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

     (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any current or former employee of HCPI or any of its Subsidiaries to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

     (h) Under each Pension Plan of HCPI or its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

     (i) Neither HCPI nor any of its Subsidiaries has an obligations for retiree health and life insurance benefits under any Employee Plan of HCPI or its Subsidiaries, except as required under Section 4980B of the Code of Title I, Subtitle B, Part 6 of ERISA.

     SECTION 4.13  Properties.

     (a) Section 4.13(a) of the HCPI Disclosure Schedule lists all real properties owned in fee simple by HCPI and its Subsidiaries (the "HCPI Owned Property") and all real properties leased by HCPI and its Subsidiaries as lessee (the "HCPI Leased Property"), which are all of the real properties owned or leased by them. The HCPI Owned Property and the HCPI Leased Property is referred to herein collectively as the "HCPI Real Property."

     (b) HCPI and its Subsidiaries have fee simple title to the HCPI Owned Property, and a valid leasehold interest in the HCPI Leased Property, sufficient to allow HCPI and its Subsidiaries, taken as a whole, to conduct its business of leasing properties to third parties as currently conducted. The HCPI Real Property is not subject to any Encumbrances, except for any Permitted Encumbrances.

     (c) Except as set forth on Section 4.14(a) of the HCPI Disclosure Schedule or as disclosed in the HCPI SEC Reports, the HCPI Real Property is not encumbered by any material debt.

     (d) Valid policies of title insurance have been issued insuring HCPI's or its applicable Subsidiary's fee simple title to the HCPI Owned Property or HCPI's or its applicable Subsidiary's leasehold interest in the HCPI Leased Property, as appropriate, in an amount at least equal to the original purchase price thereof, subject only to the matters disclosed in Sections 4.13(a), (b) and (c) above together with the corresponding provisions of the HCPI Disclosure Schedule, and, to the Knowledge of HCPI, such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy.

     (e) To the Knowledge of HCPI all (i) certificates, permits or licenses from any Governmental Entity having jurisdiction over any HCPI Real Property and (ii) agreements, easements or other rights, necessary to permit the lawful use and operation of the buildings and improvements on any of the HCPI Real Property have been obtained and are in full force and effect, except where the failure to maintain the same would not cause a HCPI Material Adverse Effect and HCPI does not have any Knowledge of any pending threat or modification or cancellation of the same. No HCPI Real Property is located outside of the United States and neither HCPI nor any of its Subsidiaries conducts its business of owning, leasing or operating properties outside of the United States. All work to be performed, payments to be

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

made and actions to be taken by HCPI or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to a HCPI Real Property has been performed, paid or taken, as the case may be, and HCPI has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements in each such case, which is, individually or in the aggregate, material to HCPI and its Subsidiaries taken as a whole.

     (f) HCPI has not received any written notice or written notices of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any HCPI Real Property issued by any Governmental Entity except for such notice or notices which would not have, individually or in the aggregate, a HCPI Material Adverse Effect. Neither HCPI nor any of its Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened with respect to any HCPI Real Property, except where any such written notice of such a proceeding would not, individually or in the aggregate, cause a HCPI Material Adverse Effect.

     (g) Except as would not, individually or in the aggregate, cause a HCPI Material Adverse Effect, there is no (i) material structural defect relating to the HCPI Real Property, (ii) HCPI Real Property whose building systems are not in working order in any material respect or (iii) physical damage to any HCPI Real Property in excess of $100,000 or current renovation or restoration to any HCPI Real Property the remaining cost of which exceeds $100,000 for which there is no insurance in effect covering the cost of such damage, renovation or restoration except for the payment by HCPI of a deductible under the applicable insurance policy.

     (h) Each copy of any HCPI Lease which has been delivered to, or made available for review by, the Company as of the date hereof has been a true and correct copy of such HCPI Lease as amended to date. True and correct copies of all other HCPI Leases, as amended, will be delivered to, or made available for review by, the Company reasonably promptly after the date hereof. Section 4.13(h) of the HCPI Disclosure Schedule lists the following information with respect to each HCPI Lease that covers more than 7,500 square feet of space:

          (i)  the name of the lessee;

          (ii)  the expiration date;

          (iii) the term of any options by the lessee to renew (exclusive of any HCPI's Leases relating to multi-tenant medical office space); and

          (iv)  the amount of periodic fixed rentals due under the HCPI Lease.

     (i) All regularly scheduled rent payments due under each HCPI Lease have been paid during the period March 31, 1999 through the date hereof, and to HCPI's Knowledge, no lessee is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any lessee or contracting party, under any HCPI Lease.

     (j) The HCPI Leases are in full force and effect, except where the failure of the foregoing to be true would not have a material effect on the ability of HCPI and its Subsidiaries, taken as a whole, to operate their businesses. None of HCPI nor any of its Subsidiaries is in material default under any HCPI Lease, and, to the Knowledge of HCPI, no material defaults (unless subsequently cured) by HCPI or its Subsidiaries have been alleged thereunder.

     SECTION 4.14  Contracts.

     (a) Section 4.14(a) of HCPI Disclosure Schedule contains a complete and accurate list of all HCPI Contracts, other than the HCPI Contracts which have been filed as an exhibit to the HCPI SEC Reports. Each copy of a HCPI Contract which has been delivered to, or made available for review by, the Company is a true and correct copy of such HCPI Contract as amended to date.

     (b) As of the date of this Agreement, (i) each of the HCPI Contracts is valid and binding upon HCPI or the applicable Subsidiary of HCPI in accordance with its terms and is in full force and effect, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally or general equitable principles (whether considered in a proceeding in equity or at law), (ii) there is no material breach or violation of or default by HCPI or any of its Subsidiaries under any of the HCPI Contracts, except if such breach, violation or default has been waived, and
(iii) no event has occurred with respect to HCPI or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any of the HCPI Contracts, which breach, violation, default or other occurrence referred to in clauses (ii) or (iii), individually or in the aggregate with other such breaches, violations, defaults or other occurrences referred to in clauses (ii) or (iii), would cause a HCPI Material Adverse Effect.

     SECTION 4.15 Labor Relations. Except as would not cause a HCPI Material Adverse Effect, (i) there are no controversies pending or, to the Knowledge of HCPI, threatened between HCPI or any of its Subsidiaries and any of their respective employees; (ii) neither HCPI nor any of its Subsidiaries is a party, or otherwise subject, to any collective bargaining agreement or similar contract; (iii) there are no proceedings asserting unfair labor practice charges pending against HCPI or any of its Subsidiaries before the National Labor Relations Board, or any similar foreign labor relations governmental bodies; and
(iv) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of HCPI, threat thereof, by or with respect to any employees of HCPI or any of its Subsidiaries.

     SECTION 4.16 Intellectual Property. HCPI and each of its Subsidiaries has good title to, or is validly licensed to use, all of the Intellectual Property material to the business of HCPI and its Subsidiaries, taken as a whole, free of all material Liens. The consummation of the Merger will not result in the loss of any rights by HCPI or any of its Subsidiaries in any Intellectual Property that is material to the businesses of HCPI and its Subsidiaries, taken as a whole.

     SECTION 4.17 Environmental Matters. Except as set forth in the HCPI SEC Reports, and except, individually or in the aggregate, as has not had, and would not cause, a HCPI Material Adverse Effect, HCPI, each of its Subsidiaries and, to the Knowledge of HCPI, each tenant or operator of HCPI Real Property (a) have obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws by HCPI or its Subsidiaries; (b) are in material compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in material compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (c) have not received a written notice of any uncured past or present violations of Environmental Laws, or of any event, incident or Action preventing continued compliance with such Environmental Laws, or giving rise to any common law environmental liability, or forming the basis of any Action against HCPI or any of its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release

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

into the environment, of any Hazardous Material; and (d) have taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by HCPI or its Subsidiaries thereunder. This
Section 4.17 constitutes the sole representation of HCPI concerning any Environmental Law or Hazardous Substance.

     SECTION 4.18 Opinion of Financial Advisor. HCPI has received the opinion of Merrill Lynch & Co., Inc., (the "HCPI Financial Advisor"), as of the date of this Agreement, to the effect that the consideration to be paid by HCPI in connection with the Merger is fair to HCPI from a financial point of view. As of the date of the filing of the Joint Proxy Statement/ Prospectus with the SEC, and as of the date of the effectiveness of the Registration Statement, HCPI will have been authorized by the HCPI Financial Advisor to permit, subject to prior review and consent by such HCPI Financial Advisor, the inclusion of such fairness opinion (or a reference thereto) in the Joint Proxy Statement/Prospectus and in the Registration Statement, respectively.

     SECTION 4.19 Brokers. No broker, finder or investment banker (other than the HCPI Financial Advisor the fees and expenses of which shall be paid by HCPI) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HCPI or any of its subsidiaries. HCPI has heretofore furnished to the Company a complete and correct copy of all agreements between HCPI and the HCPI Financial Advisor pursuant to which such firm would be entitled to any such payment.

     SECTION 4.20 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of HCPI Common Stock entitled to vote thereon is the only vote of the holders of any class or series of HCPI's capital stock necessary to approve the Merger. The HCPI Board, at a meeting duly called and held, by vote (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of HCPI,
(b) approved this Agreement and the transactions contemplated hereby, including the Merger, (c) declared that the Merger is advisable on the terms and conditions set forth in this Agreement, and (d) resolved to submit for consideration, and recommend that the holders of the shares of the HCPI Common Stock approve, the Merger, substantially in the form set forth by this Agreement, and the transactions contemplated hereby.

     SECTION 4.21 Accounting and Tax Matters. None of HCPI, its Subsidiaries, directors, officers or agents, has taken or agreed to take any action, nor does any executive officer know of any circumstances, that (without regard to any action taken or agreed to be taken by the Company or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 4.22 Insurance. All fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by HCPI or any of its Subsidiaries with coverage of loss payouts in excess of $15,000,000 are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of HCPI and its Subsidiaries and their respective Assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and substantially equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards except for any such failures to carry or maintain insurance policies that, individually or in the aggregate, would not cause a HCPI Material Adverse Effect.

     SECTION 4.23 Takeover Provisions Inapplicable. HCPI has taken all action necessary, if any, to exempt the transactions contemplated by this Agreement from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute enacted under the laws of the State of Maryland.
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

     SECTION 4.24 No Material Adverse Effect. Except as disclosed in the HCPI SEC Reports, to the Knowledge of HCPI, no current fact alone or together with another current fact would cause a HCPI Material Adverse Effect.

     SECTION 4.25 Rights Plan. Other than as Merger Consideration pursuant to this Agreement, the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the HCPI Rights Plan or enable or require the HCPI Rights to be exercised, distributed or triggered and there has been no event which has enabled or required the HCPI Rights to be exercised, distributed or triggered.

     SECTION 4.26 Ownership of Company Common Stock. To the Knowledge of HCPI, none of HCPI or any of its Affiliates, is the Beneficial Owner or record owner of any shares of Company Stock, other than HCPI's ownership of approximately 52,900 shares of Company Common Stock and such securities, if any, held by, or for the account of employees or former employees of, HCPI or any of its Affiliates.

                                   ARTICLE V.

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.1 Conduct of Business of the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees as to itself and each of its Subsidiaries (except to the extent that HCPI shall otherwise consent in writing or as expressly contemplated by this Agreement) to carry on its business in the ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, in the ordinary course in substantially the same manner as previously paid, to pay or perform its other material obligations when due in the ordinary course in substantially the same manner as previously paid or performed, to maintain insurance coverages and its books, accounts and records in the usual manner consistent with past practices, to comply in all material respects with all applicable laws, ordinances and regulations of Governmental Entities, to maintain and keep its properties and equipment in good repair, working order and condition (except ordinary wear and tear), and, to the extent consistent with such business, use all reasonable efforts, consistent with past practices and policies, to preserve intact its present business organization, and preserve its relationships with officers, employees and others having business dealings with it. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, or in the Company Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the written consent of HCPI, the Company shall not and shall not permit any of its Subsidiaries to:

          (a) adopt or propose any amendment to (i) its certificate of incorporation, its bylaws, the Certificate of Designation dated October 24, 1997 which relates to the Company Series B Preferred Stock or comparable charter or organizational documents or (ii) the Company Rights Plan (except as contemplated by Section 6.15 hereof) and the Company Board shall not take any action with respect to the Company Rights Plan to facilitate an Acquisition Proposal;

          (b) (i) except for the payment of Company Deferred Directors Fees (and Company Dividend Equivalent Rights appurtenant thereto), issue, pledge or sell, or propose or authorize the issuance, pledge or sale of additional shares of capital stock of any class (other than upon exercise of Company Stock Rights outstanding on the date of this Agreement upon payment of the exercise price thereof), or securities convertible into

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

     capital stock of any class, or any subscriptions, rights, warrants or options to acquire any convertible securities or capital stock, or any other securities in respect of, in lieu of, or in substitution for, shares of Company Stock outstanding on the date hereof, (ii) except as permitted by Section 5.1(e), amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of the Company or any of its Subsidiaries, including without limitation, the Company Stock Rights and the Company Stock Plans, or authorize cash payments in exchange for any options granted under any of such plans, or (iii) adopt or implement any stockholder rights plan;

          (c) except as set forth in and subject to Sections 5.4 and 5.5, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (including any dividend distribution payable in, or otherwise make a distribution of, shares of capital stock of any existing or subsequently formed Subsidiary of the Company), except, (i) the regular quarterly dividend paid by the Company in an amount not to exceed $.565 per share of Company Common Stock;
     (ii) the regular quarterly dividend paid by the Company per share of Series B Preferred Stock or (iii) dividends or distributions to the Company or one of its Subsidiaries;

          (d) split (including reverse split), combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities except as permitted by Section 5.1(e);

          (e) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any of its Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, including any Benefit Arrangement, Pension Plan or Welfare Plan, except, in any case referred to in this Section 5.1(e) (i) to the extent required by applicable law or regulation, (ii) pursuant to any collective bargaining agreements or Employee Plan as in effect on the date of this Agreement consistent with past practices, (iii) for salary and benefit increases in the ordinary course of business consistent with past practice to employees other than executive officers of the Company, (iv) pursuant to Section 2.8, (v) pursuant to existing agreements or policies previously disclosed in writing to HCPI, which shall be interpreted and implemented in a manner consistent with past practice,
     (vi) that the Company shall be permitted to amend the Company's Money Purchase Pension Plan effective as of January 1, 1994, to provide that severance pay shall be excluded from the definition of "compensation" under the Company's Money Purchase Pension Plan; and (vii) that the Company shall be permitted to amend the Company's Retirement Plan for Outside Directors effective as of July 1, 1991, to provide for an actuarially equivalent lump sum payment election upon termination of service as a director provided, however, such amendment shall provide that actuarial equivalence is to be determined using a discount rate equal to the annual rate of interest on United States Treasury Securities with a 10-year maturity, as specified by the Secretary of the Treasury (or his or her delegate) for the last month of the calendar quarter immediately preceding the payment date, and the 1983 Group Annuity Mortality Tables (blended 50% males and 50% females);

          (f) (i) sell, pledge, lease, dispose of, grant, encumber, transfer or otherwise authorize the sale, pledge, disposition, grant, encumbrance or transfer of any of the material Assets of the Company or any of its Subsidiaries (including stock, partnership or equity interests of Subsidiaries), including by operation of law, or (ii) acquire any real property, any other material Assets or any material interest (including, without limitation, by merger, consolidation or acquisition of stock or Assets) in a corporation, partnership, other business organization or any division thereof (or a substantial portion of the Assets thereof); provided that the Company shall notify HCPI of any immaterial interest in a corporation, partnership, other business organization or any division thereof (or a substantial portion of the Assets thereof) prior to any such acquisition;

          (g) (i) incur, assume or pre-pay any debt for borrowed money, other than pursuant to credit agreements in effect as of the date hereof consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iii) make any loans, advances (including advances to employees) or capital contributions to, or investments in, any other Person or with respect to any other material Assets, except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company and those made pursuant to existing commitments, which if material have been listed in Section 5.1(g) of the Company Disclosure Schedule; provided that the Company shall notify HCPI of any loans, advances, capital contributions or investments prior to the funding of the same and those made pursuant to existing commitments, or
     (iv) enter into any "keep well" or other agreement to maintain the financial condition of another entity (other than the Company or any of its wholly-owned Subsidiaries);

          (h) make or rescind any material express or deemed election relating to Taxes, settle or compromise any material Action relating to Taxes, amend any material Tax Return except in each case in the ordinary course of business consistent with past practice or as required by law, or except as may be required by applicable law, make any change to any of its material methods of reporting income or deductions (including, without limitation, any change to its methods or basis or write-offs of accounts receivable) for federal income Tax purposes from those employed in the preparation of its federal income Tax return for the taxable year ending December 31, 1997;

          (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of the Company;

          (j) other than in the ordinary course of business and consistent with past practice, waive any rights of substantial value or make any payment, direct or indirect, of any material liability of the Company or of any of its Subsidiaries before the same comes due in accordance with its terms;

          (k) fail to maintain any material existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;

          (l) change its methods of accounting as in effect on March 31, 1999 except as required by GAAP, or take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, unless required by GAAP or the SEC;

          (m) modify, amend or terminate any of the Company Contracts or waive, release or assign any rights or claims in connection therewith, except for such modifications, amendments, terminations, waivers, releases or assignments that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

          (n) take, or agree to commit to take, any action that would cause the representations and warranties of the Company contained herein, individually or in the aggregate, not to be true and correct in all material respects;

          (o) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Company Affiliates, other than a Company Subsidiary, which involves the transfer of consideration or has a financial impact on the Company, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement or disclosed on the Company Disclosure Schedule;

          (p) consent to the closure, shut down or other elimination of any facility or office except where such closures, shut downs or eliminations are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

          (q) take or agree to take or cause to be taken any action that would prevent the Merger from qualifying as a reorganization as described in
     Section 368(a) of the Code;

          (r) make or commit to make any capital expenditures other than as required pursuant to commitments existing on the date hereof or made without violation of this Section 5.1, or other than capital expenditures or tenant improvements in the ordinary course of business;

          (s) initiate, compromise, or settle any material litigation or arbitration proceeding; and

          (t) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     SECTION 5.2 Permitted Conduct of Business by the Company Pending the Merger. Notwithstanding anything to the contrary set forth in Section 5.1, the Company shall be permitted, without the prior consent of HCPI:

          (a) to use the equity balance (including interest or other amounts paid thereon) held by BancOne Colorado, N.A. ("Intermediary"), in its capacity as qualified intermediary for the Company and its qualified REIT Subsidiaries pursuant to the Exchange Agreement between Intermediary and the Company and AMIREIT (Kendall), Inc., dated April 7, 1999, and Treasury Regulation Section 1.1031(k)-1(g)(4), or cash of the Company, and to assume debt and take other reasonable actions, in order to acquire any or all of the properties identified in Section 3.26 of the Company Disclosure Schedule; provided, however, that the Company may not enter into or amend a purchase agreement for the purchase of any such property if (i) the purchase price for such property would be materially greater than the purchase price (or estimated purchase price) set forth for such property in
     Section 3.26 of the Company Disclosure Schedule or (ii) the expected first 12 months' cash return on investment for such property (as reasonably estimated in good faith in a manner consistent with the manner in which the Company customarily calculates returns on investment for similar acquisitions) would be materially less than the estimated 12 months' cash return on investment set forth for such property in Section 3.26 of the Company Disclosure Schedule, unless in any case referred to in this proviso the Company is acting in a reasonable manner consistent with its past practice for similar acquisitions (ignoring for this purpose the fact that such acquisition is in the context of a like-kind exchange);

          (b) to complete the acquisition, development and/or funding and assumption of debt of any property for which the Company has entered into a binding agreement relating to the same and which are described in Section 5.2(b) of the Company Disclosure Schedule;

          (c) in addition to any properties acquired in accordance with the restrictions of Sections 5.2(a) and (b) above, to acquire up to $25,000,000 of additional properties, provided that each such acquired property has an initial cash on cash annual return of at least 9.99% based on leases in place, and the Company and its Subsidiaries use credit underwriting parameters to assess the credit profile of tenants at such properties consistent with the credit underwriting parameters used by the Company and its Subsidiaries during the past three years;

          (d) to assume any existing secured debt in connection with the acquisition of any properties acquired in accordance with the restrictions of section (c) above if such debt cannot otherwise be prepaid without a substantial premium or penalty, and provided that the consummation of the Merger will not (i) require any further consent of the lender thereunder,
     (ii) cause an acceleration of the outstanding principal amount of such loan or (iii) give rise to the payment of any assumption fee, prepayment or other charge under such debt.

          (e) to dispose of any Company Real Property which is subject to a tenant purchase option pursuant to a Company Lease, which is identified in
     Section 5.2(e) of the Company Disclosure Schedule upon the exercise by such tenant of such purchase option in accordance with the terms of such Company Lease;

          (f) to sell the Sunrise Regional Medical Center in Sunrise, Florida for not less than $2 million or the Anclote Manor Facility (Northpointe Behavioral Health) in Tarpon Springs, Florida for a price of not less than $1 million (but not both) and, in any case, only if necessary to meet the conditions set forth in Section 7.3(i); provided, however, that if HCPI consents in writing to the terms of the sale of the Anclote Manor Facility, the Company shall also be permitted, without the additional consent of HCPI, to sell the Sunrise Regional Medical Center for a price of not less than $2 million if necessary to meet the condition set forth in Section 7.3(i).

          (g) to modify, amend, renew, extend any of the Company Leases, and to waive, release or assign rights or claims, provided that such modifications, amendments, renewals, extensions, waivers, releases or assignments are consistent with past practices and in the ordinary course of business and not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

     SECTION 5.3 Conduct of Business of HCPI Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, HCPI agrees as to itself and each of its Subsidiaries (except to the extent that the Company shall otherwise consent in writing or as expressly contemplated in this Agreement) to carry on its business in the ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, in the ordinary course in substantially the same manner as previously paid, to pay or perform its other material obligations when due in the ordinary course in substantially the same manner as previously paid or performed, to maintain insurance coverages and its books, accounts and records in the usual manner consistent with past practices, to comply in all material respects with all applicable laws, ordinances and regulations of Governmental Entities, to maintain and keep its properties and equipment in good repair, working order and condition (except ordinary wear and tear), and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, and preserve its relationships with officers, employees and customers, suppliers, distributors, and others having business dealings with it. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement or in the HCPI Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the written consent of the Company, HCPI shall not and shall not permit any of its Subsidiaries to:

          (a) except for the adoption of articles supplementary relating to the HCPI Series C Preferred Stock in the form attached hereto as Exhibit B, adopt or propose any amendment to (i) its charter or comparable charter or organizational documents or (ii) the HCPI Rights Plan;

          (b) except as set forth in and subject to Sections 5.4 and 5.5, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (including any dividend distribution payable in, or otherwise make a distribution of, shares of capital stock of any existing or subsequently formed Subsidiary of HCPI), except (i) any regular quarterly dividend or distribution paid by HCPI or any of its Subsidiaries on capital stock or other equity interests in the ordinary course of business, consistent with past practices (including any increases in such dividends as are consistent with HCPI's past practice of increasing dividends) or (ii) dividends or distributions to HCPI or one of its Subsidiaries;

          (c) split (including reverse split), combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities; and

          (d) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     SECTION 5.4 Continued Qualification as a Real Estate Investment Trust; Final Company Dividend. From and after the date hereof through the Effective Time, each of Company and HCPI will maintain its respective qualification as a "real estate investment trust" under the Code and the rules and regulations thereunder. Without limiting the generality of the foregoing, if necessary to enable the Company to make aggregate dividend distributions during its final taxable period equal to the Minimum Distribution Dividend, Company shall declare and pay a dividend (the "Final Company Dividend") to holders of Company Common Stock in an amount equal to the minimum dividend sufficient to permit Company to make aggregate dividend distributions during its final taxable period equal to the Minimum Distribution Dividend. If Company determines it is necessary to declare the Final Company Dividend, it shall notify HCPI at least ten days prior to the date for the Company Stockholder Meeting so that HCPI may, at its option, declare and pay a dividend per share to holders of HCPI Common Stock in an amount per share equal to the quotient obtained by dividing (x) the Final Company Dividend per share of Company Common Stock by (y) the Exchange Ratio. For purposes of this paragraph, the term "Minimum Distribution Dividend" shall mean a distribution with respect to Company's taxable year ending at the Effective Time which is sufficient to allow Company to (i) satisfy the distribution requirements set forth in Section 857(a) of the Code, and (ii) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

     SECTION 5.5 Dividend Payment Coordination. Each of HCPI and Company shall coordinate with the other the declaration of any dividends in respect of HCPI Common Stock and Company Common Stock and the record and payment dates therefor, it being the intention of the Parties that holders of Company Common Stock shall not receive (i) dividends for any period with respect to both shares of Company Common Stock and shares of HCPI Common Stock received in exchange therefor in connection with the Merger or (ii) fail to receive dividends for any period on shares of Company Common Stock or shares of HCPI Common Stock received in exchange therefor in connection with the Merger.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     SECTION 6.1 Preparation of Form S-4 and the Proxy Statement; Stockholder Meeting.

     (a) As promptly as practicable after the execution of this Agreement, the Company and HCPI shall cooperate with each other regarding, and, prepare and file with the SEC, the Joint Proxy Statement/Prospectus and HCPI shall prepare and file the Registration Statement, provided that HCPI may delay the filing of the Registration Statement until approval of the Joint Proxy Statement/Prospectus by the SEC. The Company and HCPI will cause the Joint Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of HCPI and the Company shall use all reasonable efforts to have or cause the Joint Proxy Statement/Prospectus to be cleared by the SEC and to cause the Registration Statement to become effective as promptly as practicable. Without limiting the generality of the foregoing, each of the Company and HCPI shall cause its respective Representatives to fully cooperate with the other Party and its respective Representatives in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement, and shall, upon request, furnish the other Party with all information concerning it and its Affiliates, as the other as may be reasonably necessary or advisable in connection with the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. The Company hereby agrees that the recommendations of the Company Board described in Section 3.20 with respect to the transactions contemplated hereby (subject to the right of the Company Board to withdraw, amend or modify such recommendation in accordance with Section 6.3) may be included in the Registration Statement and the Joint Proxy Statement/Prospectus. HCPI hereby agrees that the recommendation of HCPI Board described in Section 4.20 may be included in the Registration Statement and the Joint Proxy Statement/Prospectus. HCPI shall use its commercially reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of HCPI Common Stock pursuant to the Merger and will pay all filing fees incident thereto. As promptly as practicable after the Registration Statement becomes effective, the Company and HCPI shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders.

     (b) The Company and HCPI each agrees that none of the information supplied by it or its Subsidiaries to be included or incorporated by reference in the Joint Proxy Statement/ Prospectus or any amendment thereof or supplement thereto, will, on the date of the mailing of the Joint Proxy Statement/Prospectus or any amendment or supplement thereto, and at the time of the Company Stockholder Meeting and the HCPI Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company and HCPI each agrees that none of the information supplied by it or its Subsidiaries to be included or incorporated by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (c) Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company and HCPI shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Joint Proxy Statement/Prospectus or the Registration Statement, and (ii) the Company and HCPI shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Joint Proxy Statement/Prospectus or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings.

     (d) The Company and HCPI shall each take all action necessary to duly call the Company Stockholders Meeting and the HCPI Stockholders Meeting, respectively, each to be held as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Merger. Subject to the right of the Company Board to withdraw, amend or modify such recommendation in accordance with Section 6.3, each of the Company and HCPI shall, through its respective board of directors, (i) recommend to their respective stockholders adoption of this Agreement and approval of the Merger and related matters, (ii) coordinate and cooperate with respect to the timing of the Company Stockholders Meeting and HCPI Stockholders Meeting, and (iii) use their reasonable best efforts to hold the Company Stockholders Meeting and HCPI Stockholders Meeting on the same day. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 6.1(d) to call for and conduct the Company Stockholders Meeting shall not be affected by the commencement, public proposal or communication to the Company of any Acquisition Proposal.

     SECTION 6.2 Cooperation; Notice; Cure. Subject to compliance with applicable law, including any law regarding the exchange of information, from the date hereof and until the Effective Time, each of HCPI and the Company shall confer on a regular basis with one or more Representatives of the other Party to report on the general status of ongoing operations. Each of HCPI and the Company shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such Party, that causes or will, with the passage of time, cause any covenant or agreement of HCPI or the Company, as the case may be, under this Agreement to be breached in any material respect or that renders or will, with the passage of time, render untrue in any material respect any representation or warranty of HCPI or the Company contained in this Agreement. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein. The Company will reasonably cooperate with HCPI and, immediately prior to the Merger, take any commercially reasonable actions (including restructuring their ownership of Texas properties) reasonably requested by HCPI, to minimize HCPI's Texas tax liabilities arising subsequent to the Merger.

SECTION 6.3  No Solicitation.

     (a) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any proposed, potential or contemplated Acquisition Proposal.

     (b) From and after the date hereof, without the prior written consent of HCPI, the Company will not, will not authorize or permit any of its Subsidiaries to, and shall use its reasonable best efforts to cause any of its or their respective Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, or (ii) engage in any discussion or negotiations with, or provide any non-public information to, any Person (or group of Persons) other than HCPI or its Representatives concerning an Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal; provided, however, that nothing contained in this Section 6.3(b) shall prevent the Company or the Company Board from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited, bona fide written proposal for an Acquisition Proposal by such Person or recommending such Acquisition Proposal to its stockholders, if and only to the extent that (1) such Person has made a written proposal to the Company Board to consummate an Acquisition Proposal, (2) the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation, that such Acquisition Proposal if accepted is reasonably capable of being consummated on substantially the terms proposed, and after taking into account the strategic benefits anticipated to be derived from the Merger and the long term prospects of HCPI and the Company as a combined company, would, if consummated, result in a transaction that would be more favorable to the holders of Company Common Stock than the transaction contemplated by this Agreement (a "Superior Proposal"), (3) the failure to take such action would, in the reasonable good faith judgment of the Company Board, after consultation with outside legal counsel, be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, and (4) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Company Board receives from such Person an executed confidentiality and standstill agreement with material terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company agrees not to release any Person from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless the failure to take such action would, in the reasonable good faith judgment of the Company Board, after consultation with outside legal counsel, be inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

     (c) The Company shall notify HCPI in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such offers or proposals, any amendments or revisions, and the identity of the Person making it), as promptly as practicable following the receipt thereof, and shall keep HCPI informed of the status and material terms of any such inquiry, offer or proposal.

     (d) The Company shall notify HCPI promptly after receipt by the Company or, to the Company's Knowledge, any of its Representatives of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by a Person that informs such party that is considering making or has made an Acquisition Proposal. Such notice shall be in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall keep HCPI informed of the status (including any change to the material terms) of any such Acquisition Proposal or request for non-public information.

     (e) Neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to HCPI the approval or recommendation by the Company Board of this Agreement or the Merger unless, following the receipt of a Superior Proposal, failing to withdraw or modify such approval or recommendation in the reasonable good faith judgment of the Company Board, after the receipt of advice from outside legal counsel, would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, that, the Company Board shall submit this Agreement to the Company's stockholders for approval, whether or not the Company Board at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or otherwise modifies or withdraws its recommendation. Unless the Company Board has withdrawn its recommendation of this Agreement in compliance herewith, the Company shall use all lawful efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by the DGCL and its certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger.

     (f) Nothing contained in this Agreement shall prohibit the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or from making any other disclosures to its stockholders to the extent required by law.

     SECTION 6.4 Access to Information. Upon reasonable notice, each of HCPI and the Company (and each of their respective Subsidiaries) shall afford to the other Party and its Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records and, during such period, each of HCPI and the Company shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other (a) copies of monthly financial reports and development reports relating to the business of the Company or the business of HCPI, as the case may be, that are normally prepared by the Company or HCPI, as the case may be, in its ordinary course of business, (b) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal or state securities laws and (c) all other information concerning its business, Assets, personnel and tax status as the other Party may reasonably request; provided, however the foregoing shall not require the Company or HCPI to permit any inspection or disclose any information that would result in the disclosure of confidential information of third parties or violate a confidentiality obligation of such party. Each Party making such requests will hold any such information furnished to it by the other Party or Parties which is nonpublic in confidence in accordance with the Confidentiality Agreement dated as of June 30, 1999, between HCPI and the Company (the "Confidentiality Agreement"). All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or HCPI, as the case may be, or such Person designated by such officers. No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Merger.

SECTION 6.5  Governmental Approvals.

     (a) The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, consents, variances, exemptions, orders, approvals and authorizations of all third parties and Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement ("Governmental Approvals"), and to comply with the terms and conditions of all such Governmental Approvals. Each of the Parties shall use their reasonable best efforts to, and shall use their reasonable best efforts to cause their respective Representatives and other Affiliates to, file within 30 days after the date hereof, and in all events shall file within 60 days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. HCPI and the Company shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to HCPI and the Company, as the case may be, and any of their respective Subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of HCPI and the Company (the "Notifying Party") will notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other Party with copies of all correspondence between the Notifying Party or any of its Representatives and Governmental Entities with respect to Governmental Approvals.

     (b) HCPI and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. HCPI and the Company shall take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or thereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.

     SECTION 6.6 Publicity. HCPI and the Company shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or obligations pursuant to any listing agreement with, or rules of any national securities exchange.

     SECTION 6.7  Benefit Plans.  Except as provided in SECTION 2.8 and Section
6.20 hereof, HCPI shall, and shall cause the Surviving Corporation to, from and after the Effective Time, (i) comply with the Employee Plans of the Company in accordance with their terms, (ii) provide former employees of the Company who remain as employees of the Surviving Corporation with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of HCPI, (iii) provide employees of the Company who remain as employees of the Surviving Corporation credit for years of service with the Company or any of its Subsidiaries prior to the Effective Time for (A) the purpose of eligibility and vesting but not benefit accrual under the Employee Plans of HCPI, and (B) any and all pre-existing condition limitations and eligibility waiting periods under group health plans of HCPI, and (iv) cause to be credited to any deductible out-of-pocket expense under any Employee Plans of HCPI any deductibles or out-of-pocket expenses incurred by employees of the Company and their beneficiaries and dependents during the portion of the calendar year prior to their participation in Employee Plans of HCPI. HCPI shall, and shall cause the Surviving Corporation to, honor in accordance with their terms, all Employee Plans of the Company and its Subsidiaries, vested or accrued benefit obligations to, and contractual rights of, current and former employees of the Company and its Subsidiaries.

SECTION 6.8  Indemnification.

     (a) From and after the Effective Time, HCPI agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any Action whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that HCPI is permitted under applicable law.

     (b) For a period of six years after the Effective Time, HCPI shall maintain or shall cause the Surviving Corporation to maintain in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (copies of which have been heretofore delivered by the Company to HCPI) with coverage in amount and scope at least as favorable as the Company's existing coverage; provided that in no event shall HCPI or the Surviving Corporation be required to expend, in the aggregate, in excess of $360,000 per year in payment of the annual premium for such coverage; and if such premium would at any time exceed $360,000 per year, then HCPI or the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to $360,000 per year.

     (c) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its Assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 6.8.

     (d) The provisions of this Section 6.8 are intended to be an addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their Representatives.

     SECTION 6.9 Affiliate Agreements. No later than 45 days prior to the Closing the Company shall deliver to HCPI a list identifying, in the view of the Company, each person who may be, at the time of the Company Stockholder Meeting, a Company Affiliate. The Company shall provide to HCPI such information and documents as HCPI shall reasonably request for purposes of reviewing such list and shall notify HCPI in writing regarding any change in the identity of the Company Affiliates prior to the Closing Date; provided, however, that no such Person identified to HCPI shall be added to the list of Company Affiliates if HCPI shall receive from the Company, on or before the date of the Company Stockholder Meeting, an opinion of counsel reasonably satisfactory to HCPI to the effect that such Person is not a Company Affiliate. The Company shall use its reasonable best efforts to deliver or cause to be delivered to HCPI as promptly as practicable but in no event later than 35 days prior to the Closing (and in any case prior to the Effective Time) an Affiliate Agreement from each of its Affiliates.

SECTION 6.10  Tax Treatment of Reorganization.

     (a) The Parties intend the Merger to qualify as a reorganization under
Section 368(a) of the Code and shall use their best efforts (and shall cause their respective Subsidiaries to use their best efforts) to cause the Merger to so qualify. Neither the Company, HCPI, nor any of their respective Subsidiaries or other Affiliates shall take any action, or fail to take any action, that is not specifically provided for by this Agreement that would or would be reasonably likely to adversely affect the treatment of the Merger as a reorganization under Section 368(a) of the Code. HCPI and the Company shall, and shall cause their respective Subsidiaries to, take the position for all purposes that the Merger qualifies as a reorganization under that Section of the Code.

     (b) HCPI and the Company shall cooperate and use their best efforts in obtaining the opinions of Sullivan & Cromwell, counsel to the Company, and Latham & Watkins, counsel to HCPI, dated as of the Closing Date, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 6.11  Further Assurances and Actions.

     (a) Subject to the terms and conditions herein, each of the Parties agrees to use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable on its part under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using their respective reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with each Party as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such Party pursuant to this Agreement. HCPI further agrees to make all necessary filings in connection with the issuance of the HCPI Series C Preferred Stock. Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor HCPI shall be precluded from complying with federal securities laws.

     SECTION 6.12 Stock Exchange Listing. HCPI shall use its best efforts to list on the NYSE prior to the Effective Time, subject to official notice issuance, the shares of HCPI Common Stock to be issued in the Merger.

     SECTION 6.13 Letter of the Company's Accountants. The Company shall use all reasonable efforts to cause to be delivered to HCPI a letter of Arthur Andersen, LLP, the Company's independent auditors, dated (a) a date within two Business Days before the date on which the Registration Statement shall become effective and (b) the Closing Date, in each case addressed to HCPI and its directors, in form reasonably satisfactory to HCPI and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     SECTION 6.14 Letter of HCPI's Accountants. HCPI shall use all reasonable efforts to cause to be delivered to the Company a letter of Arthur Andersen, LLP, HCPI's independent auditors, dated (a) a date within two Business Days before the date on which the Registration Statement shall become effective and
(b) the Closing Date, in each case addressed to the Company and its directors, in form reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     SECTION 6.15 Rights Plan. Prior to the Effective Time, the Company Board shall take all action reasonably necessary in order to render the Company Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement.

     SECTION 6.16 Company REIT Status. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking, and the Company hereby agrees to take any action at any time or from time to time that in the reasonable judgment of the Company Board, upon advice of counsel, is legally necessary for the Company to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to stockholders of the Company in accordance with Section 5.4 or otherwise.

     SECTION 6.17 HCPI REIT Status. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit HCPI from taking, and HCPI hereby agrees to take any action at any time or from time to time that in the reasonable judgment of HCPI Board, upon advice of counsel, is legally necessary for HCPI to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to stockholders of HCPI.

     SECTION 6.18 Obtaining Consents. Each of HCPI and the Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (a) necessary to consummate the transactions contemplated hereby, (b) disclosed or required to be disclosed in the Company Disclosure Schedule or the HCPI Disclosure Schedule, as the case may be, or (c) required to prevent a Company Material Adverse Effect or a HCPI Material Adverse Effect from occurring prior to or after the Effective Time.

     SECTION 6.19 Exemption from Section 16(b) of the Exchange Act. Prior to the Effective Time, the HCPI Board will pass an appropriate resolution exempting the securities and derivative securities owned by any officer or director of the Company (as defined for purposes of Section 16 of the Exchange Act), from the application of Section 16(b) of the Exchange Act, according to Rule 16b-3, as interpreted by the staff of the SEC.

     SECTION 6.20 Termination of Other Stock Rights. Except with respect to Company Stock Rights disclosed in Section 3.3(a) of the Company Disclosure Schedule and subject to Section 2.8, the Company and the Company Board (or, if appropriate, any committee thereof) shall take all actions necessary such that there shall be no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Common Stock or HCPI Common Stock or any other capital stock of the Company or HCPI or other voting securities of the Company or HCPI, or obligating the Company or HCPI to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking ("Other Stock Rights") outstanding at or after the Effective Time, and no holder thereof will have any right to acquire any interest in the Company or HCPI as a result of the exercise of any such rights or awards at or after the Effective Time.

                                  ARTICLE VII.

                              CONDITIONS OF MERGER

     SECTION 7.1 Conditions to Obligation of each Party to Effect the
Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) this Agreement and the Merger shall have been approved by the stockholders of the Company in the manner required under the DGCL and the certificate of incorporation of the Company;

          (b) this Agreement and the Merger shall have been approved by the stockholders of HCPI in the manner required under the MGCL and the charter of HCPI.

          (c) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction and no other legal restraint or prohibition shall be in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however, that the Parties shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted;

          (d) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement nor shall proceedings for that purpose have been threatened, and any material Blue Sky Law permits and approvals applicable to the registration of the HCPI Common Stock to be exchanged for Company Stock shall have been obtained;

          (e) all filings required to be made prior to the Closing by any Party or any of its respective Subsidiaries with, and all consents, approvals and authorizations required to be obtained prior to the Closing by any Party or any of its respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, except where the failure to obtain such consents would not cause a Company Material Adverse Effect or a HCPI Material Adverse Effect and could not reasonably be expected to subject the Parties or their Affiliates or any directors, trustees, officers, agents or advisors of any of the foregoing to the risk of criminal liability;

          (f) all consents or approvals of all Persons (other than Governmental Entities) required for, in connection with, or as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, except for those the failure of which to obtain would not cause a Company Material Adverse Effect or a HCPI Material Adverse Effect; and

          (g) the shares of HCPI Common Stock issuable to the holders of Company Stock pursuant to this Agreement shall have been approved for listing on the NYSE upon official notice of issuance.

     SECTION 7.2 Conditions to Obligations of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Each representation and warranty of HCPI contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each representation and warranty of HCPI that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made as of the Effective Time, in each case, except (i) as contemplated or permitted by this Agreement and (ii) to the extent that any such representation or warranty shall have been expressly made as of an earlier date, in which case such representation and warranty shall have been true and correct, or true and correct in all material respects, as the case may be, as of such earlier date;

          (b) HCPI shall have performed or complied in all material respects with all obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

          (c) The Company shall have received a certificate executed on behalf of HCPI by the Chief Executive Officer or Chief Financial Officer of HCPI to the effect set forth in clauses (a) and (b) of this Section 7.2;

          (d) The Company shall have received an opinion of Sullivan & Cromwell, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of such time, for federal income tax purposes, (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and (ii) Company and HCPI will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sullivan & Cromwell may receive and rely upon representations including those contained in this Agreement or in certificates of officers of the Parties and others;

          (e) The Company shall have received the opinion of Latham & Watkins in the form attached as Exhibit C hereto (based upon customary representations including those contained in this Agreement or in certificates of officers of the Parties and others), dated the Closing Date, to the effect that, (i) commencing with its taxable year ended December 31, 1985, HCPI was organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and (ii) its method of operation has enabled it and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

          (f) Arthur Andersen, LLP shall have delivered to the Company the letter described in clause (a) of Section 6.14 at the time provided in clause (a) of Section 6.14.

     SECTION 7.3 Conditions to Obligations of HCPI to Effect the Merger. The obligations of HCPI to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Each representation and warranty of the Company contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each representation and warranty of the Company that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made as of the Effective Time, in each case, except
     (i) as contemplated or permitted by this Agreement and (ii) to the extent that any such representation or warranty shall have been expressly made as of an earlier date, in which case such representation and warranty shall have been true and correct, or true and correct in all material respects, as the case may be, as of such earlier date;

          (b) The Company shall have performed or complied in all material respects with all obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

          (c) HCPI shall have received a certificate executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect set forth in clauses (a) and (b) of this Section 7.3;

          (d) HCPI shall have received an opinion of Latham & Watkins, dated as of the Closing Date, in form and substance reasonably satisfactory to HCPI, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of such time, for federal income tax purposes,
     (i) the Merger will constitute a "reorganization" within the meaning of
     Section 368(a) of the Code, and (ii) Company and HCPI will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Latham & Watkins may receive and rely upon representations including those contained in this Agreement or in certificates of officers of the Parties or others;

          (e) HCPI shall have received the opinion of Davis, Graham & Stubbs LLP and the opinion of Sullivan & Cromwell in the forms attached hereto as Exhibit D and Exhibit E, respectively (based upon customary representations including those contained in this Agreement or in certificates of officers of the Parties and others), dated the Closing Date, that, taken together, are to the effect that, commencing with its taxable year ended December 31, 1987, the Company was organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled it to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code;

          (f) Arthur Andersen, LLP shall have delivered to HCPI the letters described in clause (a) of Section 6.13, at the time provided in clause (a) of Section 6.13;

          (g) The amount of the equity balance held by the Intermediary used to acquire properties during the period from June 30, 1999 to the Effective Date plus the amount of cash the Company uses to acquire other properties, in accordance with the provisions of this Agreement, during that period shall have totaled at least $40 million;

          (h) The Company shall not have declared, set aside or paid any dividends or other distributions or payments with respect to any shares of its capital stock with respect to its 1999 taxable year except as specifically permitted in clauses (i) and (ii) of Section 5.1(c); and

          (i) Based on the Company's taxable income for its 1999 short taxable year ending on the Effective Date (as reasonably estimated in good faith by the Company and set forth in a certificate executed on behalf of the Company by a senior officer of the Company), the Company will not owe any federal income or Code Section 4981 excise taxes in respect of such short taxable year.

                                 ARTICLE VIII.

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1 Termination. This Agreement may be terminated at any time before the Effective Time (except as otherwise provided), whether before or after the approval of the stockholders of the Company and HCPI referred to in Sections 7.1(a) and (b), as the case may be, as follows:

          (a) by mutual written consent of each of HCPI and the Company;

          (b) by either the Company or HCPI, if the Effective Time shall not have occurred on or before January 31, 2000 (the "Termination Date"); provided however, that the right to terminate this Agreement under this
     Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by either the Company or HCPI, if a Governmental Entity shall have issued an order, decree or injunction having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger, and such order, decree or injunction shall have become final and nonappealable;

          (d) by either the Company or HCPI, if there shall have been a breach by the other of any of its (i) representations or warranties contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) (in the case of a breach by HCPI) or Section 7.3(a) (in the case of a breach by the Company), or
     (ii) covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(b) (in the case of a breach by HCPI) or Section 7.3(b) (in the case of a breach by the Company), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Party alleged to be in breach;

          (e) by HCPI, if the Company Board or any committee of the Company Board (i) shall withdraw or modify in any manner adverse to HCPI, its approval or recommendation of this Agreement or the Merger, (ii) shall fail to reaffirm such approval or recommendation within five Business Days of HCPI's request, (iii) shall approve or recommend any Acquisition Proposal or Acquisition Transaction or (iv) shall resolve to take any of the actions specified in clauses (i), (ii) or (iii) above; or

          (f) by either the Company or HCPI, if the stockholders' meetings to consider the Merger shall have been held by the Company and HCPI, as the case may be, and the required approval of the stockholders of the Company or HCPI shall not have been obtained at any such stockholders' meetings, including any adjournments or postponements.

     SECTION 8.2 Effect of Termination.

     (a) In the event that:

          (i) any Person shall have made an Acquisition Proposal to the Company or to its stockholders and thereafter this Agreement is terminated (A) by HCPI pursuant to Sections 8.1(b) or 8.1(d) or (B) by either Party pursuant to Section 8.1(f) as a result of the required approval of the Company stockholders having not been obtained; or

          (ii) this Agreement is terminated by HCPI pursuant to Section 8.1(e), then, in any such case, if the Company is not also entitled to terminate this Agreement by reason of Section 8.1(b), Section 8.1(d) or Section 8.1(f) as a result of the required approval of HCPI's stockholders having not been obtained, the Company shall in no event later than two days after such termination pay HCPI the Termination Fee by wire transfer of same day funds to a bank account designated by HCPI.

     (b) Unless the Company would be entitled to terminate this Agreement pursuant to Sections 8.1(b) or 8.1(d) or pursuant to Section 8.1(f) as a result of the required vote of HCPI's stockholders having not been obtained, in the event that this Agreement is terminated (i) by HCPI pursuant to Sections 8.1(b), 8.1(d), or 8.1(e) or (ii) by either Party pursuant to Section 8.1(f) as a result of the required approval of the Company's stockholders having not been obtained, then, after any such termination, the Company shall reimburse HCPI, promptly after being requested to do so by HCPI, for up to $2,000,000 toward the payment of the out-of-pocket costs and expenses incurred by HCPI in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys, financial advisors (except for any contingent fee of a financial advisor for which a contingency has not been satisfied), commercial banks, experts and consultants and fees and expenses otherwise allocated to HCPI pursuant to this Agreement. If a payment is due under Section 8.2(a), the payment to HCPI of the amount set forth in this
Section 8.2(b) shall be made in addition to the payment required to be made pursuant to Section 8.2(a).

     (c) Unless HCPI would be entitled to terminate this Agreement pursuant to Sections 8.1(b) or 8.1(d) or pursuant to Section 8.1(f) as a result of the required vote of the Company's stockholders having not been obtained, in the event that this Agreement is terminated (i) by the Company pursuant to Sections 8.1(b) or 8.1(d), or (ii) by either Party pursuant to Section 8.1(f) as a result of the required approval of the HCPI's stockholders having not been obtained, then, after any such termination, HCPI shall reimburse the Company, promptly after being requested to do so by the Company, for up to $2,000,000 toward the payment of the out-of-pocket costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys, financial advisors (except for any contingent fee of a financial advisor for which a contingency has not been satisfied), commercial banks, experts and consultants and fees and expenses otherwise allocated to the Company pursuant to this Agreement.

     (d) As used in this Agreement, "Termination Fee" shall be an amount equal to the lesser of (i) $18,700,000 (the "Base Amount") and (ii) the maximum amount, if any, that can be paid to HCPI without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for such year determined as if (a) the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), and (b) HCPI has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of HCPI which was not Qualifying Income), in each case as determined by independent accountants to HCPI. Notwithstanding the foregoing, in the event HCPI receives a reasoned opinion from outside counsel or a ruling from the IRS (the "Tax Guidance") providing that HCPI's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements"), the Termination Fee shall be an amount equal to the Base Amount and the Company shall, upon receiving notice that HCPI has received the Tax Guidance, pay to HCPI the unpaid Base Amount within five business days. In the event that HCPI is not able to receive the full Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to HCPI unless and until HCPI receives either one or a combination of the following once or more often: (i) a letter from HCPI's independent accountants indicating the maximum amount that can be paid at that time to HCPI without causing HCPI to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events the Company shall pay to HCPI the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above within five business days after the Company has been notified thereof. The payment of the amount required to be paid pursuant to Section 8.2(a) in connection with the circumstances described therein, together with the amount required to be paid pursuant to Section 8.2(b) (but only to the extent such amount is paid together with the amount set forth in Section 8.2(a)), shall be compensation and liquidated damages for the loss suffered by HCPI as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under such circumstances. Neither Party shall have any other liability to the other for damages after the payment of such amounts. The obligation of Company to pay any unpaid portion of the Termination Fee shall terminate on the December 31 following the date which is three years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Termination Fee terminates shall be released to the Company.

     (e) The Parties acknowledge that the agreements contained in this Section
8.2 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee or the fees and expenses of HCPI or if HCPI fails to pay the fees and expenses of the Company, each as required by this Section 8.2, and in order to obtain such payment the non-defaulting Party commences a suit which results in a judgment against the defaulting Party for any amount of the fees and expenses set forth in this Section 8.2, the defaulting Party shall pay to the non-defaulting Party its costs and expenses (including attorneys' fees) in connection with such suit together with interest on such amount in respect of the period from the date such amount became due until the date such amount is paid at the prime rate of The Chase Manhattan Bank in effect from time to time during such period.

     (f) In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability under the terms of the Agreement (other than as set forth in this Section 8.2) on the part of any Party; provided, however, no such termination shall relieve any Party from any liability for breach of this Agreement.

     SECTION 8.3 Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article II. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     SECTION 8.4 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company and HCPI; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the Parties.

     SECTION 8.5 Waiver.  At any time prior to the Closing Date, any Party may
(a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

     SECTION 9.1 Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the agreements set forth in Sections 2.8, 2.9, 2.10(b), 2.10(c), 2.10(e), 2.10(f), 2.11, 2.13,
2.14, 6.7, 6.8, 6.10, 6.11, 6.12, 6.19, 9.5, 9.6 and 9.7 shall survive the
Effective Time and (b) the agreements set forth in the Confidentiality Agreement and in Sections 8.1, 8.2 and 8.3, this Section 9.1, Section 9.6 and Section 9.7 shall survive termination indefinitely.

     SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, by registered or certified mail (postage prepaid, return receipt requested), or by overnight courier, to the

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

respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

        If to HCPI:

            Health Care Property Investors, Inc.
            4675 MacArthur Court, Suite 900
            Newport Beach, California 92660
            Attention: Legal Department
            Fax No.: (949) 221-0607

        with an additional copy to:

            Latham & Watkins
            633 West Fifth Street, Suite 4000
            Los Angeles, California 90071
            Attention: Paul D. Tosetti, Esq.
            Fax No.: (213) 891-8763

        and

            Latham & Watkins
            650 Town Center Drive
            Costa Mesa, California 92626
            Attention: William J. Cernius, Esq.
            Fax No.: (714) 755-8290

        If to the Company:

            American Health Properties, Inc.
            6400 South Fiddler's Green Circle, Suite 1800
            Englewood, Colorado 80111
            Attention: Steven A. Roseman, Esq.
            Fax No.: (303) 796-9708

        with a copy to:

            Sullivan & Cromwell
            125 Broad Street
            New York, New York 10004
            Attention: Alan J. Sinsheimer
            Fax No.: (212) 558-3588

     SECTION 9.3 Severability. If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 9.4 Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule and the HCPI Disclosure Schedule), together with the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral,
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

among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by any Party by operation of law or otherwise without the express written consent of each of the other Parties.

     SECTION 9.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and, except for Sections 2.8, 6.7, 6.8 and 6.19, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.6 Governing Law. EXCEPT TO THE EXTENT TO WHICH THE MERGER IS SUBJECT TO THE MGCL AND THE DGCL, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD, TO THE FULLEST EXTENT PERMITTED BY LAW, TO THE CONFLICTS OF LAWS PROVISIONS THEREOF WHICH MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. EACH OF THE PARTIES SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE UNITED STATES LOCATED IN THE COUNTY OF ORANGE, CALIFORNIA WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 9.7 No Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CONFIDENTIALITY AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     SECTION 9.8 Action by Subsidiaries and Boards. Whenever this Agreement requires or purports to require any Subsidiary of the Company or the Company Board or any Subsidiary of HCPI or the HCPI Board to take any action, such purported requirement shall be deemed to include an undertaking on the part of the Company or HCPI to cause such Subsidiary or the Company Board or the HCPI Board, as applicable, to take such action.

     Section 9.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.10 Specific Performance. Each of the Parties hereto acknowledges and agrees that the other Parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any Action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such Party may be entitled, at law or in equity.

     SECTION 9.11 Counterparts. This Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                           [Signature page follows.]

     IN WITNESS WHEREOF, HCPI and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          HEALTH CARE PROPERTY
                                          INVESTORS, INC.,
                                          a Maryland corporation

                                          By: /s/ KENNETH B. ROATH
                                             -----------------------------------
                                              Name: Kenneth B. Roath
                                              Title: Chairman, President and
                                              Chief Executive Officer

                                          AMERICAN HEALTH PROPERTIES, INC.,
                                          a Delaware corporation

                                          By: /s/ JOSEPH P. SULLIVAN
                                             -----------------------------------
                                              Name: Joseph P. Sullivan
                                              Title: Chairman, President and
                                              Chief Executive Officer

                      [Signature Page to Merger Agreement]

                                   EXHIBIT A

                            FORM OF AFFILIATE LETTER

Health Care Property Investors, Inc.
4675 MacArthur Court, Suite 900
Newport Beach, California 92660

Ladies and Gentlemen:

     The undersigned has been advised that as of the date of this letter it may be deemed to be an "affiliate" of American Health Properties, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of August 4, 1999 (the "Agreement"), between Health Care Property Investors, Inc., a Maryland corporation ("HCPI") and the Company, the Company will be merged with and into HCPI (the "Merger").

     As a result of the Merger, the undersigned may receive shares (the "Shares") of common stock, par value $1.00 per share, of HCPI (the "HCPI Common Stock") in exchange for shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock").

     1. The undersigned represents, warrants and covenants to HCPI that in the event it receives Shares as a result of the Merger:

          A. It shall not make any sale, transfer or other disposition of the Shares in violation of the Act or the Rules and Regulations.

          B. It has carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon its ability to sell, transfer or otherwise dispose of the Shares to the extent it determines necessary, with its counsel or counsel of the Company.

          C. It has been advised that the issuance of the Shares pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. The undersigned has also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company, it may be deemed to have been an affiliate of the Company and any subsequent distribution by it of the Shares has not been registered under the Act, it may not sell, transfer or otherwise dispose of the Shares unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to HCPI or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. The undersigned does not own in excess of 9.8% of the outstanding Company Common Stock and, upon consummation of the Merger, will not own in excess of 9.8% of the outstanding HCPI Common Stock.

          E. The undersigned understands that HCPI is under no obligation to register the sale, transfer or other disposition of the Shares by it or on its behalf under the Act, or except as expressly set forth in the Agreement, to take any other action necessary in order to make compliance with an exemption from such registration available.

          F. The undersigned also understands that HCPI may give stop transfer instructions to its transfer agent with respect to the Shares to enforce the restrictions on the undersigned set forth herein and that it reserves the right to place on the certificates for HCPI Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

             "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the requirements of Rule 145 or pursuant to a registration statement under said Act or an exemption from such registration."

          G. The undersigned also understands that unless the transfer by it of the Shares has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, HCPI reserves the right to put the following legend on the certificates issued to transferees of the undersigned:

             "The securities represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145, promulgated under the Securities Act of 1933, applies. The securities have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     Execution of this letter should not be considered an admission on the part of the undersigned that it is an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights it may have to object to any claim that it is such an affiliate on or after the date of this letter.

     2. By HCPI's acceptance of this letter, HCPI hereby agrees with the undersigned to the extent applicable as follows:

          A. For so long as and to the extent necessary to permit the undersigned to sell HCPI Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, HCPI shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and
     (ii) furnish to the undersigned upon request a written statement as to whether HCPI complied with such reporting requirements during the 12 months preceding any proposed sale of HCPI Common Stock by the undersigned under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. HCPI has filed all reports required to be filed with the Commission under Section 13 of the Exchange Act during the preceding 12 months.

          B. It is understood and agreed that certificates with the legend set forth in subparagraphs F and G of Paragraph 1 above will be substituted by delivery of certificates without such legend if (i) transfer by the undersigned of HCPI Common Stock of the undersigned has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, (ii) one year shall have elapsed from the date the undersigned acquired the Shares and the provisions of Rule 145(d)(2) are then available to the undersigned, (iii) two years shall have elapsed from the date the undersigned acquired HCPI Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iv) HCPI has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to it, or a "no-action" or interpretive letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Act no longer apply to the undersigned.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Accepted this   day of
            , 1999 by

HEALTH CARE PROPERTY INVESTORS, INC.,
a Maryland corporation

By:
----------------------------------------------
Name:
-------------------------------------------
Title:
--------------------------------------------

                                   EXHIBIT B

                      HEALTH CARE PROPERTY INVESTORS, INC.

                       ARTICLES SUPPLEMENTARY CLASSIFYING
                        40,000 SHARES OF 8.60% SERIES C
                     CUMULATIVE REDEEMABLE PREFERRED STOCK

     Health Care Property Investors, Inc., a Maryland corporation (the "Company"), certifies to the Maryland State Department of Assessments and Taxation (the "Department") that:

     FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company by Article IV of the charter of the Company (inclusive of these Articles Supplementary, the "Charter") and Section 2-105 of the Maryland General Corporation Law ("MGCL"), the Board of Directors has adopted resolutions classifying and designating a separate class of authorized but unissued preferred stock of the Company, par value $1.00 per share ("Preferred Stock"), to consist of not more than 40,000 shares of Preferred Stock, to be known as "8.60% Series C Cumulative Redeemable Preferred Stock," setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption and other terms and conditions of such 8.60% Series C Cumulative Redeemable Preferred Stock and authorizing the issuance of up to 40,000 shares of 8.60% Series C Cumulative Redeemable Preferred Stock.

     SECOND: The separate class of Preferred Stock of the Company created by the resolutions duly adopted by the Board of Directors of the Company and referred to in Article FIRST of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions.

     1. Designation and Rank. The designation of such class of Preferred Stock authorized by this resolution shall be 8.60% Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"). The maximum number of shares of Series C Preferred Stock shall be forty thousand (40,000). Shares of the Series C Preferred Stock shall have a liquidation preference of $2,500.00 per share (the "Liquidation Preference"). The Series C Preferred Stock shall rank senior to the Company's common stock, par value $1.00 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than Parity Stock (as defined below) or any classes or series of equity securities of the Company ranking senior to (the "Senior Stock") the Series C Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution of the Company; provided, however, that with respect to any Senior Stock, the Company has satisfied the provisions of Section 4(c) hereof. The Series C Preferred Stock shall rank on a parity with the Company's 7 7/8% Series A Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), and the Company's 8.70% Series B Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding, the terms of which specifically provide that such equity securities rank on a parity with the Series C Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company (the Series A Preferred Stock, the Series B Preferred Stock and such other classes and series of equity securities ranking on a parity with the Series C Preferred Stock collectively may be referred to herein as "Parity Stock"). The Series C Preferred Stock shall be junior to all outstanding debt of the Company. The Series C Preferred Stock shall be subject to creation of Parity Stock and Junior Stock to the extent not expressly prohibited by the Charter. The Series C Preferred Stock shall be considered a class of stock of the Company which is separate from each of the Company's Common Stock, Series A Preferred Stock and Series B Preferred Stock.

     2. Cumulative Dividends Priority.

     a. Payment of Dividends. The holders of record of shares of Series C Preferred Stock shall be entitled to receive, when, as, and if declared by the Board, out of funds legally available therefor, cumulative cash dividends at the rate of 8.60% of the Liquidation Preference per annum per share, which shall accrue from the last payment date through which dividends shall have been paid on the shares of 8.60% Cumulative Redeemable Preferred Stock, Series B, of American Health Properties, Inc. in respect of which shares of Series C Preferred Stock are issued (the "Accrual Commencement Date") and be payable quarterly in arrears on the last day of March, June, September and December of each year (and, if the Series C Preferred Stock is issued on or before November 30, 1999, November 30, 1999) or, if such day is a non-business day, on the next business day (each of such dates, a "Dividend Payment Date"). Each declared dividend shall be payable to holders of record as they appear on the stock books of the Company at the close of business on the record dates therefor, which will be the 15th day of the calendar month in which the Dividend Payment Date falls or such other date designated as such, that is not more than 50 nor less than 10 days preceding the payment dates therefor, as is determined by the Board or a duly authorized committee thereof (each of such dates, a "Record Date"). Quarterly dividend periods (each a "Dividend Period") shall commence on and include either (i) the Accrual Commencement Date or (ii) first day after the immediately preceding Dividend Period and shall end on and include the next scheduled Dividend Payment Date, without regard to whether it falls on a business day.

     The amount of dividends payable per share for each full Dividend Period shall be computed by dividing by four the amount determined by applying the 8.60% annual dividend rate to the $2,500.00 liquidation preference of such share. Dividends on the Series C Preferred Stock shall accrue day by day and shall be cumulative. The amount of any dividend payable for any other period shorter than a full Dividend Period shall be computed on the basis of a 360-day year composed of twelve 30-day months and the actual number of days elapsed in such period. Notwithstanding any provision to the contrary contained herein, each outstanding share of Series C Preferred Stock shall be entitled to receive, and shall receive, a dividend with respect to any Record Date equal to the dividend paid with respect to each other share of Series C Preferred Stock which is outstanding on such date.

     b. Priority as to Dividends. No full dividends shall be declared or paid or set apart for payment on Preferred Stock of any series ranking, as to dividends, on a parity with or junior to the Series C Preferred Stock for any period unless full dividends for the current Dividend Period on the Series C Preferred Stock (including any accumulation in respect of unpaid dividends from prior Dividend Periods) have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment). When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series C Preferred Stock, dividends declared upon shares of Series C Preferred Stock and such other Preferred Stock ranking on a parity as to dividends shall be declared pro rata, so that the amount of dividends declared per share on the Series C Preferred Stock and such other Preferred Stock shall bear in all cases to each other the same ratio that accrued dividends for the then current Dividend Period per share on the shares of Series C Preferred Stock (including any accumulation in respect of unpaid dividends for prior Dividend Periods) and accrued dividends, including required or permitted accumulations, if any, of such other Preferred Stock, bear to each other.

     Unless full dividends on the Series C Preferred Stock have been declared and paid or set apart for payment for the current Dividend Period (including any accumulation in respect of unpaid dividends for prior Dividend Periods) (i) no cash dividend or other distribution (other than in shares of Junior Stock or options, warrants or right to subscribe for or purchase same) shall be declared or paid or set aside for payment on the Junior Stock, (ii) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of its Junior Stock (or any moneys paid to or made available for a sinking fund for the redemption of any shares except by conversion into or exchange for Junior Stock) and (iii) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of Series C Preferred Stock or Parity Stock (or any moneys paid to or made available for a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to a pro rata offer to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of Series C Preferred Stock and Parity Stock (except by conversion into or exchange for Junior Stock).

     The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company if, under the preceding paragraph, the Company would be prohibited from purchasing or otherwise acquiring such shares at such time and in such manner.

     The Series C Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described above and shall not be entitled to participate in the earnings or assets of the Company, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.

     Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

     If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code), any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series C Preferred Stock shall equal (i) the Capital Gains Amount multiplied by (ii) a fraction that is equal to (a) the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series C Preferred Stock for the year over (b) the Total Dividends.

     No dividends on the Series C Preferred Stock shall be authorized by the Board of Directors or be paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series C Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized.

     3. Redemption.

     a. General. Subject to the last sentence of this paragraph, the shares of the Series C Preferred Stock will not be redeemable prior to October 27, 2002. At any time on or after October 27, 2002, subject to the applicable restrictions set forth in this Section 3 and applicable law, the shares of Series C Preferred Stock may be redeemed, in whole or in part, at the election of the Company, upon notice as provided in Section 3(b) hereof, by resolution of its Board of Directors, at any time or from time to time, at the redemption price of $2500.00 per share, plus, in each case, an amount equal to all accrued and unpaid dividends to the date fixed for redemption. Notwithstanding the foregoing, the Company may redeem all or any portion of the Series C Preferred Stock or Parity Stock to preserve the Company's status of a real estate investment trust.

     If less than all the outstanding shares of Series C Preferred Stock are to be redeemed, the Company will select those to be redeemed pro rata, by lot or by a substantially equivalent method. On and after the redemption date, dividends shall cease to accrue on the shares of Series C Preferred Stock called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any accrued and unpaid dividends to the date fixed for redemption) has been duly paid or provided for.

     No Series C Preferred Stock may be redeemed except from proceeds from the sale of other capital stock of the Company, including but not limited to common stock, preferred stock, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

     b. Notice of Redemption. Notice of any redemption, setting forth (i) the date and place fixed for said redemption and the number of shares of Series C Preferred Stock to be redeemed, (ii) the redemption price and (iii) a statement that dividends on the shares of Series C Preferred Stock to be redeemed will cease to accrue on such redemption date, shall be given by publication in a newspaper of general circulation in New York, New York at least once a week for two successive weeks and shall be mailed, postage prepaid, at least 30 days but not more than 90 days prior to said redemption date to each holder of record of the Series C Preferred Stock to be redeemed at his address as the same shall appear on the books of the Company. If less than all the shares of the Series C Preferred Stock owned by such holder are then to be redeemed, the notice shall specify the number of shares thereof which are to be redeemed and the numbers of the certificates representing such shares.

     If such notice of redemption shall have been so given and mailed, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Company separate and apart from its other funds in trust for the account of the holders of the shares of the Series C Preferred Stock so to be redeemed (so as to be and continue to be available therefor), then, on and after said redemption date, notwithstanding that any certificate for shares of the Series C Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares of the Series C Preferred Stock so called for redemption shall be deemed to be no longer outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares of the Series C Preferred Stock so called for redemption shall forthwith cease and terminate, except only the right of the holders thereof to receive out of the funds so set aside in trust the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Company) of their certificates.

     However, if such notice of redemption shall have been so given and mailed, and if prior to the date of redemption specified in such notice all said funds necessary for such redemption shall have been irrevocably deposited in trust for the account of the holders of the shares of the Series C Preferred Stock to be redeemed (so as to be and continue to be available therefor) with a bank or trust company named in such notice doing business in the City of New York or the State of California and having capital surplus and undivided profits of at least $50,000,000, thereupon and without awaiting the redemption date, all shares of the Series C Preferred Stock with respect to which such notice shall have been so mailed and such deposit shall have been so made shall be deemed to be no longer outstanding, and all rights with respect to such shares of the Series C Preferred Stock shall forthwith upon such deposit in trust cease and terminate, except only the right of the holders thereof on or after the redemption date to receive from such deposit the amount payable upon the redemption, but without interest, upon surrender (and endorsement or assignment to transfer, if required by the Company) of their certificates.

     In case the holders of shares of the Series C Preferred Stock which shall have been redeemed shall not within two years (or any longer period if required by law) after the redemption date claim any amount so depicted in trust for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Company any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Company for payment of the redemption price thereof, but without interest from the date of redemption.

     c. Status of Shares Redeemed. Shares of Series C Preferred Stock redeemed, purchased or otherwise acquired for value by the Company, shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Company at any time as shares of any series of Preferred Stock other than as shares of Series C Preferred Stock.

     4. Voting Rights.

     The voting rights of the Series C Preferred Stock shall be as follows:

          a. General Voting Rights. Except as expressly provided hereinafter in this Section, this Series of Preferred Stock shall have no voting rights.

          b. Voting Rights Upon Dividend Arrears.

             i. Right to Elect Directors. In the event that an amount equal to six quarterly dividend payments on this Series of Preferred Stock shall have accrued and be unpaid, the holders of this Series of Preferred Stock shall have the right, voting separately as a class together with holders of shares of any Parity Stock upon which like voting rights have been conferred and are exercisable ("Voting Parity Stock"), to elect two members of the Board of Directors, each member to be in addition to the then authorized number of directors, at a special meeting called by the holders of record of at least 25% of the Series C Preferred Stock or the holders of any other series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders and at each subsequent annual meeting until all dividends accumulated on this Series of Preferred Stock have been paid in full for four consecutive Dividend Periods, including the last preceding Dividend Period.

             ii. Term of Office of Directors. Any director who shall have been elected by holders of this Series of Preferred Stock and Voting Parity Stock entitled to vote in accordance with this subparagraph (b) shall hold office for a term expiring (subject to the earlier payment, or declaration and setting aside for payment, of dividends on this Series of Preferred Stock for four consecutive Dividend Periods as described below) at the next annual meeting of stockholders and during such term may be removed at any time, either for or without cause, by, and only by, the affirmative vote of the holders of record of a majority of the shares of this Series of Preferred Stock and Voting Parity Stock present and voting, in person or by proxy, at a special meeting of such stockholders called for such purpose, and any vacancy created by such removal may also be filled at such meeting. A meeting for the removal of a director elected by the holders of this Series of Preferred Stock and Voting Parity Stock and the filling of the vacancy created thereby shall be called by the Secretary of the company as promptly as possible and in any event within 10 days after receipt of a request therefor signed by the holders of not less than 25% of the outstanding shares of this Series of Preferred Stock, subject to any applicable notice requirements imposed by law or regulation. Such meeting shall be held at the earliest practicable date thereafter, provided that no such meeting shall be required to be held during the 90-day period preceding the date fixed for the annual meeting of stockholders.

             Upon payment, or declaration and setting aside for payment, of dividends on this Series of Preferred Stock for four consecutive Dividend Periods, the terms of office of all directors elected by the holders of the shares of this Series of Preferred Stock and the Voting Parity Stock pursuant thereto then in office, shall, without further action, thereupon terminate unless otherwise required by law. Upon such termination the number of directors constituting the Board of Directors of the company shall, without further action, be reduced by two, subject always to the increase of the number of directors pursuant to the foregoing provisions in the case of the future right of holders of the shares of this Series of Preferred Stock and Voting Parity Stock to elect directors as provided above.

             iii. Vacancies. Any vacancy caused by the death or resignation of a director who shall have been elected in accordance with this subparagraph (b) may be filled by the remaining director so elected or, if not so filled, by a vote of holders of a plurality of the shares of this Series of Preferred Stock and Voting Parity Stock present and voting, in person or by proxy, at a meeting called for such purpose. Unless such vacancy shall have been filled by the remaining director as aforesaid, such meeting shall be called by the Secretary of the Company at the earliest practicable date after such death or resignation, and in any event within 10 days after receipt of a written request signed by the holders of record of at least 25% of the outstanding shares of this Series of Preferred Stock, subject to any applicable notice requirements imposed by law or regulation. Notwithstanding the provisions of this paragraph, no such special meeting shall be required to be held during the 90-day period preceding the date fixed for the annual meeting of stockholders.

             iv. Stockholders' Right to Call Meeting. If any meeting of the holders of this Series of Preferred Stock and Voting Parity Stock required by this subparagraph (b) to be called shall not have been called within 30 days after personal service of a written request therefor upon the Secretary of the Company or within 30 days after mailing the same within the United States of America by registered mail addressed to the Secretary of the Company at its principal executive offices, subject to any applicable notice requirements imposed by law or regulation, then the holders of record of at least 25% of the outstanding shares of this Series of Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders or such shorter notice (but in no event shorter than permitted by law or regulation) as may be acceptable to the holders of a majority of the total number of shares of this Series of Preferred Stock. Any holder of this Series of Preferred Stock so designated shall have access to the Preferred Stock books of the Company for this Series of Preferred Stock for the purpose of causing such meeting to be called pursuant to these provisions.

             v. Quorum. At any meeting of the holders of this Series of Preferred Stock called in accordance with the provisions of this subparagraph (b) for the election or

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        removal of directors, the presence in person or by proxy of the holders of a majority of the total number of shares of this Series of Preferred Stock and Voting Parity Stock shall be required to constitute a quorum; in the absence of a quorum, a majority of the holders present in person or by proxy shall have power to adjourn the meeting from time to time without notice other than an announcement at the meeting, until a quorum shall be present.

          c. Voting Rights on Extraordinary Matters. So long as any shares of this Series of Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the approval of the holders of at least two-thirds of the number of shares of this Series of Preferred Stock at the time outstanding (voting separately as a class) given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, the Company shall not either directly or indirectly or through merger or consolidation with any other company, (i) authorize, create or issue, or increase the authorized or issued amount, of any class or series of stock ranking prior to the shares of this Series of Preferred Stock in rights and preferences or (ii) approve any amendment to (or otherwise alter or repeal) its Charter which would materially and adversely change the specific terms of this Series of Preferred Stock.

          An amendment which increases the number of authorized shares of any class or series of Preferred Stock or authorizes the creation or issuance of other classes or series of Preferred Stock, in each case ranking junior to or on a parity with this Series of Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up, or substitutes the surviving entity in a merger or consolidation, reorganization or other business combination for the Company, shall not be considered to be such an adverse change.

          A share exchange that affects this Series of Preferred Stock shall be treated similarly to any merger or consolidation, if such share exchange would have one of the effects referenced in clauses (i) or (ii) of the second preceding paragraph. Any merger, consolidation or share exchange, in which each share of this Series of Preferred Stock remains outstanding without a material adverse change to its terms and rights, or is converted into or exchanged for preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations, qualifications and terms and conditions that are otherwise identical to those of this Series of Preferred Stock (except for changes that do not materially and adversely affect the holders of this Series of Preferred Stock), shall not be considered to implicate the foregoing Voting Rights on Extraordinary Matters. Except as provided above, the holders of this Series of Preferred Stock are not entitled to vote on any merger or consolidation involving the Company, on any share exchange or on a sale of all or substantially all of the assets of the Company.

          d. One Vote Per Share. In connection with any matter on which holders of this Series of Preferred Stock are entitled to vote as provided in paragraphs (b) and (c) of this Section, or any matter on which the holders of this Series of Preferred Stock are entitled to vote as one class or otherwise pursuant to the provisions of the Charter, each holder of this Series of Preferred Stock shall be entitled to one vote for each share of this Series of Preferred Stock held by such holder.

     5. No Sinking Fund; No Conversion, Etc. No sinking fund and no mandatory redemption provision or maturity date will be established for the retirement or redemption of shares of Series C Preferred Stock. The shares of Series C Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company.

     6. Liquidation Rights; Priority.

     a. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series C Preferred Stock shall be entitled to receive, out of the assets of the Company, whether such assets are capital or surplus and whether or not any dividends as such are declared, $2,500.00 per share plus an amount equal to all accrued and unpaid dividend for prior Dividend Periods, and no more, before any distribution shall be made to the holders of any Junior Stock or any other class of stock or series thereof ranking junior to the Series C Preferred Stock with respect to the distribution of assets. After payment of the full amount of the liquidation preference, the holders of shares of the Series C Preferred Stock shall not be entitled to any further participation.

     b. Nothing contained in this Section 6 shall be deemed to prevent redemption of shares of the Series C Preferred Stock by the Company in the manner provided in Section 3. Neither the merger nor consolidation of the Company into or with any other company, nor the merger or consolidation of any other company into or with the Company, nor a statutory share exchange by the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 6.

     c. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than 30 days prior to the payment date stated therein, to the holders of record of the Series C Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

     d. If the amounts available for distribution with respect to the Series C Preferred Stock and all other outstanding stock of the Company ranking on a parity with the Series C Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Series C Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of the Series C Preferred Stock and any other preferred stock may include accumulated dividends) to which they are entitled.

     e. In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Company whose preferential rights upon dissolution are superior to those receiving the distribution.

     7. Restrictions on Ownership and Transfer to Preserve Tax Benefit.

     a. Definitions. For the purposes of Section 7 of these Articles Supplementary, the following terms shall have the following meanings:

          "Beneficial Ownership" shall mean ownership of any capital stock of the Company, inclusive of the Series C Preferred Stock, by a Person who is or would be treated as an owner of such capital stock either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

          "Charitable Beneficiary" shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 7(c)(vi) of these Articles Supplementary, each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

          "Code" shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

          "Constructive Ownership" shall mean ownership of any capital stock of the Company, inclusive of the Series C Preferred Stock, by a Person who is or would be treated as an owner of such capital stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

          "IRS" shall mean the United States Internal Revenue Service.

          "Market Price" shall mean the last reported sales price reported on the New York Stock Exchange of the Series C Preferred Stock on the trading day immediately preceding the relevant date, or if the Series C Preferred Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Series C Preferred Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Series C Preferred Stock may be traded, or if the Series C Preferred Stock is not then traded over any exchange or quotation system, then the market price of the Series C Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Company.

          "Ownership Limit" shall mean 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of capital stock of the Company.

          "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
     Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Series C Preferred Stock, provided that the ownership of such shares of Series C Preferred Stock by such underwriter would not result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT.

          "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7(b)(ii) of these Articles Supplementary, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Series C Preferred Stock for another Person who is the beneficial transferee or beneficial owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

          "Purported Record Transferee" shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7(b)(ii) of these Articles Supplementary, the record holder of the Series C Preferred Stock if such Transfer had been valid under Section 7(b)(i) of these Articles Supplementary.

          "REIT" shall mean a real estate investment trust under Sections 856 through 860 of the Code and, for purposes of taxation of the Company under applicable state law, comparable provisions of the law of such state.

          "Restriction Termination Date" shall mean the first day after the date hereof on which the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT.

          "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Series C Preferred Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series C Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Series C Preferred Stock), whether voluntary or involuntary, whether such transfer has occurred of record or of beneficial ownership or Beneficial Ownership or Constructive Ownership (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Series C Preferred Stock), and whether such transfer has occurred by operation of law or otherwise.

          "Trust" shall mean each of the trusts provided for in Section 7(c) of these Articles Supplementary.

          "Trustee" shall mean any Person unaffiliated with the Company, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Company to serve as trustee of a Trust.

     b. Restriction on Ownership and Transfers.

          i. Prior to the Restriction Termination Date:

             (A) except as provided in Section 7(i) of these Articles Supplementary, no Person shall Beneficially Own Series C Preferred Stock which, taking into account any other capital stock of the Company Beneficially Owned by such Person, would cause such ownership to exceed the Ownership Limit;

             (B) except as provided in Section 7(i) of these Articles Supplementary, no Person shall Constructively Own Series C Preferred Stock which, taking into account any other capital stock of the Company Constructively Owned by such Person, would cause such ownership to exceed the Ownership Limit;

             (C) no Person shall Beneficially or Constructively Own Series C Preferred Stock which, taking into account any other capital stock of the Company Beneficially or Constructively Owned by such Person, would result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to Beneficial or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company (either directly or indirectly through one or more partnerships) from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or comparable provisions of any applicable state law).

          ii. If prior to the Restriction Termination Date, any Transfer or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Series C Preferred Stock in violation of Section 7(b)(i) of these Articles Supplementary, (1) then that number of shares of Series C Preferred Stock that otherwise would cause such Person to violate Section 7(b)(i) of these Articles Supplementary (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7(c), effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (2) if, for any reason, the transfer to the Trust described in clause (1) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Series C Preferred Stock in violation of Section 7(b)(i) of these Articles Supplementary, then the Transfer of that number of shares of Series C Preferred Stock that otherwise would cause any Person to violate Section 7(b)(i) shall be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

          iii. Subject to Section 7(m) and notwithstanding any other provisions contained herein, prior to the Restriction Termination Date, any Transfer of Series C Preferred Stock that, if effective, would result in the capital stock of the Company being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Series C Preferred Stock.

     c. Transfers of Series C Preferred Stock in Trust.

          i. Upon any purported Transfer or other event described in Section 7(b)(ii) of these Articles Supplementary, such Series C Preferred Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to
     Section 7(b)(ii). The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company, any Purported Beneficial Transferee or any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Company as provided in Section 7(c)(vi) of these Articles Supplementary.

          ii. Series C Preferred Stock held by the Trustee shall be issued and outstanding Series C Preferred Stock of the Company. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of Series C Preferred Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Series C Preferred Stock held in the Trust.

          iii. The Trustee shall have all voting rights and rights to dividends with respect to Series C Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid to or on behalf of the Purported Record Transferee or Purported Beneficial Transferee prior to the discovery by the Company that shares of Series C Preferred Stock have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Series C Preferred Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary.

          The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Series C Preferred Stock held in the Trust and, subject to Maryland law, effective as of the date the Series C Preferred Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Series C Preferred Stock prior to the discovery by the Company that the Series C

     Preferred Stock has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding any other provision of these Articles Supplementary to the contrary, until the Company has received notification that the Series C Preferred Stock has been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

          iv. Within 20 days of receiving notice from the Company that shares of Series C Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Series C Preferred Stock held in the Trust to a Person, designated by the Trustee, whose ownership of the shares of Series C Preferred Stock will not violate the ownership limitations set forth in Section 7(b)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares of Series C Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 7(c)(iv). The Purported Record Transferee shall receive the lesser of (1) the price paid by the Purported Record Transferee for the shares of Series C Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series C Preferred Stock at Market Price, the Market Price of such shares of Series C Preferred Stock on the day of the event which resulted in the transfer of such shares of Series C Preferred Stock to the Trust) and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Series C Preferred Stock held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Company that shares of such Series C Preferred Stock have been transferred to the Trustee, such shares of Series C Preferred Stock are sold by a Purported Record Transferee then (i) such shares of Series C Preferred Stock shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee received an amount for such shares of Series C Preferred Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 7(c)(iv), such excess shall be paid to the Trustee upon demand.

          v. Series C Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the shares of Series C Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series C Preferred Stock at Market Price, the Market Price of such shares of Series C Preferred Stock on the day of the event which resulted in the transfer of such shares of Series C Preferred Stock to the Trust) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold the shares of Series C Preferred Stock held in the Trust pursuant to Section 7(c)(iv). Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares of Series C Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Series C Preferred Stock shall thereupon be paid to the Charitable Beneficiary.

          vi. By written notice to the Trustee, the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the Series C Preferred Stock held in the Trust would not violate the restrictions set forth in Section 7(b)(i) in the hands of such Charitable Beneficiary.

     d. Remedies For Breach. If the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 7(b)(i) of these Articles Supplementary or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of Series C Preferred Stock of the Company in violation of Section 7(b)(i) of these Articles Supplementary, the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Company to redeem shares of Series C Preferred Stock, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of
Section 7(b)(ii) of these Articles Supplementary, shall automatically result in the transfer to a Trust as described in Section 7(b)(i) and any Transfer in violation of Section 7(b)(ii) shall automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.

     e. Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Series C Preferred Stock in violation of Section 7(b) of these Articles Supplementary, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 7(b)(ii) of these Articles Supplementary, shall immediately give written notice to the Company of such event and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Company's status as a REIT.

     f. Owners Required To Provide Information. Prior to the Restriction Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Series C Preferred Stock and each Person (including the stockholder of record) who is holding Series C Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall provide to the Company such information that the Company may request, in good faith, in order to determine the Company's status as a REIT.

     g. Remedies Not Limited. Nothing contained in these Articles Supplementary (but subject to Section 7(m) of Article Second of these Articles Supplementary) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Company and the interests of its shareholders by preservation of the Company's status as a REIT.

     h. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7 of Article Second of these Articles Supplementary, including any definition contained in Section 7(a), the Board of Directors shall have the power to determine the application of the provisions of this Section 7 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 7(m) of Article Second of these Articles Supplementary). In the event Section 7(a) requires an action by the Board of Directors and these Articles Supplementary fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 7. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute

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discretion), if a Person would have (but for the remedies set forth in Section
7(b)) acquired Beneficial or Constructive Ownership of Series C Preferred Stock in violation of Section 7(b)(i), such remedies (as applicable) shall apply first to the shares of Series C Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series C Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series C Preferred Stock based upon the relative number of the shares of Series C Preferred Stock held by each such Person.

     i. Exceptions.

          i. Subject to Section 7(b)(i)(C), the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Beneficially Owning shares of Series C Preferred Stock in violation of
     Section 7(b)(i)(A) if the Board of Directors obtains any representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such shares of Series C Preferred Stock will violate Section 7(b)(i)(A) or that any such violation will not cause the Company to fail to qualify as a REIT under the Code, and agrees that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in Section 7(b) of these Articles Supplementary) or attempted violation will result in such Series C Preferred Stock being transferred to a Trust in accordance with
     Section 7(b)(ii) of these Articles Supplementary.

          ii. Subject to Section 7(b)(i)(C), the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Constructively Owning Series C Preferred Stock in violation of Section 7(b)(i)(B), if the Company obtains any representations and undertakings from such Person as are reasonably necessary to ascertain that such Person does not and will not own, actually or Constructively, an interest in a tenant of the Company (or a tenant of any entity owned in whole or in part by the Company) that would cause the Company to own, actually or Constructively more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and that any violation or attempted violation will result in such Series C Preferred Stock being transferred to a Trust in accordance with Section 7(b)(ii) of these Articles Supplementary. Notwithstanding the foregoing, the inability of a Person to make the certification described in this Section 7(i)(ii) shall not prevent the Board of Directors, in its sole discretion, from exempting such Person from the limitation on a Person Constructively Owning Series C Preferred Stock in violation of Section 7(b)(i)(B) if the Board of Directors determines that the resulting application of Section 856(d)(2)(B) of the Code would affect the characterization of less than 0.5 % of the gross income (as such term is used in Section 856(c)(2) of the Code) of the Company in any taxable year, after taking into account the effect of this sentence with respect to all other Series C Preferred Stock to which this sentence applies.

          iii. Prior to granting any exception pursuant to Section 7(i)(i) or
     (ii) of these Articles Supplementary, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT.

     j. Preemptive Rights. No holder of shares of Series C Preferred Stock shall have any preemptive or preferential right to subscribe for or to purchase any additional shares of any series, or any bonds or convertible securities of any nature.

     k. Legends. Each certificate for Series C Preferred Stock shall bear the following legends:

                                CLASSES OF STOCK

        "THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF CAPITAL STOCK CONSISTING OF COMMON STOCK AND ONE OR MORE SERIES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF EACH SERIES OF PREFERRED STOCK BEFORE THE ISSUANCE OF ANY SUCH SERIES OF PREFERRED STOCK. THE COMPANY WILL FURNISH, WITHOUT CHARGE, TO ANY SHAREHOLDER MAKING A REQUEST THEREFOR, A COPY OF THE COMPANY'S CHARTER AND A FULL STATEMENT WITH RESPECT TO DESIGNATIONS AND ANY PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE COMPANY HAS THE AUTHORITY TO ISSUE AND, SINCE THE COMPANY IS AUTHORIZED TO ISSUE PREFERRED STOCK IN SERIES,
        (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. REQUEST FOR SUCH WRITTEN STATEMENT MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE."

                     RESTRICTION ON OWNERSHIP AND TRANSFER

        "THE SHARES OF SERIES C PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE COMPANY'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES C PREFERRED STOCK, (i) NO PERSON MAY BENEFICIALLY OWN SHARES OF THE COMPANY'S SERIES C PREFERRED STOCK WHICH, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE COMPANY BENEFICIALLY OWNED BY SUCH PERSON, WOULD CAUSE SUCH OWNERSHIP TO EXCEED 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING CAPITAL STOCK OF THE COMPANY; (ii) NO PERSON MAY CONSTRUCTIVELY OWN SHARES OF THE COMPANY'S SERIES C PREFERRED STOCK WHICH, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE COMPANY CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD CAUSE SUCH OWNERSHIP TO EXCEED 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING CAPITAL STOCK OF THE COMPANY; (iii) NO PERSON

        MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES C PREFERRED STOCK THAT, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE COMPANY BENEFICIALLY OR CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD RESULT IN THE COMPANY BEING "CLOSELY HELD" UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE COMPANY TO FAIL TO QUALIFY AS A REIT; AND (iv) NO PERSON MAY TRANSFER SERIES C PREFERRED STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE COMPANY BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES C PREFERRED STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES C PREFERRED STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE COMPANY. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SERIES C PREFERRED STOCK REPRESENTED HEREBY IN EXCESS OF SUCH RESTRICTIONS WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE COMPANY MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND WHICH ARE DEFINED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES C PREFERRED STOCK SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN SUCH ARTICLES SUPPLEMENTARY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SERIES C PREFERRED STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE."

     l. Severability. If any provision of this Section 7 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     m. NYSE. Nothing in this Section 7 shall preclude the settlement of a transaction entered into through the facilities of the New York Stock Exchange. The shares of Series C Preferred Stock that are the subject of such transaction shall continue to be subject to the provisions of this Section 7 after such settlement.

     n. Applicability of Paragraph. The provisions set forth in this Section 7 shall apply to the Series C Preferred Stock notwithstanding any contrary provisions of the Series C Preferred Stock provided for elsewhere in these Articles Supplementary.

     THIRD: The Series C Preferred Stock has been classified by the Board of Directors under a power contained in the Charter of the Corporation.

     FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

     FIFTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and
attested to by its Secretary on this   day of           , 1999.

ATTEST:                                     HEALTH CARE PROPERTY
                                            INVESTORS, INC.,
                                            a Maryland Corporation

By:                                           By:
---------------------------------------       ---------------------------------------
Name:                                         Name:
---------------------------------------       ---------------------------------------
Title:                                        Title:
---------------------------------------       ---------------------------------------

                                   EXHIBIT C

                              FORM OF REIT OPINION
                               TO BE DELIVERED BY
                                LATHAM & WATKINS

                              [Month] [day], 1999

American Health Properties, Inc.
6400 South Fiddler's Green Circle
Suite 1800
Englewood, Colorado 80111

Ladies and Gentlemen:

     We have acted as counsel to Health Care Property Investors, Inc., a Maryland corporation (the "Company"), in connection with the merger (the "Merger") of American Health Properties, Inc., a Delaware corporation ("AHP") with and into the Company, with the Company as the surviving corporation, pursuant to that certain Agreement and Plan of Merger between the Company and AHP dated as of August 4, 1999 (together with all exhibits and amendments thereto, the "Merger Agreement"). This opinion is being rendered to you pursuant to Section 7.2(e) of the Merger Agreement.

     In formulating our opinion, we examined, and with your consent relied upon, such documents as we deemed appropriate, including (i) the Merger Agreement,
(ii) the Joint Proxy Statement/Prospectus filed by the Company and AHP with the Securities and Exchange Commission (the "Commission") on [Month] [day], 1999 (the "Joint Proxy Statement"), and (iii) the Registration Statement on Form S-4,
registration number [               ], as filed by the Company with the
Commission on [Month] [day], 1999, in which the Joint Proxy Statement is included as a prospectus (with all amendments and exhibits thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of the Company and AHP.

     This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement concerning the business, properties, and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company with respect to factual matters through a certificate of an officer of the Company (the "Officer's Certificate").

     In our capacity as such counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies with any state.

     Based upon such facts, assumptions, and representations, including the facts set forth in the Registration Statement and the Officer's Certificate, it is our opinion that (i) commencing with the Company's taxable year ending December 31, 1985, the Company has been organized in conformity with the requirements for qualification and taxation as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) its method of operation has enabled it to meet, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a "real estate investment trust" under the Code.

     No opinion is expressed as to any matter not discussed herein.

     This opinion is only being rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement or the Officer's Certificate may affect the conclusions stated herein.

     This opinion is rendered to you solely in connection with the satisfaction of Section 7.2(e) of the Merger Agreement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                                          Very truly yours,

                                   EXHIBIT D

                              FORM OF REIT OPINION
                               TO BE DELIVERED BY
                           DAVIS, GRAHAM & STUBBS LLP

                              [Month] [day], 1999

Health Care Property Investors, Inc.
4675 MacArthur Court, Suite 900
Newport Beach, California 92660

Ladies and Gentlemen:

     We have acted as counsel to American Health Properties, Inc., a Delaware corporation (the "Company"), in connection with the merger (the "Merger") of the Company with and into Health Care Property Investors, Inc., a Maryland corporation ("Parent"), with Parent as the surviving corporation, pursuant to that certain Agreement and Plan of Merger between Parent and the Company dated as of August 4, 1999, (together with all exhibits and amendments thereto, the "Merger Agreement"). This opinion is being rendered to you pursuant to Section 7.3(e) of the Merger Agreement.

     In formulating our opinion, we examined, and with your consent relied upon, such documents as we deemed appropriate, including (i) the Merger Agreement,
(ii) the Joint Proxy Statement/Prospectus filed by Parent and the Company with the Securities and Exchange Commission (the "Commission") on [Month] [day], 1999 (the "Joint Proxy Statement"), and (iii) the Registration Statement on Form S-4,
registration number [               ], as filed by Parent with the Commission on
[Month] [day], 1999, in which the Joint Proxy Statement/Prospectus is included as a prospectus (with all amendments and exhibits thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Parent and the Company.

     This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement concerning the business, properties, and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company with respect to factual matters through a certificate of an officer of the Company (the "Officer's Certificate"). In addition, we have assumed, with your consent, the accuracy of the opinion of Sullivan & Cromwell, dated the date hereof, addressed to Parent, with respect to the federal income tax treatment of the Psychiatric Group Preferred Stock (as such term is defined in the Merger Agreement) previously issued by the Company (the "Sullivan & Cromwell Opinion"). In rendering this opinion, we express no opinion concerning the matters addressed in the Sullivan & Cromwell Opinion.

     In our capacity as such counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies with any state.

     Based upon such facts, assumptions, and representations, including the facts set forth in the Registration Statement and the Officer's Certificate, and our assumption concerning the accuracy of the Sullivan & Cromwell Opinion, it is our opinion that (i) commencing with the Company's taxable year ending December 31, 1987, the Company has been organized in conformity with the requirements for qualification and taxation as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) its method of operation has enabled it to meet the requirements for qualification and taxation as a "real estate investment trust" under the Code through the Effective Time (as such term is defined in the Merger Agreement).

     No opinion is expressed as to any matter not discussed herein.

     This opinion is only being rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement or the Officer's Certificate may affect the conclusions stated herein.

     This opinion is rendered to you solely in connection with the satisfaction of Section 7.3(e) of the Merger Agreement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                                          Very truly yours,

                                   EXHIBIT E

                              FORM OF REIT OPINION
                               TO BE DELIVERED BY
                              SULLIVAN & CROMWELL

                        [Sullivan & Cromwell Letterhead]

Health Care Property Investors, Inc.
4676 MacArthur Court, Suite 900
Newport Beach, CA 92660

Dear Sirs:

     We acted as counsel to American Health Properties, Inc., a Delaware corporation (the "Company"), in connection with its issuance of Psychiatric Group Preferred Stock (the "Psychiatric Group Stock") to holders of record on July 14, 1995 of its Common Stock, as more fully described in the Information Statement dated June 29, 1995. In that transaction, each holder of Common Stock of the Company received as a dividend one share of Psychiatric Group Stock for every ten shares of Common Stock the holder owned. The Psychiatric Group Stock was redeemed by the Company in May of 1999.

     You have asked whether, in our opinion, the issuance of the Psychiatric Group Stock and the payment of dividends thereon during the period it was outstanding affected the qualification of the Company as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Internal Revenue Code (the "Code"). In rendering this opinion, we have reviewed such documents and other factual matters and such matters of law as we have considered necessary or appropriate.* In our opinion, the Psychiatric Group Stock was equity for federal income tax purposes, because the holders of the Psychiatric Group Stock had no creditor or other non-equity type rights against the Company and possessed all three rights that are the cornerstone of an equity interest: (i) the right to vote in the election of directors and other matters put to the shareholders of the Company, (ii) the right to participate in the earnings of the Company through the payment of dividends and (iii) the right to share in the net assets of the Company upon its liquidation.

     Although there is no authority bearing directly on the treatment of "targeted stock" such as the Psychiatric Group Stock, in our opinion the Psychiatric Group Stock was a class of equity of the Company for federal income tax purposes because (i) as a matter of Delaware law, the Psychiatric Group Stock was stock of the Company, (ii) the holders of such stock had rights only against the Company and had no direct rights with respect to the Psychiatric Group assets or subsidiaries, (iii) the holders of such stock had no voting rights with respect to the Psychiatric Group subsidiaries and voted only on matters put to the shareholders of the Company, (iv) the economic expectations of such holders represented only the intentions of the Board of Directors of the Company, and not legally enforceable rights of the holders, (v) the Psychiatric Group assets were available to satisfy creditors of the Company and (vi) the Psychiatric Group assets were not isolated in a separate subsidiary but were held in significant part directly by the Company.

     Under Section 562(c) of the Code and Treasury Regulations Section 1.562-2(a), distributions by the Company with respect to its Psychiatric Group Stock or Common Stock were not "preferential dividends" as long as the distributions (i) were without preference among shares in any given class and
(ii) were without preference among shares of different classes except to the extent a class is entitled to a preference.

     In our opinion, the Psychiatric Group Stock and Common Stock were separate classes of stock of the Company for purposes of Section 562(c) because (i) the Psychiatric Group Stock and the Common Stock were separate classes of stock for corporate law purposes, (ii) the economic expectations of the holders of each class were different and (iii) the voting and liquidation rights of the holders of each class were different.

     Although there is no authority bearing directly on the application of preferential dividends under Section 562(c) of the Code to "targeted stock" such as the Psychiatric Group Stock, in our opinion dividends paid on the Psychiatric Group Stock and Common Stock were not "preferential" under Section 562(c) of the Code because (i) the dividends paid by the Company did not deprive either class of a dividend to which that class was entitled and neither class received a dividend to which it was not entitled and (ii) concluding that the dividends paid on the Psychiatric Group Stock and Common Stock of the Company were not preferential is consistent with the purpose of Section 562(c) and not inconsistent with any policy underlying the REIT distribution, income, asset or shareholder tests.

                                          Very truly yours,

     *The version of this opinion that will be delivered at closing will contain an additional phrase at the end of this sentence that will read as follows:

     "and are relying upon a representation from the Company that, while the Psychiatric Group Stock was outstanding, the Company intended to pay, and did actually pay, dividends on the Psychiatric Group Stock and Common Stock in accordance with the "Dividend Policy" as specified in the Information Statement relating to the Psychiatric Group Stock dated June 29, 1995."

                                                                         ANNEX B

PERSONAL AND CONFIDENTIAL

August 4, 1999

Board of Directors
American Health Properties, Inc.
6400 S. Fiddler's Green Circle
Suite 1800
Englewood, CO 80111

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "AHP Common Stock"), of American Health Properties, Inc. ("AHP") of the exchange ratio of 0.78 shares of Common Stock, par value $1.00 per share, of Health Care Property Investors, Inc. ("HCPI") to be received for each share of AHP Common Stock (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of August 4, 1999, between HCPI and AHP (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with AHP having provided certain investment banking services to AHP from time to time, including having acted as lead-managing underwriter of a public offering of $100 million aggregate principal amount of 7.05% Notes due 2002 and $120 million aggregate principal amount of 7.50% Notes due 2007 in January 1997, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided investment banking services to HCPI from time to time, including having acted as (i) lead-managing underwriter of a public offering of $10 million aggregate principal amount of 7.620% Medium-Term Notes due 2007 in April 1997, (ii) lead-managing underwriter of a public offering of $15 million aggregate principal amount 6.660% Medium-Term Notes due 2003 in March 1998, and
(iii) lead-managing underwriter of a public offering of $20 million aggregate principal amount of 7.875% Medium-Term Notes due 2006 in November 1998, and may provide investment banking services to HCPI in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of AHP or HCPI for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of AHP and HCPI for the five years ended December 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of AHP and HCPI; certain other communications from AHP and HCPI to their respective stockholders; and certain internal financial analyses and forecasts for AHP and HCPI prepared by their respective managements, including certain cost savings and operating synergies projected by the management of AHP to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior management of AHP and HCPI regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and

American Health Properties, Inc.
August 4, 1999
Page Two

current business operations, financial condition and future prospects of the respective companies. In addition, we have reviewed the reported price and trading activity for the AHP Common Stock and HCPI Common Stock, compared certain financial and stock market information for AHP and HCPI with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the real estate industry and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Synergies have been reasonably prepared on a basis reflecting the best available judgments and estimates of the management of AHP. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of AHP or HCPI or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of AHP in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of AHP Common Stock should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of AHP Common Stock.

Very truly yours,

GOLDMAN, SACHS & CO.

                                                                         ANNEX C

       [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

                                 AUGUST 3, 1999

Health Care Property Investors, Inc.
4675 MacArthur Court, Suite 900
Newport Beach, California 92660

Dear Members of the Board of Directors:

     Health Care Property Investors, Inc. (the "Acquiror") and American Health Properties, Inc. (the "Company") have entered into an Agreement and Plan of Merger dated as of August 4, 1999 (the "Agreement") pursuant to which the Company will be merged with and into the Acquiror in a transaction (the "Merger") in which (i) each of the Company's outstanding common shares of beneficial interest, par value $.01 per share (other than shares held in the treasury of the Company or owned by the Acquiror, the Company or their respective affiliates) (the "Company Common Stock"), together with any rights attached thereto or associated therewith, will be converted into the right to receive .780 shares (the "Exchange Ratio") of common stock of the Acquiror (the "Acquiror Shares") and one Acquiror right under the Rights Agreement dated as of July 5, 1990, as amended, between the Acquiror and Manufacturers Hanover Trust Company of California and (ii) each of the Company's outstanding shares of Series B Preferred Stock, par value $.01 per share (other than shares held in the treasury of the Company or owned by Acquiror, the Company or their respective affiliates) will be converted into the right to receive shares of Acquiror Series C Preferred Stock.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the Acquiror.

     In arriving at the opinion set forth below, we have, among other things:

      (1) Reviewed certain publicly available business and financial information relating to the Acquiror and the Company that we deemed to be relevant;

      (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, funds from operations, cash flow, assets, liabilities and prospects of the Acquiror and of the Company after giving effect to the Merger, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger furnished to us by the Acquiror and the Company (together, the "Expected Synergies");

      (3) Conducted discussions with members of senior management and representatives of the Acquiror and the Company concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies to arise therefrom;

      (4) Reviewed the market prices and valuation multiples for the Company Common Stock and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

      (5) Reviewed the results of operations of the Acquiror and the Company, and compared them with those of certain publicly traded companies that we deemed to be relevant;

      (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

Board of Directors
Health Care Property Investors, Inc.
Page 2
      (7) Participated in certain discussions and negotiations among representatives of the Acquiror and the Company and their financial and legal advisors with respect to the Merger;

      (8) Reviewed the potential pro forma impact of the Merger;

      (9) Reviewed copies of the Agreement and the ancillary agreements and documents related thereto; and

     (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, real estate, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Acquiror or the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Acquiror or the Company. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Acquiror or the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Acquiror's or the Company's management as to (a) the expected future financial performance of the Acquiror or the Company, as the case may be, and (b) the Expected Synergies. We have further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, real estate, economic, and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of any of the transactions contemplated. We have also assumed that each of the Acquiror and the Company has qualified as a REIT for federal income tax purposes at all times since its respective initial public offering and will continue to be so qualified and that the combined entity will continue to qualify after the Merger as a REIT for federal income tax purposes.

     We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee from the Acquiror for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past provided financial advisory and financing services to the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the securities of the Acquiror or the Company, for our own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

Board of Directors
Health Care Property Investors, Inc.
Page 3
     This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger, or any matter related thereto. We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or the consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the Acquiror.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     HCPI's charter (the "Charter") limits the liability of HCPI's directors and officers to HCPI and its stockholders to the fullest extent permitted by the laws of the State of Maryland. The Maryland General Corporation Law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if the judgment or other final adjudication is entered in a proceeding based on a finding that the directors or officers action, or failure to act, was a result of active or deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The provisions of the Charter do not limit the ability of us or our stockholders to obtain other relief, such as injunction or rescission.

     Article X of our Second Amended and Restated Bylaws (the "Bylaws") provides that HCPI shall indemnify and hold harmless, in the manner and to the fullest extent permitted by law, any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of HCPI, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of HCPI, or, as a director or officer of HCPI, is or was serving at the request of us as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust, benefit plan or other enterprise. To the fullest extent permitted by law, such indemnification shall include expenses (including attorneys' fees), judgment, fines and amounts paid in settlement and any such expenses may be paid by HCPI in advance of the final disposition of such action, suit or proceeding. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland General Corporation Law requires a corporation, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by such corporation as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by HCPI if it shall ultimately be determined that the standard of conduct was not met.

     Article X of the Bylaws further provides that we may, with the approval of the HCPI board, provide such indemnification and advancement of expenses as set forth in the above paragraph to agents and employees of HCPI.

     Section 2-418 of the Maryland General Corporation Law requires a corporation, unless its charter provides otherwise, which the Charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

     HCPI has provided for the benefit of our directors and officers, a directors' and officers' liability policy. Under the merger agreement, for a period of six years after the effective time of the merger, HCPI will maintain in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by AHP's directors' and officers' liability insurance policy with coverage in amount and scope at least as favorable as AHP's existing coverage, provided that in no event shall HCPI be required to expend, in the aggregate, in excess of $360,000 per year in payment of the annual premium for such coverage.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     See Exhibit Index.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act of 1933"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on September 23, 1999.

                                          HEALTH CARE PROPERTY
                                          INVESTORS, INC.
                                          By:      /s/ KENNETH B. ROATH
                                             -----------------------------------
                                             Name: Kenneth B. Roath
                                             Title:  Chairman of the Board,
                                                     President and Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth B. Roath and Edward J. Henning to be his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including post-effective amendments and any registration statement pursuant to Rule 462(b)), and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 23, 1999.

                     SIGNATURE                                        TITLE
                     ---------                                        -----
               /s/ KENNETH B. ROATH                  Chairman, President, Chief Executive
---------------------------------------------------    Officer and Director (Principal
                 Kenneth B. Roath                      Executive Officer)

               /s/ JAMES G. REYNOLDS                 Chief Financial Officer (Principal
---------------------------------------------------    Financial Officer)
                 James G. Reynolds

                 /s/ DEVASIS GHOSE                   Senior Vice President and Treasurer
---------------------------------------------------    (Principal Accounting Officer)
                   Devasis Ghose

                /s/ PAUL V. COLONY                   Director
---------------------------------------------------
                  Paul V. Colony

                     SIGNATURE                                        TITLE
                     ---------                                        -----
            /s/ ROBERT R. FANNING, JR.               Director
---------------------------------------------------
              Robert R. Fanning, Jr.

               /s/ MICHAEL D. MCKEE                  Director
---------------------------------------------------
                 Michael D. McKee

               /s/ ORVILLE E. MELBY                  Director
---------------------------------------------------
                 Orville E. Melby

            /s/ HAROLD M. MESSMER, JR.               Director
---------------------------------------------------
              Harold M. Messmer, Jr.

                /s/ PETER L. RHEIN                   Director
---------------------------------------------------
                  Peter L. Rhein

                                 EXHIBIT INDEX

 2.1 Agreement and Plan of Merger, dated as of August 4, 1999, between Health Care Property Investors, Inc. and American
         Health Properties, Inc. (incorporated herein by reference to Exhibit 2.1 to Health Care Property Investors, Inc.'s
         Current Report on Form 8-K, dated August 4, 1999).
 3.1     Articles of Amendment and Restatement of Health Care
         Property Investors, Inc. (incorporated herein by reference to Exhibit 4.1 to Health Care Property Investors, Inc.'s
         Amendment No. 2 to the Registration Statement on Form S-3 dated January 31, 1990).
 3.2     Second Amended and Restated Bylaws of Health Care Property
         Investors, Inc. (incorporated herein by reference to Exhibit
         3.2 of Health Care Property Investors, Inc.'s Quarterly
         Report on Form 10-Q for the period ended March 31, 1999).
 4.1     Rights Agreement, dated as of July 5, 1990, between Health
         Care Property Investors, Inc. and Manufacturers Hanover
         Trust Company of California, as Rights Agent (incorporated herein by reference to Exhibit 1 to Health Care Property
         Investors, Inc.'s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 17,
         1990).
 4.2 Articles Supplementary establishing and fixing the terms of the 7 7/8% Series A Cumulative Redeemable Preferred Stock
         (incorporated herein by reference to Exhibit 2.3 to Health
         Care Property Investors, Inc.'s Registration Statement on
         Form 8-A (File No. 001-08895) filed with the Securities and
         Exchange Commission on September 25, 1997).
 4.3 Articles Supplementary establishing and fixing the rights and preferences of the 8.7% Series B Cumulative Redeemable
         Preferred Stock (incorporated herein by reference to Exhibit
         3.3 to Health Care Property Investors, Inc.'s Registration
         Statement on Form 8-A (File No. 001-08895), filed with the
         Securities and Exchange Commission on September 3, 1998).
 4.4 Articles Supplementary establishing and fixing the rights and preferences of the 8.60% Series C Cumulative Redeemable
         Preferred Stock (incorporated herein by reference to Exhibit
         2.1 to Health Care Property Investor, Inc.'s Current Report on Form 8-K, dated August 4, 1999).
 4.5 Deposit Agreement (including form of Depositary Receipt with respect to the Depositary Shares, each representing one-one hundredth of a share of American Health Properties Inc.
         8.60% Cumulative Redeemable Preferred Stock, Series B) dated
         October 27, 1997 between American Health Properties Inc. and
         ChaseMellon Shareholder Services, L.L.C. (incorporated herein by reference to Exhibit 4.8 to American Health
         Properties Inc.'s Registration Statement on Form S-3, filed with the Securities and Exchange Commission on August 17,
         1995).
 4.6     Indenture dated as of September 1, 1993 between Health Care
         Property Investors, Inc. and The Bank of New York, as
         Trustee, with respect to the Series B Medium Term Notes and the Senior Notes due 2006 (incorporated herein by reference to Exhibit 4.1 to Health Care Property Investors, Inc.'s
         Registration Statement on Form S-3 dated September 9, 1993).

     4.7   Indenture dated as of April 1, 1989 between Health Care Property Investors, Inc.
           and The Bank of New York for Debt Securities (incorporated herein by reference to Exhibit 4.1 to Health Care Property Investors, Inc.'s Registration Statement
           on Form S-3 dated March 20, 1989).
     4.8   Form of Fixed Rate Note (incorporated herein by reference to Exhibit 4.2 to
           Health Care Property Investors, Inc.'s Registration Statement on Form S-3 dated
           March 20, 1989).
     4.9   Form of Floating Rate Note (incorporated herein by reference to Exhibit 4.3 to
           Health Care Property Investors, Inc.'s Registration Statement on Form S-3 dated
           March 20, 1989).
     4.10  First Amendment to Rights Agreement dated as of January 28, 1999 between Health
           Care Property Investors, Inc. and The Bank of New York (incorporated herein by reference to Exhibit 4.7 to Health Care Property Investors, Inc.'s Annual Report
           on Form 10-K for the year ended December 31, 1998).
     4.11  Registration Rights Agreement dated November 20, 1998 between Health Care
           Property Investors, Inc. and James D. Bremner (incorporated herein by reference to Exhibit 4.8 to Health Care Property Investors, Inc.'s Annual Report on Form
           10-K for the year ended December 31, 1998).
     4.12  Registration Rights Agreement dated November 21, 1997 between Health Care
           Property Investors, Inc. and Cambridge Medical Center of San Diego, LLC
           (incorporated herein by reference to Exhibit 4.6 to Health Care Property
           Investors, Inc.'s Annual Report on Form 10-K for the year ended December 31,
           1997).
     4.13  Registration Rights Agreement dated January 20, 1999 between Health Care
           Property Investors, Inc. and Boyer Castle Dale Medical Clinic, LLC (incorporated herein by reference to Exhibit 4.9 to Health Care Property Investors, Inc.'s
           Annual Report on Form 10-K for the year ended December 31, 1998).*
     5.1   Opinion of Ballard Spahr as to the validity of Health Care Property Investors,
           Inc. Common Stock, par value $1.00 per share, being registered and as to the validity of Health Care Property Investors, Inc. Series C Cumulative Redeemable
           Preferred Stock, par value $1.00 per share, being registered.
     8.1   Opinion of Latham & Watkins regarding tax matters.
     8.2   Opinion of Latham & Watkins regarding REIT qualifications of Health Care
           Property Investors, Inc.
     8.3   Opinion of Sullivan & Cromwell regarding tax matters.
     8.4   Opinion of Sullivan & Cromwell regarding the federal income tax treatment of the
           Psychiatric Group Preferred Stock of American Health Properties, Inc.
     8.5   Opinion of Davis, Graham & Stubbs regarding REIT qualifications of American
           Health Properties, Inc.
    10.1   Amended and Restated Limited Liability Company Agreement of HCPI/Indiana, LLC, a
           Delaware limited liability company dated November 20, 1998 (incorporated herein by reference to Exhibit 10.15 to Health Care Property Investors, Inc.'s Annual
           Report on Form 10-K for the year ended December 31, 1998).

    10.2   Amended and Restated Limited Liability Company Agreement of HCPI/Utah, LLC, a
           Delaware limited liability company dated January 20, 1999 (incorporated herein by reference to Exhibit 10.16 to the Annual Report on Form 10-K of Health Care
           Property Investors, Inc. for the year ended December 31, 1998).
    10.3   Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of
           HCPI/Utah, LLC, a Delaware limited liability company dated June 30, 1999
           (previously filed).
    10.4   Amendment No. 1, dated as of May 30, 1985 to Partnership Agreement of Health
           Care Property Partners, a California general partnership, the general partners of which consist of HCPI and certain affiliates of Tenet Healthcare Corporation
           (incorporated by reference to exhibit 10.1 to the Annual Report on Form 10-K of
           Health Care Property Investors, Inc. for the year ended December 31, 1985).
    10.5   Amended and Restated Limited Liability Company Agreement dated November 21, 1997 of Cambridge Medical Properties, LLC (incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K of Health Care Property Investors, Inc. for
           the year ended December 31, 1997).
    10.6   Health Care Property Investors, Inc. Second Amended and Restated Directors Stock
           Incentive Plan (incorporated by reference to Exhibit 10.43 to the Quarterly
           Report on Form 10-Q of Health Care Property Investors, Inc. for the period ended
           March 31, 1997).
    10.7   Health Care Property Investors, Inc. Second Amended and Restated Stock Incentive
           Plan (incorporated by reference to Appendix "A" to the Definitive Proxy
           Statement on Schedule 14A filed with the Securities and Exchange Commission on
           March 21, 1997).
    10.8   Health Care Property Investors, Inc. Second Amended and Restated Directors
           Deferred Compensation Plan (incorporated by reference to Exhibit 10.45 to the
           Quarterly Report on Form 10-Q of Health Care Property Investors, Inc. for the
           period ended September 30, 1997).
    10.9   Employment Agreement dated April 28, 1988 between Health Care Property
           Investors, Inc. and Kenneth B. Roath (incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K of Health Care Property Investors, Inc. for
           the year ended December 31, 1985).
    10.10  First Amendment to Employment Agreement dated April 28, 1988 between Health Care
           Property Investors, Inc. and Kenneth B. Roath (incorporated by reference to
           Exhibit 10.27 to the Annual Report on Form 10-K of Health Care Property
           Investors, Inc. for the year ended December 31, 1988).
    10.11  First Amendment to Employment Agreement dated February 1, 1990 between Health
           Care Property Investors, Inc. and Kenneth B. Roath (incorporated by reference to
           Appendix B to the Annual Report on Form 10-K of Health Care Property Investors,
           Inc. for the year ended December 31, 1990).
    10.12  Health Care Property Investors, Inc. Executive Retirement Plan (incorporated by reference to Exhibit 10.28 to the Annual Report on Form 10-K of Health Care
           Property Investors, Inc. for the year ended December 31, 1987).

10.13    Amendment No. 1 to Health Care Property Investors, Inc.
         Executive Retirement Plan (incorporated by reference to
         Exhibit 10.39 to the Annual Report on Form 10-K of Health
         Care Property Investors, Inc. for the year ended December
         31, 1995).
10.14 Revolving Credit Agreement dated as of October 22, 1997 among Health Care Property Investors, Inc., the bank named therein and The Bank of New York (incorporated by reference to Exhibit 10.37 to the Quarterly Report on Form 10-Q of
         Health Care Property Investors, Inc. for the period ended
         September 30, 1997).
10.15    $50,000,000 Revolving Credit Agreement dated as of October
         22, 1997 among Health Care Property Investors, Inc., the banks named therein and The Bank of New York (incorporated by reference to Exhibit 10.38 to the Quarterly Report on Form 10-Q of Health Care Property Investors, Inc. for the period ended September 30, 1997).
10.16    Stock Transfer Agency Agreement between Health Care Property
         Investors, Inc. and The Bank of New York dated as of July 1,
         1996 (incorporated by reference to Exhibit 10.40 to the Quarterly Report on Form 10-Q of Health Care Property
         Investors, Inc. for the period ended September 30, 1996).
10.17 Amended and Restated $45,000,000 Revolving Credit Agreement dated as of October 22, 1997 and amended and restated as of September 30, 1998 among Health Care Property Investors,
         Inc., the banks named therein and The Bank of New York and BNY Capital Markets, Inc. (incorporated by reference to
         Exhibit 10.1 to the Quarterly Report on Form 10-Q of Health
         Care Property Investors, Inc. for the period ended September
         30, 1998).
10.18 Amended and Restated $135,000,000 Revolving Credit Agreement dated as of October 22, 1997 and amended and restated as of September 30, 1998 among Health Care Property Investors,
         Inc., the banks named therein and The Bank of New York and BNY Capital Markets, Inc. (incorporated by reference to
         Exhibit 10.2 to the Quarterly Report on Form 10-Q of Health
         Care Property Investors, Inc. for the period ended September
         30, 1998).
12.1     Ratio of Earnings to Combined Fixed Charges and Preferred
         Stock Dividends of Health Care Property Investors, Inc.
21.1     List of subsidiaries of Health Care Property Investors, Inc.
         (incorporated by reference to Exhibit 21.1 to the Annual
         Report on Form 10-K of Health Care Property Investors, Inc.
         for the period ended December 31, 1998).
23.1     Consent of Arthur Andersen LLP.
23.2     Consent of Arthur Andersen LLP.
23.3     Consent of Ballard Spahr (included in Exhibit 5.1).
23.4     Consent of Latham & Watkins (included in Exhibit 8.1 and
         Exhibit 8.2).
23.5     Consent of Sullivan & Cromwell (included in Exhibit 8.3 and
         Exhibit 8.4).
23.6     Consent of Davis, Graham & Stubbs (included in Exhibit 8.5).

    23.7   Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
    23.8   Consent of Goldman, Sachs & Co.
    24.1   Power of Attorney (contained on page II-4).
    99.1   Form of Proxy Card for Special Meeting of Stockholders of Health Care Property
           Investors, Inc.
    99.2   Form of Proxy Card for Special Meeting of Stockholders of American Health
           Properties, Inc.

* This exhibit is identical in all material respects to 14 other documents except for the parties thereto. The parties to these other documents, other than Health Care Property Investors, Inc., were Boyer Centerville, LLC, Boyer Elko, LLC, Boyer Desert Springs, LLC, Boyer Grantsville, LLC, Boyer Ogden Medical, LP, Boyer Ogden II, LP, Salt Lake Industrial Clinic, LP, Boyer Springville, LLC, St. Marks I, LP, Saint Marks II, LP, Saint Marks II-McKay, LP, Iomega, LLC, and Primary Care Physicians, LLC.